As filed with the Securities and Exchange Commission on July 12, 2022.

Registration No. 333-259707

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Nexters Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	7371	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Nexters Inc.
55, Griva Digeni

3101, Limassol

Cyprus

Telephone: +35722580040

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates 850

Library Ave., Suite 204

Newark, DE 19711

Telephone: 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

J. David Stewart, Esq.

Latham & Watkins LLP

99 Bishopsgate

London, U.K., EC2M 2XF

Tel: (+44) (0)20 7710 1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-259707) (as amended, the “Registration Statement”) of Nexters Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on September 27, 2021, is being filed to amend and restate certain sections of the prospectus included as part of the Registration Statement in response to a comment letter we received from the SEC regarding our Post-Effective Amendment No. 2 to the Registration Statement. The following sections are amended and restated to provide further clarity: “Prospectus Summary,” “Risk Factors” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Major Shareholders.”

The information included in this filing amends this Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 3. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 12, 2022

PRELIMINARY PROSPECTUS

NEXTERS INC.

47,102,791 ORDINARY SHARES

7,750,000 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus relates to the offer and sale, from time to time, by the selling shareholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of: (i) up to 47,102,791 of our ordinary shares, no par value per share (the “ordinary shares”) issued to the Selling Securityholders, as described below (which includes up to 7,750,000 ordinary shares issuable upon the exercise of 7,750,000 of our warrants offered hereby issued to certain of the Selling Securityholders, as described below); and (ii) up to 7,750,000 of our warrants issued to certain of the Selling Securityholders, as described below.

On August 26, 2021, we consummated the transactions (the “Transactions”) contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of January 31, 2021, as amended on July 17, 2021 and August 11, 2021, by and among Nexters Inc. (“Nexters”), Kismet Acquisition One Corp. (“Kismet”), Kismet Sponsor Limited (the “Sponsor”), solely in its capacity as Kismet’s representative, Nexters Global Ltd. (“Nexters Global”), Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the representative of the shareholders of Nexters Global, and the shareholders of Nexters Global party thereto. As contemplated by the Business Combination Agreement, Kismet was merged into Nexters, with Nexters surviving the merger and the securityholders of Kismet (other than those who elected to redeem their Kismet ordinary shares) becoming securityholders of Nexters (the “Merger”), and Nexters acquired all of the issued and outstanding share capital of Nexters Global from the holders of Nexters Global’s share capital for a combination of cash and Nexters ordinary shares, such that Nexters Global became a direct wholly owned subsidiary of Nexters (the “Share Acquisition”).

The securities covered by this prospectus include (i) 5,000,000 Nexters ordinary shares issued to certain institutional investors in private placements pursuant to the PIPE Subscription Agreements (as defined herein) consummated in connection with the Transactions, (ii)(a) 6,750,000 Nexters ordinary shares issued to the Sponsor in connection with the Merger and (b) 5,000,000 Nexters ordinary shares issued to the Sponsor in a private placement pursuant to the A&R Forward Purchase Agreement (as defined herein) consummated in connection with the Transactions, and (iii) 22,602,791 Nexters ordinary shares issued to certain former shareholders of Nexters Global in connection with the Share Acquisition, (iv)(a) 5,125,000 Nexters warrants issued to the Sponsor in connection with the Merger and (b) 1,000,000 Nexters warrants issued to the Sponsor in a private placement pursuant to the A&R Forward Purchase Agreement consummated in connection with the Transactions, and (v) 1,625,000 Nexters warrants transferred by the Sponsor to certain institutional investors in private placements pursuant to the PIPE Subscription Agreements (as defined herein) consummated in connection with the Transactions. In addition, this prospectus relates to the offer and sale of up to 7,750,000 Nexters ordinary shares issuable by us upon exercise of 7,750,000 Nexters warrants offered hereby.

The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the sale of any securities by the Selling Securityholders, except with respect to amounts received by us upon exercise of the Nexters warrants to the extent such Nexters warrants are exercised for cash. See “Use of Proceeds.” We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “GDEV.” On February 25, 2022, the last reported sale price of our ordinary shares as reported on Nasdaq was $6.38 per share. Our warrants are listed on the Nasdaq under the symbol “GDEVW.” On February 25, 2022, the last reported sale price of our warrants as reported on Nasdaq was $0.71 per warrant. On February 28, 2022, Nasdaq imposed a suspension of trading in our ordinary shares and warrants; as of the date hereof, the suspension continues to remain in place.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated            , 2022

You should rely only on the information contained in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the Securities Exchange Commission, or the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus include important information about us, the ordinary shares and warrants issued by us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement or post-effective amendment to the registration statement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement or post-effective amendment to the registration statement, you should rely on the information contained in that particular prospectus supplement or post-effective amendment to the registration statement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

We and the Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by us and/or the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

Unless otherwise stated or the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Nexters Inc. and its subsidiaries, which prior to the Transactions was the business of Nexters Global Ltd. and its subsidiaries, and references to “Nexters” refer solely to Nexters Inc.

SELECTED DEFINITIONS

The following terms used in this document are defined below, unless the context otherwise requires:

“2021 ESOP” means the Company’s 2021 Employee Stock Option Plan adopted by the Company’s board of directors on November 16, 2021.

“A&R Forward Purchase Agreement” means the amended and restated Forward Purchase Agreement, dated as of January 31, 2021, by and among Kismet, Nexters and the Sponsor.

“Business Combination Agreement” means the Business Combination Agreement, dated as of January 31, 2021, as amended on July 17, 2021 and August 11, 2021, by and among Kismet, Nexters, the Sponsor, solely in its capacity as Kismet’s representative, Nexters Global, Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders representative, and the shareholders of Nexters Global party thereto.

“BVI” means British Virgin Islands.

“Closing” means the Merger Closing and the Share Acquisition Closing, collectively. “Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the BVI Business Companies Act, 2004 (as amended).

“Company” means Nexters Inc., a British Virgin Islands business company, and its consolidated subsidiaries. “Company Shareholders” means the shareholders of Nexters Global prior to the Closing.

“Company Shareholders Lock-Up Agreement” means the Lock-Up Agreement entered into by the Key Company Shareholders at the Share Acquisition Closing in connection with the Transactions.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

i

“Forward Purchase Agreement” means the forward purchase agreement dated August 5, 2020, by and among Kismet and Sponsor.

“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board.

“Insolvency Act” means the Insolvency Act, 2003 of the British Virgin Islands.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means Kismet’s initial public offering of Kismet units, consummated on August 10, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Company Shareholders” means, collectively, Andrey Fadeev, Boris Gertsovskiy and Everix Investments Limited, a private limited liability company domiciled in Cyprus.

“Kismet” means, prior to the Merger, Kismet Acquisition One Corp, a company incorporated under the laws of the British Virgin

Islands.

“Kismet founder shares” means the Kismet ordinary shares issued prior to the IPO.

“Lock-Up Agreements” means, collectively, the Company Shareholders Lock-Up Agreement and the Sponsor Lock-Up Agreement.

“Merger” means the merger of Kismet with and into Nexters, as a result of which the separate corporate existence of Kismet ceased, with Nexters will continuing as the surviving company, and the security holders of Kismet (other than security holders of Kismet who elected to redeem their Kismet ordinary shares) became security holders of Nexters.

“Merger Closing” means the closing of the Merger.

“Nasdaq” means the Nasdaq Global Market.

“Nexters” means Nexters Inc., a British Virgin Islands business company.

“Nexters Global” means Nexters Global Ltd., a private limited liability company domiciled in Cyprus, and its consolidated subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE” means the issuance and sale of newly issued Nexters ordinary shares to the PIPE Investors in private placements outside the United States in reliance on Regulation S under the Securities Act consummated substantially concurrently with the closing of the Transactions.

“PIPE Investors” means the investors in the PIPE.

“PIPE Subscription Agreements” means the subscription agreements, dated July 16, 2021, as amended, among Kismet, Nexters, the Sponsor and the investors named therein, relating to the PIPE.

“prospectus” means the prospectus included in this registration statement on Form F-1 (Registration No. 333-259707) filed with the SEC.

“Registration Rights Agreement” means the Registration Rights Agreement entered into by and among Nexters, the Key Company Shareholders and the Sponsor in connection with the Merger Closing.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share Acquisition” means the acquisition by Nexters all of the issued and outstanding share capital of Nexters Global in exchange for the payment, issue and delivery to the Company Shareholders of a combination of cash and Nexters ordinary shares, pursuant to which Nexters Global became a direct wholly owned subsidiary of Nexters.

“Share Acquisition Closing” means the closing of the Share Acquisition.

“Share Acquisition Closing Date” means the date of the Share Acquisition Closing, which occurred on August 26, 2021.

“Sponsor” means Kismet Sponsor Limited, a British Virgin Islands business company.

“Sponsor Lock-Up Agreement” means the Lock-Up Agreement entered into by the Sponsor at the Share Acquisition Closing in connection with the Transactions.

“Transactions” means the transactions contemplated by the Business Combination Agreement which, among other things, provided for the Merger, the Share Acquisition and, unless the context otherwise requires, the PIPE subscription financing.

“Warrant Agreement” means the warrant agreement governing Nexters’ outstanding warrants, comprising the warrant agreement, dated as of August 5, 2020, between Kismet and Continental Stock Transfer & Trust Company and the assignment, assumption and amendment agreement, dated as of August 25, 2021, by and among Kismet, Nexters and Continental Stock Transfer & Trust Company.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, any numerical discrepancies in any table between totals and sums of the amounts listed are due to rounding.

KEY PERFORMANCE METRICS

Throughout this prospectus, we provide a number of key performance metrics used by our management to manage our business. Our key performance metrics include the following:

●	“Daily Active Users,” or “DAUs,” defined as the number of individuals who played one of the Company’s games during a particular day.

●	“Monthly Active Users,” or “MAUs,” defined as the number of individuals who played a particular game in the 30-day period ending with the measurement date.

●	“Monthly Paying Users,” or “MPUs,” defined as the number of individuals who made a purchase of a virtual item at least once on a particular platform in the 30-day period ending with the measurement date.

●	“Monthly Payer Conversion,” defined as the total number of MPUs, divided by the number of MAUs.

●	“Average Bookings Per Paying User,” or “ABPPU,” defined as the Company’s total Bookings attributable to in-game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period.

●	“Bookings,” defined as sales contracts generated from in-game purchases and advertising in a given period.

For more information on each of these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics.”

INDUSTRY AND MARKET DATA

In this prospectus, we present industry data, information and statistics regarding the markets in which we compete as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with our own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and the Company’s management’s judgment where information is not publicly available. This information appears in “Summary of the Prospectus,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

TRADEMARKS

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements with respect to (i) our revenues, Bookings, performance, strategies, plans, prospects, forecasts and other aspects of our business, (ii) trends in the gaming industry, (iii) our target cohorts and user and the expected arrangement with them, (iv) our projected growth opportunities, including relative to its competitors and (v) other statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future.

Such statements are based on current expectations that are subject to risks and uncertainties. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this prospectus are based our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. Forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions. Many factors could cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements in this prospectus, including among other things:

●	our ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities;

●	our failure to realize anticipated benefits of the Transactions or to realize estimated pro forma results and underlying assumptions;

●	our potential inability to achieve our projected Bookings growth and scale its platform;

●	our potential inability to maintain our current revenue stream and its relationships with players and advertisers;

●	our potential inability to become a consolidator in the gaming industry;

●	the enforceability of our intellectual property and protection of our proprietary information;

●	the risk to our business, operations and plans if internal processes and information technology systems are not properly maintained and risks associated with our operational reliance on third parties, including third-party platforms and infrastructure;

●	the risk to our business, operations and plans from cyber-attacks or other privacy or data security incidents;

●	the ability to maintain the listing of our securities on a national securities exchange;

●	changes in the competitive and regulated industries in which we operate, variations in operating performance across competitors, changes in laws and regulations (including data privacy, cybersecurity and tax laws and regulations) affecting our business and changes in our capital structure;

●	the risk of downturns and a changing regulatory landscape in the highly competitive industry in which the we operate;

●	the effect of global epidemics and contagious disease outbreaks, including COVID-19, and public perception thereof;

●	risks relating to our Bookings derived from players located in Russia;

●	the ongoing suspension of trading in our securities on Nasdaq and their potential delisting;

●	volatility in the price of our securities; and

●	the other matters described in the section titled “Risk Factors.”

v

The foregoing list of factors is not exhaustive. The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We will not and do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Unless otherwise stated or the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Nexters Inc. and its subsidiaries, which prior to the Transactions was the business of Nexters Global Ltd. and its subsidiaries, and references to “Nexters” refer solely to Nexters Inc.

The Company

We build mobile, web and social games for millions of players to enjoy globally. We are one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases in 2021, net of platform fees, according to data provided by AppMagic. Our games are free to play, and we continuously innovate our games to provide novel, curated in-game content to our users at optimal points in their game journeys.

Our core product offering, Hero Wars, offers a suite of games across mobile, social and web-based platforms and has, since its launch in 2016, evolved into a well-recognized global gaming franchise in the RPG genre, with 5.5 million MAUs across more than 75 countries in 2021. As of December 31, 2021, Hero Wars ranked 5th on Android and 16th on iOS according to the top grossing charts in the United States. Additionally, Hero Wars was recognized as the top mobile game by consumer spend in Russia in 2021 according to AppMagic.

Continuous improvements in game content and focus on customer engagement has allowed us to monetize on the popularity of our games and achieve attractive key performance metrics. In particular, between 2018 and 2021, we achieved thirteen times’ growth in Bookings, with a growth of 26% in 2021 compared to 2020. We benefit from predictable cohorts and a loyal base of core players, which supports our ability to sustain our monetization per user. In the year ended December 31, 2021, cohorts from previous periods accounted for approximately 55% of our Bookings. Average bookings per paying user (ABPPU) remained relatively stable in the year ended December 31, 2021, at $123 in comparison to $126 in the previous year.

Since our formation over ten years ago, we have developed a sizeable built-to-scale platform, enabling us to streamline content development and offering a value-enhancing opportunity for potential newly acquired games and companies.

Our platform is designed to enable us to release one to two new titles per year via parallel-track prototyping and development. In 2021, we released two new titles in the casual genre: Chibi Island, a farm and adventure game, and Island Questaway, a farm and puzzle game. Furthermore, in October 2021, we released the web version of Throne Rush, our popular fantasy strategy mid-core game.

Our headquarters are in Cyprus. As of December 31, 2021, we had 809 employees. Our revenue for the year ended December 31, 2021 was $434 million and our Bookings1 for the same period was $562 million. We recorded net cash flows generated from operating activities of $105.5 million for the year ended December 31, 2021. Our loss net of tax for the year ended December 31, 2021 was $117.4 million compared to loss of $751 thousand for the previous year.

1       For a definition of Bookings, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Bookings.”

Corporate Information

Nexters Inc., or “Nexters”, is a business company incorporated under the laws of the British Virgin Islands on January 27, 2021. Nexters was formed for the sole purpose of effectuating the Transactions contemplated by the Business Combination Agreement, including the merger of Kismet Acquisition One Corp. (“Kismet”) into Nexters and the acquisition by Nexters of all the issued and outstanding share capital of Nexters Global Ltd. (“Nexters Global”). The Transactions were consummated on August 26, 2021.

Prior to the Transactions, Nexters had no material assets and did not conduct any material activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings. Upon the closing of the Transactions, Nexters became the direct parent of Nexters Global, a developer of mobile, web, and social games.

The principal executive office of Nexters is 55, Griva Digeni, 3101, Limassol, Cyprus, and the telephone number of Nexters is +35722580040. The website address of Nexters is: https://nexters.com. The information contained on the website does not form a part of, and is not incorporated by reference into, this prospectus.

Recent Developments

Recently, in response to geopolitical developments between Russia and Ukraine, a number of governments, including those of the United States, United Kingdom and European Union, have adopted new sanctions on specified persons and entities in Russia, including the Central Bank of Russia, and new export controls affecting specific, sensitive technologies. The ambit and the level of the sanctions have become increasingly severe as the conflict between those countries continues to escalate. To date, none of Nexters, any of our subsidiaries, any members of our board of directors or management or any of our principal shareholders is a target of these sanctions.

Prompted by the newly imposed sanctions, on February 28, 2022, Nasdaq and the New York Stock Exchange imposed a suspension of trading in securities of a number of companies with operations in Russia, including Nexters, which suspension currently remains in place.

Nexters has been in regular communication with representatives of Nasdaq since the imposition of the suspension of trading in an effort to lift the suspension on the basis of the Company’s limited nexus to Russia and Russian country risk:

●	Nexters’ principal executive offices are situated in Cyprus and the greater majority of its directors, officers and strategic personnel are domiciled in Cyprus, other European Union countries or the United Kingdom;

●	all of Nexters’ vital infrastructure, including its servers and licenses, are either located in the European Union or held by Nexters Inc., incorporated in the British Virgin Islands, or Nexters Global, formed in Cyprus;

●	Nexters’ revenues derived from the Former Soviet Union countries, including Russia, historically represent an increasingly diminishing fraction of its total worldwide revenues, at 13.3%, 14.9% and 20.3% for the years ended December 31, 2021, 2020 and 2019, respectively; and

●	Nexters’ expenses incurred in Russia are substantially limited and relate only to costs of personnel and office rental space.

While the Company remains hopeful that Nasdaq will agree with its conclusions and lift the suspension of trading in its securities, there can be no assurance that Nasdaq will not ultimately decide to formally delist the Company’s securities.

Our board of directors has determined that it is in the best interests of the Company, our player community and our investors to eliminate – to the maximum extent possible within the Company’s control – our exposure to country risks related to Russia, and has developed plans to implement this strategy. To this end, we have established, with the support of our board of directors, an internal committee focused on the relocation of critical personnel still located in Russia, Ukraine and Belarus, with the ultimate goal of relocating the vast majority of critical personnel within the next few months to Cyprus, Armenia and certain other “safe-harbor” countries. Furthermore, as a part of the strategic plan to eliminate the Company’s exposure to Russia, our board of directors resolved on July 11, 2022 to divest the Company of its Russia-based subsidiaries in their entirety, as we do not consider them to be vital to our business operations.

On June 29, 2022, the Company announced changes to its headcount due to a number of economic, industry, geopolitical and company-related factors. The announced changes will impact 235 employees located in Russia, Cyprus, Turkey, Armenia, Georgia and other countries. Nexters considers these measures to be necessary in light of the aforementioned factors, yet sufficient for the Company's further successful operation and execution of its organic and inorganic growth strategy.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An emerging growth company may take advantage of specified exemptions from various requirements that are otherwise applicable generally to U.S. public companies. These provisions include:

●	an exemption that allows the inclusion in an initial public offering registration statement of only two years of audited financial statements and selected financial data and only two years of related disclosure;

●	reduced executive compensation disclosure;

●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved;

●	an exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements; and

●	an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the assessment of the emerging growth company’s internal control over financial reporting.

The JOBS Act also permits an emerging growth company such as us to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have elected to use this extended transition period to enable us to comply with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i)  are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to take advantage of some but not all of these reduced reporting burdens.

We will remain an emerging growth company until the earliest of:

●	the last day of our fiscal year during which we have total annual revenue of at least $1.07 billion;

●	the last day of our fiscal year following the fifth anniversary of the closing of the Business Combination;

●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

●	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

In addition, we report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the rules that allow us to follow BVI law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, also are exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

●	the majority of our executive officers or directors are U.S. citizens or residents;

●	more than 50% of our assets are located in the United States; or

●	our business is administered principally in the United States.

Summary of Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. These risks include, but are not limited to, the following:

●	We rely on third-party platforms, such as the iOS App Store, Facebook, and Google Play Store, to distribute our games and collect revenues, and such platforms may adversely change their policies.

●	Our core game offering, Hero Wars, generates a substantial portion of our revenue.

●	A small percentage of total users have generated a majority of our revenues.

●	Our free-to-play business model, and the value of virtual items sold in our games, is highly dependent on how we manage the game revenues and pricing models.

●	We may be unable to successfully develop new games.

●	We operate in a highly competitive industry with low barriers to entry.

●	Legal or regulatory restrictions or proceedings could adversely impact our business and limit the growth of our operations.

●	Security breaches or other disruptions could compromise our information or the information of our players and expose us to liability.

●	Our inability to protect our intellectual property and proprietary information could adversely impact our business.

●	Our use of open source software in connection with certain of our games, may pose particular risks to our proprietary software, games and services in a manner that could have a negative impact on our business.

●	We face added business, political, regulatory, operational, financial and economic risks as a result of our operations and distribution in a variety of countries.

●	We have no controlling shareholders, however, the loss of one or more of our largest shareholders could significantly harm our business.

●	In connection with the preparation of Nexters Inc.’s consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and of Nexters Global’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, we identified material weaknesses in our internal controls over financial reporting.

●	A delisting of our ordinary shares from Nasdaq could have materially adverse effects on our business, financial condition and results of operations.

●	Sales of a substantial number of our ordinary shares in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our ordinary shares to fall.

●	The price of our ordinary shares and warrants may be volatile.

SUMMARY TERMS OF THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our ordinary shares and warrants.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” of this prospectus.

Resale of Ordinary Shares

Ordinary shares offered by the Selling Securityholders	up to 47,102,791 of ordinary shares of Nexters, no par value per share, comprising:
• up to 5,000,000 ordinary shares issued in the PIPE;
• up to 5,000,000 ordinary shares issued to the Sponsor in a private placement;
• up to 6,750,000 ordinary shares issued to the Sponsor in the Merger;
• up to 22,602,791 ordinary shares issued to certain former shareholders of Nexters Global in the Share Acquisition; and
• up to 7,750,000 ordinary shares issuable upon the exercise of up to 7,750,000 warrants offered hereby.
Warrants offered by the Selling Securityholders	up to 7,750,000 warrants of Nexters, comprising:
• 5,125,000 Nexters warrants issued to the Sponsor in connection with the Merger;
• 1,000,000 warrants issued to the Sponsor in a private placement; and
• 1,625,000 warrants transferred by to the Sponsor to the PIPE Investors in private placements.
Ordinary shares issued and outstanding	196,523,101
Ordinary shares outstanding and on a fully diluted basis assuming the exercise of all outstanding warrants and options	216,893,101
Use of proceeds	All of the ordinary shares and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.
However, we will receive up to an aggregate of $89,125,000 from the exercise of warrants being offered for sale in this prospectus, assuming the exercise of all 7,750,000 of such warrants for cash at an exercise price of $11.50 per ordinary share.
Lock-up restrictions	Certain of our shareholders are subject to certain restrictions on transfer until the termination of applicable lock- up periods. See “Securities Eligible for Future Resale—Lock-Up Agreements.”
Dividend policy	Nexters has never declared or paid any cash dividends. Nexters’ board of directors will consider whether or not to institute a dividend policy. It is presently intended that Nexters will retain its earnings for use in business operations and, accordingly, it is not anticipated that Nexters’ board of directors will declare dividends in the foreseeable future. Nexters has not identified a paying agent. See “Dividend Policy.”
Risk factors	Investing in our ordinary shares involves a high degree or risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.
Market for our ordinary shares and warrants	Our ordinary shares and warrants are listed on the Nasdaq under the symbols “GDEV” and “GDEVW”, respectively.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to the Company’s Business and Operations

We rely on third-party platforms, such as the iOS App Store, Facebook, and Google Play Store, to distribute our games and collect revenues generated on such platforms and rely on third-party payment service providers to collect revenues generated on our own platforms.

Our games are primarily accessed and operated through Apple, Facebook, Google, Xsolla and Huawei, which also serve as significant online distribution platforms for our games. Substantially all of the virtual items that we or our distributors sell to paying players are purchased using the payment processing systems of these platforms. Consequently, our prospects and expansion depend on our continued relationships with these providers, and any other emerging platform providers that are widely adopted by our target players. We and our distributors are subject to the standard terms and conditions of these platform providers for application developers, which govern the content, promotion, distribution, operation of games and other applications on their platforms, as well as the terms of the payment processing services provided by the platforms, and which the platform providers can change unilaterally with little or no notice. Our business would be harmed if:

●	the platform providers discontinue or limit our or our distributors’ access to their platforms;

●	governments or private parties, such as internet providers, impose bandwidth restrictions or increase charges or restrict or prohibit access to those platforms;

●	the platforms increase the fees they charge us or our distributors;

●	the platforms modify their algorithms, communication channels available to developers, respective terms of service or other policies;

●	the platforms decline in popularity;

●	the platforms adopt changes or updates to their technology that impede integration with other software systems or otherwise require us to modify our technology or update our games in order to ensure players can continue to access our games and content with ease;

●	the platforms elect or are required to change how they label free-to-play games or take payment for in-game purchases;

●	the platforms block or limit access to the genres of games that we or our distributors provide in any jurisdiction;

●	the platforms impose restrictions or spending caps or make it more difficult for players to make in-game purchases of virtual items;

●	the platforms change how the personal information of players is made available to developers or develop or expand their own competitive offerings; or

●	we or our distributors are unable to comply with the platform providers’ terms of service.

If our platform providers do not perform their obligations in accordance with our platform agreements, we could be adversely impacted. For example, in the past, some of these platform providers have been unavailable for short periods of time, unexpectedly changed their terms and conditions, or experienced issues with their features that permit our players to purchase virtual items.

Additionally, we rely on Xsolla, a third-party online payment service provider, to process any payments generated on games accessed and operated on our own proprietary platform. If this third-party service provider is unable to process payments, even for a short period of time, our business would be harmed. These platforms and our third-party online payment service provider may also experience security breaches or other issues with their functionalities, which could expose us to data breaches and could result in negative publicity, loss of customer confidence, fines from regulators and exposure to litigation. In addition, if we do not adhere to the terms and conditions of our platform providers, the platform providers may take actions to limit the operations of, suspend or remove our games from the platform, and/or we may be exposed to liability or litigation. For example, in August 2020, Epic Games, Inc., or Epic Games, attempted to bypass Apple and Google’s payment systems for in-game purchases with an update that allowed users to make purchases directly through Epic Games in its game, Fortnite. Apple and Google promptly removed Fortnite from their respective app stores, and Apple filed a lawsuit seeking injunctive relief to block the use of Epic Games’ payment system and seeking monetary damages to recover funds made while the updated version of Fortnite was active.

If any events described above or similar to those described above were to occur on a short-term or long-term basis, or if these third-party platforms and our online payment service provider otherwise experience issues that impact the ability of players to download or access our games, access social features, or make in-game purchases, they could have a material adverse effect on our brands and reputation, as well as our business, financial condition and results of operations.

Our core game offering, Hero Wars, generates a substantial portion of our revenue. There can be no assurance as to the continued success of Hero Wars, and we may be unable to offset any declines in revenues from Hero Wars.

Our business is primarily dependent on the success of a single core game offering, Hero Wars, and on our ability to consistently enhance and improve it, as well as our other games that achieve popularity. Historically, we have depended on Hero Wars for a majority of our revenues and we expect that this dependency will continue for the foreseeable future. For the years ended December 31, 2021, 2020 and 2019, Hero Wars generated approximately 99%, 98% and 87%, respectively, of our revenues for each period. For a game to remain popular and to retain players, we must constantly enhance, expand and upgrade the game with new features, offers, and content that players find attractive. As a result, each of our games require significant product development, marketing and other resources to develop, launch and sustain popularity through regular upgrades, expansions and new content, and such costs on average have increased over time. Even with these investments, we may experience sudden declines in the popularity of Hero Wars or any of our other games and fluctuations in the number of daily average users and monthly average users.

A small percentage of total users have generated a majority of our revenues, and we may be unable to attract new paying or retain existing paying users and maintain their spending levels.

Revenues of free-to-play games typically rely on a small percentage of players who spend moderate or large amounts of money in games to receive special advantages, levels, access and other features, offers, or content. The vast majority of users play free of charge or only occasionally spend money in games. As a result, compared to all users who play our games in any period, only a small percentage of such users were paying users. For example, for the year ended December 31, 2021, our Monthly Payer Conversion was 6.1%. In addition, a large percentage of our revenues comes from a small subset of these paying users. For example, for the year ended December 31, 2021, 122 thousand, or 10% of our total number of the annual paying users, generated 84% of our Bookings, while for the year ended December 31, 2020, 98 thousand, or 10% of our total number of annual paying users, generated 83% of our Bookings. The growth in the number of high paying users was 24% over the same period. Because many users do not generate revenues, and each paying user does not generate an equal amount of revenues, it is particularly important for us to retain the small percentage of paying users and to maintain or increase their spending levels. There can be no assurance that we will be able to continue to retain paying users or that paying users will maintain or increase their spending. If we fail to attract and retain a significant number of new and existing players to our games or if we experience a reduction in the number of players of our most popular games or any other adverse developments relating to our most popular games occur, our market share and reputation could be harmed and there could be a material adverse effect on our business, financial condition and results of operations. It is possible that we could lose more paying users than we gain in the future, which would cause a decrease in the monetization of our games and could have a material adverse effect on our business, financial condition and results of operations.

We invest in new user acquisition and rely on monetization strategies to convert users to paying users, retain our existing paying users and maintain or increase the spending levels of our paying users. If our investments on new user acquisition and monetization strategies do not produce the desired results, we may fail to attract, retain or monetize users and may experience a decrease in spending levels of existing paying users, any of which would result in lower revenues for our games and could have a material adverse effect on our business, financial condition and results of operations.

We believe that the key factors in attracting and retaining paying users include our ability to enhance existing games and game experiences in ways that are specifically appealing to paying users. These abilities are subject to various uncertainties, including but not limited to:

●	our ability to provide an enhanced experience for paying users without adversely affecting the gameplay experience for non-paying users;

●	our ability to continually anticipate and respond to changing user interests and preferences generally and to changes in the gaming industry;

●	our ability to timely and adequately react in case of general rise of user discontent with our games or any of their existing or new features, including any coordinated actions by paying users;

●	our ability to compete successfully against a large and growing number of industry participants with essentially no barriers to entry;

●	our ability to hire, integrate and retain skilled personnel;

●	our ability to increase penetration in, and enter into new, demographic markets;

●	our ability to achieve a positive return on our user acquisition and other marketing investments and to drive organic growth; and

●	our ability to minimize and quickly resolve bugs or outages.

Some of our users also depend on our customer support organization to answer questions relating to our games. Our ability to provide high-quality effective customer support is largely dependent on our ability to attract, resource, and retain employees who are not only qualified to support our users, but are also well versed in our games. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could harm our reputation and adversely affect our ability to sell virtual items within our games to existing and prospective users.

If we are unable to maintain or increase our customer base or engagement, or effectively monetize our customer base’s use of our products and offerings, our revenue and financial results may be adversely affected. Any decrease in customer retention, growth or engagement, including player liquidity, could render our products less attractive to customers, which is likely to have a material and adverse impact on our revenue, business, financial condition and results of operations. If our active player growth rate slows, we will become increasingly dependent on our ability to maintain or increase levels of player engagement and monetization in order to drive revenue growth.

If we are unable to attract and retain users, especially paying users, it would have a material adverse effect on our business, financial condition and results of operations.

We utilize a free-to-play business model, which depends on players making optional in-game purchases, and the value of the virtual items sold in our games is highly dependent on how we manage the game revenues and pricing models.

Our games are available to players free of charge, and we generate the majority of our revenues from the sale of virtual items when players make voluntary in-game purchases. For example, in each of the years ended December 31, 2021, 2020 and 2019, we derived 93.7%, 94.2% and 95.1%, respectively, of our revenues from in-game purchases.

Paying users usually spend money in our games because of the perceived value of the virtual items that we offer for purchase. The perceived value of these virtual items can be impacted by various actions that we take in the games, such as offering discounts, giving away virtual items in promotions or providing easier non-paid means to secure such virtual items. If we fail to manage our game economies properly, players may be less likely to spend money in the games, which could have a material adverse effect on our business, financial condition and results of operations.

Unrelated third parties have developed, and may continue to develop, “cheats” or guides that enable players to advance in our games or result in other types of malfunction, which could reduce the demand for in-game virtual items. In particular, for our games where players play against each other, such as our Hero Wars game, there is a higher risk that these “cheats” will enable players to obtain unfair advantages over those players who play fairly, and harm the experience of those players. Additionally, these unrelated third parties may attempt to scam our players with fake offers for virtual items or other game benefits. These scams may harm the experience of our players, disrupt the economies of our games and reduce the demand for our virtual items, which may result in increased costs to combat such programs and scams, a loss of revenues from the sale of virtual items and a loss of players. As a result, players may have a negative gaming experience and be less likely to spend money in the games, which could have a material adverse effect on our business, financial condition and results of operations.

Our inability to complete acquisitions and integrate any acquired businesses successfully could limit our growth or disrupt our plans and operations.

We believe that acquisitions may be one of the sources of growth in the near future. As part of our broader mergers and acquisition strategy, in September 2021 we launched our first program, Nexters Boost, to identify and support new or small game makers in their early stages of development and growth. Our ability to succeed in implementing our strategy will depend to some degree upon our ability to identify quality games and businesses and complete commercially viable acquisitions. We can provide no assurance that acquisition opportunities will be available on acceptable terms or at all, or that we will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions. In some cases, the costs of such acquisitions may be substantial and there is no assurance that the time and resources expended in pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful.

Furthermore, our ability to successfully grow through these types of transactions also depends upon our ability to identify, negotiate, complete and integrate suitable target businesses, technologies and products and to obtain any necessary financing, and is subject to numerous risks, including:

●	failure to identify acquisition, investment or other strategic alliance opportunities that we deem suitable or available on favorable terms;

●	problems integrating acquired businesses, technologies or products, including issues maintaining uniform standards, procedures, controls and policies;

●	the availability of funding sufficient to meet increased capital needs;

●	unanticipated costs associated with acquisitions, investments or strategic alliances;

●	adverse impacts on our overall margins;

●	diversion of management’s attention from the day-to-day operations of our existing business;

●	the ability to retain or hire qualified personnel for expanded operations and the potential loss of key employees of acquired businesses; and

●	increased legal and accounting compliance costs.

In addition, the expected cost synergies associated with such acquisitions may not be fully realized in the anticipated amounts or within the contemplated timeframes, which could result in increased costs and have an adverse effect on our prospects, results of operations, cash flows and financial condition. We would expect to incur incremental costs and capital expenditures related to integration activities. Acquisition transactions may also disrupt our ongoing business, as the integration of acquisitions would require significant time and focus from management and might delay the achievement of our strategic objectives. For example, on February 4, 2021, we acquired Nexters Online (formerly known as NX Online LLC) and Nexters Studio (formerly known as NX Studio LLC), two Russian game development studios. On December 9, 2021, we also acquired 70% of the voting shares in Game Positive LLC, another Russian development studio. Furthermore, on January 25, 2022, we entered into share purchase agreements to acquire 100% of the issued share capital of Gracevale Limited, the parent company of Cubic Games, the developer and publisher of the mobile first-person shooter 8game Pixel Gun 3D. In order to successfully integrate these companies’ operations into ours, we will need to align their accounting, corporate governance and other policies with our own internal structures, consistent with those of a public company. To the extent that we are unable to efficiently integrate these companies into ours, there may be a material adverse effect on our business, financial condition and result of operations. Furthermore, we are still in the early stages of developing our production center with Nexters Boost, where we will leverage our expertise to search for and potentially make monetary investments in new projects of other game developers. If we are unable to identify or adequately assess the quality of potential new projects or properly manage the cost of our investments, or if our investments do not prove to be successful due to various reasons outside of our control (including without limitation, due to market conditions, actions of our counterparties or regulatory requirements), we may not realize the expected benefit, incur increased costs or suffer reputational damage, which may lead to a material adverse effect on our business, financial condition and result of operations.

If we are unable to identify suitable target businesses, technologies or products, or if we are unable to successfully integrate any acquired businesses, technologies and products effectively, we may not realize the expected benefits, and our business, financial condition and results of operations could be materially and adversely affected, and we can provide no assurances that we will be able to adequately supplement any such inability to successfully acquire and integrate with organic growth. Also, while we employ several different methodologies to assess potential business opportunities, the businesses we may acquire may not meet or exceed our expectations.

Furthermore, we may target or maintain a noncontrolling interest in companies as part of our acquisition strategy. Acquisitions of interests in companies in which we share or have no control, and the dilution of our interests in or a further reduction of our control of companies, will involve additional risks that could cause the performance of our interests and our operating results to suffer, including:

●	the management teams or other equity or debt holders of these companies having economic or business interests or objectives that are different from ours, and

●	these companies not taking our advice with respect to the financial or operating issues they may encounter.

Our inability to control companies in which we have a noncontrolling interest also could prevent us from assisting them, financially or otherwise, or could prevent us from liquidating our interests in them at a time or at a price that is favorable to us. Additionally, these companies may not act in ways that are consistent with our business strategy. These factors could hamper our ability to maximize returns on our interests and cause us to incur losses on our interests in these companies.

If we fail to develop or acquire new games that achieve broad popularity, we may be unable to attract new players or retain existing players, which could negatively impact our business.

Developing or acquiring new games that achieve broad popularity is vital to our continued growth and success. Our ability to successfully develop or acquire new games and their ability to achieve broad popularity and commercial success depends on a number of factors, including our ability to:

●	attract, retain and motivate talented game designers, product managers and engineers;

●	identify, acquire or develop, sustain and expand games that are fun, interesting and compelling to play over long periods of time;

●	effectively market new games and enhancements to our new and existing players;

●	achieve viral organic growth and gain customer interest in our games;

●	minimize launch delays and cost overruns on new games and game expansions;

●	minimize downtime and other technical difficulties;

●	adapt to player preferences;

●	expand and enhance games after their initial release;

●	partner with mobile platforms;

●	maintain a quality social game experience; and

●	accurately forecast the timing and expense of our operations.

These and other uncertainties make it difficult to know whether we will succeed in continuing to develop or acquire successful games and launch new games that achieve broad popularity. If we are unable to successfully acquire new games or develop new games in-house, it could have a material effect on our pipeline and negatively affect our growth and results of operations.

We operate in a highly competitive industry with low barriers to entry, and our success depends on our ability to effectively compete.

The mobile gaming industry is a rapidly evolving industry with low barriers to entry, and we expect more companies to enter the industry and a wider range of competing games to be introduced. As a result, we are dependent on our ability to successfully compete against a large and growing number of industry participants. In addition, the market for our games is characterized by rapid technological developments, frequent launches of new games and enhancements to current games, changes in player needs and behavior, disruption by innovative entrants and evolving business models and industry standards. As a result, our industry is constantly changing games and business models in order to adopt and optimize new technologies, increase cost efficiency and adapt to player preferences. Our competitors may adapt to an emerging technology or business model more quickly or effectively, developing products and games or business models that are technologically superior to ours, more appealing to consumers, or both. Potential new competitors could have significant resources for developing, enhancing or acquiring games and gaming companies, and may also be able to incorporate their own strong brands and assets into their games or distribution of their games. We also face competition from a vast number of small companies and individuals who may be successful in creating and launching games and other content for these devices and platforms using relatively limited resources and with relatively limited start-up time or expertise. New game developers enter the gaming market continuously, some of which experience significant success in a short period of time. A significant number of new titles are introduced each day.

In addition, the high ratings of our games on the platforms on which we operate are important as they help drive users to find our games. If the ratings of any of our games decline or if we receive significant negative reviews that result in a decrease in our ratings, our games could be more difficult for players to find or recommend. In addition, we may be subject to negative review campaigns or defamation campaigns intended to harm our ratings. This could lead to loss of users and revenues, additional advertising and marketing costs, and reputation harm.

Additionally, if our platform providers were to develop competitive offerings, either on their own or in cooperation with one or more competitors, our growth prospects could be negatively impacted. For example, in September 2019, Apple launched its own video game subscription service, Apple Arcade, which includes a catalogue of game offerings that may compete with our games. Increased competition and success of other brands, genres, business models and games could result in, among other things, a loss of players, or negatively impact our ability to acquire new players cost-effectively, which could have a material adverse effect on our business, financial condition and results of operations.

Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future business partners or third-party software providers. By doing so, these competitors may increase their scale, their ability to meet the needs of existing or prospective players and compete for similar human resources. If we are unable to compete effectively, successfully and at a reasonable cost against our existing and future competitors, our results of operations, cash flows and financial condition would be adversely impacted.

Our ability to successfully attract in-game advertisers depends on our ability to design an attractive advertising model that retains players.

While the vast majority of our revenues are generated by in-game purchases, a portion of our revenues are generated from the sale of in- game advertisements. For example, in each of the years ended December 31, 2021, 2020 and 2019, we derived 6.3% 5.8% and 4.9%, respectively, of our revenues from in-game advertising. If we are unable to attract and maintain a sufficient player base or otherwise fail to offer attractive in-game advertising models, advertisers may not be interested in purchasing such advertisements in our games, which could adversely affect our revenues from in-game advertising. Alternatively, if our advertising inventory is unavailable and the demand exceeds the supply, this limits our ability to generate further revenues from in-game advertising, particularly during peak hours and in key geographies. Further, a full inventory may divert advertisers from seeking to obtain advertising inventory from us in the future, and thus deprive us of potential future in- game advertising revenues. This could have a material adverse effect on our reputation and our business, financial condition and results of operations.

In addition, if we include in-game advertising in our games that players view as excessive, such advertising may materially detract from players’ gaming experiences, thereby creating player dissatisfaction, which may cause us to lose players and revenues, and negatively affect the in-game experience for players making purchases of virtual items in our games.

If we develop new games that achieve success, it is possible that these games could divert players of our other games without growing the overall size of our network, which could harm our results of operations.

As we develop new games, it is possible that these games could cause players to reduce their playing time and purchases in our other existing games without increasing their overall playing time or purchases. In addition, we also may cross-promote our new games in our other games, which could further encourage players of existing games to divert some of their playing time and spending on existing games. If new games do not grow or generate sufficient additional revenues to offset any declines in purchases from our other games, our revenues could be materially and adversely affected.

Changes to digital platforms’ rules, including those relating to “loot boxes,” or the potential adoption of regulations or legislation impacting loot boxes, could require us to make changes to some of our games’ economies or design, which could negatively impact the monetization of these games, thereby reducing our revenues.

In December 2017, Apple updated its terms of service to require publishers of applications that include “loot boxes” to disclose the odds of receiving each type of item within each loot box to customers prior to purchase. Google similarly updated its terms of service in May 2019.

Loot boxes are a commonly used monetization technique in free-to-play mobile games in which a player can acquire a virtual loot box, but the player does not know which virtual item(s) he or she will receive (which may be a common, rare or extremely rare item, and may be a duplicate of an item the player already has in his or her inventory) until the loot box is opened. The player will always receive one or more virtual items when he or she opens the loot box. In the event that Apple, Google, or any of our other platform providers changes its developer terms of service to include more onerous requirements or if any of our platform providers were to prohibit the use of loot boxes in games distributed on its digital platform, we would be required to redesign the economies of the affected games in order to continue distribution on the impacted platforms, which would likely cause a decline in the revenues generated from these games and require us to incur additional costs.

In addition, there are ongoing academic, political and regulatory discussions in the United States, Europe, Australia and other jurisdictions regarding whether certain game mechanics, such as loot boxes, should be subject to a higher level or different type of regulation than other game genres or mechanics to protect consumers, in particular minors and persons susceptible to addiction, and, if so, what such regulation should include. Additionally, loot box game mechanics have been the subject of increased public discussion – for example, the Federal Trade Commission, or FTC, held a public workshop on loot boxes in August 2019, and at least one bill has been introduced in the U.S. Senate that would regulate loot boxes in games marketed toward players under the age of 18. In addition, the United Kingdom’s Department for Digital, Culture, Media and Sport in September 2020 launched a call for evidence into the impact of loot boxes on in-game spending and gambling-like behavior, and politicians have cited loot boxes as an example of recent technology innovation where government regulation is needed. In October 2020, a Netherlands district administrative court upheld an administrative order by the Dutch gambling authority demanding that Electronic Arts remove certain loots boxes from one of its games because they violated Dutch gambling laws and recommended a maximum fine of 10 million euros for non-compliance with the administrative order. For the first time, the Dutch district administrative court ruled that virtual items can constitute a prize for purposes of gambling legislation. While no other court has adopted a similar definition of prize and there has been opposition to the idea that virtual items can be prizes under gambling laws from the European Parliament and others, it is possible that other courts or regulatory agencies will adopt similarly broad definitions of prize. Additionally, after being restricted in Belgium and the Netherlands, the United Kingdom House of Lords has recently issued a report recommending that loot boxes be regulated within the remit of gambling legislation and regulation.

In some of our games, certain mechanics may be deemed to be loot boxes. New regulations by the FTC, U.S. states or other international jurisdictions, which may vary significantly across jurisdictions and with which we may be required to comply, could require that these game mechanics be modified or removed from games, increase the costs of operating our games due to disclosure or other regulatory requirements, impact player engagement and monetization, or otherwise harm our business performance. It is difficult to predict how existing or new laws may be applied to these or similar game mechanics. If we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources, to modify our games or to discontinue game offerings in certain jurisdictions, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business, financial condition or results of operations.

Our online offerings are part of new and evolving industries, which presents significant uncertainty and business risks.

The online gaming and interactive entertainment industries are relatively new and continue to evolve. Whether these industries grow and whether our online business will ultimately succeed, will be affected by, among other things, developments in social networks, mobile platforms, legal and regulatory developments (such as the passage of new laws or regulations or the extension of existing laws or regulations to online gaming and related activities), taxation of gaming activities, data and information privacy and payment processing laws and regulations, and other factors that we are unable to predict and which are beyond our control. Given the dynamic evolution of these industries, it can be difficult to plan strategically, including as it relates to product launches in new or existing jurisdictions that may be delayed or denied, and it is possible that competitors will be more successful than we are at adapting to change and pursuing business opportunities. Additionally, as the online gaming industry advances, including with respect to regulation in new and existing jurisdictions, we may become subject to additional compliance- related costs, including as it relates to licensing and taxes. For example, we have recently received a notification from regulatory authorities in Vietnam that we should obtain certain licenses in order to able to continue offering our games in Vietnam. There can be no assurance that we will be not required to cease offering our games on certain platforms in Vietnam pending receipt of the relevant licenses. Consequently, we cannot provide assurance that our online and interactive offerings will grow at the rates expected, or be successful in the long term. If our products do not obtain popularity or maintain popularity, or if they fail to grow in a manner that meets its expectations, or if we cannot offer our product offerings in particular jurisdictions that may be material to our business, our business, results of operations and financial condition could be harmed.

The recent COVID-19 pandemic and similar health epidemics, contagious disease outbreaks and public perception thereof, could significantly disrupt our operations and adversely affect our business, results of operations, cash flows or financial condition.

The recent COVID-19 pandemic, epidemics, medical emergencies and other public health crises outside of our control could have a negative impact on our business. Large-scale medical emergencies can take many forms and can cause widespread illness and death. In particular, the global spread and impact of the COVID-19 pandemic is complex, unpredictable and continuously evolving. The COVID-19 pandemic has led governments and other authorities around the world to impose measures intended to control its spread, including restrictions on large gatherings of people, travel bans, border closings and restrictions, business closures, quarantines, shelter-in-place orders, social distancing measures and vaccine requirements. While the outbreak recently appeared to be trending downward as vaccination rates increased, resulting in the easing of restrictions, new variants of COVID-19 continue emerging, including the highly transmissible Delta variant and the newly-discovered Omicron variant, spreading globally and causing significant uncertainty.

Although the full extent of the impact from the COVID-19 pandemic on our business is unknown at this time, it could affect the health of our employees, or otherwise impact the productivity of our employees, third-party organizations with which we partner, or regulatory agencies we rely on, which may prevent us from delivering content in a timely manner or otherwise executing our business strategies. We have followed guidance by the Cypriot government and the governments of other relevant jurisdictions in which we operate to protect our employees and our operations during the pandemic and have implemented a remote environment for certain of our employees, and, as a result, may experience inefficiencies in our employees’ ability to collaborate.

The COVID-19 pandemic could also affect the health of our consumers, which may affect sales of our virtual items in our games. In addition, the COVID-19 pandemic has caused an economic recession, high unemployment rates and other disruptions, both in the United States and the rest of the world. Any of these impacts, including the prolonged continuation of these impacts, could adversely affect our business.

We cannot predict the other potential impacts of the COVID-19 pandemic on our business or operations, and there is no guarantee that any near-term trends in our results of operations will continue, particularly if the COVID-19 pandemic and the adverse consequences thereof continue for a long period of time. A continuation of the current environment, or any further adverse impacts caused by the COVID-19 pandemic could further deteriorate employment rates and the economy, detrimentally affecting our consumer base and divert player discretionary income to other uses, including for essential items. These events could adversely impact our cash flows, results of operations and financial conditions and heighten many of the other risks described in these “Risk Factors.” Furthermore, while we saw increased consumer interest and engagement in online gaming during the year ended December 31, 2020, which we in part attribute to the travel restrictions, lockdowns and other social distancing measures implemented by governments to combat the COVID-19 pandemic, there can be no assurance that a re-imposition of any such restrictive measures in a renewed effort to control the spread of COVID-19 variants will result in a similar increase, or that interest or engagement will generally continue or can be sustained with the easing of restrictions. Any resulting decrease in user activity or spending could adversely impact our cash flows, operating results, and financial condition. In addition, while we may take actions as may be required to reduce the risks posed by COVID-19, there is no certainty that such measures will be sufficient to mitigate the risks posed by COVID-19.

Legal or regulatory restrictions could adversely impact our business and limit the growth of our operations.

There is significant opposition in some jurisdictions to interactive social gaming. In September 2018, the World Health Organization added “gaming disorder” to the International Classification of Diseases, defining the disorder as a pattern of behavior characterized by impaired control over gaming and an increase in the priority of gaming over other interests and daily activities. Additionally, the public has become increasingly concerned with the amount of time spent using phones, tablets and computers per day, and these concerns have increased as people spend more time at home and on their devices over the course of the stay-at-home orders caused by, as well as the increasing work-from-home flexibility granted by employers as a consequence of, the COVID-19 pandemic. Such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming specifically. These could result in a prohibition on interactive social gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations, all of which could have an adverse effect on our results of operations, cash flows and financial condition. We cannot predict the likelihood, timing, scope or terms of any such legislation or regulation or the extent to which they may affect our business.

Consumer protection concerns regarding games such as ours have been raised in the past and may again be raised in the future. These concerns include: (i) methods to limit the ability of children to make in-game purchases, and (ii) a concern that mobile game companies are using big data and advanced technology to predict and target “vulnerable” users who may spend significant time and money on mobile games in lieu of other activities. Such concerns could lead to increased scrutiny over the manner in which our games are designed, developed, distributed and presented. We cannot predict the likelihood, timing or scope of any concern reaching a level that will impact our business, or whether we would suffer any adverse impacts to our results of operations, cash flows and financial condition.

Legal proceedings may materially adversely affect our business and our results of operations, cash flows and financial condition.

We have been party to, and in the future may become subject to, legal proceedings in the operation of our business, including in respect of the implementation of our mergers and acquisitions strategy. Such legal proceedings include, but not limited to, those relating to advertising, consumer protection, employee matters, tax matters, alleged service and system malfunctions, alleged intellectual property infringement and claims relating to our contracts, licenses and strategic investments, as well as claims by or against our shareholders (present or past), directors, officers and employees.

Legal proceedings targeting our games and claiming violations of laws could occur based on the unique and particular laws of each jurisdiction, particularly as litigation claims and regulations continue to evolve. Defending ourselves against claims by third parties, or the initiation of litigation to enforce any rights that we may have against third parties, could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition and results of operations.

Given the nature of our business, we may from time to time be party to various legal, administrative and regulatory inquiries, investigations, proceedings and claims that arise in the ordinary course of business. Because the outcome of such legal matters is inherently uncertain, they could have a material adverse effect on our results of operations, cash flows or financial condition.

We rely on a limited number of geographies for a significant portion of our revenues.

Although we have players across the globe, we derive a significant portion of our revenues from a limited number of countries and are dependent on access to those markets. For example, for the year ended December 31, 2021, 31.5% of our revenues were derived from users located in the United States, 24.5% of our revenues were derived from users located in Asia, with Japan and South Korea being the key drivers, and 21.6% of our revenues were derived from users located in Europe. Our ability to retain paying players depends on our success in these geographies, and if we were to lose access to these markets or experience a decline in players in these geographies for any reason, it would have a material adverse effect on our business, financial condition and results of operations.

If general economic conditions decline, demand for our games could decline. In addition, our business is vulnerable to changing economic conditions and to other factors that adversely affect the gaming industry, which could negatively impact our business.

In-game purchases involve discretionary spending on the part of consumers. Consumers are generally more willing to make discretionary purchases, including purchases of games and services like ours, during periods in which favorable economic conditions prevail. As a result, our games may be sensitive to general economic conditions and economic cycles. A reduction or shift in domestic or international consumer spending could result in an increase in our marketing and promotional expenses, in an effort to offset that reduction, and could negatively impact our business. Discretionary spending on entertainment activities could further decline for reasons beyond our control, such as natural disasters, acts of war, pandemics, terrorism, transportation disruptions or the results of adverse weather conditions. Additionally, disposable income available for discretionary spending may be reduced by unemployment, higher housing, energy, interest, or other costs, or where the actual or perceived wealth of customers has decreased because of circumstances such as lower residential real estate values, increased foreclosure rates, inflation, increased tax rates, or other economic disruptions. Any prolonged or significant decrease in consumer spending on entertainment activities could result in reduced play levels in decreased spending on our games, and could adversely impact our results of operations, cash flows and financial condition.

Our systems and operations are vulnerable to damage or interruption from natural disasters, power losses, telecommunications failures, cyber-attacks, terrorist attacks, acts of war, human errors, break-ins and similar events.

We may experience disruption as a result of catastrophic events such as natural disasters, power losses, telecommunications failures, cyber-attacks, terrorist attacks, acts of war, human errors, break-ins and similar events. In the occurrence of a catastrophic event, including a global pandemic like the ongoing COVID-19 pandemic, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in application development, lengthy interruptions in our services, breaches of data security and loss of critical data, such as player, customer and billing data as well as trade secret or other confidential information, software versions or other relevant data regarding operations, and we do not maintain insurance policies to compensate us for any resulting losses, which could have a material adverse effect on our business, financial condition and results of operations. As a result of the COVID-19 pandemic, we grant our employees the choice to work remotely. If a natural disaster, power outage, connectivity issue or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time.

We primarily rely on skilled employees with creative and technical backgrounds. The loss of one or more of our key employees, or our failure to attract and retain other highly qualified employees in the future, could significantly harm our business.

We primarily rely on our highly skilled, technically trained and creative employees to develop new technologies and create innovative games. Such employees, particularly game designers, engineers and project managers with desirable skill sets are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. The loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

We are highly dependent on the continued services and performance of our key personnel, including, in particular Andrey Fadeev and Boris Gertsovskiy, our co-founders, and our other executive officers and senior management team. Moreover, our success is highly dependent on the abilities of our co-founders’ decision-making process with respect to the day-to-day and ongoing needs of our business, as well as their more fundamental understanding of our Company as its co-founders. Although we have entered into employment agreements with our co-founders, either co-founder can terminate his employment, subject to certain agreed notice periods and post-termination restrictive covenants. We do not maintain key-man insurance for any executive officer or member of our senior management team.

In addition, our games are created, developed, enhanced and supported in our in-house game studios. The loss of key game studio personnel, including members of management as well as key engineering, game development, artists, product, marketing and sales personnel, could disrupt our current games, delay new game development or game enhancements, and decrease player retention, which would have an adverse effect on our business.

As we continue to grow, we cannot guarantee we will continue to attract the personnel we need to maintain our competitive position. In particular, we expect to face significant competition from other companies in hiring such personnel as well as recruiting well-qualified staff in multiple international jurisdictions. Furthermore, our competitors may lure away our existing personnel by offering them employment terms that our personnel view as more favorable. As we mature, the incentives to attract, retain and motivate our staff provided by our equity awards or by future arrangements, such as through cash bonuses, may not be as effective as in the past. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

We track certain performance metrics with internal and third-party tools and do not independently verify such metrics. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and adversely affect our business.

We track certain performance metrics, including the number of active and paying players of our games using a combination of internal and third-party analytics tools, including such tools provided by Apple, Facebook and Google. Our performance metrics tools have a number of limitations, including limitations placed on third-party tools, such as (i) the complicated and time consuming process of the validation of our data by comparison to the third-party data due to (a) differences between calendar periods used in our systems and billing periods used in the third- party tools and (b) differences in foreign exchange rates applied in our systems, which use the rates at the date of each in-game purchase, and certain third-party tools that use the exchange rates as at the date of the invoice; (ii) incomplete data in our system that was used prior to mid- 2018; (iii) inconsistencies of definitions of metrics in our current system compared with the system that we used prior to mid-2018; and (iv) untimely updates of the master data in our system regarding the platform commission fees and indirect taxes, due to numerous changes of these parameters that we may not always be able to identify and process. Such tools are subject to change unilaterally by the relevant third parties and our methodologies for tracking these metrics or access to these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we report. If the internal or external tools we use to track these metrics under-count or over-count performance or contain technical errors, the data we report may not be accurate, and we may not be able to detect such inaccuracies, particularly with respect to third-party analytics tools. In addition, limitations or errors with respect to how we measure data (or how third parties present that data to us) may affect our understanding of certain details of our business, which could affect our long-term strategies. We also may not have access to comparable quality data for games we acquire with respect to periods before integration, which may impact our ability to rely on such data. Furthermore, such limitations or errors could cause players, analysts or business partners to view our performance metrics as unreliable or inaccurate. If our performance metrics are not accurate representations of our business, player base or traffic levels, if we discover material inaccuracies in our metrics or if the metrics we rely on to track our performance do not provide an accurate measurement of our business or otherwise change, our reputation may be harmed and our business, prospects, financial condition and results of operations could be materially and adversely affected.

Our business depends on our ability to collect and use data to deliver relevant content and advertisements, and any limitation on the collection and use of this data could cause us to lose revenues.

When our players use our games, we may collect both personally identifiable and non-personally identifiable data about the player. Often we use some of this data to provide a better experience for the player by delivering relevant content and advertisements. Our players may decide not to allow us to collect some or all of this data or may limit our use of this data. Any limitation on our ability to collect data about players and game interactions would likely make it more difficult for us to deliver targeted content and advertisements to our players. Furthermore, evolving data protection laws could impact our ability to collect data and to deliver targeted content and advertisements. See “— Risks Related to the Company’s Information Technology and Data Security—Data privacy and security laws and regulations in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions, civil lawsuits (including class action or similar representative lawsuits) and other penalties; such laws and regulations are continually evolving. Our or our platform and service providers’ actual or perceived failure to comply with these laws and regulations could harm our business.” Interruptions, failures or defects in our data collection, mining, analysis and storage systems, as well as privacy concerns and regulatory restrictions regarding the collection of data, could also limit our ability to aggregate and analyze player data. If that happens, we may not be able to successfully adapt to player preferences to improve and enhance our games, retain existing players and maintain the popularity of our games, which could cause our business, financial condition, or results of operations to suffer.

Additionally, internet-connected devices and operating systems controlled by third parties increasingly contain features that allow device users to disable functionality that allows for the delivery of advertising on their devices, including through Apple’s Identifier for Advertising, or IDFA, or Google’s Advertising ID for Android devices, or AAID. Device and browser manufacturers may include or expand these features as part of their standard device specifications. For example, the release of iOS 14 brought with it a number of new changes, including the need for app users to opt-in before their IDFA can be accessed by an app (which came into effect in April 2021). Further changes could include the removal of such mobile advertising IDs from operating systems altogether. As a consequence, the ability of advertisers to accurately target and measure their advertising campaigns at the user level may become significantly limited and developers may experience a significant increase in costs. If players elect to not opt-in once these changes are in effect, if they utilize the current opt-out mechanisms in greater numbers, or if mobile advertising IDs are phased out, our ability to deliver effective advertisements would suffer, which could adversely affect our revenues from in-game advertising. Furthermore, our ability to efficiently target users will be impacted, which would lead to less efficient user acquisition and make it more difficult for us to attract paying users, which could cause our business, financial condition or results of operations to suffer.

We compete with other forms of leisure activities, and a failure to successfully compete with such activities could have a material adverse effect on our business, financial condition and results of operations.

We face competition for leisure time, attention and discretionary spending of our players. Other forms of entertainment, such as offline, traditional online, personal computer and console games, television, movies, sports and the internet, together represent much larger or more well- established markets and may be perceived by our players to offer greater variety, affordability, interactivity and enjoyment. Consumer tastes and preferences for leisure time activities are also subject to sudden or unpredictable change on account of new innovations, developments or product launches. If consumers do not find our games to be compelling or if other existing or new leisure time activities are perceived by our players to offer greater variety, affordability, interactivity and overall enjoyment, our business could be materially and adversely affected.

Our revenue growth rate and financial performance in recent periods may not be indicative of future performance, and our revenue growth rates may decline in the future compared to prior periods.

We have experienced rapid revenue growth in recent periods, with revenue of $434.1 million, $260.9 million and $93.8 million for the years ended December 31, 2021, 2020 and 2019, respectively. As we continue to grow our business, our revenue growth rates may decline compared to prior fiscal years due to a number of reasons, which may include more challenging comparisons to prior periods, a decrease in the growth of our overall market or market saturation, slowing demand for our games, our inability to continue to acquire games or game studios, and our inability to capitalize on growth opportunities. In addition, our growth rates may experience increased volatility due to global societal and economic disruption, such as those related to the COVID-19 pandemic and related government responses thereto.

Our business may suffer if we do not successfully manage our current and potential future growth.

We have grown significantly in recent years and we intend to continue to expand the scope of the games we provide. Our revenues increased from $93.8 million in the year ended December 31, 2019 to $260.9 million in the year ended December 31, 2020 and to $434.1 million in the year ended December 31, 2021. Our anticipated future growth, particularly to the extent that we experience rapid growth, will likely place significant demands on our management and operations. Our success in managing our growth will depend, to a significant degree, on the ability of our executive officers and other members of senior management to operate effectively, and on our ability to improve and develop our financial and management information systems, controls and procedures. In addition, we will likely have to successfully adapt our existing systems and introduce new systems, expand, train and manage our employees and improve and expand our marketing capabilities. Further, our continued growth will depend to some degree on our continuing ability to find additional commercially viable acquisitions, or expanding our internal development.

If we are unable to properly and prudently manage our operations as and to the extent they continue to grow, or if the quality of our games deteriorates due to mismanagement, our brand name and reputation could be severely harmed, and our business, prospects, financial condition and results of operations could be adversely affected.

We may require additional capital to meet our financial obligations and support business growth, and this capital may not be available on acceptable terms or at all.

Based on our current plans and market conditions, we believe that cash flows generated from the consummation of the Transactions and our operations will be sufficient to satisfy our anticipated cash requirements in the ordinary course of business for the foreseeable future. However, we intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could include restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

Our insurance may not provide adequate levels of coverage against claims.

We generally do not maintain insurance coverage other than director and officer liability insurance, as we believe that the majority of the risks that we face cannot be insured against or cannot be insured on economically reasonable terms. Therefore, any losses that we incur generally would not benefit from insurance coverage, and such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.

Changes in tax laws or approach to their enforcement, new tax rulings, and audits or examinations of our filing positions, including withholding taxes, could materially affect our financial condition and results of operations.

Tax laws are dynamic and therefore subject to regular change as new laws are passed and new interpretations of existing laws are issued or applied. Our existing corporate structure and intercompany arrangements have been implemented in a manner which we consider to be in compliance with current prevailing tax laws. However, the tax treatment of our structure and any transactions between entities in our group, in the British Virgin Islands, Cyprus and Russia as well as in other applicable jurisdictions, could be subject to material adjustment. In addition, we expect taxing authorities in the jurisdictions where we do business, or are deemed to do business, for tax purposes, to audit or examine our income and transactions. The ultimate outcome of any such review processes, and any engagement we have with the relevant tax authorities, are difficult to predict.

We may be exposed to taxation in jurisdictions other than Cyprus if we are treated as having a permanent establishment or as being a tax resident in any of those jurisdictions. While we do not believe that either Nexters or Nexters Global will be treated as having a tax residence or a permanent establishment elsewhere outside of Cyprus, we cannot provide assurance that foreign tax authorities will not attempt to claim that our entities have permanent establishment or tax residence in their jurisdictions. If any of the foregoing occurs, additional taxes, as well as related penalties, may be imposed on us and our business, prospects, financial condition and results of operations could be materially and adversely affected.

We could be required to collect sales taxes or be subject to other use-based tax liabilities in relation to past sales.

One or more countries or U.S. states or localities may seek to collect what they view as past or existing, or impose additional, sales, value added taxes or use or similar taxes on us by reference to the location of the users of our games. While we generally are not responsible for taxes generated on games accessed and operated through third-party platforms, we are responsible for collecting and remitting applicable sales, value added, use or similar taxes for revenue generated on games accessed and operated on our own platforms and/or in countries where the law requires the game publishers to collect and pay such taxes even if games are made available for users through third-party platforms. Furthermore, an increasing number of U.S. states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. This is also the case in respect of the European Union, where value added taxes or digital services taxes may be imposed on companies making digital sales to consumers within the European Union. Additionally, since the Supreme Court of the United States ruled in South Dakota v. Wayfair, Inc. et al, or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the state of the customer, most U.S. states impose such obligations, and other U.S. states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect and remit taxes on sales in their jurisdictions.

As a result of the above, we are in the process of evaluating whether our activities give rise to sales, use, value added taxes and any other taxes in jurisdictions in which we historically have not registered to collect and remit taxes. In addition, we are monitoring indirect tax developments globally to confirm the impact of future anticipated indirect taxes on our business and services. A successful assertion by one or more of the countries or jurisdictions requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently collect some taxes, could result in substantial liabilities, including taxes on past sales, as well as interest and penalties, and could create significant administrative burdens for us or otherwise harm our business.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of an investment in our securities.

We have a limited operating history on which investors can base an evaluation of our potential future performance. Any predictions we make about our operations may prove to be inaccurate. We must, among other things, determine appropriate risks, rewards, and level of investment in our games, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain, and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations, and financial condition. As a result of these risks, challenges, and uncertainties, the value of our securities could be significantly reduced or completely lost.

Risks Related to the Company’s Information Technology and Data Security

Our success depends upon our ability to adapt to, and keep pace with, changes in technology, platforms and devices, and evolving industry standards.

Our success depends upon our ability to attract and retain players, which is largely driven by maintaining and increasing the quality and content of our games. To satisfy players, we need to continue to improve their experience and innovate and introduce games that players find useful and that cause them to return to our suite of games more frequently. This includes continuing to improve our technology to tailor our game offerings to the preferences and requirements of additional geographic and market segments, and adapt to the release of new devices and platforms and to improve the user-friendliness and overall availability of our games, all of which can be costly and generate risk. Our ability to anticipate or respond to changing technology and evolving industry standards and to develop and introduce improvements and enhancements to games on a timely basis is a significant factor affecting our ability to remain competitive, expand and attract new players and retain existing players. We cannot assure you that we will achieve the necessary technological advances or have the financial or other resources needed to introduce new games or improvements and enhancements to games on a timely basis or at all. In addition, our ability to increase the number of players of our games will depend on continued player adoption of such games. Accordingly, our failure to develop or adjust to changes in technology, platforms, devices and operating models and evolving industry standards could adversely impact our business. Even where we are able to successfully adapt to changing technology, platforms, devices and operating models and evolving industry standards, we may require substantial expenditures to do so, which could adversely impact our business, financial condition and results of operations.

Our games and other software applications and systems, and the third-party platforms upon which they are made available, could contain undetected errors.

Our games and other software applications and systems, as well as the third-party platforms upon which they are made available, could contain undetected errors, bugs, flaws, corrupted data, defects and other vulnerabilities that could adversely affect the performance of our games. These defects may only become apparent after we launch a new game or publish an update to an existing game, particularly as we launch new games or updates and rapidly release new features to existing games under tight time constraints. For example, these errors could prevent a player from making in-game purchases of virtual items, which could harm our reputation or results of operations. These errors could also be exploited by cheating programs and other forms of misappropriation, thus harming the overall game-playing experience for our players. This could cause players to reduce their playing time or in-game purchases, discontinue playing our games altogether, or not recommend our games to other players, which could result in further harm to our reputation or results of operations. Such errors could also result in our games being non- compliant with applicable laws or create legal liability for us. Resolving such errors could disrupt our operations, cause us to divert resources from other projects, or harm our results of operations.

Any failure or significant interruption in our network could impact our operations and harm our business.

Our technology infrastructure is critical to the performance of our games and to player satisfaction. Most of our games run on public cloud computing systems run through AWS in Ireland and, in addition, certain games run through traditional rented servers in Webzilla in Amsterdam. The servers that host our systems located in these data centers are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of these events could cause our games to become unavailable for a short or long period of time. We have experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, malicious attempts to cause platform unavailability, and capacity constraints. If a particular game is unavailable when players attempt to access it or navigation through a game is slower than they expect, players may stop playing the game and may be less likely to return to the game as often, if at all. Similarly, certain games rely on third-party data centers, which may have similar risks over which we would have less control. A failure or significant interruption in our game service would harm our reputation and operations. We expect to continue to make significant investments in our technology infrastructure to maintain and improve all aspects of player experience and game performance. To the extent that our disaster recovery systems are not adequate, or we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate increasing traffic, our business and results of operations may suffer. We do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance, which may increase any potential harms that the business may suffer from systems failure or business interruptions.

Our success depends on the security and integrity of the games we offer, and security breaches or other disruptions could compromise our information or the information of our players and expose us to liability, which would cause our business and reputation to suffer.

We believe that our success depends in large part on providing secure games to our players. Our business sometimes involves the collection, storage, processing and transmission of players’ proprietary, confidential and personal information. We also maintain certain other proprietary and confidential information relating to our business and personal information of our personnel. Despite our security measures, our games may be vulnerable to attacks by hackers, players, vendors or employees or breaches due to malfeasance or other disruptions. Any security breach or incident that we experience could result in unauthorized access to, misuse of, or unauthorized acquisition of our or our players’ data, the loss, corruption or alteration of this data, interruptions in our operations, or damage to our computers or systems or those of our players or third-party platforms. Any of these could expose us to claims, litigation, fines and potential liability.

An increasing number of online services have disclosed security breaches, some of which have involved sophisticated and highly targeted attacks on portions of their services. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, public perception of the effectiveness of our security measures and brand could be harmed, and we could lose players. Data security breaches and other data security incidents may also result from non-technical means, such as actions by employees or contractors. Any compromise of our security could result in a violation of applicable privacy and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability that is not always limited to the amounts covered by our insurance. Any such compromise could also result in damage to our reputation and a loss of confidence in our security measures. Any of these effects could have a material adverse impact on our results of operations, cash flows and financial condition.

Our ability to prevent anomalies and monitor and ensure the quality and integrity of our games and software is periodically reviewed and enhanced, but may not be sufficient to prevent future attacks, breaches or disruptions. Similarly, we assess the adequacy of our security systems, including the security of our games and software to protect against any material loss to any of our players and the integrity of our games to players. However, we cannot provide assurances that our business will not be affected by a security breach or lapse.

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could suffer a loss of sales and increased costs, exposure to significant liability, reputational harm and other negative consequences.

Our information technology may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, employee error or malfeasance or other security breaches. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks. Experienced computer programmers and hackers may be able to penetrate our security controls and misappropriate or compromise sensitive personal, proprietary or confidential information, create system disruptions or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack our systems, such as spyware and ransomware, or otherwise exploit any security vulnerabilities. Our systems and the data stored on those systems may also be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems and the data stored on those systems, and the data of our business partners. Further, third parties, such as hosted solution providers, that provide services to us could also be a source of security risks in the event of a failure of their own security systems and infrastructure.

In addition, there may be an increased risk of cyberattacks by state actors or others due to the current conflict between Russia and the Ukraine including, on the one hand, cybersecurity attacks perpetrated by Russia or others at its direction in response to economic sanctions or other actions taken by certain jurisdictions (including Cyprus, where our headquarters are located) against Russia in connection with its military action in Ukraine and, on the other hand, cybersecurity attacks against the Company due to its origins in Russia and the performance of some of its business operations (albeit non-vital and designated for entire divestment in accordance with our strategic plans) in Russia. For further information, see “Risks Related to the Russian Federation and the Company’s operations in Russia.” For further information regarding our divestment strategy, see “Prospectus Summary—Recent Developments.” Any increase in such attacks on us or our systems could adversely affect our platform, networks, systems or other operations.

Although we do not, to the best of our knowledge, believe that we have been the target of any cyberattack as of the date of this prospectus, the costs to eliminate or address the foregoing security threats and vulnerabilities before or after a cyber-incident could be significant. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service, and loss of existing or potential suppliers or players. We maintain cybersecurity policies and procedures to manage risk to our information technology systems, and we continuously adapt our systems and processes to mitigate such threats, and plan to enhance our protections against such attacks. Nevertheless, we may not be able to address these cybersecurity threats proactively or implement adequate preventative measures, and we may be unable to promptly detect and address any such disruption or security breach, if at all. As threats related to cyber-attacks develop and grow, we may also find it necessary to make further investments to protect our data and infrastructure, which may impact our results of operations. We may be unable to cover all possible claims stemming from security breaches, cyberattacks and other types of unlawful activity, or any resulting disruptions from such events, and we may suffer losses that could have a material adverse effect on our business. We do not maintain insurance policies covering losses relating to cybersecurity incidents, which may increase any potential harms that the business may suffer from a cyber-attack. We could also be negatively impacted by existing and proposed laws and regulations in the United States, Cyprus, Russia, and other jurisdictions in which we operate, as well as government policies and practices related to cybersecurity, data privacy, data localization, data protection and access to data. In addition, the platforms on which we distribute games may encourage, or require, compliance with certain security standards, such as the voluntary cybersecurity framework released by the National Institute of Standards and Technology, or NIST, which consists of controls designed to identify and manage cyber-security risks, and we could be negatively impacted to the extent we are unable to comply with such standards.

We rely on information technology and other systems, and any failures in our systems or errors, defects or disruptions in our games could diminish our brand and reputation, subject us to liability and disrupt our business and adversely impact our results of operations.

We rely on information technology systems that are important to the operation of our business, some of which are managed by third parties. These third parties are typically under no obligation to renew agreements and there is no guarantee that we will be able to renew these agreements on commercially reasonable terms, or at all. These systems are used to process, transmit and store electronic information, to manage and support our business operations and to maintain internal control over our financial reporting. In addition, we collect and store certain data, including proprietary business information, and may have access to confidential or personal information in certain of our businesses that is subject to privacy and security laws and regulations. We could encounter difficulties in developing new systems, maintaining and upgrading current systems and preventing security breaches. Among other things, our systems are susceptible to damage, outages, disruptions or shutdowns due to fire, floods, power loss, break-ins, cyber-attacks, network penetration, denial of service attacks, regulatory activities and similar events. Any failures in our computer systems or telecommunications services could affect our ability to operate our games or otherwise conduct business.

Portions of our information technology infrastructure, including those operated by third parties, may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. We may not be successful in implementing new systems and transitioning data, which could cause business disruptions and be more expensive, time- consuming, disruptive and resource-intensive. We have no control over third parties that provide services to us and those parties could suffer problems or make decisions adverse to our business. We have contingency plans in place to prevent or mitigate the impact of these events. However, such disruptions could materially and adversely impact our ability to deliver games to players and interrupt other processes. If our information systems do not allow us to transmit accurate information, even for a short period of time, to key decision-makers, the ability to manage our business could be disrupted and our results of operations, cash flows and financial condition could be materially and adversely affected. Failure to properly or adequately address these issues could impact our ability to perform necessary business operations, which could materially and adversely affect our reputation, competitive position, results of operations, cash flows and financial condition.

Substantially all of our games rely on data transferred over the internet, including wireless internet. Access to the internet in a timely fashion is necessary to provide a satisfactory player experience to the players of our games. Third parties, such as telecommunications companies, could prevent access to the internet or limit the speed of our data transmissions, with or without reason, causing an adverse impact on our player experience that may materially and adversely affect our reputation, competitive position, results of operations, cash flows and financial condition. In addition, telecommunications companies may implement certain measures, such as increased cost or restrictions based on the type or amount of data transmitted, that would impact consumers’ ability to access our games, which could in turn materially and adversely affect our reputation, competitive position, results of operations, cash flows and financial condition. Furthermore, internet penetration may be adversely affected by difficult global economic conditions or the cancellation of government programs to expand broadband access. Moreover, access to internet, applications and services which we operate or on which we depend may, in some jurisdictions (e.g., Russia), be blocked or restricted as a matter of law and speed of internet may be reduced based on decisions of regulators and courts.

Our business depends on the growth and maintenance of wireless communications infrastructure.

Our success depends on the continued growth and maintenance of wireless communications infrastructure in the United States and internationally. This includes deployment and maintenance of reliable next-generation digital networks with the speed, data capacity and security necessary to provide reliable wireless communications services. Wireless communications infrastructure may be unable to support the demands placed on it if the number of subscribers continues to increase, or if existing or future subscribers increase their bandwidth requirements. Wireless communications have experienced a variety of outages and other delays as a result of infrastructure and equipment failures, and could face outages and delays in the future. These outages and delays could reduce the level of wireless communications usage as well as our ability to distribute our games successfully. In addition, changes by a wireless carrier to network infrastructure may interfere with downloads of our games and may cause players to lose functionality in our games that they have already downloaded. This could harm our reputation, business, financial condition and results of operations.

Data privacy and security laws and regulations in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions, civil lawsuits (including class action or similar representative lawsuits) and other penalties; such laws and regulations are continually evolving. Our or our platform and service providers’ actual or perceived failure to comply with these laws and regulations could harm our business.

We collect, process, store, use and share data, some of which contains personal information, including the personal information of our players. Our business is therefore subject to a number of federal, state, local and foreign laws, regulations, regulatory codes and guidelines governing data privacy, data protection and security, including with respect to the collection, storage, use, processing, transmission, sharing and protection of personal information. Such laws, regulations, regulatory codes and guidelines may be inconsistent across jurisdictions or conflict with other rules.

The scope of data privacy and security regulations worldwide continues to evolve, and we believe that the adoption of increasingly restrictive regulations in this area is likely within the United States and other jurisdictions. For example, in June 2018, California enacted the California Consumer Privacy Act, or the CCPA, which went into effect on January 1, 2020 and became enforceable by the California Attorney General on July 1, 2020, along with related regulations that came into force on August 14, 2020. The CCPA gives California residents new rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is collected, used, and shared. The CCPA provides for civil penalties for violations, as well as a private right of action for security breaches, which may increase security breach litigation. Given that CCPA enforcement began on July 1, 2020, it remains unclear what, if any, modifications will be made to the regulations implementing the CCPA or how the CCPA and its implementing regulations will be interpreted. Varied interpretations of or modifications to the CCPA and its implementing regulations may have a significant effect on our business and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply. Further, there currently are a number of proposals related to data privacy or security pending before federal, state, and foreign legislative and regulatory bodies, including in a number of states considering consumer protection laws similar to the CCPA. This legislation may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment in resources to compliance programs, and could impact strategies and availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. Additionally, a new California ballot initiative, the California Privacy Rights Act, or the CPRA, recently passed in California. The CPRA will impose additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and changes to business processes may be required.

Outside of the United States, many countries have also adopted comprehensive data protection and security laws. In the European Economic Area (the “EEA”), we are subject to the General Data Protection Regulation 2016/679 (the “GDPR”), which became effective in May 2018. Further, following the withdrawal of the United Kingdom from the European Union and the expiry of the transition period, from January 1, 2021, we have had to comply with the GDPR as implemented in the United Kingdom, which together with the amended United Kingdom Data Protection Act 2018 (together, the “U.K. GDPR”), retains in large part the GDPR in United Kingdom national law. The GDPR and the U.K. GDPR (collectively, the “Applicable Data Protection Laws”) impose strict requirements on controllers and processors of personal data in the EEA and the United Kingdom, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, and shortened timelines for data breach notifications. The Applicable Data Protection Laws create new compliance obligations applicable to our business and some of our players, which can be uncertain given rapidly developing guidance and case law, and could change our business practices, expose us to significant reputational damage, regulatory enforcement actions or civil lawsuits (including class action or similar representative lawsuits) by consumers or consumer organizations for alleged breach of data protection laws. The Applicable Data Protection Laws increase financial penalties for noncompliance including possible fines of up to 4% of global annual revenues for the preceding financial year or €20 million, or £17.5 million in the United Kingdom, (whichever is higher) for the most serious violations.

Data privacy laws in Europe are developing rapidly and, in July 2020, the Court of Justice of the European Union (“CJEU”) limited how organizations could lawfully transfer personal data from the EEA to the United States by invalidating the Privacy Shield. While the CJEU upheld the adequacy of an alternative mechanism, the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place; however, the nature of these additional measures is currently uncertain. Additionally, the European Commission has published revised standard contractual clauses for data transfers from the EEA: the revised clauses must be used for relevant new data transfers from September 27, 2021; existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. Following Brexit, the data privacy laws in the United Kingdom will be free to diverge from EEA data privacy laws and, for example, the United Kingdom is expected to bring out its own revised data transfers mechanisms (as the European Commission’s standard contractual clauses do not apply to data transfers from the United Kingdom). These developments, as well as regulatory guidance and enforcement action, will require us to constantly review and assess our privacy compliance, including by amending the legal mechanisms by which we transfer personal data. This may result in substantial costs and may necessitate changes to our business practices, which in turn may compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations.

We are also subject to data privacy and data protection laws in Russia. For further information, see “—Risks Relating to the Russian Federation and the Company’s operations in Russia—The legal framework governing data protection and related internet services in Russia is not well developed, and we may be subject to the newly adopted legislation, as well as the changes to the existing legislation, which may be costly to comply with or may limit our flexibility to run our business.”

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to players or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims (including class actions), or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to us may limit the adoption and use of, and reduce the overall demand for, our games. Additionally, if third parties we work with, such as our service providers or data sharing partners, violate applicable laws, regulations, or agreements, such violations may put our players’ and/or employees’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims (including class action claims) or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

In addition, in some cases, we are dependent upon our platform providers to solicit, collect and provide us with information regarding our players that is necessary for compliance with these various types of regulations. Our business, including our ability to operate and expand internationally, could be adversely affected if laws or regulations are adopted, interpreted or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our games, features or our privacy policy. These platform providers may dictate rules, conduct or technical features that do not properly comply with federal, state, local and foreign laws, regulations and regulatory codes and guidelines governing data privacy, data protection and security, including with respect to the collection, storage, use, processing, transmission, sharing and protection of personal information and other consumer data. In addition, these platforms may dictate rules, conduct or technical features relating to the collection, storage, use, transmission, sharing and protection of personal information and other consumer data, which may result in substantial costs and may necessitate changes to our business practices, which in turn may compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations. Any failure or perceived failure by us to comply with these platform-dictated rules, conduct or technical features may result in platform-led investigations or enforcement actions, litigation, or public statements against us, which in turn could result in significant liability or temporary or permanent suspension of our business activities with these platforms, cause our players to lose trust in us, and otherwise compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations.

Player interaction with our games is subject to our privacy policy and terms of service. If we fail to comply with our posted privacy policy or terms of service or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in complaints by data subjects or proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, non-availability of our services, impact our financial condition and harm our business. If regulators, the media or consumers raise any concerns about our privacy and data protection or consumer protection practices, even if unfounded, this could also result in fines or judgments against us, damage our reputation, and negatively impact our financial condition and damage our business.

In the area of information security and data protection, many jurisdictions have passed laws requiring notification when there is a security breach for personal data or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. Our security measures and standards may not be sufficient to protect personal information and we cannot guarantee that our security measures will prevent security breaches. A security breach that compromises personal information could harm our reputation and result in a loss of player and/or employee confidence in our games and ultimately in a loss of players, which could adversely affect our business and impact our financial condition. A security breach could also involve loss or unavailability of business-critical data, and could require us to spend significant resources to mitigate and repair the breach, which in turn could compromise our growth and adversely affect our ability to attract, monetize or retain players. These risks could also subject us to liability under applicable security breach-related laws and regulations and could result in additional compliance costs, costs related to regulatory inquiries and investigations, and an inability to conduct our business.

Our business could be adversely impacted by changes relating to electronic marketing or the restriction of the use of third-party cookies.

In recent years, European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. In the EEA and the United Kingdom, under national laws derived from the ePrivacy Directive, informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The GDPR also imposes conditions on obtaining valid consent for cookies, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. The current national laws that implement the ePrivacy Directive are highly likely to be replaced across the EEA (but not directly in the United Kingdom) by the ePrivacy Regulation which will significantly increase fines for non-compliance. While the ePrivacy Regulation was originally intended to be adopted on May 25, 2018 (alongside the GDPR), it is still going through the European legislative process. The current draft of the ePrivacy Regulation imposes strict opt-in e-marketing rules with limited exceptions for business-to-business communications and significantly increases fining powers to the same levels as the GDPR. In addition, recent European court decisions and regulatory guidance are driving increased attention to cookies and tracking technologies. For example, in December 2020 the French data protection regulator (the CNIL) imposed fines of EUR 100 million and EUR 35 million respectively against certain entities for alleged breaches of cookies consent and transparency requirements; and in December 2021, the CNIL imposed fines of EUR 150 million and EUR 60 million against certain entities for alleged failures to allow users to easily reject cookies.

Regulation of cookies and web beacons may lead to broader restrictions on our online activities, including efforts to understand followers’ internet usage and promote ourselves to them. The United Kingdom has implemented the ePrivacy Directive into national law through the U.K. Privacy and Electronic Communications Regulation 2003; however it is unclear whether the United Kingdom will align itself to the ePrivacy Regulation, once implemented. Any of these changes to U.K. and EEA data protection law or its interpretation, including if the trend of increasing enforcement by regulators of the strict approach in recent guidance and decisions continues, could disrupt and harm our business.

Russia is considering the adoption of a law on big data, but current practices show that in many cases cookies and related data are classified as personal data or privacy of communications thus triggering various restrictions and limitations on their use.

All the above factors, again, introduce the possibility we will be subject to, and required to comply with, a separate and additional legal regime with respect to data privacy, which may result in substantial costs and may necessitate changes to our business practices, which in turn may compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations.

Efforts to comply with these and other privacy, data protection, and security restrictions that may be enacted could require us to modify our data processing practices and policies and increase the cost of our operations. Failure to comply with such restrictions could subject us to criminal and civil sanctions and other penalties and the risk of significant reputational damage. In part due to the uncertainty of the legal climate, complying with regulations, and any applicable rules or guidance from regulatory authorities or self-regulatory organizations relating to privacy, data protection, information security and consumer protection, may result in substantial costs and may necessitate changes to our business practices, which may compromise our growth strategy, adversely affect our ability to attract or retain players, and otherwise adversely affect our business, reputation, legal exposure, financial condition and results of operations.

Our business, products, and distribution are subject to increasing regulation of content. If we do not successfully respond to these regulations, our business, financial condition and results of operations could be materially adversely affected.

The video game industry has come under increased scrutiny from regulators and consumer advocacy groups, many of which are calling for increased regulation/oversight of the content of video games. While none of our games target children under 13 years of age as their primary audience, the FTC, as well as consumer organizations, may consider that the characteristics of several of our games attract children under 13 years of age. The U.S. Children’s Online Privacy Protection Act, or COPPA, regulates the collection, use and disclosure of personal information from children under 13 years of age. While none of our games are directed at children under 13 years of age, if COPPA were to apply to us, failure to comply with COPPA may increase our costs, subject us to expensive and distracting government investigations and could result in substantial fines. Although we have taken certain measures to identify which of our games are subject to COPPA due to their child- appealing nature and to comply with COPPA with respect to those games, if COPPA were to apply to us in a manner other than we have assessed or prepared for, our actual or alleged failure to comply with COPPA may increase our costs, subject us to expensive and distracting lawsuits or government investigations, could result in substantial fines or civil damages and could cause us to temporarily or permanently discontinue certain games or certain features and functions in games.

The United Kingdom recently enacted the “Age Appropriate Design Code,” a statutory code of practice pursuant to the United Kingdom Data Protection Act 2018. This code came into force on September 2, 2021, following a 12-month transition period for organizations to conform. The code requires online services, including our games that are likely to be accessed by children under 18, to put the best interests of the child’s privacy first in the design, development and data-related behavior of the game. The U.K. government also has an a draft bill relating to "online harms" which is at an advanced stage in the legislation process and is likely to be brought into law during 2022 (the “UK Online Safety Bill”). The UK Online Safety Bill is aimed at enhancing user safety online. Notably, it seeks to prevent the spread of illegal content and activity such as images of child abuse, terrorist material and hate crimes (including racist abuse), protect children from harmful material and protect adults from legal – but harmful – content.

It is likely that other countries within and outside the European Union will follow with their own codes or guidance documents relating to processing personal information from children or in relation to online harms. A new European regulation which seeks to modernize previous European Union directives relating to the digital space (the “Digital Services Act” or “DSA”) is progressing through the legislative process. The DSA is likely to be implemented within the next year as the current President of the European Union is aiming to expedite the process. The DSA will increase obligations of online platforms to remove illegal content and prevent the spread of misinformation. The currently proposed draft imposes responsibilities and accountability on online platforms and, while there may be certain carve outs which enables smaller or certain types of platforms to avoid the increased responsibilities, it is not yet clear what those carve outs will be.

As the content of the UK Online Safety Bill and the DSA are not yet confirmed, it is not yet clear what additional obligations will be imposed upon us. Although we already have internal mechanisms to track and react to inappropriate behavior by users we do not know if the mechanisms we have are sufficient to comply with each of the UK Online Safety Bill and the DSA. We may have to engage in expensive, time- consuming, disruptive and resource-intensive development of additional mechanisms and protections in order to ensure that we are compliant. These may result in substantial costs and may necessitate changes to our business practices which may compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations. The improvements and changes we make may not be sufficient and we may find ourselves in breach of legislation, subject to audits and reviews by governmental authorities and subject to fines or penalties as a result of user content. Our brand and reputation may be damaged by reports of non-compliance.

Additionally, certain countries, such as the People’s Republic of China (the “PRC” or “China”), have laws that permit governmental entities to restrict marketing or distribution of interactive entertainment software products because of the content therein. For example, the government and regulatory authorities in China have adopted regulations governing content contained within videos, games, and other information over the internet. Under these regulations, internet content providers are prohibited from posting or displaying over the internet content that, among other things, violates the PRC laws and regulations, impairs the national dignity of China or the public interest, or is obscene, superstitious, fraudulent, violent or defamatory. Internet content providers are also prohibited from displaying content that may be deemed by relevant government authorities as “socially destabilizing” or leaking “state secrets” of China. Such regulations may extend to a prohibition on certain state flags, or scrutiny of in-game chat and messaging functions. These rules and regulations could limit our growth potential in China and may damage our reputation, any of which could have a material adverse effect on our business. See “-Risk Related to the Company's International Operations and Ownership— Expansion into new international markets, such as China, would subject us to increased regulatory oversight and regulatory, economic, social, health and political uncertainties, which could cause a material adverse effect on our business, financial position, and results of operations.”

The Russian Information Law also imposes rather stringent content moderation rules, which, in some cases, require certain entities (e.g., social media) to proactively moderate content, while requiring any other services to promptly (including as soon as within one day) delete or block any content notified to the entity by the authorities as illicit. Moreover, Federal Law No. 436-FZ “On Protection of Children from Information Damaging Their Health and Development” dated December 23, 2010, sets forth stringent rules as regards content for children. At the end of 2021, several global companies were fined for up to U.S.$ 100 million for failure to comply with the Russian content moderation rules. Russian legislation in the area of content moderation may be amended and stricter requirements may be introduced. For example, Russia is considering imposition of additional content moderation rules on gaming companies. For further information, see “—Risks Relating to the Russian Federation and the Company’s operations in Russia—The legal framework governing data protection and related internet services in Russia is not well developed, and we may be subject to the newly adopted legislation, as well as the changes to the existing legislation, which may be costly to comply with or may limit our flexibility to run our business.”

Furthermore, the future implementation of similar laws or regulations in the jurisdictions in which we operate may restrict or prohibit the sale of our games or may require modifications to our games that are costly to implement, degrade the consumer experience to the point where users cease to play the affected games, or are not feasible at all. Further changes in the regulations, their interpretation or their enforcement could have a material adverse effect on our business and results of operations.

Risks Related to the Company’s Intellectual Property

Our intellectual property rights and proprietary information help protect our business. If we are unable to obtain, maintain and enforce intellectual property protection for our games, or if the scope of intellectual property protection is not sufficiently broad, others may be able to develop and commercialize games substantially similar to ours, and our ability to successfully commercialize our games may be compromised.

We believe that our success depends, in part, on protecting our owned and licensed intellectual property rights in the United States and in other countries, and we strive to protect such intellectual property rights by relying on applicable law in such jurisdictions, including federal, state and common law rights, as well as contractual restrictions. Our intellectual property includes certain trademarks, copyrights and trade secrets relating to our games or technology we operate, and other proprietary or confidential information. Our success may depend, in part, on our and our licensors’ ability to protect the trademarks, trade dress, names, logos or symbols under which we market our games and other products and to obtain and maintain copyright, trade secret and other intellectual property protection for the technologies, designs, software and innovations used in our games and our business. It is possible that third parties, including our competitors, may develop similar technology to ours that overlap or compete with our technology. If we are unable to adequately protect our intellectual property and other proprietary rights, our competitive position and our business could be harmed. If third parties obtain patent protection with respect to such technologies, they may assert that our technology infringes their patents and seek to charge us a licensing fee or otherwise preclude the use of our technology. We do not own any patents or pending patent applications, and may not own any in the future. Accordingly, we are not able to assert any infringement claims against any third party. Furthermore there is a risk that third parties may assert that our technology infringes their patents, and we may not be able successfully to defend such claims or to counterclaim in order to invalidate such third party patents.

We have pursued and continue to pursue the filing and registration of trademarks in the United States and certain other jurisdictions, a process that is expensive and time-consuming, particularly when it is likely that not all trademark applications will be successful. We may not pursue infringement claims or be able to obtain protection for our intellectual property rights in all jurisdictions. Our copyright may not be recognized and our trademarks applications may be denied in certain jurisdictions because they are determined, pursuant to the applicable law, not to fulfill the criteria for copyright or trademark protection. In some cases, to the extent that a trademark is not registered within a certain class or region, a third party may attempt to have a ‘competing’ trademark registered in such class or region thus diluting our trademark and damaging our goodwill. Even if we are successful in obtaining registered trademark and, where applicable, registered copyright protection, it is expensive to maintain these rights and the costs of defending our rights could be substantial. Moreover, our failure to develop and properly manage new intellectual property could hurt our market position and limit or eliminate our business opportunities. Furthermore, changes to intellectual property laws may jeopardize the enforceability and validity of our existing intellectual property portfolio and harm our ability to obtain protection for future intellectual property rights.

In addition, we cannot assure you that we will be able to maintain consumer value in our trademarks, copyrights or other intellectual property rights in our technologies, designs, software and innovations. The measures we take to protect our intellectual property rights may not provide us with a competitive advantage and our competitive position and our business could be harmed. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, or our intellectual property rights may not be sufficient to permit us to take advantage of current market trends, which could result in competitive harm.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We rely on maintaining as confidential our trade secrets and other proprietary information, including our know-how, software source code and technology, to maintain our competitive position. We enter into agreements containing obligations of confidentiality with our employees and independent contractors in order to limit access to, and disclosure and use of, our trade secrets and proprietary information, but we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information. Further, we cannot assure you that the obligation to maintain the confidentiality of our trade secrets and proprietary information will be honored. Any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Additionally, even if parties to whom we intentionally disclose our trade secrets and other proprietary information maintain the confidentiality of that information, third party actions may result in a breach of our cybersecurity or information technology systems, or those of the persons to whom we disclosed our trade secrets or proprietary information, which could result in the loss of confidentiality of our trade secrets and proprietary information. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets, including absent properly drafted legal regime to that effect. Trade secrets do not provide a monopoly protection right, so if any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, which could harm our competitive position, business, financial condition, results of operations, and prospects.

We may be subject to claims that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Many of our employees, consultants and advisors are currently or were previously employed at other companies in our field, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us by including standard provisions in our employment agreements and contracts with consultants, advisors and independent contractors, as well as by entering into non-disclosure agreements, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer in the performance of their work for us. If any such claims are asserted, whether they are made with or without basis, we may need to engage in litigation to defend against them. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable personnel and the right to use valuable intellectual property rights or proprietary information. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and our employees.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful.

Third parties, including our competitors, could be infringing, misappropriating or otherwise violating our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly. The steps we have taken to protect our proprietary rights may not be adequate to enforce our rights against infringement, misappropriation or other violation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Any inability to meaningfully enforce our intellectual property rights could harm our ability to compete and reduce demand for our games.

In the future, we may make claims of infringement against third parties, or make claims that third-party intellectual property rights are invalid or unenforceable. These claims could:

●	cause us to incur greater costs and expenses in the protection of our intellectual property;

●	potentially negatively impact our intellectual property rights, for example, by causing one or more of our intellectual property rights to be ruled or rendered unenforceable or invalid;

●	potentially negatively impact our position vis-à-vis third-party intellectual property rights if they are determined to be valid and enforceable; or

●	divert management’s attention and our resources.

In any lawsuit we bring to enforce our intellectual property rights, a court may refuse to stop the other party from using the technology at issue on grounds that our intellectual property rights do not cover the technology in question or that certain use which we believe to be harmful is a fair use. Further, in such proceedings, the defendant could counterclaim that our intellectual property is invalid or unenforceable and the court may agree, in which case we could lose valuable intellectual property rights. The outcome in any such lawsuits are unpredictable.

Litigation or other legal proceedings could result in public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of intellectual property proceedings could harm our ability to compete in the marketplace. In addition, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. Although disclosures made in the course of litigation are usually subject to non- disclosure and non-compete obligations, if a recipient of such disclosures did choose to use the information in its business it may be difficult for us to prove that any developments made by such recipient is as a direct result of unauthorized use of our confidential information. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

We license certain intellectual property rights from third parties, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property rights or technology.

We license certain intellectual property rights from third parties related to the operations of our business, including those needed to develop our own intellectual property and non-exclusive licenses with respect to the use of certain intellectual property rights of the platforms on which our games are offered. Even if games based on licensed content or brands remain popular, any of our licensors could decide not to renew our existing licenses or not to license additional intellectual property rights to us and instead license to our competitors or develop and publish its own games or other applications, competing with us in the marketplace. Many of these licensors already develop games for other platforms, and may have significant experience and development resources available to them should they decide to compete with us rather than license to us.

Failure to maintain or renew our existing licenses or to obtain additional licenses would impair our ability to introduce new games or to continue to offer our current games, which would materially harm our business, results of operations and financial condition. If we breach our obligations under existing or future licenses, we may be required to pay damages and our licensors might have the right to terminate the license. Termination by a licensor would cause us to lose valuable rights and could inhibit our ability to commercialize future games, which would harm our business, results of operations and financial condition. In addition, most of our licensed intellectual property rights are licensed to us on a non-exclusive basis. The owners of nonexclusively licensed intellectual property rights are free to license such rights to third parties, including our competitors, on terms that may be more advantageous than those offered to us, which could place us at a competitive disadvantage. In addition, the agreements under which we license intellectual property rights or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations.

In the future, we may identify additional third-party intellectual property rights we may need to license in order to engage in our business, including to develop or commercialize new games. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on our net sales. Moreover, such licenses may be non-exclusive, which could give our competitors access to the same intellectual property rights licensed to us. If we are unable to enter into the necessary licenses on acceptable terms or at all, if any necessary licenses are subsequently terminated, if our licensors fail to abide by the terms of the licenses, if our licensors fail to prevent infringement by third parties, or if the licensed intellectual property rights are found to be invalid or unenforceable, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Even if we are successful in gaining new licenses or extending existing licenses, we may fail to anticipate the entertainment preferences of our players when making choices about which brands or other content to license. If the entertainment preferences of players shift to content or brands owned or developed by companies with which we do not have relationships, we may be unable to establish and maintain successful relationships with these developers and owners, which would materially harm our business, results of operations and financial condition. In addition, some rights are licensed from licensors that have or may develop financial difficulties, and may enter into bankruptcy protection under U.S. federal law or the laws of other countries. We do not have source code escrow arrangements in place with any of these licensors and, as such, if any of our licensors files for bankruptcy, (i) our licenses might be impaired or voided, and (ii) we would not be provided with access to the proprietary source code which would enable us to keep running the software without the permission or assistance of the licensor, each of which could materially harm our business, results of operations and financial condition.

We use open source software in connection with certain of our games, which may pose particular risks to our proprietary software, games and services in a manner that could have a negative impact on our business.

We use open source software in connection with our technology and games. The original developers of the open source code provide no warranties on such code and open source software may have unknown bugs, malfunctions and other security vulnerabilities which could impact the performance and information security of our technology. Some open source software licenses impose significant limitations on the use of their proprietary software, including, among other things, a limitation on the number of free copies that may be distributed as well as the requirement to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. Although we believe we are in compliance with the license terms of the open source software that we use, from time to time, we may face claims from the copyright holders of open source software alleging copyright infringement and breach of contract for failure to meet the open source license terms, such as the failure to publicly disclose our proprietary code that is a derivative work of the open source software. Additionally, the copyright holders of certain open source software could demand release of the source code of any of our proprietary code that is a derivative work of the open source software, or otherwise seek to enforce, have us specifically perform, or recover damages for the alleged infringement or breach of, the terms of the applicable open source license. While we would not expect there to be a basis for such claims or for them to succeed, there is a risk that these types of claims may be brought and it is possible that such claims could succeed. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our games and replace problematic open source software with third party licensed software or our proprietary software. The terms of various open source licenses have been interpreted by courts to a very limited extent, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions, obligations or restrictions on our use of the open source software. We endeavor to use open source software in a manner that complies with the terms of the open source licenses while at the same time not requiring the disclosure of the source code of our proprietary software. Our failure to comply with the terms of the open source licenses could result in our being enjoined from using certain software and require us to replace certain code used in our games, pay a royalty or license fee to use some open source code, make the source code of our games publicly available, pay damages for copyright infringement or breach of contract of open source licenses, or temporarily or permanently discontinue certain games. The above risks could have a material adverse effect on our competitive position, business, reputation, legal exposures, financial condition, results of operations and prospects.

The intellectual property rights of others may prevent us from developing new games and services or entering new markets or may expose us to liability or costly litigation.

Our success depends in part on our ability to continually adapt our games to incorporate new technologies, as well as intellectual property related to game mechanics and procedures, and to expand into markets that may be created by these new developments. If technologies are protected by the intellectual property rights of others, including our competitors, we may be prevented from introducing games based on these technologies or expanding into markets created by these technologies.

We cannot assure you that our business activities and games will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. We may in the future be subject to litigation alleging that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including our competitors, non-practicing entities and former employers of our personnel. A successful claim of infringement by a third party against us, our games or one of our licensees in connection with the use of our technologies, game mechanics or procedures, or an unsuccessful claim of infringement made by us against a third party or its products or games, could adversely affect our business or cause us financial harm. Any such claim and any resulting litigation, should it occur, could:

•	be expensive and time consuming to defend or require us to pay significant amounts in damages;

•	result in invalidation of our proprietary rights or render our proprietary rights unenforceable;

•	cause us to cease making, licensing or using games that incorporate the subject intellectual property;

•	require us to redesign, reengineer or rebrand our games or other products or services or limit our ability to bring new games or other products or services to the market in the future;

•	require us to enter into costly or burdensome royalty, licensing or settlement agreements in order to obtain the right to use a product or process;

•	impact the commercial viability of the games that are the subject of the claim during the pendency of such claim; or

•	require us to stop offering the infringing games or other products or services.

If any of our technologies or games are found to infringe, misappropriate or otherwise violate a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing or using such technology or game. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non- exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments. We could also be forced, including by court order, to cease the commercialization or use of the infringing, misappropriating or otherwise violating technology, game or game element. Accordingly, we may be forced to design around such infringed, misappropriated or otherwise violated intellectual property, which may be expensive, time-consuming or infeasible. In addition, we could be found liable for significant monetary damages, including enhanced damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. Claims that we have misappropriated the confidential information or trade secrets of third parties could similarly harm our business. If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement, misappropriation or other violation claims against us, such payments, costs or actions could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

We may not be able to enforce our intellectual property rights throughout the world.

We may be required to protect our intellectual property and proprietary information in an increasing number of jurisdictions, a process that is expensive and may not be successful. Or we may not pursue protection of our intellectual property in every jurisdiction in which we or our licensees operate. Filing, prosecuting, maintaining, defending, and enforcing our intellectual property rights in all jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some jurisdictions outside the United States may be less extensive than those in the United States. Competitors may use what we regard as our intellectual property in jurisdictions where we have not obtained protection over that intellectual property to develop their own games and, further, may export otherwise violating games to territories where we have protection. These games may compete with our games, and our intellectual property rights may not be effective or sufficient to prevent such competition. In addition, the laws of some foreign jurisdictions do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant challenges in establishing and enforcing their intellectual property and other proprietary rights outside of the United States. These challenges can be caused by the absence or inconsistency of the application of rules and methods for the establishment and enforcement of intellectual property rights outside of the United States. In addition, the legal systems of some jurisdictions, particularly developing countries, do not favor the enforcement of intellectual property protection. This could make it difficult for us to stop the infringement, misappropriation or other violation of our intellectual property rights. Accordingly, we may choose not to seek protection in certain jurisdictions, and we will not have the benefit of protection in such jurisdictions. Proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such jurisdictions may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign jurisdictions may affect our ability to obtain adequate protection for our games or enforce our intellectual property rights. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our competitive position may be harmed.

The registered or unregistered trademarks or trade names that we own or use may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other trademarks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition. In addition, third parties have filed, and may in the future file, for registration of trademarks similar or identical to our trademarks, thereby impeding our ability to build brand identity and possibly leading to market confusion and trademark dilution. If third parties succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to develop brand recognition of our games. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, which could harm our competitive position, business, financial condition, results of operations and prospects.

If we are not able to maintain and enhance our brand, our business and operating results may be adversely affected.

Our brand name, image and the goodwill that exists in both are integral to the growth of our business and to the implementation of our strategies for expanding our business. We believe that our brand image has significantly contributed to the success of our business and is critical to maintaining and expanding our customer base. Maintaining and enhancing our brand and goodwill may require us to make substantial investments in areas such as research and development, marketing and customer experience, and these investments may not be successful. Acquisitions of new businesses in accordance with our acquisition strategy may put additional pressure on our existing and newly acquired brands, and require us to invest more resources in developing, maintaining and further enhancing our brands.

We anticipate that, as our business expands into new markets, we launch new game offerings and the industry in which we operate becomes increasingly competitive, maintaining and enhancing our brand may become difficult and expensive. For example, consumers in any new international markets into which we expand may not know our brand and/or may not accept our brand, resulting in increased costs to market and attract customers to our brand. Our brand may also be adversely affected if our public image or reputation is tarnished by negative publicity, including negative social media campaigns, poor reviews of our products or negative customer experiences. For example, we receive complaints from users regarding various aspect of our games, our policies or practices. In particular, we have received complaints regarding inappropriate behavior and content posted in our in-game chats and via private messages among game players. Although we have implemented internal mechanisms to track and react to inappropriate behavior by our customers, we can provide no assurance that we will be able to react to such behavior in a timely manner in the future. This inability to react to such behavior in a timely manner may become increasingly problematic as legislation is being implemented in various jurisdictions in order to implement controls over harmful online behavior and increase the responsibility of platforms (see “—Risks Related to the Company’s Information Technology and Data Security—Our business, products, and distribution are subject to increasing regulation of content. If we do not successfully respond to these regulations, our business, financial condition and results of operations could be materially adversely affected” above for further detail). In addition, we can provide no assurance that we will not be party to further claims and actions by either the customers affected by any inappropriate behavior or the customers who have been restricted or banned from our in-game chats for such behavior.

Additionally, our brand may be adversely affected by our ties to Russia in light of Russia’s ongoing military conflict in Ukraine. Our origins trace back to Russia, and we conduct some of our business operations (albeit non-vital and designated for entire divestment in accordance with our strategic plans) in Russia. For further information regarding our divestment strategy, see “Prospectus Summary—Recent Developments.” Notwithstanding our strategic plan to entirely divest our Russia-based assets, any action or inaction taken by the Company arising from or relating to the Russian military conflict in Ukraine, including in respect of our presence in Russia, the perception of an indirect funding of the military operation in the form of tax payments to the Russian Federation, or our mere association with Russia, could adversely affect our brand and could be negatively viewed by our investors, users or employees. Any of the foregoing could have a material adverse effect on our business, financial condition (including our liquidity position) and results of operations.

Furthermore, ineffective marketing, product diversion to unauthorized distribution channels, product defects, unfair labor practices and failure to protect our intellectual property rights are among the potential threats to the strength of our brand, and those and other factors could rapidly and severely diminish consumer confidence in us and our brand. Failure to maintain the strength of our brand could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Company’s International Operations and Ownership

We face added business, political, regulatory, operational, financial and economic risks as a result of our operations and distribution in a variety of countries, any of which could increase our costs and hinder our growth.

A significant portion of our operations are outside of the United States, including our principal executive offices in Cyprus, and we generate a significant portion of our revenues from operations outside of the United States. For each of the years ended December 31, 2021, 2020 and 2019, we derived 69%, 63% and 59%, respectively, of our revenues from sales to players outside of the United States. Our operations in foreign jurisdictions may subject us to additional risks customarily associated with such operations, including:

•	challenges caused by distance, language and cultural differences;

•	the complexity of foreign laws, regulations and markets;

•	the uncertainty of enforcement of remedies in foreign jurisdictions;

•	higher costs associated with doing business internationally;

•	the effect of currency exchange rate fluctuations;

•	difficulties in staffing and managing international operations;

•	the impact of foreign labor laws and disputes;

•	the ability to attract and retain key personnel in foreign jurisdictions;

•	protectionist laws and business practices that favor local businesses in some countries;

•	the economic, tax and regulatory policies of local governments;

•	compliance with applicable anti-money laundering, anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws that generally prohibit U.S. persons and companies and their agents from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business;

•	economic tensions between governments and changes in international trade policies and/or the economic and trade sanctions programs administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury;

•	difficulty of verifying end-user information, including for the purposes of complying with the verification requirements of certain countries and with the economic and trade sanctions programs administered by OFAC;

•	compliance with local data protection laws;

•	limitations on and costs related to the repatriation of funds;

•	compliance with applicable sanctions regimes regarding dealings with certain persons or countries;

•	restrictions on the export or import of technology;

•	trade and tariff restrictions;

•	variations in tariffs, quotas, taxes and other market barriers; and

•	difficulties in obtaining and enforcing intellectual property rights in countries other than the United States.

Certain of these laws also contain provisions that require accurate record keeping and further require companies to devise and maintain an adequate system of internal accounting controls. Although we have implemented policies and controls that are designed to ensure compliance with these laws, if those controls are ineffective or an employee or intermediary fails to comply with the applicable regulations, we may be subject to criminal and civil sanctions and other penalties. Any such violation could disrupt our business and adversely affect our reputation, results of operations, cash flows and financial condition.

Further, violations of the complex laws and regulations that apply to our business’ international operations in the various countries in which we operate may result in fines, criminal actions or sanctions against us, our officers or our employees; prohibitions on the conduct of our business; and damage to our reputation. Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors or agents will not violate our policies. These risks inherent in our international operations and expansion increase our costs of doing business internationally and could harm our business.

Lastly, our ability to expand successfully in foreign jurisdictions involves other risks, including difficulties in integrating foreign operations, risks associated with entering jurisdictions in which we may have little experience and the day-to-day management of a growing and increasingly geographically diverse company. We may not realize the operating efficiencies, competitive advantages or financial results that we anticipate from our investments in foreign jurisdictions. In addition, our international business operations could be interrupted and negatively affected by terrorist activity, political unrest or other economic or political uncertainties. Moreover, foreign jurisdictions could impose tariffs, quotas, trade barriers and other similar restrictions on our international sales.

Our failure to comply with the anti-corruption, trade compliance and economic sanctions laws and regulations of the United States and applicable jurisdictions could materially adversely affect our reputation and results of operations.

Because we operate internationally, we must comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the U.K. Bribery Act 2010 (the “Bribery Act”), as well as the laws of the countries where we do business. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. Where they apply, the FCPA and the Bribery Act prohibit us and our officers, directors, employees and business partners acting on our behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing or providing anything of value to public officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. As part of our business, we may deal with governments and state-owned business enterprises, the employees and representatives of which may be considered public officials for purposes of the FCPA and the Bribery Act. We also are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and agents into contact with public officials responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption.

Our business must be conducted also in compliance with applicable economic and trade sanctions laws and regulations, such as those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our global operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and economic and trade sanctions laws and regulations. Our failure to comply with these laws and regulations may expose us to reputational harm as well as significant penalties, including criminal fines, imprisonment, civil fines, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Despite our compliance efforts and activities we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

Further, because end-users may download our games on third-party platforms that we do not control, our games may be downloaded and played by persons that are the target, or individuals in countries or territories that are the target, of economic sanctions administered by the United States, the European Union and other governmental authorities. Although we have taken steps to limit the ability of end-users to download our games from sanctioned countries, we cannot eliminate the risk that our games will be played in countries or territories that are the target of economic sanctions administered by the United States, the European Union and other governmental authorities.

It may be difficult to enforce a judgment of a U.S. court against us and our officers and directors, to assert U.S. securities laws claims in Cyprus or to serve process on our officers and directors.

We maintain offices in Cyprus and many of our employees and officers and directors are residents of Cyprus. Certain of our assets and the assets of these persons are located in Cyprus. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by a Cypriot court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Cyprus. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Cyprus. Cypriot courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Cyprus is not the most appropriate forum in which to bring such a claim. In addition, even if a Cypriot court agrees to hear a claim, it may determine that Cypriot law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Cypriot law. There is little binding case law in Cyprus that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Cyprus, you may not be able to collect any damages awarded by either a U.S. or foreign court.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our financial condition and results of operations.

Our functional currency is the U.S. Dollar and our expenses are primarily denominated in U.S. Dollars. However, a substantial portion of our revenue are denominated in euros. This foreign currency exposure gives rise to market risk associated with weakening of the euro versus the U.S. Dollar. Additionally, certain of our euro-denominated banks accounts are subject to negative interest rates, and a further increase in such negative interest rates could adversely affect our financial condition and results of operations.

In addition, increased international sales in the future may result in greater foreign currency denominated sales, increasing our foreign currency risk. Moreover, operating expenses incurred outside the United States and denominated in foreign currencies are increasing and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our financial condition and results of operations could be adversely affected. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure, which could adversely affect our financial condition and results of operations.

We are subject to various laws and regulations in the jurisdictions in which we operate, many of which are unsettled or are subject to change. We may be unable to identify or address regulatory changes in timely manner or at all, which could lead to additional compliance costs, customer claims and investigations by regulators, which in turn, can have a material adverse effect on our financial condition and results of operations.

We are subject to a variety of laws in the jurisdictions in which we operate, including laws regarding advertising, consumer protection and intellectual property, which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. For example, in January 2021, we received an advice notice from the United Kingdom Advertising Standards Authority (“ASA”) alleging that certain of our advertising on the Manchester Evening News website did not reflect the content of the game and could mislead consumers, and in July 2021 we received a letter from Advertising Standards Canada (Ad Standards) regarding a complaint which alleges that one of our ads is inappropriate for children. While we have discontinued the adverts referenced in the notices and do not expect further action from the relevant regulators, we may be subject to further complaints and, as a result, our reputation may be harmed and our business, prospects, financial condition and results of operations could be materially and adversely affected.

Additionally, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the adverts posted or the content provided by users. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. We are potentially subject to a number of foreign and domestic laws and regulations that affect the offering of certain types of content, such as that which depicts violence, many of which are ambiguous, still evolving and could be interpreted in ways that could harm our business or expose us to liability. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

We may be unable to identify or address regulatory changes in a timely manner or at all, which could lead to additional compliance costs, customer claims and investigations by regulators, which in turn, can have a material adverse effect on our financial condition and results of operations. We may be forced to implement new measures to address regulatory changes, which may require us to expend substantial resources or to modify our games, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

We have no controlling shareholders, however, the loss of one or more of our largest shareholders could significantly harm our business.

We are held by a diverse group of shareholders. Our largest shareholders include our co-founders, Andrey Fadeev and Boris Gertsovskiy and Everix Investments Limited, who beneficially own an aggregate of approximately 20%, 20% and 38%, respectively, of our currently outstanding ordinary shares, and whose individual interests will influence the decision-making process of the Company by means of their representation on our Board of Directors. As a result, we have no single controlling shareholder able to influence key decision making and therefore any disagreements among our largest shareholders could potentially adversely affect the key decision-making process, which could result in significant disruptions to our business and may materially adversely affect our business, results of operations, cash flows or financial condition. For example, in 2018 one of the shareholders of Nexters Global filed a petition in a Cypriot court for the appointment of an interim receiver and/ or liquidator to protect and preserve the value of the assets of the company. The petition was dismissed by the court following resolution.

Conversely, these largest shareholders, acting together, could have significant influence over the outcome of matters submitted to our shareholders for approval, including the election or removal of directors; any amendments to our articles of incorporation or bylaws; any merger, consolidation or sale of all or substantially all of our assets; and over the management and affairs of the Company. Furthermore, our articles of association contain provisions requiring certain matters to be approved by a supermajority vote of directors (all directors minus one) that effectively allow any two directors to block actions that the other directors believe are in the best interests of the Company and may materially adversely affect our business, results of operations, cash flows or financial condition. Matters that require the approval of a supermajority of directors include:

(a)	redemption or repurchase of the shares of the Company (subject to the approval of the shareholder whose shares are to be acquired or redeemed, save in circumstances where the Companies Act permits the compulsory redemption or repurchase of shares);

(b)	creating new classes of shares and setting the rights and privileges attaching thereto;

(c)	amending the Amended and Restated Memorandum and Articles of Association of the Company (subject to certain limitations imposed by the Companies Act, set out below), and/or giving prior approval to amendments to the Amended and Restated Memorandum and Articles of Association which are subsequently approved by the shareholders of the Company;

(d)	issuance of shares with an aggregate value greater than 5% of the revenue of the Company;

(e)	declaring dividends, and adopting or amending any dividend policy;

(f)	setting the size of the board of directors of the Company;

(g)	incurring indebtedness of the Company in an amount greater than 5% of the revenue of the Company;

(h)	the Company extending credit or making any advance or capital contribution to or in any third party (other than in connection with working capital matters or ordinary-course employee advances) for an amount in excess of 0.5% of the revenue of the Company;

(i)	the acquisition by the Company or its subsidiaries of share stakes in other companies (other than ordinary course treasury operations of the relevant entity) or the acquisition of assets constituting a business, in each case where the value of such acquisition (whether completed in one transaction or a series of related transactions) exceeds $1,000,000 (one million US dollars);

(j)	the Company or any of its subsidiaries entering into joint ventures with any person;

(k)	the Company or any of its subsidiaries establishing or amending any profit-sharing, share-option or other similar incentive scheme for directors, officers or employees (save where such scheme has been previously approved);

(l)	the Company adopting the strategy and business plan and any changes or modifications thereto (subject to certain dispute resolution mechanisms set out in the Amended and Restated Memorandum and Articles of Association of the Company);

(m)	any sale of all or substantially all of the business or assets of the Company or its subsidiaries;

(n)	any actions to be decided by the Company in relation to exercising warrants over shares in the Company;

(o)	the appointment or removal of a Chief Executive Officer; and

(p)	the appointment of a voluntary liquidator or the initiation of any dissolution, bankruptcy filing or similar action of the Company or any of its subsidiaries.

The limitations on the ability of the directors to amend the Amended and Restated Memorandum and Articles of Association are set out below. The directors do not have the power to amend the Amended and Restated Memorandum and Articles of Association:

(a)	to restrict the rights or powers of the shareholders to amend the memorandum or articles of association;

(b)	to change the percentage of shareholders required to pass a resolution to amend the memorandum or articles; or

(c)	in circumstances where the memorandum or articles cannot be amended by the shareholders.

The beneficial owners of Everix Investments Limited are Igor Bukhman and Dmitrii Bukhman, founders of Playrix (a leading global mobile games developer), which is a competitor of the Company. As a result, they may have a conflict of interest in certain decision-making processes, which may be adverse to that of the Company or our shareholders.

Our largest shareholders have particular expertise in various aspects essential to the ongoing operations and growth plans of the Company. Any loss of any particular group of shareholders that contributes its expertise to the Company, either by way of disposition of shares and/or discontinuation of their representation on our Board of Directors, could result in the loss of expertise essential to the ongoing operations and growth plans of the Company and could result in significant disruptions to our business, and therefore be materially adverse.

Expansion into new international markets, such as China, would subject us to increased regulatory oversight and regulatory, economic, social, health and political uncertainties, which could cause a material adverse effect on our business, financial position and results of operations.

We may in the future expand our business and operations into new international jurisdictions in which we have limited operating experience, including with respect to seeking regulatory approvals and marketing and selling our games, products and services. For example, our growth in China could be limited by the available legal protections and uncertain aspects of the PRC legal system. Furthermore, under the PRC legal system, the government’s intervention power can be more expansive than in other jurisdictions. The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. For example, with respect to data protection and cybersecurity, China has recently passed its Cybersecurity Law, Data Security Law and Personal Information Protection Law, all of which aim to regulate the processing of and activities related to data and personal data. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. The PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection available than in other legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Additionally, the Chinese central government exercises significant control over the Chinese economy, including through controlling capital, foreign currency exchange, foreign exchange rates and tax regulations, providing preferential treatment to certain industry segments or companies and issuing required licenses to conduct business. These uncertainties could limit our growth potential in China, which could have a material adverse effect on our business.

Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.

We operate in multiple jurisdictions and are subject to tax laws and regulations of the U.S. federal, state and local and non-U.S. governments. U.S. federal, state and local and non-U.S. tax laws and regulations are complex and subject to varying interpretations. U.S. federal, state and local and non-U.S. tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on our financial condition and results of operations. Further, future changes to U.S. federal, state and local and non-U.S. tax laws and regulations could increase our tax obligations in jurisdictions where we do business, or are deemed to do business, for tax purposes, or require us to change the manner in which we conduct some aspects of our business.

Due to the nature of our business, we are likely subject to significant taxes and fees that could increase at any time and could materially affect our financial condition and results of operations.

The gaming industry represents a significant source of tax revenue to many jurisdictions. Gaming companies are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. For example, the Russian tax authorities have recently started discussing the imposition of a tax on the use of customer data for marketing and other purposes and similar taxes may be adopted by other jurisdictions in which we operate. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase in tax rates, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, tax authorities may impose indirect taxes on internet-related commercial activity based on existing statutes and regulations or newly enacted law. Tax authorities may interpret existing tax laws originally enacted for commercial activities that are physically carried out and apply it to internet-based activities as well. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in- jurisdiction activities may vary from period to period which could result in differences in nexus from period to period.

Risks Relating to the Russian Federation and the Company’s operations in Russia

Political or other risks in Russia could adversely affect our business.

Historically, the majority of our game developers were located in Russia and, until our strategic plan to eliminate the Company’s exposure to Russia has been fully implemented, we currently continue to employ game developers in Russia. Furthermore, for the year ended December 31, 2021, we derived 13.3% of our total revenue from the Former Soviet Union countries. Additionally, we have operating subsidiaries located in Russia. Any change in the Russian Government or its program of reform or lack of consensus between the Russian President, the Prime Minister, the Russian Government, the Parliament and powerful economic groups could lead to political instability, which could pose a risk to our continued business operations in the region.

Russia is a federative state consisting of 85 constituent entities, or “subjects”. The Russian Constitution reserves some governmental powers for the Russian Government, some for the subjects and some for areas of joint competence. In addition, eight “federal districts” (“federal’nye okruga”), which are overseen by a plenipotentiary representative of the President, supplement the country’s federal system. The delineation of authority among and within the subjects is, in many instances, unclear and contested, particularly with respect to the division of tax revenues and authority over regulatory matters. For these reasons, the Russian political system is vulnerable to tension and conflict between federal, subject and local authorities. This tension creates uncertainties in the operating environment in Russia, which may prevent us from carrying out our strategy effectively. The risks associated with these events or potential events could materially and adversely affect the investment environment and overall consumer and entrepreneurial confidence in Russia, and our business, prospects, financial condition and results of operations could be materially and adversely affected.

Political and economic relations between Russia, the United States, the European Union, the United Kingdom and certain other jurisdictions are complex. The Russian economy has often been impacted by actions taken by governments outside of Russia and by political risk within Russia. The United States, the European Union, the United Kingdom and certain other countries have imposed economic sanctions on certain Russian government officials, businessmen, private individuals and companies operating in Russia or owned by persons sanctioned under the Russian sanctions program, as well as “sectoral” sanctions affecting specified types of transactions with named participants in certain industries, including named Russian financial state-owned institutions, and sanctions that prohibit most commercial activities of U.S., EU, and U.K. persons in Crimea and Sevastopol. In 2019 and 2021, these sanctions were prolonged and extended and new sanctions were imposed against numerous Russian persons under sanctions programs relating to Russia and Belarus.

On February 24, 2022, Russian military forces commenced a military operation in Ukraine, and sustained conflict and disruption in the region is likely. Although the length, impact and outcome of the ongoing military conflict in Ukraine is highly unpredictable, this conflict could lead to significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, instability in financial markets, supply chain interruptions, political and social instability, changes in consumer or purchaser preferences as well as increase in cyberattacks and espionage.

Russia’s recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military action against Ukraine have led to an unprecedented expansion of sanction programs imposed by the United States, the European Union, the United Kingdom, Canada, Switzerland, Japan and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including, among others:

•	blocking sanctions against some of the largest state-owned and private Russian financial institutions (and their subsequent removal from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system) and certain Russian businesses, some of which have significant financial and trade ties to the European Union;.

•	blocking sanctions against Russian and Belarusian individuals, including the Russian President, other politicians and those with government connections or involved in Russian military activities; and

•	blocking of Russia’s foreign currency reserves as well as expansion of sectoral sanctions and export and trade restrictions, limitations on investments and access to capital markets and bans on various Russian imports.

In retaliation against new international sanctions and as part of measures to stabilize and support the volatile Russian financial and currency markets, the Russian authorities also imposed significant currency control measures aimed at restricting the outflow of foreign currency and capital from Russia, imposed various restrictions on transacting with non-Russians parties, banned exports of various products and other economic and financial restrictions. For further details on sanctions, see also “—Our business may be affected by sanctions, export controls and similar measures targeting Russia and other countries and territories as well as other responses to Russia’s military conflict in Ukraine, including indefinite suspension of operations in Russia and Belarus by many multi-national businesses across a variety of industries.” The situation is rapidly evolving as a result of the conflict in Ukraine, and the United States, the European Union, the United Kingdom and other countries may implement additional sanctions, export controls or other measures against Russia, Belarus and other countries, regions, officials, individuals or industries in the respective territories. Such sanctions and other measures, as well as the existing and potential further responses from Russia or other countries to such sanctions, tensions and military actions, could adversely affect the global economy and financial markets and could adversely affect our business, prospects, financial condition and operating results.

While all of our vital infrastructure, including our servers and licenses, as well as the majority of our most critical personnel, including top management, department heads, producers of game development and operation, project managers and product owners, are located outside Russia, we conduct what we consider to be non-vital business operations within Russia. Our board of directors has determined that it is in the best interests of the Company, our player community and our investors to eliminate – to the maximum extent possible within the Company’s control – our exposure to country risks related to Russia, and has developed plans to implement this strategy. To this end, we have established, with the support of our board of directors, an internal committee focused on the relocation of critical personnel still located in Russia, Ukraine and Belarus, with the ultimate goal of relocating the vast majority of critical personnel within the next few months to Cyprus, Armenia and certain other “safe-harbor” countries. Furthermore, as a part of the strategic plan to eliminate the Company’s exposure to Russia, our board of directors resolved on July 11, 2022 to divest the Company of its Russia-based subsidiaries in their entirety, as we do not consider them to be vital to our business operations. Nevertheless, until we have fully implemented these strategic plans to eliminate our risks related to Russia, the Company remains subject, either directly or indirectly, to the additional or heightened risks associated with Russia’s military conflict in Ukraine, including risks related to sanctions, export or capital controls, currency exchange limitations and potential limitations obtaining relevant government approvals. Furthermore, as we seek to divest the Company’s Russia-based assets to reduce our footprint in Russia, any of these risks could adversely affect a potential counterparty’s willingness or ability to purchase our Russia-based assets.

Furthermore, Russian authorities are currently increasing scrutiny in relation to foreign companies and developing various legislative and regulatory initiatives in response to recent geopolitical and economic events (albeit some of these may be politically motivated or populistic in nature). The recent initiatives include further restrictions on foreign businesses, appointment of external administration for foreign companies leaving Russia, and even nationalization. In particular, on May 24, 2022, the lower chamber of the Russian Parliament adopted in the first reading a draft law providing that, in certain cases, external administration may be appointed for Russian companies controlled by persons from unfriendly states (including Cyprus, where our headquarters are located) if they are terminating activities in Russia. Also, the legislators are discussing a draft law aimed at forced alienation of property held by the persons from unfriendly states (including Cyprus, where our headquarters are located) without paying them any compensation. In light of our plan to divest ourselves of our Russia-based assets, which we do not consider to be vital to our business operations, we do not believe that any of these measures, if enacted, or an ensuing nationalization of our assets in Russia, would substantially harm our business, financial condition and operating results. Nevertheless, we expect to incur certain impairments, losses on disposal and additional expenses associated with our strategic plans to eliminate our exposure to Russia, as discussed above, which we currently cannot estimate on a reliable basis.

We are actively monitoring the situation in Ukraine and assessing its impact on our business. To date we have not experienced any material interruptions in our infrastructure, supplies, technology systems or networks needed to support our operations. We have no way to predict the progress or outcome of the conflict in Ukraine or its impacts in Ukraine, Russia or Belarus as the conflict, and any resulting government reactions, are rapidly developing and beyond our control. The extent and duration of the military action, sanctions and resulting market disruptions could be significant and could potentially have substantial impact on the global economy and our business for an unknown period of time. Any of the abovementioned factors could impact our revenue stream from paying users in Russia and could have a material adverse impact on our business, prospects, financial condition and operating results. Any such disruptions may also magnify the impact of other risks described in this prospectus.

Additionally, our acquisition strategy targeting independent studios primarily in Europe and the Former Soviet Union exposes us to a higher risk of potential violations of sanctions related to Russia due to the higher potential for those studios to have ties to such sanctioned persons. While we undertake a customarily level of due diligence in respect of every company we target for acquisition, we can provide no assurance that our due diligence investigation of these companies will always be sufficient to uncover every potential violation of sanctioned activities or relationships with sanctioned persons. In the event that we should be or become in violation of compliance with existing or future sanctions in connection with our acquisition strategy or otherwise, we could be subject to significant penalties, including substantial monetary fines, and reputational harm. See “—Risks Related to the Company’s International Operations and Ownership—Our failure to comply with the anti-corruption, trade compliance and economic sanctions laws and regulations of the United States and applicable jurisdictions could materially adversely affect our reputation and results of operations.”

Furthermore, high levels of corruption reportedly exist in Russia, including the bribing of officials for the purpose of initiating investigations by government agencies. Corruption and other illegal activities could disrupt our ability to conduct our business effectively, and claims that the we are involved in such corruption or illegal activities could generate negative publicity, which could harm our financial condition, results of operations or prospects.

Our business may be affected by sanctions, export controls and similar measures targeting Russia and other countries and territories as well as other responses to Russia’s military conflict in Ukraine, including indefinite suspension of operations in Russia and Belarus by many multi-national businesses across a variety of industries.

As a result of Russia’s military conflict in Ukraine, governmental entities in the United States, the European Union, the United Kingdom and other jurisdictions have launched an expansion of coordinated sanctions and export control measures, including:

•	blocking sanctions on some of the largest state-owned and private Russian financial institutions (and their subsequent removal from SWIFT);

•	blocking sanctions against Russian and Belarusian individuals, including the Russian President, other politicians and those with government connections or involved in Russian military activities;

•	blocking sanctions against certain Russian businessmen and their businesses, some of which have significant financial and trade ties to the European Union and the United Kingdom;

•	blocking of Russia’s foreign currency reserves and prohibition on secondary trading in Russian sovereign debt and certain transactions with the Russian Central Bank, National Wealth Fund and the Ministry of Finance of the Russian Federation;

•	expansion of sectoral sanctions in various sectors of the Russian and Belarusian economies and the defense sector;

•	United Kingdom sanctions introducing restrictions on providing loans to, and dealing in securities issued by, persons connected with Russia;

•	restrictions on access to the financial and capital markets in the European Union, as well as prohibitions on aircraft leasing operations;

•	sanctions prohibiting most commercial activities of U.S. and EU persons in the so-called People’s Republic of Donetsk and the so- called People’s Republic of Luhansk (largely tracking prior prohibitions relating to Crimea and Sevastopol);

•	enhanced export controls and trade sanctions targeting Russia’s imports of technological goods as a whole, including tighter controls on exports and reexports of dual-use items, stricter licensing policy with respect to issuing export licenses, and/or increased use of “end- use” controls to block or impose licensing requirements on exports, as well as higher import tariffs;

•	closure of airspace to Russian aircraft;

•	ban on imports of Russian oil, liquefied natural gas and coal to the United States and “new investment” in Russia’s energy sector;

•	ban on imports of Russian fish, seafood, and preparations thereof, alcoholic beverages, and non-industrial diamonds, as well as sanctions and export controls related to “luxury goods”; and

•	ban on “new investment” in the Russian Federation by a U.S. person, which may be interpreted broadly.

As the conflict in Ukraine continues, there can be no certainty regarding whether the governmental authorities in the United States, the European Union, the United Kingdom or other counties will impose additional sanctions, export controls or other measures targeting Russia, Belarus or other territories. Furthermore, in retaliation against new international sanctions and as part of measures to stabilize and support the volatile Russian financial and currency markets, the Russian authorities also imposed significant currency control measures aimed at restricting the outflow of foreign currency and capital from Russia, imposed various restrictions on transacting with non-Russian parties, banned exports of various products and other economic and financial restrictions.

Our business must be conducted in compliance with applicable economic and trade sanctions laws and regulations, including those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant governmental authorities. We must be ready to comply with the existing and any other potential additional measures imposed in connection with the conflict in Ukraine.

We do not currently have contracts directly with the entities or businesses on the sanctions list. We continuously review and monitor our contractual relationships with our business partners to establish whether target of the applicable sanctions. In the unlikely event that we identify a party with which we have a business relationship that is the target of applicable sanctions, we would immediately activate a legal analysis of what gives rise to the business relationship, including any contract, to estimate the most appropriate course of action to comply with the sanction regulations, together with the impact of a contractual termination according to the applicable law, and then proceed as required by the regulatory authorities.

Furthermore, even if an entity is not formally targeted by sanctions by the United States, the European Union, the United Kingdom or other jurisdictions, customers and business partners of such entity may decide to reevaluate or cancel projects with such entity for reputational or other reasons. As result of the ongoing conflict in Ukraine, many U.S. and other multi-national businesses across a variety of industries, including consumer goods and retail, food, energy, finance, media and entertainment, tech, travel and logistics, manufacturing and others, have indefinitely suspended their operations and paused all commercial activities in Russia and Belarus. For example, Apple and Google, two of the primary platforms that distribute our games, have been suspended their respective digital wallet and mobile payment services, Apple Pay and Google Pay, in relation to credit cards issued by Russian financial institutions that are the subject of sanctions. Players who access our games via these platforms in Russia will therefore be disconnected from the primary means to make in-game purchases. We therefore expect a significant decline in Bookings, and therefore revenues, derived from players located in Russia, which may materially and adversely affect our business, results of operations and financial condition.

Economic and other risks in Russia could adversely affect our business.

The majority of our game developers are located in Russia and, for the year ended December 31, 2021, we derived 13.3% of our total revenue from the Former Soviet Union. Additionally, we have operating subsidiaries located in Russia. Operating a business in an emerging market such as Russia can involve a greater degree of risk than operating a business in more developed markets.

Over the last two decades, the Russian economy has experienced or continues to experience at various times:

•	significant volatility in its GDP;

•	the impact of international sanctions and export controls;

•	high levels of inflation;

•	increases in, or high, interest rates;

•	sudden price declines in oil and other natural resources;

•	instability in the local currency market;

•	budget deficits;

•	the continued operation of loss-making enterprises due to the lack of effective bankruptcy proceedings;

•	capital flight; and

•	significant increases in poverty rates, unemployment and underemployment.

In the past years, the Russian economy and markets have been subject to abrupt downturns and significant volatility. The Russian economy is expected to be significantly affected by the recent introduction of additional sanctions and restrictions against Russia in connection with its military action in Ukraine in February 2022. Given the vast scope of the recent sanctions and other measures in response to the conflict in Ukraine, it is hard to predict their full impact on Russian economy or certain sectors thereof, but it is expected to be significant. Furthermore, the Russian economy is also expected to be significantly affected as result of many U.S. and other multi-national businesses across a variety of industries, including consumer goods and retail, food, energy, finance, media and entertainment, tech, travel and logistics, manufacturing and others, indefinitely suspending their operations and pausing all commercial activities in Russia. These corporate boycotts have resulted in supply chain disruptions and unavailability or scarcity of certain raw materials, technological and medical goods, component elements and various corporate and retail services in Russia, which may in turn have a spillover effect on the Russian economy. Fewer goods amid disruptions in supply chains are likely to affect consumers’ ability to purchase goods and amplify the sharp rise in inflation growth. In addition, suspension of operations by foreign businesses in Russia will likely lead to an increase in unemployment levels. Any deterioration in the general economic conditions in Russia (whether or not as a result of the events mentioned above) could have a material adverse effect on the Russian economy and may result in a loss of revenue from paying players, as well as potential flight of human capital, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

The legal framework governing data protection and related internet services in Russia is not well developed, and we may be subject to the newly adopted legislation, as well as the changes to the existing legislation, which may be costly to comply with or may limit our flexibility to run our business.

As the internet continues to develop on a global scale and, in particular, in Russia, new laws and regulations relating to the use of the internet in general may be adopted. These laws and regulations may further govern the collection, use and protection of data, buyer protection, online payments, pricing, anti-bribery, tax, website contents and other aspects relevant to our business. The adoption or modification of laws or regulations relating to our operations could adversely affect our business by increasing compliance costs, including as a result of confidentiality or security breaches in case of non-compliance and administrative burdens. We must comply with applicable regulations in Russia, and any non- compliance could lead to fines and other sanctions imposed by the Russian government authorities.

Over the recent years, a number of legislative initiatives related to the internet were submitted to the Russian State Duma, the lower house of the Russian Parliament, and a few of them were further signed into laws.

In December 2018, a draft law aimed at ensuring the safe and sustainable functioning of the internet in Russia was submitted for consideration to the Russian State Duma and, in May 2019, the draft law was adopted. The law requires Russian telecommunications operators to install new equipment to ensure that the Russian internet functions autonomously in case the global internet is not operating in Russia, and introduces the notion of the Russian national domain zone. It is currently unclear how this law might affect our operations, and there can be no assurances that this may not negatively affect our business or operations. Russia may adopt further laws to implement the Russian domain zone, which may have an unknown effect on us. Furthermore, we may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure our websites are accessible within an acceptable load time, and longer load times may result in a loss of players, which may adversely affect our business.

Moreover, various internet monitoring systems and registers were recently introduced. For example, several registers have been established by a new law requiring certain foreign entities conducting IT business in Russia to, among other things, have a Russian presence and ensure compliance with Russian legislation. In case those foreign entities should breach certain requirements, the online resource may be blocked in Russia and other penalties may be imposed (for example, a prohibition on advertisements on or of the resource, as well as a prohibition on payments to the resource). In case third parties act in breach of these prohibitions, such third parties may be included in registers of infringers (such as a register of payment platforms that are prohibited from accepting payments).

Regulations related to content have also been recently tightened. Under Russian law, the authorities are entitled to request that the entity take down unlawful information and, in certain cases, can block access to such information or resource. Such blocking may, in certain cases, occur without a court decision.

In addition, the Unified Information System on Record of Online Advertisements has recently been introduced and will be launched in September 2022. In connection with the introduction of this system, advertisers and operators of advertising systems will be obliged to provide certain information about advertisements to the authorities. Russia is also developing and implementing related systems and rules to measure the audience for online resources.

It is currently unclear how these recent legislative developments related to the internet might affect us, and there can be no assurances that this may not negatively affect our business or operations.

In addition, a number of legislative initiatives are reportedly under consideration. For example, the Ministry of Digital Development, Communications and Mass Media of the Russian Federation is working on the legislation aimed at unifying the approach to big data processing. If any such initiatives applicable to the use of the internet and the e-commerce sector are adopted, we may be required to comply with the new requirements, and such compliance may require us to introduce further security protection measures or make further costly investments in our IT infrastructure, and our business, prospects, financial condition and results of operations could be materially and adversely affected.

Legal risks in Russia could materially adversely affect our operations and Russian tax legislation is subject to frequent change.

Among the risks of the Russian legal system are:

•	inconsistencies among laws, presidential decrees, and government and ministerial orders and resolutions;

•	conflicting local, regional and federal laws and regulations;

•	the untested nature of the independence of the judiciary and its sensitivity to economic or political influences;

•	substantial gaps in the regulatory structure due to the delay or absence of implementing legislation;

•	a high degree of discretion on the part of governmental authorities;

•	reported corruption within governmental entities and other governmental authorities;

•	the relative inexperience of judges and courts in interpreting laws applicable to complex transactions; and

•	the unpredictability of enforcement of foreign judgments and foreign arbitral awards.

Many Russian laws and regulations are construed in a way that provides for significant administrative discretion in application and enforcement. Unlawful, selective or arbitrary actions of the Russian Government have reportedly included the denial or withdrawal of licenses, sudden and unexpected tax audits, criminal prosecutions and civil claims. Any of the above events may have a material adverse effect on our financial condition, results of operations or prospects.

Despite improvements in the taxation system made by the Russian authorities and development of Russian tax legislation and enforcement practice over the past decade, the Russian tax legislation is still subject to changes and may be subject to varying interpretations or even inconsistent and selective enforcement sometimes. The Russian tax authorities make efforts to take a balanced approach clarifying sensitive tax issues. At the same time there are still areas where the tax rules may be ambiguous. As such, taxpayers often have to resort to court proceedings to defend their position against the Russian tax authorities. The practice of recent years shows that the courts usually tend to rule in favor of the tax authorities. Further, the possibility exists that the Russian Federation would introduce new rules leading to extra tax burden in the future. This may lead to additional taxes, late payment interest and penalties which could have a material adverse effect on our financial condition, results of operations or prospects.

Risks Related to the Company’s Securities and the Offering

A delisting of our ordinary shares from Nasdaq could have materially adverse effects on our business, financial condition and results of operations.

Recently, in response to geopolitical developments between Russia and Ukraine, a number of governments, including those of the United States, United Kingdom and European Union, have adopted new sanctions on specified persons and entities in Russia, including the Central Bank of Russia, and new export controls affecting specific, sensitive technologies. The ambit and the level of the sanctions have become increasingly severe as the conflict between those countries continues to escalate. To date, none of Nexters, any of our subsidiaries, any members of our board of directors or management or any of our principal shareholders is a target of these sanctions.

Prompted by the newly imposed sanctions, on February 28, 2022, Nasdaq and the New York Stock Exchange imposed a suspension of trading in securities of a number of companies with operations in Russia, including Nexters, which suspension currently remains in place. Nexters has been in regular communication with representatives of Nasdaq since the imposition of the suspension of trading in an effort to lift the suspension on the basis of the Company’s limited nexus to Russia and Russian country risk:

•	Nexters’ principal executive offices are situated in Cyprus and the greater majority of its directors, officers and strategic personnel are domiciled in Cyprus, other European Union countries or the United Kingdom;

•	all of Nexters’ vital infrastructure, including its servers and licenses, are either located in the European Union or held by Nexters Inc., incorporated in the British Virgin Islands, or Nexters Global, formed in Cyprus;

•	Nexters’ revenues derived from the Former Soviet Union countries, including Russia, historically represent an increasingly diminishing fraction of its total worldwide revenues, at 13.3%, 14.9% and 20.3% for the years ended December 31, 2021, 2020 and 2019, respectively; and

•	Nexters’ expenses incurred in Russia are substantially limited and relate only to costs of personnel and office rental space.

While the Company remains hopeful that Nasdaq will agree with its conclusions and lift the suspension of trading in its securities, there can be no assurance that Nasdaq will not ultimately decide to formally delist the Company’s securities.

The suspension of trading and potential delisting of our ordinary shares could have material adverse effects on our business, financial condition and results of operations due to, among other things:

•	reduced trading liquidity and market prices for our ordinary shares and warrants;

•	decreased number of institutional and other investors willing to hold or acquire our ordinary shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume, as well as fewer broker-dealers willing to execute trades in our ordinary shares, thereby further restricting our ability to obtain equity financing;

•	reduced ability to retain, attract and motivate our directors, officers and employees by means of equity compensation;

•	a potential reduction in the attractiveness of share-based payments as a component of the consideration payable for our strategic acquisitions, requiring us to fund such acquisitions with cash, which may affect our liquidity position; and

•	an inability to fulfill our obligations in respect of registration rights granted to counterparties in connection with recently signed agreements to acquire gaming studios, which could require renegotiation of the share-based payment components of those agreements, including substitution of such share-based payments with cash, which may affect our liquidity position, or otherwise result in our inability to close the respective acquisitions.

The price of our ordinary shares and warrants may be volatile.

The price of our ordinary shares and warrants may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in the industry;

•	mergers and strategic alliances in the industry in which we operate;

•	market prices and conditions in the industry in which it operates;

•	changes in government regulation;

•	potential or actual military conflicts or acts of terrorism;

•	the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;

•	announcements concerning the Company or our competitors; and

•	the general state of the securities markets.

These market and industry factors may materially reduce the market price of our ordinary shares and warrants, regardless of our operating performance. Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our ordinary shares and warrants. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

Sales of a substantial number of our ordinary shares in the public market by the Selling Securityholders and/or by our other securityholders could cause the price of our ordinary shares to fall.

The Selling Securityholders can sell, under this prospectus, up to 39,352,791 ordinary shares and up to 7,750,000 warrants. Furthermore, we have registered 9,826,155 ordinary shares subject to issuance under our 2021 Employee Stock Option Plan. Sales of a substantial number of ordinary shares in the public market by the Selling Securityholders and/or by our other securityholders, or the perception that those sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares.

While a significant portion of our total outstanding shares are restricted from immediate resale, those shares may be sold in the market in the future. Immediately after the consummation of the Transactions, the Sponsor held 6% of the Company’s aggregate ordinary shares currently outstanding and the Key Company Shareholders — Andrey Fadeev, Boris Gertsovskiy and Everix Investments Limited — held 20%, 20% and 38%, respectively. Although the Sponsor as well as each of the Key Company Shareholders are subject to certain lock-up restrictions regarding the transfer of our ordinary shares, those shares may be sold after expiration or early termination of the respective applicable lock-ups. For further information regarding the lock-up arrangements, see “Securities Eligible for Future Sale—Lock-Up Agreements.” Once such lock-up restrictions are lifted, the Sponsor — as one of the Selling Securityholders named in this prospectus — will be permitted to offer and sell its holding of our ordinary shares under this prospectus. Furthermore, pursuant to the Registration Rights Agreement, we are obligated to register the shares held by the Key Company Shareholders upon demand, which will permit the Key Company Shareholders to offer and sell their respective holdings of our ordinary shares following the lifting of the lock-up restrictions applicable to them. The availability of such a significant number of securities by the Sponsor and/or any or all of the Key Company Shareholders for trading in the public market may have an adverse effect on the market price of our ordinary shares.

We will be able to issue additional ordinary shares upon the exercise of our outstanding warrants, the exercise of the options granted to Kismet’s former independent directors, and issuances pursuant to an equity incentive plan, all of which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Upon consummation of the Transactions, we had 20,250,000 warrants outstanding, each of which entitles the holder thereof to one Company ordinary share upon exercise, as well as options entitling Kismet’s former independent directors to 120,000 Company ordinary shares upon exercise. Furthermore, our 2021 Employment Stock Option Plan has a total size equaling 5% of our total ordinary shares outstanding upon the consummation of the Transactions. Our warrants became exercisable commencing on September 25, 2021 and will expire at 5:00 p.m., New York City time, on August 26, 2026 or earlier upon redemption or liquidation, and the options granted to Kismet’s former independent directors are immediately exercisable. To the extent the warrants or options are exercised, or awards are made under our 2021 Employment Stock Option Plan, additional Company ordinary shares will be issued, which will result in dilution to our shareholders and increase the number of our ordinary shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such securities may be exercised could adversely affect the market price of our ordinary shares.

Furthermore, we may issue additional equity or convertible debt securities in the future which may dilute our existing shareholders’ holdings. In accordance with our Amended and Restated Memorandum and Articles of Association, we are authorized us to issue an unlimited number of ordinary shares, and existing shareholders will have no pre-emptive rights in connection with such further issuances. We cannot predict the size or nature of future issuances or the effect that future issuances and sales of our ordinary shares will have on the market price of our ordinary shares. Issuances of a substantial number of additional ordinary shares, including in connection with acquisitions of new businesses in accordance with our acquisition strategy, or the perception that such issuances could occur, may adversely affect prevailing market prices for our ordinary shares. With any additional issuance of our ordinary shares, our investors will suffer dilution to their voting power and economic interest.

Certain Company Shareholders control the Company and their interests may conflict with ours or those of our shareholders in the future.

As of the consummation of the Transactions, approximately 78% of our currently outstanding ordinary shares were beneficially owned by the three Key Company Shareholders. Moreover, these shareholders have the right to designate directors subject to the maintenance of certain ownership requirements in the Company. See “Description of Securities” and “Major Shareholders.” Even if and when these shareholders cease to own a majority of our outstanding ordinary shares, for so long as they continue to own a significant percentage of our ordinary shares, they will still be able to significantly influence or effectively control the composition of our board of directors and the approval of actions requirement shareholder approval through their voting power. Accordingly, for such period of time, these will have significant influence with respect to the Company’s management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as these shareholders continue to own a significant percentage of our outstanding ordinary shares, these will be able to cause or prevent a change of control of the Company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of the Company. The concentration of ownership could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of the Company and ultimately might affect the market price of our ordinary shares.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the applicable listing standards of Nasdaq subject to applicable exemptions as long as we qualify as a foreign private issuer and emerging growth company. Our management expects that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) requires us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm potentially to attest to, the effectiveness of our internal control over financial reporting. As an emerging growth company, our management expects to avail itself of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of its internal control over financial reporting under Section 404. See “—As an ‘emerging growth company,’ we cannot be certain if the reduced disclosure requirements applicable to ‘emerging growth companies’ will make our ordinary shares less attractive to investors.” However, we may no longer avail ourselves of this exemption when we cease to be an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 20-F. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our ordinary shares.

In connection with the preparation of Nexters Inc.'s consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and of Nexters Global’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, we identified material weaknesses in our internal controls over financial reporting.

We have a relatively short history of operations and, as a private company prior to the consummation of the Transactions, have had limited resources to dedicate towards addressing our internal controls and procedures. Although the Company is not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in connection with the audit of Nexters Inc.’s financial statements as of and for the years ended December 31, 2021 and 2020, and the audit of Nexters Global’s financial statements as of and for the years ended December 31, 2020 and 2019, our management and our independent registered public accounting firm identified deficiencies that we concluded represented material weaknesses in our internal control over financial reporting, primarily attributable to (i) our lack of an effective control structure and oversight over the financial reporting process; (ii) lack of sufficient risk assessment over the share-based payments, indirect tax, treasury and procurement processes to identify, assess and manage risks, including the development of formalized policies and procedures with adequate segregation of duties and the development of control activities to mitigate risks; and (iii) lack of sufficient general controls over information technology systems relating to change management and controls over access within certain information systems. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.”

We have developed a plan to remediate the material weaknesses, including (i) designing and implementing improved processes and internal controls regarding the revenue (including in respect of our new gaming company acquisitions), tax, treasury and procurement processes,

(ii) hiring additional personnel dedicated to carrying out regular independent monitoring of general controls regarding information technology and to exercise controls regarding the revenue recognition process, (iii) establishing an access policy for its information systems, (iv) improving controls over access rights management, including reviews of current access rights, user roles and access management procedures, and (v) implementing change management control procedures for its information systems. We will not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time. There can be no assurance that we will be successful in pursuing these measures, or that these measures will significantly improve or remediate the material weaknesses described above. Furthermore, we can provide no assurance that no new material weaknesses may be assessed in the future, whether resulting from growth of our business or otherwise.

We can give no assurance that material weaknesses in its internal control over financial reporting will not be identified in the future. Failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that could lead to a restatement of its financial statements, cause Nexters to fail to meet its reporting obligations and cause investors to lose confidence in its reported financial information, which may result in a decline in the market price of its shares.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and is permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of our ordinary shares.

We are a foreign private issuer, as such term is defined in Rule 405 under the Securities Act. However, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to the Company on June 30, 2022.

As a foreign private issuer, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act (including the requirement applicable to emerging growth companies to disclose the compensation of its Chief Executive Officer and the other two most highly compensated executive officers on an individual, rather than an aggregate, basis). In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while our management expects to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies, and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Furthermore, our ordinary shares are not listed on any market in BVI and we do not currently intend to list our ordinary shares on any market in BVI, the Company’s home country. As a result, we are not subject to the reporting and other requirements of companies listed in BVI. Accordingly, there may be less publicly available information concerning our business than there would be if the Company were a public company organized in the United States.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

In the future, the Company would lose its foreign private issuer status if a majority of its shareholders, directors or management are U.S. citizens or residents and it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. Although our management has elected to comply with certain U.S. regulatory provisions, the loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to the Company under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We would also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

We incur costs and obligations as a result of being a public company.

As a privately held company, Nexters Global was not required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company following the consummation of the Transactions, we incur significant legal, accounting and other expenses that we were not required to incur in the recent past, and will incur additional expenses after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall

Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. Our management expects these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenues generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from its focus on our business strategy, which could prevent the Company from improving its business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures it takes may not be sufficient to satisfy our obligations as a publicly traded company.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” until the fifth anniversary of the date on which our ordinary shares were offered in connection with the Transactions or until such earlier time that the Company has more than $1.07 billion in annual revenues, has more than $700 million in market value of its ordinary shares held by non-affiliates, or issues more than $1.00 billion of non-convertible debt over a three-year period. Further, there is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent that our management chooses not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact earnings.

As an “emerging growth company”, we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Our management cannot predict if investors will find our ordinary shares less attractive because we will rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active market for our ordinary shares and the Company’s share price may be more volatile.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our ordinary shares.

Our management currently expects that securities research analysts will establish and publish their own periodic projections for the Company’s business. These projections may vary widely and may not accurately predict the results we actually achieve. The Company’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on the Company downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on it regularly, our share price or trading volume could decline. While our management expects research analyst coverage, if no analysts commence coverage of the Company, the trading price and volume for our ordinary shares could be adversely affected.

If we or any of our subsidiaries are characterized as a passive foreign investment company for U.S. federal income tax purposes, U.S. holders may suffer adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of our and our subsidiaries’ income, assets and operations, we do not believe we will be treated as a PFIC for the taxable year ending on December 31, 2021. However, there can be no assurances in this regard, nor can there be any assurances that we will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether we are or any of our subsidiaries is treated as a PFIC is determined on an annual basis after the close of each taxable year. The determination of whether we are or any of our subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of our income and assets, and the market value of our and our subsidiaries’ shares and assets. In this regard, changes in the market value of its shares could cause Nexters to become treated as a PFIC because such changes would generally result in changes in the value of goodwill of Nexters for this purpose. Similarly, changes in the composition of our or any of our subsidiaries’ income or assets may cause us to be or become a PFIC for the current or subsequent taxable years as well.

If we are a PFIC for any taxable year, a U.S. holder of our ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Taxation—Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. holders of our ordinary shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our ordinary shares.

USE OF PROCEEDS

All of the ordinary shares and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of $89,125,000 from the exercise of the warrants being offered for sale in this prospectus at an exercise price of $11.50 per ordinary share, assuming the exercise in full of all 7,750,000 such warrants for cash. There is no assurance that the holders of the warrants will elect to exercise any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis” under the limited circumstances in which such exercises are permitted, the amount of cash we would receive from the exercise of the warrants will decrease. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes, which may include acquisitions or other strategic investments. We will have broad discretion over the use of any proceeds from the exercise of the warrants.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

Nexters has never declared or paid any cash dividends. Nexters’ board of directors will consider whether or not to institute a dividend policy. It is presently intended that Nexters will retain its earnings for use in business operations and, accordingly, it is not anticipated that Nexters’ board of directors will declare dividends in the foreseeable future. Nexters has not identified a paying agent.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2021. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Our historical results do not necessarily indicate our expected results for any future periods.

	As of December 31, 2021
	(US$ in thousands)
Cash and cash equivalents	142,802
Total indebtedness	—
Shareholders’ equity/(deficit)
Reserves	166,405	(1)
Accumulated deficit	(327,497	)(1)
Total shareholders’ equity/(deficit)	(161,092)
Total capitalization(2)	(161,092)

(1)	Excludes the impact of shares that are issuable upon the exercise of outstanding options to purchase ordinary shares held by (i) Kismet’s former independent directors and (ii) certain of our directors and employees.
(2)	Total capitalization is the sum of total indebtedness and total shareholders’ equity/deficit.

As of the date of this prospectus, there have been no material changes in the Company’s capitalization from that set forth as the pro forma capitalization of the Company in the table above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We build mobile, web and social games for millions of players to enjoy globally. We are one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases in 2021, net of platform fees, according to data provided by AppMagic. Our games are free to play, and we continuously innovate our games to provide novel, curated in-game content to our users at optimal points in their game journeys.

Our core product offering, Hero Wars, offers a suite of games across mobile, social and web-based platforms and has, since its launch in 2016, evolved into a well-recognized global gaming franchise in the RPG genre, with 5.5 million MAUs across more than 75 countries in 2021. As of December 31, 2021, Hero Wars ranked 5th on Android and 16th on iOS according to the top grossing charts in the United States. Additionally, Hero Wars was recognized as the top mobile game by consumer spend in Russia in 2021 according to AppMagic.

Continuous improvements in game content and focus on customer engagement has allowed us to monetize on the popularity of our games and achieve attractive key performance metrics. In particular, between 2018 and 2021, we achieved thirteen times’ growth in Bookings, with a growth of 26% in 2021 compared to 2020. We benefit from predictable cohorts and a loyal base of core players, which supports our ability to sustain our monetization per user. In the year ended December 31, 2021, cohorts from previous periods accounted for approximately 55% of our Bookings. Average bookings per paying user (ABPPU) remained relatively stable in the year ended December 31, 2021, at $123 in comparison to $126 in the previous year.

Since our formation over ten years ago, we have developed a sizeable built-to-scale platform, enabling us to streamline content development and offering a value-enhancing opportunity for potential newly acquired games and companies.

Our platform is designed to enable us to release one to two new titles per year via parallel-track prototyping and development. In 2021, we released two new titles in the casual genre: Chibi Island, a farm and adventure game, and Island Questaway, a farm and puzzle game. Furthermore, in October 2021, we released the web version of Throne Rush, our popular fantasy strategy mid-core game.

Our headquarters are in Cyprus. As of December 31, 2021, we had 809 employees. Our revenue for the year ended December 31, 2021 was $434 million and our Bookings2 for the same period was $562 million. We recorded net cash flows generated from operating activities of $105.5 million for the year ended December 31, 2021. Our loss net of tax for the year ended December 31, 2021 was $117.4 million compared to loss of $751 thousand for the previous year.

Key Performance Metrics

We manage our business by tracking several key performance metrics through our internal analytics systems. Our key performance metrics are impacted by several factors that could cause them to fluctuate on a quarterly basis, such as platform providers’ policies, restrictions, seasonality, user connectivity, conversion of users to paying users and the addition of new content to certain games, and, in certain cases, our operating metrics may not necessarily correlate directly to quarterly revenues trends. Future growth in players and engagement will depend on our ability to retain current players, attract new players, acquire or launch new games and features, and expand into new markets and distribution platforms.

Daily Active Users

We define Daily Active Users, or DAUs, as the number of individuals who played one of our games during a particular day. Under this metric, an individual who plays two different games on the same day is counted as two DAUs. Similarly, an individual who plays the same game on two different platforms (for example, web and mobile) or on two different social networks on the same day would be counted as two DAUs. Average Daily Active Users for a particular period is the average of the DAUs for each day during that period. We believe that Daily Active Users is a useful metric to measure the scale and usage of our games.

2       For a definition of Bookings, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Bookings.”

Daily Active Users (in thousands)

Monthly Active Users

We define Monthly Active Users, or MAUs, as the number of individuals who played a particular game in the 30-day period ending with the measurement date. Under this metric, an individual who plays two different games in the same 30-day period is counted as two MAUs. Similarly, an individual who plays the same game on two different platforms (for example, web and mobile) or on two different social networks during the same 30-day period would be counted as two MAUs. Average Monthly Active Users for a particular period is the average of the MAUs for each month during that period. We believe that Monthly Active Users is a useful metric to measure the scale and usage of our games, but base our business decisions primarily on daily performance metrics, which we believe more accurately reflect user engagement with our games.

Monthly Paying Users

We define Monthly Paying Users, or MPUs, as the number of individuals who made a purchase of a virtual item at least once on a particular platform in the 30-day period ending with the measurement date. Under this metric, an individual who makes a purchase of virtual items in two different games in the same 30-day period is counted as two MPUs. Similarly, an individual who makes a purchase of virtual items in any of our games on two different platforms (for example, web and mobile) or on two different social networks in the same 30-day period could be counted as two MPUs. Average MPUs for a particular period is the average of the MPUs for each month during that period. We believe that Monthly Paying Users is a useful metric to measure game monetization.

Average Monthly Paying Users (in thousands)

We believe we have the opportunity to grow the number of Monthly Paying Users by increasing our MAU and Monthly Payer Conversion (as defined below).

Monthly Payer Conversion

We define Monthly Payer Conversion as the total number of MPUs, divided by the number of MAUs. We believe that Monthly Payer Conversion is a useful metric to describe the monetization of our users.

Monthly Payer Conversion

	H1 2019	H2 2019	H1 2020	H2 2020	H1 2021	H2 2021
Monthly Payer Conversion	4.7%	4.3%	4.4%	5.9%	5.2%	7.3%

Average Bookings Per Paying User

We define Average Bookings Per Paying User, or ABPPU, as our total Bookings attributable to in-game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period. We believe that ABPPU is a useful metric to describe monetization.

ABPPU (in $/month)

Bookings

We define Bookings as sales contracts generated from in-game purchases and advertising in a given period. Bookings is a fundamental metric we use to manage our business. We use it to evaluate the results of our operations and the effectiveness of our business strategies, generate future operating plans, including budgeting decisions, and assess the performance of our company against other peer companies using similar measures. We evaluate Bookings in conjunction with our results according to IFRS because we believe it provides investors and analysts a more complete understanding of factors and trends affecting our business than IFRS measures alone. Over the long-term, the factors impacting our revenue and Bookings are the same. However, in the short term, there are various factors that may cause revenue to exceed or be less than Bookings in any period, in particular as a result of accounting for deferral of certain revenue attributable to purchases of durable virtual items. See “—A. Operating Results—Components of Our Results of Operations—Revenue” below.

Key Factors Affecting Our Business

There are a number of factors that affect the performance of our business, and the comparability of our results from period to period, including:

●	Conversion of players into paying users and ongoing monetization. While our games are free-to-play, we generate a substantial majority of our revenues from players’ purchases of in-game virtual items. Revenues from in-game purchases accounted for 93.7% of revenues in the year ended December 31, 2021. Our financial performance is dependent, in part, on our ability to convert more active players into paying players and sustainably grow user spend over the long term. These two strategies may not always be successfully implemented simultaneously. Therefore, we may, during certain periods of time, concentrate more on increasing the number of paying users, while allocating more of our resources to increasing average spend per user during other periods depending on a number of external and internal factors. In the year ended December 31,

2021, our average Monthly Payer Conversion was 6.1%, reflecting an increase from 5.0% in the prior year. Our players’ willingness to consistently make in-game purchases is impacted by our ability to deliver engaging content and personalized user experiences, which we assess based on historical data analysis and series of A/B tests.

●	Release of new content, offers, and features. Our revenue growth has been driven by improving the content, offers, and features in our existing games. In order to enhance the content, offers, and features in our existing games, we must invest a significant amount of our technological and creative resources, ensuring that we support a consistent cadence of novel content creation that drives conversion and continued monetization. These expenditures generally occur months in advance of the release of new content.

●	Successfully acquiring new users and retaining our new and existing users. Establishing and maintaining a loyal network of users and paying users is vital for our business. In order to grow our user network, we incur marketing expenses across various user acquisition channels and maintain a substantial focus on content development for our existing games to attract, engage and retain users. During the year ended December 31, 2021, we had 1,048 thousand average DAUs, representing an increase of 152 thousand average DAUs compared to the prior year. We developed a comprehensive data driven approach towards marketing and user acquisition, which, we believe, helps us to acquire new users in an efficient way. We believe that we will be able to continue to grow our user base, including through traditional marketing and advertising and by conducting influencer marketing campaigns in line with market practice. We intend to continue to seek new opportunities to enhance and refine these marketing efforts to acquire new users, including further refining our data driven approach and identifying potential technologies to enhance our marketing and advertising capabilities.

Russian Geopolitical and Economic Risks

Recently, as a result of the military actions in Ukraine, a number of governments, including those of the United States, United Kingdom and European Union, have imposed unprecedented sanctions on specified persons and entities in Russia. While the situation remains highly fluid and additional sanctions are possible, neither we, nor any of our subsidiaries are currently subject to any sanctions that have been imposed. Nevertheless, as result of the ongoing conflict in Ukraine, many U.S. and other multi-national businesses across a variety of industries, including consumer goods and retail, food, energy, finance, media and entertainment, tech, travel and logistics, manufacturing and others, have indefinitely suspended their operations and paused all commercial activities in Russia and Belarus. For example, Apple and Google, two of the primary platforms that distribute our games, have been suspended their respective digital wallet and mobile payment services, Apple Pay and Google Pay, in relation to credit cards issued by Russian financial institutions that are the subject of sanctions. Players who access our games via these platforms in Russia may therefore be disconnected from the primary means to make in-game purchases. Based on our current geographical distribution of Bookings, management believes that the latest geopolitical developments will have certain residual negative effects on Nexters’ future financial performance, limited to the share of Bookings deriving from the markets of the former Soviet Union (FSU), which stood at 13% of our total for 2021 and which, as a percentage of our total Bookings, has been declining over the past few years. The exact effects cannot currently be reliably estimated due to the constantly changing environment.

Furthermore, we believe that the ongoing conflict in the Ukraine may negatively impact the value of certain of our Russian assets, although we do not consider these to be vital to our business operations. Accordingly, we may expect to record impairments on certain of our assets related to our Russian operations. Moreover, upon disposition of the Russian assets in accordance with the strategic decision of our board of directors to eliminate – to the maximum extent possible within the Company’s control – our exposure to country risks related to Russia, we expect to record losses on disposal. Although we cannot currently estimate these impairments and losses on disposal of our Russian subsidiaries on a reliable basis we do not expect them to be in aggregate material to the scale of our operations. Additionally, as part of our strategic plans to eliminate our exposure to Russia, we reallocated the revenue streams associated with our bookings generated through the Russian social networks to a Russian subsidiary.

Prompted by the newly imposed sanctions, on February 28, 2022, Nasdaq and the New York Stock Exchange imposed a suspension of trading in securities of a number of companies with operations in Russia, including Nexters, which suspension currently remains in place. We have been in regular communication with representatives of Nasdaq since the imposition of the suspension of trading in an effort to lift the suspension on the basis of our limited nexus to Russia and Russian country risk. So long as the suspension in trading of our securities remains in place, we may be restricted in our ability to execute our acquisition strategy due to curtailing of our access to share issuances as a form of liquidity to fund purchases of potential targets.

Additionally, the Company has incurred additional expenses as a consequence of the Russian military conflict in Ukraine. For example, we have incurred, and expect to continue to incur, costs related to the relocation of critical personnel from Russia, Ukraine and Belarus until we have achieved our ultimate goal of relocating the vast majority of our employees within the next few months to Cyprus, Armenia and certain other “safe-harbor” countries. Furthermore, we have supplemented the compensation paid to our employees located in Russia with additional amounts designed to safeguard these employees against the devaluation of the Russian Ruble and high inflation of consumer prices in Russia that was seen since March of 2022. We anticipate that these additional expenses will have a negative, but limited, effect on our profitability in 2022.

COVID-19

The global pandemic associated with COVID-19 has caused major disruption to all aspects of the global economy and daily life over the past two years, particularly as quarantine and stay-at-home orders have been imposed by all levels of government. We have followed guidance by Cyprus and other applicable foreign and local governments to protect our employees and operations during the pandemic and have implemented a remote environment for certain aspects of our business. While the outbreak recently appeared to be trending downward as vaccination rates increased, resulting in the easing of restrictions, new variants of COVID-19 continue emerging, including the highly transmissible Delta variant and the newly-discovered Omicron variant, spreading globally and causing significant uncertainty. We cannot predict the potential impacts of the COVID-19 pandemic on our business or operations, but we continuously monitor performance and other industry reports to assess the risk of future negative impacts should the disruptions of the COVID-19 pandemic continue to evolve.

Despite the challenges we have faced in light of the COVID-19 pandemic, we observed a positive correlation on our Bookings and number of DAUs while the stay-at-home orders were in place across the various jurisdictions in which our users are located. As individuals spend more time at home, we have seen an increase in time spent with digital entertainment, including casual gaming and games involving socially interactive experiences. With the easing of these restrictions, the gaming industry has generally experienced a deceleration or even decline in Bookings. While we, in spite of this trend, continued to see growth in our Bookings and DAUs during this period, we attribute this growth to our substantial investments in marketing in early 2021. As our marketing investments taper back to historical normal levels, we could experience a similar decrease in user activity or spending in line with the general industry trend, which could adversely impact our cash flows, operating results, and financial condition. Furthermore, there can be no assurance that a re-imposition of restrictive measures in a renewed effort to control the spread of COVID-19 variants will result in the increases we have experienced in the past.

The COVID-19 pandemic has resulted in and may continue to result in consumers’ spending a greater portion of their time at home and sustained demand for entertainment options. However, the COVID-19 pandemic has caused an economic recession, high unemployment rates, and other disruptions, both in the United States and the rest of the world. We cannot predict the potential impacts of the COVID-19 pandemic on our business or operations, and there is no guarantee that any near-term trends will continue, particularly if the COVID-19 pandemic increases and the adverse consequences thereof in severity or continues for a protracted period of time, which could disrupt our operations, or put greater financial pressure on the economy and users’ discretionary income or spending habits. See “Risk Factors—Risks Related to the Company’s Business and Operations—The recent COVID-19 pandemic and similar health epidemics, contagious disease outbreaks and public perception thereof, could significantly disrupt our operations and adversely affect our business, results of operations, cash flows or financial condition” for more information.

Seasonality

Our business experiences the effects of seasonality. We usually experience certain decreases in the efficiency of our marketing and user acquisition towards the end of the year as a result of competition for those same users from retail advertising campaigns during Halloween, Thanksgiving and Christmas. We typically benefit from the increased efficiency in this respect during the first quarter of each year. To address seasonality, our strategy is to (i) decrease the intensity of our user acquisition and marketing campaigns towards the end of the year; (ii) only utilize those channels and instruments that we believe are less saturated with the competing marketing campaigns; and (iii) increase the intensity of our user acquisition and marketing activities in the first quarter of each year. Furthermore, we usually experience decreased retention of our users during the summer months, as players tend to spend less time in-game compared to other seasons.

Components of Our Results of Operations

Revenue

We primarily derive revenue from the sale of virtual items associated with online games. We also receive revenue from in-game advertising.

In-game purchases

We distribute our games to the end customer through various web and mobile platforms, such as Apple, Google, Facebook, Huawei and other web and mobile platforms. Through these platforms, users can download our free-to-play games, access our games operated through the web and purchase virtual items to enhance their game-playing experience. Players can purchase virtual items through various widely accepted payment methods offered in the games. Payments from players for virtual items are non-refundable and relate to non-cancellable contracts that specify our obligations and cannot be redeemed for cash nor exchanged for anything other than virtual items within our games.

There are two different kinds of in-game purchases in our games: consumables and durables. Consumables benefit the user immediately, while benefits from durables last over a certain period of time, which can be substantial. Consumable in-game purchases satisfy the performance obligation “at a point in time”. Durable in-game purchases revenue is recognized “over time” (i.e., across the user lifetime, life time of a game or any other approximations of the life time of a durable item as the case may be). Following the industry practice, we present in-game revenue on gross basis. Revenue share to web and mobile platforms such as Apple, Google, Facebook and Huawei is presented as platform commissions fees.

Advertising

Our advertising revenues are generated by displaying advertisements against a fee during gameplay. Revenue recognition is based on delivery of the advertisement product, which can for example be a viewed impression or clicked advertisement. Advertising network revenue is recognized as net in the month of purchase (“at a point in time”), based on revenue reports from the ad network indicating the number of products sold and payables due to us. Simultaneously to sending the revenue report, the advertisement network also commits to paying the money to us, and collection can be reasonably assured. Advertising revenues usually correlate with the number of new registrations as new players are associated with the majority of ad views and clicks, thus increasing efficiency of our user acquisition activities.

Platform commissions

Platform commissions consist of commission charged by platforms which we use to distribute our games. Platform providers (such as Apple, Meta (formerly Facebook), Google and Huawei) charge a transactional payment processing fee to accept payments from our players for the purchase of in-game virtual goods. Payment processing fees and other related expenses for in-app purchases made through platforms differ from country to country and from platform to platform, and change over time. Our platform commissions were 28.8% and 30.6% of revenues earned through in-game purchases for the years ended December 31, 2021 and 2020, respectively. We generally expect cost of revenue to fluctuate proportionately with revenues.

Game operating cost

Game operating cost consists mainly of technical support services and employee benefit expenses, both of which mainly relate to maintenance and upgrades of the Company’s software applications.

Selling and marketing expenses

Selling and marketing expenses consists of costs related to advertising and user acquisition. We plan to continue to invest in sales and marketing to acquire and retain our users. However, sales and marketing expenses may fluctuate as a percentage of revenues depending on the timing and efficiency of our marketing efforts.

General and administrative expenses

General and administrative expenses comprise employee benefits expenses, professional fees and other operating expenses. Employee benefits expenses consists of wages, salaries, bonuses, benefits, and other compensation including share based compensation as well as employer-paid payroll taxes depending on salaries. Professional fees represent primarily audit expenses, legal consulting fees and other consulting and similar services. Other operating expenses mainly consist of expenses related to indirect taxes, office rent and miscellaneous sundry expenses.

Share listing expense

Share listing expense is a non-cash non-recurring expense incurred in connection with the business combination of Nexters, Kismet and Nexters Global, which constituted a share-based transaction pursuant to IFRS 2. The share listing expense is determined as the excess of the fair value of the equity instruments issued by Nexters over the fair value of the identified net assets contributed by Kismet in the business combination. For further information regarding the share listing expense, see Note 12 (Share listing expense) to our audited consolidated financial statements for the fiscal year ended December 31, 2021, included elsewhere in this prospectus.

Depreciation and amortization

Depreciation and amortization of tangible and intangible assets consists of the depreciation of tangible fixed assets and right-of-use assets, and amortization of intangible assets for the relevant period, based on the straight-line method over the useful life of the assets. Tangible fixed assets include property and equipment. Right-of-use assets are recognized in accordance with IFRS 16 in respect of our lease liabilities. Intangible fixed assets include software and capitalized development expenses. The asset’s residual values, useful lives and depreciation methods are reviewed, and adjusted as appropriate, at each financial year-end.

Net finance income/(expenses)

Net finance income/(expenses) consists of interest income, foreign exchange gain, foreign exchange loss, interest expense, bank charges, gains or losses resulting from the change of the fair values of various financial instruments (such as warrants) and other financial expenses.

Tax

Income tax consists of corporation tax and Special Contribution for the Defence of the Republic of Cyprus and certain overseas income taxes imposed by several jurisdictions where we distribute our products and where certain legal entities of our Company’s group operate. In Cyprus, where our holding company and the major operating company have tax presence, there are no substantial differences between the tax and accounting bases of assets and liabilities acquired or incurred, respectively, in the ordinary course of business; and, therefore, these assets and liabilities should not result in deferred tax assets or liabilities. Deferred tax assets and liabilities arise, however, in the case of temporary differences attributable to certain other legal entities in our Company’s group.

The tax treatment of interest received by a Cyprus company depends on the nature of the activities of the company receiving the interest and is in practice classified as active (trading) or passive (non-trading) income. Passive interest income is exempt from (Corporate) Income Tax, but the whole gross interest income is subject to Special Contribution for the Defence of the Republic (“SCD”) at the rate of 30%. Dividend income received by a Cyprus company from abroad is exempt from Cyprus (Corporate) Income Tax to the extent that this income is not tax deductible by the paying company, but may be taxable under SCD at the rate of 17%, subject to certain participation exemption rules.

The payment of dividends to non-Cyprus tax resident shareholders (companies or individuals) or tax resident individuals who are not Cyprus domiciled, is currently exempt from taxation in Cyprus. On December 9, 2021, the Cyprus Parliament passed into law a bill that aims to strengthen the Cyprus tax framework for the prevention of tax abuse. Effective as from December 31, 2022, withholding taxes at the rate of 17% will be introduced on dividend payments to companies in jurisdictions included in the EU Blacklist of non-cooperative jurisdictions (“EU Blacklist”) at the rate of 17% if those companies are:

●	resident in jurisdictions included in the EU Backlist, or

●	incorporated/registered in a jurisdiction included in the EU Blacklist and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

For the withholding taxes to apply, the following conditions should also be met:

●	The company receiving the dividend holds directly, either alone or jointly with associated companies, over 50% of the capital, voting rights, or is entitled to receive more than 50% of the profits in the company paying the dividends.

●	The associated companies should also be resident in an EU blacklisted jurisdiction or incorporated / registered in an EU blacklisted jurisdiction and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The withholding taxes will not apply in the case of dividend payments on shares listed on a recognized stock exchange.

In addition, Cyprus has provisions in its Income Tax Law 118(I)/2002 as amended, with respect to intellectual property (the “Cyprus old IP Regime”), which allowed for an 80% deemed expense deduction on income from the right of use of intellectual property (“IP”), gains from the sale of IP and damages for IP infringements (after the deduction of any expenses for the acquisition or development of the IP, including directly related costs and amortization of the acquisition or development cost over a 5 year period). Applying the provisions of the Cyprus old IP Regime may have resulted in an effective tax rate for IP companies of 2.5%.

Under a transition rule, and with a view to protect the owners of IP assets that qualify under the Cyprus old IP Regime, taxpayers benefitting from the Cyprus IP Regime could continue to apply its provisions through June 30, 2021.

In October of 2016, Cyprus passed new IP provisions (the “Cyprus new IP Regime”), which are in line with the OECD “modified nexus approach.” While the range of qualifying assets and categories of expenditure qualifying for relief under the Cyprus new IP Regime are more restrictive than the Cyprus old IP Regime (for example, exclude trademarks and marketing intangibles), the Cyprus new IP Regime also allows for an 80% deemed expense deduction which is applied on, the overall profit derived from qualifying IP.

Amendments were also voted into the Income Tax Law, introducing capital allowances for all intangible assets (excluding goodwill and assets qualifying for the Cyprus old IP regime). In accordance with these amendments, the capital costs of the assets are tax deductible (as a capital allowance / tax amortization) and are spread over the useful life of the asset, as determined by generally acceptable accounting principles (with a maximum useful life of 20 years). Upon disposal of such an intangible asset, no balancing statement is prepared and as such the capital allowances previously claimed are not recaptured and taxed on disposal. The taxpayer has the option not to claim capital allowances for an intangible asset in a particular tax year. In such case the capital allowances on the tax written down value of the intangible asset can be claimed in future years over the remaining useful economic life.

Starting from January 1, 2019 we changed its tax reporting principles, judgments and estimates in a few areas including, among others, revenue recognition for in-game purchases and software development costs, which resulted in a substantial amount of revenues related to Bookings earned in 2019 for in-game purchases being deferred to 2020 and beyond. As a consequence, we booked a substantial tax loss in 2019 as opposed to moderate profits recorded in the prior periods.

These new principles and estimates in respect of the tax records have not yet been assessed or approved by the tax authorities, therefore we have no assurance as to whether they will be accepted by the relevant tax authorities. There also can be no assurance that the accounting treatment of certain transactions under IFRS as accepted by Nexters like share-based payments, indirect taxes, etc., will not be challenged by the relevant tax authorities. We have not recognized any tax expense in respect of these uncertainties as it believes that its tax records are in compliance with the existing laws and regulations and that its accruals for tax liabilities are sufficient and adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience.

The Company did not recognize a deferred tax asset of $1.3 million resulting from the tax losses reported in 2019 and subsequent periods because of the uncertainties described above.

Other comprehensive loss

Other comprehensive loss relates to foreign currency translation differences in respect of foreign operations.

Results of Operations

The table below shows the results of our key financial and operating metrics for the periods indicated. Unless otherwise indicated, financial metrics are presented in thousands of U.S. Dollars, user statistics are presented in thousands of users, and ABPPU is presented in U.S. Dollars.

	Year ended December 31,
	2021	2020(1)	2019(1)

	(US$ in thousands, except share and per share data)
Revenue	434,094	260,892	93,811
Costs and expenses, excluding depreciation and amortization
Cost of revenue:
Platform commissions	(117,229)	(75,163)	(28,766)
Game operating cost	(18,945)	(17,390)	(15,727)
Selling and marketing expenses	(270,167)	(165,756)	(82,180)
General and administrative expenses	(23,031)	(3,689)	(2,611)
Share Listing Expense	(125,438)	—	—
Total costs and expenses, excluding depreciation and amortization	(554,810)	(261,998)	(129,284)
Depreciation and amortization	(2,540)	(561)	(286)
Income/(loss) from operations	(123,256)	(1,667)	(35,759)
Net finance income/(costs)	6,939	1,778	240
Income/(loss) before income tax	(116,317)	111	(35,519)
Income tax expense	(1,127)	(862)	(7)
Income/(loss) for the period net of tax	(117,444)	(751)	(35,526)
Attributable to equity holders of the Company	(117,455)	(751)	(35,526)
Attributable to non-controlling interest	11	—	—
Other comprehensive income/(loss)	11	15	(3)
Total comprehensive income/(loss) for the period net of tax	(117,433)	(736)	(35,529)
Attributable to equity holders of the Company	(117,444)	(736)	(35,529)
Attributable to non-controlling interest	11	—	—

(1)	Reflects a correction to the amount reported in our audited consolidated statement of profit or loss for the year ended December 31, 2020 due to the identification of an error relating to the calculation of withholding taxes and an error relating to the calculation of complex share-based options for the periods ended on December 31, 2020 and 2019. For further information, see Note 4 (Accounting judgments, estimates and assumptions—Correction of errors) to our consolidated financial statements for the year ended December 31, 2021, included elsewhere in this prospectus.

Non-financial performance metrics

	Year ended December 31,
	2021	2020		2019
DAUs (in thousands)(1)	1,048	896		618
MAUs (in millions) (2)	5.9	5.7		4.1
MPUs (in thousands)(3)	362	284		183
Monthly Payer Conversion(4)	6.1%	5.0%		4.4%
ABPPU (US$)(5)	123	126		75
Bookings (US$in thousands)(6)	561,993	445,495	(7)	168,910

(1)	The Company defines Daily Active Users, or DAUs, as the number of individuals who played one of its games during a particular day.
(2)	The Company define Monthly Active Users, or MAUs, as the number of individuals who played a particular game in the 30-day period ending with the measurement date.
(3)	The Company defines Monthly Paying Users, or MPUs, as the number of individuals who made a purchase of a virtual item at least once on a particular platform in the 30-day period ending with the measurement date.
(4)	The Company defines Monthly Payer Conversion as the total number of MPUs, divided by the number of MAUs.
(5)	The Company defines Average Bookings Per Paying User, or ABPPU, as its total Bookings attributable to in-game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period.
(6)	The Company defines Bookings as sales contracts generated from in-game purchases and advertising in a given period.
(7)	Reflects a correction to the amount previously reported due to the identification of an error relating to the calculation of withholding taxes.

Comparison of the year ended December 31, 2021 versus the year ended December 31, 2020

	Year ended December 31,		Variance
	2021	2020(1)	(US$ in

	(US$ in thousands)		thousands)	(%)
Revenue	434,094	260,892	173,202	66%
Costs and expenses, excluding depreciation and amortization
Cost of revenue:
Platform commissions	(117,229)	(75,163)	(42,066)	56%
Game operating cost	(18,945)	(17,390)	(1,555)	9%
Selling and marketing expenses	(270,167)	(165,756)	(104,411)	63%
General and administrative expenses	(23,031)	(3,689)	(19,342)	N/M
Share Listing Expense	(125,438)	—	(125,438)	100%
Total costs and expenses, excluding depreciation and amortization	(554,810)	(261,998)	(292,812)	N/M
Depreciation and amortization	(2,540)	(561)	(1,979)	N/M
Income/(loss) from operations	(123,256)	(1,667)	(121,589)	N/M
Net finance income/(costs)	6,939	1,778	5,161	N/M
Income/(loss) before income tax	(116,317)	111	(116,428)	N/M
Income tax expense	(1,127)	(862)	(265)	31%
Income/(loss) for the period net of tax	(117,444)	(751)	(116,693)	N/M
Attributable to equity holders of the Company	(117,455)	(751)	(116,704)	N/M
Attributable to non-controlling interest	11	—	11	100%
Other comprehensive income/(loss)	11	15	(4)	(27)%
Total comprehensive income/(loss) for the period net of tax	(117,433)	(736)	(116,697)	N/M
Attributable to equity holders of the Company	(117,444)	(736)	(116,708)	N/M
Attributable to non-controlling interest	11	—	11	100%

N/M – not meaningful

(1)	Reflects a correction to the amount reported in our audited consolidated statement of profit or loss for the year ended December 31, 2020 due to the identification of an error relating to the calculation of withholding taxes and an error relating to the calculation of complex share-based options for the periods ended on December 31,

2020 and 2019. For further information, see Note 4 (Accounting judgments, estimates and assumptions—Correction of errors) to our consolidated financial statements for the year ended December 31, 2021, included elsewhere in this prospectus.

Revenue

	Year ended December 31,		Variance
	2021	2020(1)	(US$ in

Revenue by type:	(US$ in thousands)		thousands)	(%)
In-game purchases	406,594	245,833	160,761	65%
Advertising	27,500	15,059	12,441	83%
Total	434,094	260,892	173,202	66%
Revenue by geographic location of player:
United States	136,570	97,470	39,100	40%
Europe	93,620	61,494	32,126	52%
Former Soviet Union(2)	57,794	38,978	18,816	48%
Asia	106,404	42,382	64,022	151%
Other	39,706	20,568	19,138	93%
Total	434,094	260,892	173,202	66%

(1)	Reflects a correction to the amount reported in our audited consolidated statement of profit or loss for the year ended December 31, 2020 due to the identification of an error relating to the calculation of withholding taxes and an error relating to the calculation of complex share-based options for the periods ended on December 31, 2020 and 2019. For further information, see Note 4 (Accounting judgments, estimates and assumptions—Correction of errors) to our consolidated financial statements for the year ended December 31, 2021, included elsewhere in this prospectus.
(2)	Includes Russia, Ukraine, Georgia, Belorussia, Uzbekistan, Armenia, Azerbaijan, Kazakhstan, Kyrgyzstan, Moldova, Turkmenistan, Tajikistan, Latvia, Lithuania and Estonia.

Revenue for the year ended December 31, 2021 increased by $173.2 million when compared with the same period of 2020. The increase in revenue was primarily due to $116.5 million increase in Bookings and $56.7 million decrease in change of the deferred revenue in 2021 vs 2020.

Platform commissions

Platform commissions for the year ended December 31, 2021 increased by $42.1 million when compared with the same period of 2020. The increase in platform commissions was primarily due to a 65% increase in the revenue generated from in-game purchases when compared to the prior period, as platform commissions generally deviate in line with our in-game purchases revenue.

Game operating cost

Game operating cost for the year ended December 31, 2021 increased by $1.6 million when compared with the same period of 2020. The increase in game operating cost was primarily due to an increase in the scale of our operations.

Selling and marketing expenses

Selling and marketing expenses for the year ended December 31, 2021 increased by $104.4 million when compared with the same period of 2020. The increase in selling and marketing expenses was primarily due to the substantial scaling of the investments into new players, with peak levels incurred in the second quarter of 2021 as part of the Company’s ongoing efforts to stimulate inflow of new paying users and increase Bookings.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2021 increased by $19.3 million when compared with the same period of 2020. The increase in general and administrative expenses was primarily due to an increase in personnel and other expenses resulting from our listing on Nasdaq, the consolidation of NX Studio LLC and NX Online LLC since the beginning of the 2021 and the increase in the scale of the Company’s operations.

Share listing expense

We incurred a non-cash non-recurring share listing expense in the amount of $125.4 million in relation to the consummation of the Transactions.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2021 increased by $2.0 million when compared with the same period of 2020. The increase in depreciation and amortization was primarily due to an increase in the depreciation charge of right-of-use assets resulting from the consolidation of NX Studio LLC and NX Online LLC.

Net finance income/(costs)

Net finance income for the year ended December 31, 2021 amounted to $6.9 million compared to $1.8 million for the year ended December 31, 2020, representing an increase of $5.2 million. The increase in net finance income was primarily due to the income from a change in the fair value of share warrant obligations. The increase was partially offset by an increase in foreign exchange losses, mainly resulting from the appreciation of cash balances and accounts receivable denominated in euro against U.S. dollars (our functional and presentation currency).

Income tax expense

Income tax expense for the year ended December 31, 2021 increased by $0.3 million when compared with the same period of 2020. The increase in income tax expense was primarily due to an increase of income tax of our subsidiary, Nexters Global, resulting from an increase in its scale of operations and the ending of the Cyprus IP box regime in June 2021.

Other comprehensive income/(loss)

Other comprehensive income for the year ended December 31, 2021 decreased marginally in comparison to the same period of 2020, primarily due to the negative effects of the translation of foreign operations into the Company’s presentation currency in the year ended December 31, 2021 in contrast to positive effects reflected in the prior period.

Comparison of the year ended December 31, 2020 versus the year ended December 31, 2019

	Year ended December 31,		Variance
	2020(1)	2019(1)	(US$in
	(US$ in thousands)		thousands)	(%)
Revenue	260,892	93,811	167,081	178.1%
Costs and expenses, excluding depreciation and amortization
Cost of revenue:
Platform commissions	(75,163)	(28,766)	(46,397)	161.3%
Game operating cost	(17,390)	(15,727)	(1,663)	10.6%
Selling and marketing expenses	(165,756)	(82,180)	(83,576)	101.7%
General and administrative expenses	(3,689)	(2,611)	(1,078)	41.3%
Total costs and expenses, excluding depreciation and amortization	(261,998)	(129,284)	(132,714)	102.7%
Depreciation and amortization	(561)	(286)	(275)	96.2%
Income/(loss) from operations	(1,667)	(35,759)	34,092	(95.3)%
Net finance income/(costs)	1,778	240	1,538	N/M
Income/(loss) before income tax	111	(35,519)	35,630	(100.3)%
Income tax expense	(862)	(7)	(855)	N/M
Income/(loss) for the period net of tax	(751)	(35,526)	34,775	(97.9)%
Attributable to equity holders of the Company	(751)	(35,526)	34,775	(97.9)%
Other comprehensive income/(loss)	15	(3)	18	N/M
Total comprehensive income/(loss) for the year net of tax	(736)	(35,529)	34,793	(97.9)%
Attributable to equity holders of the Company	(736)	(35,529)	34,793	(97.9)%

N/M – not meaningful

(1)	Reflects a correction to the amount reported in our audited consolidated statement of profit or loss for the year ended December 31, 2020 due to the identification of an error relating to the calculation of withholding taxes and an error relating to the calculation of complex share-based options for the periods ended on December 31, 2020 and 2019. For further information, see Note 4 (Accounting judgments, estimates and assumptions—Correction of errors) to our consolidated financial statements for the year ended December 31, 2021, included elsewhere in this prospectus.

Revenue

	Year ended
	December 31,		Variance
	2020(1)	2019	(US$ in

Revenue by type:	(US$ in thousands)		thousands)	(%)
In-game purchases	245,833	89,169	156,664	175.7%
Advertising	15,059	4,642	10,417	224.4%
Total	260,892	93,811	167,081	178.1%
Revenue by geographic location of player:
United States	97,470	38,066	59,404	156.1%
Europe	61,494	22,956	38,538	167.9%
Former Soviet Union(2)	38,978	19,008	19,970	105.1%
Asia	42,382	7,671	34,711	452.5%
Other	20,568	6,110	14,458	236.6%
Total	260,892	93,811	167,081	178.1%

N/M – not meaningful

(1)	Reflects a correction to the amount reported in our audited consolidated statement of profit or loss for the year ended December 31, 2020 due to the identification of an error relating to the calculation of withholding taxes and an error relating to the calculation of complex share-based options for the periods ended on December 31, 2020 and 2019. For further information, see Note 4 (Accounting judgments, estimates and assumptions—Correction of errors) to our consolidated financial statements for the year ended December 31, 2021, included elsewhere in this prospectus.
(2)	Includes Russia, Ukraine, Georgia, Belorussia, Uzbekistan, Armenia, Azerbaijan, Kazakhstan, Kyrgyzstan, Moldova, Turkmenistan, Tajikistan, Latvia, Lithuania and Estonia.

Revenue for the year ended December 31, 2020 increased by $167.1 million when compared with the same period of 2019. The increase in revenue was predominantly due to the increase in revenue related to in-game purchases in the amount of $156.7 million, comprising $83 million of revenue attributable to user cohorts originated in 2020, which was nil in 2019, and a $73.7 million increase in revenue attributable to user cohorts originated in 2019 and before. The combination of these factors drove an increase in both MPUs and ABPPU.

Platform commissions

Platform commissions for the year ended December 31, 2020 increased by $46.4 million when compared with the same period of 2019. The increase in platform commissions was primarily due to a 176% increase in the revenue generated from in-game purchases when compared to the prior period, as platform commissions generally deviate in line with our in-game purchases revenue.

Game operating cost

Game operating cost for the year ended December 31, 2020 increased by $1.7 million when compared with the same period of 2019. The increase in game operating cost was primarily due to increases in technical support services and employee benefits expenses resulting from an increase in the scale of our operations.

Selling and marketing expenses

Selling and marketing expenses for the year ended December 31, 2020 increased by $83.6 million when compared with the same period of 2019. The increase in selling and marketing expenses was primarily due to increased advertising costs driven by scaling our consumer acquisition activities.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2020 increased by $1.1 million when compared with the same period of 2019. The increase in general and administrative expenses was primarily due to an increase in professional fees related to audit and consulting expenses driven by the preparation for the Transactions.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2020 increased by $0.3 million when compared with the same period of 2019. The increase in depreciation and amortization was primarily due to an increase in depreciation of right-of-use assets, predominantly resulting from a new office lease contract executed in 2020.

Net finance income

Net finance income for the year ended December 31, 2020 increased by $1.5 million when compared with the same period of 2019. The increase in net finance income was primarily due to an increase in foreign exchange gains, mainly resulting from the appreciation of cash balances and accounts receivable denominated in euro against U.S. dollars (our functional and presentation currency). The increase was partially offset by an increase in bank charges resulting from the expansion of our operations.

Income tax expense

Income tax expense for the year ended December 31, 2020 increased by $0.9 million when compared with the same period of 2019. The increase in income tax expense was primarily due to an increase of income tax in our subsidiary, Flow Research S.L., resulting from an increase in its scale of operations, as well as an increase in withholding tax in Taiwan and Brazil.

Other comprehensive income/(loss)

Other comprehensive income for the year ended December 31, 2020 was $15 thousand, compared with other comprehensive loss for the year ended December 31, 2019 of $3 thousand. The change in other comprehensive income was primarily due to the positive effects of the translation of foreign operations into the presentation currency in the year ended December 31, 2020, as opposed to the negative effects in the prior period.

Liquidity and Capital Resources

Capital Spending

One of the elements of our business strategy is to act as an industry consolidator in the gaming space in the Former Soviet Union countries and Europe. Accordingly, while our capital expenditures were historically not significant, we may anticipate significantly higher levels of capital expenditures as we continue to evaluate certain acquisition opportunities for additional businesses or games that meet our strategic and return on investment criteria. We also incur other capital expenditures in the normal course of business and perform ongoing enhancements and updates to our games and our IT infrastructure to maintain their quality standards. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by operating activities. Capital needs for investment opportunities are evaluated on an individual opportunity basis and may require significant capital commitments.

Our capital expenditure was $2.7 million and $0.1 million for the years ended December 31, 2021 and 2020, respectively. In 2022, up to the date of this prospectus, we estimate that our capital expenditures amounted to approximately $71.6 million, primarily representing investments in the acquisition of gaming studios. The financing of these acquisitions was made entirely from internal sources.

Liquidity

Our primary sources of liquidity are the cash flows generated from our operations and currently available unrestricted cash and cash equivalents. Our cash and cash equivalents totaled $143 million at December 31, 2021. Payments of short-term and long-term debt obligations and other commitments are expected to be made from cash on hand and operating cash flows.

Our ability to fund our operations and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets could impact our ability to secure additional funds through financing activities. We believe that our cash and cash equivalents balance and our cash flows from operations will be sufficient to meet our normal operating requirements during the next twelve months and the foreseeable future and to fund capital expenditures.

Cash flows

The following table presents our consolidated cash flows for the periods indicated:

	Year ended December 31,
	2021	2020(1)	2019(1)

	(US$ in thousands)
Operating activities
Income/(loss) for the period net of tax	(117,444)	(751)	(35,526)
Adjustments for:
Depreciation and amortization	2,540	561	286
Share-based payments expense	3,761	2,276	6,462
Share listing expense	125,438	—	—
Gain on acquisition	(79)	—	—
Expected credit losses	92	—	—
Change in fair value of share warrant obligations	(10,080)	—	—
Interest expense	91	38	84
Foreign exchange loss/(gain)	2,809	(1,991)	(411)
Income tax expense	1,127	862	7
	8,255	995	(29,098)
Changes in working capital
Increase in deferred platform commissions	(26,946)	(52,465)	(23,448)
Increase in deferred revenue	127,899	184,603	75,099
Increase in trade and other receivables	(12,682)	(7,490)	(20,443)
Increase/(decrease) in trade and other payables	9,600	(1,060)	13,044
	97,871	123,588	44,252

Income tax (paid)	(617)	(3,978)	(200)
Interest received/(paid)	7	19	—
Net cash flows generated from operating activities	105,516	120,624	14,954

Investing activities
Acquisition of intangible assets	(338)	—	(83)
Acquisition of property and equipment	(1,099)	(147)	(19)
Acquisition of subsidiary net of cash acquired	(1,159)	—	—
Loans granted	(123)	—	(338)
Proceeds from repayment of loans	—	508	95
Net cash flows generated from/(used in) investing activities	(2,719)	361	(345)

Financing activities
Payments of lease liabilities	(2,132)	(341)	(31)
Interest on lease	(90)	(26)	—
Interest paid	—	(17)	(85)
Proceeds from borrowings	—	—	6,500
Repayment of borrowings	(49)	(3,980)	(2,418)
Dividends paid and distributions to shareholders	(160,366)	(51,683)	(4,122)
Cash acquired in the Transaction	119,659	—	—
Net cash flows used in financing activities	(42,978)	(56,047)	(156)

Net increase in cash and cash equivalents for the period	59,819	64,938	14,453
Cash and cash equivalents at the beginning of the period	84,557	17,565	3,073
Effect of changes in exchange rates on cash held	(1,574)	2,054	39
Cash and cash equivalents at the end of the period	142,802	84,557	17,565

(1)	Reflects a correction to the amount reported in our audited consolidated statement of financial position as of December 31, 2020 due to the identification of an error relating to the calculation of withholding taxes and an error relating to the calculation of complex share-based options for the periods ended on December 31, 2020 and 2019. For further information, see Note 4 (Accounting judgments, estimates and assumptions—Correction of errors) to our consolidated financial statements for the year ended December 31, 2021, included elsewhere in this prospectus.

Operating activities

Net cash flows generated from operating activities for the year ended December 31, 2021 decreased by $15.1 million when compared to the year ended December 31, 2020, primarily due to the substantial increase in cash outflows resulting from advertising and marketing expenses and platform commissions, partially offset by an increase in cash inflows resulting from revenues for the year ended December 31, 2021 as compared with the prior year.

Net cash flows generated from operating activities for the year ended December 31, 2020 increased $105.7 million when compared to the year ended December 31, 2019, primarily due to a substantial increase in our operations. Net cash flows generated from operating activities for each period primarily consisted of proceeds from sales of in-game items and from our advertising activities less cash outflows resulting from ongoing selling and marketing expenses, cost of revenues and selling, general and administrative expenses and income taxes.

Investing activities

Net cash flows used in investing activities for the year ended December 31, 2021 amounted to $2.7 million compared to $0.4 million of net cash flows generated from investing activities for year ended December 31 2020. The change was primarily attributable to cash outflows in early 2021 relating to our acquisition of Nexters Online and Nexters Studio, two Russian game development studios, as well as cash outflows relating to the acquisition of property and equipment by Russian companies that were not consolidated in the previous period.

Net cash flows generated from investing activities was $0.4 million for the year ended December 31, 2020 and net cash flows used in investing activities was $0.3 million for year ended December 31, 2019. The positive cash flows generated from investing activities in the year ended December 31, 2020 were due to proceeds from the repayment of loans received in 2020 amounting to $0.5 million, partially offset by capital expenditures. The net cash flows used in investing activities for the year ended December 31, 2019 were primarily due to cash outflows resulting from loans granted in the amount of $0.3 million.

Financing activities

Net cash flows used in financing activities for the year ended December 31, 2021 decreased by $13.1 million when compared to the year ended December 31, 2020. The decrease was primary driven by the significant inflow of cash acquired by the Company in the Transactions, which was partially offset by a significant increase in dividend payments to the Nexters Global shareholders in the first half of 2021 in connection with Transactions.

Net cash flows used in financing activities for the year ended December 31, 2020 increased $55.9 million when compared to the year ended December 31, 2019, predominantly due to an increase of dividends paid and distributions to shareholders of $51.7 million for the year ended December 31, 2020 as compared with $4.1 million for the year ended December 31, 2019.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2021:

	Payments due by period(1)
Non-derivative financial liabilities	Carrying amounts	Contractual cash flows	3 months or less	Between 3- 12 months	Between 1-5 years
Obligations under leases	1,934	1,942	313	453	1,176
Trade and other payables	26,573	26,573	26,573	—	—
	28,507	28,515	26,886	453	1,176

(1)	Amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements.

Qualitative and Quantitative Factors About Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include credit risk, liquidity risk, and currency risk as follows:

Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to credit risk from our operating activities (primarily trade receivables), which is concentrated around the key platforms through which we distribute our games.

Credit risk related to trade receivables is considered immaterial, as almost all sales are generated through major companies, with consistently high credit ratings. These distributors pay the Company on a monthly basis, based on sales to the end-users, and payments are made one to two months after the sale to the end-user. The distributors are responsible for tracking and accounting of end-user sales, and send us monthly royalty reports reflecting amounts to be paid. We do not have any material overdue or impaired accounts receivable, and the credit risk associated with the trade receivable that is neither due nor impaired is deemed to be small. For additional information on our credit risk, please see Note 28 (Financial instruments – fair values and risk management—B. Financial risk management—(i) Credit risk) to our audited consolidated financial statements for the fiscal year ended December 31, 2021, included elsewhere in this prospectus.

Liquidity Risk

Liquidity risk refers to the risk of being unable to fulfil payment obligations when they fall due. We have purposefully and consciously invested in growing and expanding our business and we intend to continue to make significant investments in growth and expansion. This requires us to carefully plan and monitor our capital needs. Our objective when managing liquidity is to ensure, as far as possible, that we will have sufficient liquidity to meet our liabilities when they are due, under both normal and stressed conditions without incurring unacceptable losses or risking damage to our reputation. For additional information on our liquidity risk, please see Note 28 (Financial instruments – fair values and risk management—B. Financial risk management—(ii) Liquidity risk) to our audited consolidated financial statements for the fiscal year ended December 31, 2021, included elsewhere in this prospectus.

Currency Risk

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the functional currency. We are is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Euro and the Russian Ruble. We monitor the exchange rate fluctuations on a continuous basis.

For the periods presented, our exposure to foreign currency risk, expressed in U.S. dollars, was as follows:

	For the year ended December 31, 2021
	Euro	Russian Ruble

	$
Assets
Loans receivable	123	—
Trade and other receivables	9,493	3,571
Cash and cash equivalents	33,297	621
	42,913	4,192

Liabilities
Lease liabilities	(1,795)	(139)
Trade and other payables	(4,701)	(1,092)
	(6,496)	(1,231)
Net exposure	36,417	2,961

A 10% strengthening of the U.S. dollar against the following currencies at December 31, 2021 would have increased (decreased) equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant. For a 10% weakening of the U.S. dollar against the relevant currency, there would be an equal and opposite impact on the profit and other equity.

	As of December 31, 2021
	Strengthening of USD by 10%	Weakening of USD by 10%

	$
Euro	(3,642)	3,642
Russian Ruble	(296)	296
	(3,938)	3,938

In February 2022, following the imposition of sanctions by the United States, the European Union and the United Kingdom, as well as other countries, in response to the commencement of Russia’s military operations in Ukraine, there was a significant depreciation of the Russian Ruble against other currencies. While currency control and other stabilization measures implemented by the Central Bank of the Russian Federation appear, as of the date of this Annual Report, to have been effective in restoring the value of the Russian Ruble to its pre-conflict levels, the longer-term effects of the current or potential future sanctions on the Russian economy, among other things, may further impact its value.

Critical Accounting Policies and Estimates

We prepare our financial statements in conformity with IFRS.

Certain accounting policies require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments will be subject to an inherent degree of uncertainty. Our judgments are based upon our management’s historical experience, terms of existing contracts, observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate.

We consider accounting estimates to be critical accounting policies when:

●	the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and

●	different estimates or changes to estimates could have a material impact on the reported financial positions, changes in financial position or results of operations.

When more than one accounting principle, or method of its application, is generally accepted, we select the principle or method that we consider to be the most appropriate when given the specific circumstances. Application of these accounting principles requires us to make estimates about the future resolution of existing uncertainties. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from such estimates. For additional information on our critical accounting policies and estimates, please refer to Note 4 (Accounting judgments, estimates and assumptions) to our audited consolidated financial statements for the fiscal year ended December 31, 2021, included elsewhere in this prospectus.

We believe that our accounting policies in respect of revenue recognition, platform commissions and warrant obligations require a greater degree of judgment and complexity and are the most critical to understanding our financial condition and historical and future results of operations.

Revenue Recognition

The approach to in-game purchases, consumable and durable items

The satisfaction of our performance obligation is dependent on the nature of the virtual item purchased and as a result, we categorize our virtual items as either consumable or durable. While each of these categories is differentiated by certain distinguishing characteristics, as set forth in further detail below, the classification of certain virtual items requires management judgment to determine which attributes should be given the most weight when determining whether that virtual item should be classified as a consumable item or as a durable item.

•	Consumable virtual items represent items that can be consumed by a specific player action. They can, for example, instantly refill certain stats like mana or health points or be used to skip cooldowns. Common characteristics of consumable virtual items are that they are no longer displayed on the player’s game board after a short period of time (usually within few days since the date of purchase), do not provide the player any continuing benefit following consumption (they cannot be used to improve the character), and often enable a player to perform an in-game action immediately. For the sale of consumable virtual items, we recognize revenue at a point in time.

•	Durable virtual items represent items that enhance a player’s character or game inventory set over a certain period of time (e.g., that increase a player hero’s power in our Hero Wars game or enhance an island’s buildings in our Island Experiment game). These items are accessible to the player over an extended period of time or can be exchanged or used for obtaining different items or levels in the games, which in turn are associated with the players character for an extended period of time (e.g., “stars” influencing the specific hero power in the game). Considering the complexity of the gameplay, great variety of in-game items and different behavioral patterns of players on different levels of character development, it is impracticable to estimate the useful life of in-game items and any estimation of the useful life of in-game items is therefore subject to uncertainty. Therefore, we recognize the revenue from the sale of durable virtual items ratably over the average playing period of players for the applicable game (player’s lifespan), which represents our best estimate of the average life of the durable virtual item. We use this approach for substantially all of our revenue.

To separately account for consumable and durable virtual items, the Company specifically identifies each purchase for the majority of virtual items purchased on the third-party platforms. For the remaining population, the Company estimates the amount of consumable and durable virtual items based on data from specifically identified purchases and the expected behavior of the users.

Estimate of players lifespan

As discussed above, in light of the uncertainty inherent in estimating the useful life of in-game items, we use players’ lifespan as a proxy for determining the average life of durable virtual items. Since January 1, 2020 we determine the estimated weighted average playing period of payers by game on a quarterly basis (on an annual basis in 2019), beginning at the time of a payer’s first purchase in the respective game and ending on a date when that paying player is deemed to be no longer playing. A determination of when paying players are no longer playing a given game is subject to uncertainty. To make this determination we analyze the entire population of payers who made in-game payments in the relevant periods and determine whether each payer is an active or inactive player as at the date of our analysis. To determine which payers are inactive, we analyze the dates that each payer last logged into that game. We determine a player to be inactive once they have reached a period of inactivity for which it is probable that they will not return to a specific game. We use judgment to set a minimum period of inactivity to distinguish between active users and those that are deemed inactive at the date of evaluation, which is currently determined as 30 days after last login date for the majority of platforms/games. Based on the actual expired lifespans and projection for active players, we then project an average expected lifespan term of the population.

We use a statistical estimation model to arrive at the average playing period of the paying users for each platform. As at December 31, 2021, 2020 and 2019, player lifespan for Hero Wars averaged 25 months, 23 months and 17 months, respectively.

The estimated player lifespan in our other games as at December 31, 2021, 2020 and 2019 averaged 25 months, 34 months and 27 months, respectively.

Had there been no change in the estimated players lifespans as at December 31, 2021 as compared to December 31, 2020, the revenue for the year ended December 31, 2021 would have been higher by an amount of $32,330 thousand and the profit before tax for the year ended December 31, 2021 (also taking into consideration the effects of estimated players lifespans on platform commissions) would have been higher by an amount of $23,702 thousand.

In our core game Hero Wars a significant portion of our revenues is produced by a relatively low percentage of our users, which pay substantially higher dollar amounts for in-game virtual items as compared to the average payment per user and tend to have substantially longer playing periods as compared with average playing periods for the entire population. Moreover, the average playing periods differ substantially among different platforms through which we distribute our games. To account for these aspects, we estimate the average playing periods separately for each platform as soon as we have the indicators that the average playing periods for a particular platform may differ from the average periods for other platforms and adjust the average playing periods by assigning greater weight to higher spending payers versus average payers in the population. We use regression analysis and the Kaplan-Meyer survival model to arrive at the average playing period of the paying users for each platform.

Key factors of estimation uncertainty

We expect that in future periods, there may be changes in the mix of consumable and durable virtual items offered and sold, reduced virtual item sales in certain existing games, changes in estimates of the average playing period of payers and/or changes in our ability to make such estimates. When such changes occur and, in particular, if more of our revenue in any period is derived from durable virtual items or the estimated average playing period of payers increases on average, the amount of revenue that we recognize in a current or future period may be reduced, perhaps significantly. Conversely, if the estimated average playing period of payers decreases on average, the amount of revenue that we recognize in a current or future period may be accelerated, perhaps significantly, and we would disclose the effects of such changes in our consolidated financial statements.

The length of the lifespan depends on the players’ behaviors, which vary across different game titles and across different platforms, where lifespans for social type platforms tend to be longer than for mobile platforms. The length of the lifespans may also depend on the maturity of the game title and our ability to allocate necessary financial and intellectual resources to implement relevant strategies for player attraction and retention.

When a new game is launched and only a limited period of payer data is available for our analysis, then we need to consider other factors to determine the estimated average playing period of payers, such as the estimated average playing period of payers for our other game titles with similar characteristics and review of externally available information, including industry peers.

Sensitivity to input parameters

Our estimates are sensitive to input parameters, particularly to change in proportion between durable and consumable items and to change in estimated player’s lifespan. Below is the analysis of sensitivity to these parameters:

•	While other parameters remain constant, an increase of the share of durable items in total payments by 10% would decrease reported revenues for 2021 and respectively increase deferred revenue balance as at December 31, 2021 by $32,253 thousand.

•	While other parameters remain constant, a decrease of the share of durable items in total payments by 10% would increase reported revenues for 2021 and respectively decrease deferred revenue balance as at December 31, 2021 by $32,279 thousand.

•	While other parameters remain constant, an increase/decrease of the share of consumable items in total payments by 10% would increase/decrease reported revenues for 2021 and respectively decrease/increase deferred revenue balance as at December 31, 2021 by $7,872 thousand.

•	While other parameters remain constant, an increase in the estimated lifespans applied in 2021 by 10% would decrease reported revenues for 2021 and respectively increase deferred revenue balance as at December 31, 2021 by $28,982 thousand.

•	While other parameters remain constant, a decrease in the estimated lifespans applied in 2021 by 10% would increase reported revenues for 2021 and respectively decrease deferred revenue balance as at December 31, 2021 by $32,268 thousand.

Platform Commissions

Platforms retain platform commissions and fees on each purchase made by the paying players through the platform. As revenues from sales of virtual items to paying players through the platform are deferred, the related platform commissions and fees are also deferred on the consolidated statement of financial position. The deferred platform commissions are recognized in the consolidated statement of profit or loss and other comprehensive income in the period in which the related sales of virtual items are recognized as revenue. Accordingly, the uncertainties indicated above in respect of the Company’s recognition of revenue, and the exercise of management judgment in connection with those uncertainties, also impact the timing of Company’s recognition of deferred platform commissions.

Warrant Obligations

Upon completion of the Transaction on August 26, 2021, each outstanding warrant to purchase Kismet’s ordinary shares was converted into a warrant to acquire one ordinary share of the Company, at a price of $11.50 per share. A total of 20,250,000 Kismet warrants were converted into 20,250,000 warrants of the Company, 13,500,000 of which are public and 6,750,000 of which are private.

The Company accounts for the warrants in its financial statements as liability in accordance with IAS 32 – Financial Instruments: Presentation and IFRS 9 – Financial Instruments. The warrants are initially recorded at fair value and then revalued at each reporting date until exercised, with any change in fair value to be recognized in the statement of profit or loss and other comprehensive income.

The fair value of the public warrants, which are traded in active market, is measured based on the quoted market prices.

Management exercised judgment in applying the Monte-Carlo simulation for the purpose of estimating fair value of the private warrants. One of the key inputs significantly impacting the derived fair value is the Company's share price quote on Nasdaq. Based on management’s assessment, the share price quote should be used as an input to the model without any adjustments.

The fair value of the private warrants is determined using Level 3 inputs within the fair value hierarchy and is measured using the Monte-Carlo simulation method along with the deferred exchange shares issuable pursuant to the terms of the Business Combination Agreement because of their potential dilution effect.

Key assumptions of the model

	August 27, 2021	December 31, 2021
Risk free rate	forward USD overnight index swap (OIS) rates (curve 42)	forward USD overnight index swap (OIS) rates (curve 42)
Volatility	forward implied volatility rates based on volatilities of publicly traded peers	forward implied volatility rates based on volatilities of publicly traded peers
Starting share price	10.67	8.06
Expected warrant life (years)	5.0	4.7

Sensitivity to input parameters

Our estimates are sensitive to input parameters, particularly to change in volatility. Below is the analysis of sensitivity to this parameter:

•	While other parameters remain constant, an increase of volatility by 10% would increase the fair value of the private warrants as at December 31, 2021 by $1,334 thousand.

•	While other parameters remain constant, a decrease of volatility by 10% would decrease the fair value of private warrants as at December 31, 2021 by $1,366 thousand.

A key assumption of share price in the model is the independent market input applied without modifications. Another key assumption of the risk-free rate is a static parameter as of the date derived from the Bloomberg system applied without modifications.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company at least through the end of the 2022 fiscal year and to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Changes in Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 (Basis of accounting—Changes in accounting policies) to our audited consolidated financial statements for the fiscal year ended December 31, 2021, in each case included elsewhere in this prospectus.

Internal Control over Financial Reporting

We have a relatively short history of operations and, as a private company prior to the consummation of the Transactions, have had limited resources to dedicate towards addressing our internal controls and procedures. Although the Company is not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in connection with the audit of Nexters Inc.’s financial statements as of and for the years ended December 31, 2021 and 2020, and the audit of Nexters Global’s financial statements as of and for the years ended December 31, 2020 and 2019, our management and our independent registered public accounting firm identified deficiencies that we concluded represented material weaknesses in our internal control over financial reporting, primarily attributable to (i) our lack of an effective control structure and oversight over the financial reporting process; (ii) lack of sufficient risk assessment over the share-based payments, indirect tax, treasury and procurement processes to identify, assess and manage risks, including the development of formalized policies and procedures with adequate segregation of duties and the development of control activities to mitigate risks; and (iii) lack of sufficient general controls over information technology systems relating to change management and controls over access within certain information systems. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.”

We have developed a plan to remediate the material weaknesses, including (i) designing and implementing improved processes and internal controls regarding the revenue (including in respect of our new gaming company acquisitions), tax, treasury and procurement processes, (ii)  hiring additional personnel dedicated to carrying out regular independent monitoring of general controls regarding information technology and to exercise controls regarding the revenue recognition process, (iii) establishing an access policy for its information systems, (iv) improving controls over access rights management, including reviews of current access rights, user roles and access management procedures, and (v) implementing change management control procedures for its information systems. We will not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time. There can be no assurance that we will be successful in pursuing these measures, or that these measures will significantly improve or remediate the material weaknesses described above. Furthermore, we can provide no assurance that no new material weaknesses may be assessed in the future, whether resulting from growth of our business or otherwise. For risks relating to these material weaknesses, see “Risk Factors—Risks Related to the Company’s Securities and the Offering—If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired” and “In connection with the preparation of Nexters Inc.’s consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and of Nexters Global’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, we identified material weaknesses in our internal controls over financial reporting.”

JOBS Act

We are an emerging growth company, as defined in the JOBS Act. We intend to rely on certain of the exemptions and reduced reporting requirements provided by the JOBS Act. As an emerging growth company, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, and (ii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis).

BUSINESS

Overview

We build mobile, web and social games for millions of players to enjoy globally. We are one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases in 2021, net of platform fees, according to data provided by AppMagic. Our games are free to play, and we continuously innovate our games to provide novel, curated in-game content to our users at optimal points in their game journeys.

Our core product offering, Hero Wars, offers a suite of games across mobile, social and web-based platforms and has, since its launch in 2016, evolved into a well-recognized global gaming franchise in the RPG genre, with 5.5 million MAUs across more than 75 countries in 2021. As of December 31, 2021, Hero Wars ranked 5th on Android and 16th on iOS according to the top grossing charts in the United States. Additionally, Hero Wars was recognized as the top mobile game by consumer spend in Russia in 2021 according to AppMagic.

Continuous improvements in game content and focus on customer engagement has allowed us to monetize on the popularity of our games and achieve attractive key performance metrics. In particular, between 2018 and 2021, we achieved thirteen times’ growth in Bookings, with a growth of 26% in 2021 compared to 2020. We benefit from predictable cohorts and a loyal base of core players, which supports our ability to sustain our monetization per user. In the year ended December 31, 2021, cohorts from previous periods accounted for approximately 55% of our Bookings. Average bookings per paying user (ABPPU) remained relatively stable in the year ended December 31, 2021, at $123 in comparison to $126 in the previous year.

Since our formation over ten years ago, we have developed a sizeable built-to-scale platform, enabling us to streamline content development and offering a value-enhancing opportunity for potential newly acquired games and companies.

Our platform is designed to enable us to release one to two new titles per year via parallel-track prototyping and development. In 2021, we released two new titles in the casual genre: Chibi Island, a farm and adventure game, and Island Questaway, a farm and puzzle game. Furthermore, in October 2021, we released the web version of Throne Rush, our popular fantasy strategy mid-core game.

Our headquarters are in Cyprus. As of December 31, 2021, we had 809 employees. Our revenue for the year ended December 31, 2021 was $434 million and our Bookings3 for the same period was $562 million. We recorded net cash flows generated from operating activities of $105.5 million for the year ended December 31, 2021. Our loss net of tax for the year ended December 31, 2021 was $117.4 million compared to loss of $751 thousand for the previous year.

Our Industry

We operate in the global digital gaming market, a large and strategically important component of the overall entertainment market. The global digital gaming market attracted approximately $180 billion of consumer spending in 2021 according to Newzoo, making it the second largest online entertainment market after the traditional TV and home video market. Global digital gaming market is expected to reach around $219 billion in 2024, passing the coveted $200 billion threshold in 2023. Also according to Newzoo, the global gaming population amounted to 3 billion people in 2021, which is 5.3% higher than 2020’s player number. These “gamers” were active across a variety of platforms, including both traditional PC and console as well as newer formats such as mobile, tablet, and cloud. The digital gaming market is also a truly global market, with the Asia-Pacific region accounting for 54% of the global players in 2021, and the Americas and Europe accounting for 17% and 14%, respectively, according to Newzoo.

[3]	For a definition of Bookings, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Bookings.”

Gaming reaches all ages and demographics. According to Newzoo, thanks in part to the emergence of mobile gaming, a sizeable and growing proportion of the global population, especially those between the ages of 10 and 35, are actively engaged in playing digital games. This is particularly evident in the Western and Asian markets, where games are becoming new social networks where friends can meet and socialize in digital destinations. According to Limelight Networks’ 2021 report, individuals between 18 to 45 years of age prefer to play video games over watching television programs or movies in most countries. According to Limelight Networks’ 2021 report, gamers spend more than eight hours each week playing video games.

Driven by the expansion of mobile broadband and the proliferation of smartphones, games today can be enjoyed whenever and wherever players desire. According to Limelight Networks’ 2021 report, mobile phones remain the primary gaming device, followed by computers, gaming consoles and tablets. According to NewZoo, the mobile gaming market is the largest segment within the gaming industry, amounting to an estimated $93 billion in consumer spend in 2021 with 7.3% year-over-year growth, representing approximately 52% of the total gaming market.

The mobile gaming revenue is expected to reach $116.4 billion in 2024 with a CAGR of 8% from 2020 to 2024. We believe that mobile gaming will continue to be the largest and most attractive segment of the market and therefore view it as a priority market in which we will direct the majority of our managerial and financial resources in both content development and user acquisition.

Casual vs. Hardcore and Mid-Core games

Based on the intensity and complexity of the game content and their breadth of appeal, games can be sub-divided into casual, hardcore and mid-core. The Company defines Hero Wars and Throne Rush as mid-core and its three new titles as casual games.

Casual games cover the widest range of games, targeting a broad audience and requiring only a light learning curve and strategizing.

Casual games are low intensity in both time commitment, mechanics and strategizing. Gameplay is intended to be fun and easy to understand for large audience of players, with gaming mechanics usually controlled by a few buttons or a simple tap-and-swipe interface on a mobile phone.

Casual games have diverse monetization strategies but are primarily based on a free-to-play model with in-app purchases and in-app ads.

Hardcore games are characterized by their high intensity in terms of time commitment and strategizing. The player base of hardcore games tends to be overwhelmingly male, with games usually targeted at niche markets. Mid-core games take the basic theme and narrative acts of hardcore games, but make them more accessible to a broader audience. Storylines may be easier to follow and gaming mechanics simpler to control. Whereas hardcore games are designed primarily for highly committed gamers who have large amounts of time to dedicate to mastering the game, mid-core games are much less demanding in their appeal. Nevertheless, mid-core games are more immersive and require more hours of game time than casual games, which are specifically designed to be picked up and put down sporadically.

According to estimates from the App Annie State of Mobile Report 2022, while hypercasual games were a key download driver in 2021, the top subgenres by consumer spend were led by RPG and Strategy, which are typically associated with mid-core games.

RPG genre

RPG (role-playing game) is a game in which players control a fictional character or characters that undertake a quest in an imaginary world. RPG games often share the following key elements:

●	the ability to improve a character over the course of the game by increasing its statistics or levels;

●	a menu-based combat system with several choices of skills, spells and active powers as well as an active inventory system with wearable equipment such as armors and weapons;

●	a central quest that runs throughout the game as a storyline and additional side quests;

●	the ability to interact with elements of the environment or storyline through additional abilities; and

●	the existence of certain character classes that define the characteristics, skills, abilities and spells of the character.

RPG games exist in different sub-genres: Team Battle RPG, Puzzle RPG, MMORPG (massive multiplayer online role-playing game) and other sub-genres. RPG games are typically characterized by a relatively narrow audience, but much higher player retention and higher payer ratios (conversion of users into payers) and, accordingly, higher relative monetization potential per user compared to casual games.

According to AppAnnie, the mobile RPG market amounted to $18.7 billion of consumer spend in 2021 based on the top-3 subgenres in RPG, amounting to approximately 16% of the total mobile gaming market.

Competition

We believe the industry in which we operate is characterized by significant competition. Our primary competitors are mobile gaming companies operating in similar sub-genres. With respect to Hero Wars, we define the sub-genre as hero-collection mid-core RPG. With respect to our new titles, we define the sub-genre as casual farming adventure games. However, given the global nature of the industry and our main distribution platforms, we essentially compete with a broader set of mobile games and also, though to a lesser extent, social and PC-based games. Ultimately, we also compete for the leisure time, attention and discretionary spending of our players against other forms of offline and online entertainment – including social media, OTT video, books and music – on the basis of a number of factors, including quality of player experience, breadth and depth of gameplay, ability to create or license compelling content, brand awareness and reputation and access to distribution channels.

Our games are free-to-play and are predominantly monetized through in-app purchases, therefore we mainly compete on the basis of quality and depth of content, graphics, sophistication of storyline, diversity and creativity of in-game events and promotions, visual effects and other features which enable prolonged user engagement encouraging in-game purchases. Marketing and user acquisition is another key competitive factor in the gaming industry, given that most competitors have access to substantially the same marketing channels, and applying advanced user acquisition techniques and “smart” marketing spend becomes essential to generate a quality user and payer base on a sustainable basis.

Although the barriers to entry in mobile gaming can be considered to be relatively low, barriers to success and achieving critical scale are substantially higher. While the total number of mobile games is in thousands, only a relatively small fraction of those reach the scale that allows them to sustainably compete on a global level. According to the App Annie State of Mobile 2022 report, in 2021 there were only 174 games with global annual consumer spend over $100 million, therefore, a significantly limited number having a scale comparable to ours.

Some of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, and greater financial and technical resources. Internationally, local competitors may have greater brand recognition than we do in their home countries and a stronger understanding of local culture and commerce. However, we believe we have proven our ability to successfully compete against both major international gaming companies as well as local players, which is manifested through our strong growth across a large number of geographies in which we compete as well as our continuous expansion into new countries and regions.

Our History

In 2010, our co-founders, Andrey Fadeev and Boris Gertsovskiy, met and decided to join forces, acting through their own companies at that time, to launch an independent gaming studio. We saw the opportunity to develop mobile and social games that could be enjoyed across the globe. The list below provides an overview of key events in our history:

2010	The Company’s story dates back to 2010 when the future friends and founders of the Company first met. At that time, Andrey Fadeev (co-founder and CEO of Nexters Global) was running Progrestar, a social games development studio, and Boris Gertsovskiy (co- founder of Nexters Global) was shaping his plans on starting a game business.
2012	Boris Gertsovskiy became the president of Crazy Bit, a social games development studio. Progrestar and Crazy Bit began their partnership and both teams moved to new offices in the same office center. The studios held regular mutual events and shared best practices.
2013	Progrestar released Throne Rush, a strategy game which later became one of the most popular social games on Facebook and VK. Later that year, Throne Rush became a part of the new company’s portfolio.
2014	Andrey and Boris decided to combine efforts and continue their gaming business under a new brand: “Nexters.” Island Experiment, the Company’s first casual game was released on social networks.
2016	The Company began to grow its presence with a new office in Cyprus and launched Hero Wars, an action RPG which became a blockbuster with dozens of millions fans around the world.

2018	The Company took a strategic decision to switch its focus on mobile platforms and started scaling mobile versions of its games. Igor and Dmitrii Bukhman, founders of Playrix, a global top three mobile gaming company, acquired shares at Nexters Global.
2019	The Company drove an almost four times growth in Bookings and total install base within a year and was ranked as one of top ten mobile game developer in Europe, based on in-game purchases net of platform fees between January and December 2019, according to data provided by AppMagic.

2020	The Company expanded on the international market and became one of the top five independent mobile games developer in Europe (excluding developers owned and controlled by other companies active in the gaming market), based on in-game purchases net of platform fees between January and November 2020, according to data provided by AppMagic.
U.S. share became the largest and now exceeds one-third of the Nexter Global’s revenue, while the total install base reached almost 100 million players.
2021	The Company officially released two new casual games, Chibi Island, a new farm and adventure game and Island Questaway, a farm and puzzle game, as well as the web version of its popular fantasy strategy mid-core game, Throne Rush.
On August 26, 2021, we consummated our business combination with Kismet.
In September 2021, the Company launched its first program under its broader mergers and acquisition strategy, Nexters Boost, to identify and support new or small game makers in their early stages of development and growth.
2022	In January 2022, the Company entered into agreements to acquire three gaming studios to expand its portfolio of midcore games and enlarge its player base: Cubic Games, the publisher of Pixel Gun 3D, the world’s No. 3 mobile first-person shooter (“FPS”) by monthly audience; RJ Games, the publisher of Puzzle Breakers, a puzzle RPG; and Royal Ark, the publisher of the survival RPG titles Dawn of Zombies and Shelter Wars.
In March 2022, the Company acquired Game Positive, a developer of cross-platform games for mobile and other platforms with three midcore titles in development that would allow the Company to expand into new genres.

Legal Structure

Nexters Inc., or “Nexters”, is a business company incorporated under the laws of the British Virgin Islands on January 27, 2021. Nexters was formed for the sole purpose of effectuating the Transactions contemplated by the Business Combination Agreement, including the merger of Kismet Acquisition One Corp. (“Kismet”) into Nexters and the acquisition by Nexters of all of the issued and outstanding share capital of Nexters Global Ltd. (“Nexters Global”). The Transactions were consummated on August 26, 2021.

Prior to the Transactions, Nexters had no material assets and did not conduct any material activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings. Upon the closing of the Transactions, Nexters became the direct parent of Nexters Global, a developer of mobile, web, and social games.

The principal executive office of Nexters is 55, Griva Digeni, 3101, Limassol, Cyprus, and the telephone number of Nexters is +35722580040. The website address of Nexters is: https://nexters.com. The information contained on the website does not form a part of, and is not incorporated by reference into, this prospectus.

Below is an overview of the legal structure of the Company and its subsidiaries as of the date of this prospectus.

Our Strengths

Leading blockbuster mid-core RPG title with primary focus on mobile.

Our core product offering, Hero Wars, offers a suite of games across mobile, social, and web-based platforms and has, since its launch in 2016, evolved into a well-recognized global gaming franchise in the RPG genre, with 5.5 million MAUs across more than 75 countries in 2021. We are one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases in 2021, net of platform fees, according to data provided by AppMagic. As of December 31, 2021, Hero Wars ranked 5th on Android and 16th on iOS according to the top grossing charts in the United States. Additionally, Hero Wars was recognized as the top mobile game by consumer spend in Russia in 2021 according to AppMagic.

We believe that mobile gaming is one of the most dynamic and high-growing segments of the global gaming industry. As a result, our mobile platform, which accounted for approximately 63% of DAUs and over 74% of our total revenue in the year ended December 31, 2021, represents the core part of our franchise and our strategic priority for our future development. We believe our strategic repositioning towards the mobile platform in 2018 allowed us to achieve transformational growth and established us as one of the leading players in the mobile RPG genre globally. We offer a suite of games on mobile and desktop, which allows us to reduce risk of over-dependence on a single platform.

Highly diversified global user and revenue base underpinning the quality of earnings.

We have developed a highly diversified customer base and proven ability to adapt and localize our games across regions and countries. Originally launched in Russian, Hero Wars is currently available in ten languages and in more than 75 countries across the world, including major markets such as the United States, the European Union, Japan, Korea, and Taiwan. Developed markets account for the majority of our revenue base, with United States accounting for 31.5% of our revenue for the year ended December 31, 2021, and Europe, Asia and the Former Soviet Union countries accounting for 21.6%, 24.5%, and 13.3%, respectively, in the same period. Such diversification further serves as a protection against currency fluctuations, as well as any adverse country-specific events in terms of consumer behavior, local regulations, access to social networks, and other factors. Our multi-language capabilities, technological edge and proven success across multiple jurisdictions serves as a strong foundation for further expansion in other major markets where we are currently not or underrepresented, most notably into the China.

Superior data-driven user acquisition, engagement, and monetization.

We adopted a new marketing and user acquisition strategy in 2018, which has allowed us to significantly increase our user base and Bookings over the last three years. As of December 31, 2021, we had a marketing team of approximately 56 professionals (including creative, marketing analytics, user acquisition, and marketing growth) and pursue broad user acquisition strategy across multiple channels, platforms, and social networks (such as YouTube and Facebook) utilizing proprietary user acquisition technology and data-driven decision-making that focuses on getting players directly into the game. We primarily target potential active users and payers with a breakeven period of not more than one and one-half years from install. We believe that we have been particularly successful in identifying and attracting a core base of frequent payers in the game who generate superior revenue flow and form loyal and predictable cohorts.

Continuous improvements in game content and focus on customer engagement has allowed us to monetize on the popularity of our games and achieve attractive key performance metrics. Our ABPPU remained relatively stable in the year ended December 31, 2021, at $123 in comparison to $126 in the previous year. For more information on ABPPU, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics—Average Bookings Per Paying User.”

Technology platform built to scale, fueling our content development strategy.

Since our formation over ten years ago, we have developed a sizeable built-to-scale platform, enabling us to streamline content development and offering a value-enhancing opportunity for potential newly acquired games and companies. As of December 31, 2021, we had a team of approximately 414 experienced developers and data scientists (including artists and game designers) as well as approximately 96 specialists covering in-game social network and customer support. We incorporate data-driven decision-making into our entire game development process and use proprietary predictive models to assess the likelihood of success of new product launches and allocate our production team resources to focus on building features to improve the return on our investment in our games. Our strong analytics team is one of the key service functions in the company that not only helps us to determine new opportunities for growth and provides predictions for efficient marketing but also plays an important role in establishing key performance indicators for other service functions and ultimately allows us to make data-informed decisions. Unlike some of our peers who focus exclusively on mobile segment of the market, our multi-platform capabilities allow us to reach out to a broader target audience and offer a more diversified and sophisticated gaming experience as well as supports ongoing innovation and improvement of game content.

Our platform is designed to enable us to release one to two new titles per year via parallel-track prototyping and development. In 2021, we released two new titles in the casual genre: Chibi Island, a farm and adventure game, and Island Questaway, a farm and puzzle game. Furthermore, in October 2021, we released the web version of Throne Rush, our popular fantasy strategy mid-core game.

Strong potential for profitability and cash flow generation

Our financially sound and cash generative business model has enabled us to achieve sustainable self-funded growth without attracting material external financing since our inception. In particular, between 2018 and 2021, we achieved thirteen times growth in Bookings, with a growth of 26% in 2021 compared to 2020, while generating $105.5 million in net cash flows generated from operating activities for the year ended December 31, 2021. Our core game offering, Hero Wars, had an average of 345 thousand MPUs for the year ended December 31, 2021 and 271 thousand MPUs for the year ended December 31, 2020, generating an average Monthly Payer Conversion of 6.3% and 5.1%, respectively, over the same periods.

Our consistent revenue generation is underpinned by the highly predictable cohorts and a loyal base of core players, as well as our ability to increase our monetization per user. As such in 2021, cohorts from previous periods accounted for approximately 55%

of our Bookings and the ABPPU was $123/month. We view Cyprus as a cost-advantaged location for our headquarters due to the relatively low cost of living, the cost effectiveness of running a technology business that employs high-skilled professionals compared to many developed markets such as the United States or the United Kingdom, and access to a broad talent pool of developers from Former Soviet Union countries and Europe. A combination of global revenue base and relatively low cost base underpins strong profitability and creates significant operating leverage for further growth.

Founder-led management team supported by the complementary expertise of core shareholders and Sponsor.

We were founded by Andrey Fadeev and Boris Gertsovskiy, who have led our Company from inception to becoming a top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market), based on in-game purchases net of platform fees for 2021, according to data provided by AppMagic. For the year ended December 31, 2021, we generated $562 million in Bookings. As of December 31, 2021, we had 809 employees. As software developers by training, our founders are, among other things, the key architects behind our game development and content strategy. Our core management team has been highly stable and comprises a diverse team of skillful professionals who have proven to be among the best in the industry through the years. We believe our management’s core competencies are well complemented by the strategic relationship with Bukhman brothers, founders of Playrix (a leading global mobile games developer), who acquired a large minority stake in Nexters Global in 2018 and have been instrumental in our industry-leading expertise. Finally, through the merger with Kismet Acquisition One Corp, we have partnered with one of the most experienced and well-connected investment teams in the region led by Ivan Tavrin, who brings, among other things, ample merger and acquisition (“M&A”) expertise, from which we expect to benefit, and relationship network.

Multiple organic growth opportunities.

We believe we are well-positioned to capitalize on secular entertainment and content consumption trends through the strengths of our content and technology platform. Gaming has become global and eclipsed other major forms of entertainment. According to AppAnnie, the global mobile RPG market size by consumer spend remained relatively stable at $18.7 billion in 2021 ($18.8 billion in 2020) based on the top-3 subgenres in RPG, with the total mobile gaming consumer spend reaching $116 billion in 2021 which is a 15.4% increase from previous year, providing us with significant opportunities for growth in the markets in which we currently operate as well as opportunities for expansion into new geographies and genres. We believe the quality of our content has the potential to further increase our user base in the medium to long-term from 5.9 million average MAU for the year ended December 31, 2021. We believe we are well-positioned to improve monetization even further due to our superior user acquisition approach and accumulated experience in user monetization.

Well-positioned regional M&A consolidation platform.

We believe we are well placed to selectively pursue potential acquisitions in Europe and potentially other regions. We have an established value creation playbook comprising marketing and a user acquisition toolkit, data-driven approach to monetization, and other services that may allow us to enhance and accelerate the growth of potential acquisition targets.

Accordingly, since being a publicly traded company, we have already entered into agreements to acquire four gaming studios in the midcore segment, thereby expanding our portfolio of midcore games and enlarging our player base: Cubic Games, the publisher of Pixel Gun 3D, the world’s No. 3 mobile FPS by monthly audience; RJ Games, the publisher of Puzzle Breakers, a puzzle RPG; Royal Ark, the publisher of the survival RPG titles Dawn of Zombies and Shelter Wars; and Game Positive, a developer of cross-platform games for mobile and other platforms with three midcore titles in development.

Our Strategies

Our vision is to become one of the leading global multi-genre gaming companies both through the continuous organic development and growth investments, as well as through M&A expansion, primarily in Europe and Former Soviet Union countries. To this end, we intend to further build on the success of our Hero Wars platform that has a strong potential to become a “forever franchise,” develop our pipeline of new titles, primarily in casual genre, and evaluate certain acquisition opportunities.

Growing our user base and continuous enhancement of our product offering and monetization.

In the year ended December 31, 2021, we had 5.5 million average MAUs and 947 thousand average DAUs for our core game, Hero Wars, which represents an increase of 2.6% and 18.8%, respectively, from the prior year. We believe that we will be able to continue to grow our user base, leveraging our proprietary user acquisition technology toolkit that fueled our growth over the past two years.

We believe that through our data-driven game development approach, our experience in building LiveOps at scale, continued introduction of new game mechanics and new content across all Hero Wars platforms, augmented by our user acquisition model, we can continue to increase our players base and sustain our player monetization.

While our mobile platform offering will remain the strategic focus and priority area for investment, we will be flexibly adapting to market conditions and re-directing our marketing budgets to channels and platforms that offer most attractive LTV/CAC (Customer Lifetime Value to Customer Acquisition Cost) returns profile in any specific period. We intend to continue to seek new opportunities to enhance and refine our marketing efforts to acquire users, including identifying potential technologies to enhance our marketing and advertising capabilities.

Expand the TAM and diversify through the launch of new titles.

For the year ended December 31, 2021, the global mobile RPG market was estimated to amount to approximately $18.7 billion based on the top-3 subgenres in RPG, representing only 16% of the total mobile gaming market, according to AppAnnie. By launching new titles primarily in the casual genre, we expect to tap into the much larger addressable market as well as to reduce our reliance on the financial performance of the Hero Wars franchise. In 2021, we released two new titles in the casual genre: Chibi Island, a farm and adventure game, and Island Questaway, a farm and puzzle game. Furthermore, in October 2021, we released the web version of Throne Rush, our popular fantasy strategy mid-core game. We expect to launch one to two new titles per year in the future, leveraging our established content development processes.

Entering into new geographies, with particular focus on Asian markets.

While we plan to grow our user and payer base across substantially all geographies in which we currently operate, we, in particular, plan to expand our footprint in Asia, including through expansion in the Chinese market. We believe successful localization of Hero Wars franchise and marketing activities in such countries Japan, Taiwan, and Korea has provided solid foundation for expansion in the region as we managed to build substantial scale to date and aim to further extend our footprint in this region. In the year ended December 31, 2021, our Bookings in Asia increased considerably, by 1.9 times compared to the year ended December 31, 2020.

Growth through M&A.

We intend to evaluate certain acquisition opportunities primarily targeting the wide pool of independent studios across Europe. We plan to capitalize on our competitive advantages as a potential acquirer due to our ability to offer U.S.-listed equity as acquisition currency, provide complementary operating and financial expertise, as well as ample synergetic effects.

We intend to primarily target casual and mid-core mobile games to diversify our existing portfolio while being able to extract synergies and apply our value creation playbook comprising marketing and user acquisition competences as well as a data-driven approach to title selection and monetization. Our integration strategy with respect to potential targets envisages granting autonomy to the incumbent management teams in content development combined with providing extensive support in financing, marketing, data analytics and knowledge sharing, enabling targets to focus on building great games, while maximizing ROI.

Since being a publicly traded company, we have already entered into agreements to acquire four gaming studios in the midcore segment, thereby expanding our portfolio of midcore games and enlarging our player base.

Attracting best-in-class talent.

Throughout our history, we have focused considerable time and resources on building a team with diverse experience and backgrounds and a positive inclusive business culture, which has been an integral part of our success. We will continue to place significant emphasis on attracting talented developers and managers from across the world, but in particular from the countries of the Former Soviet Union and Europe. We believe our global business franchise and attractively located headquarters and development hub in Cyprus serve as a strong attraction and makes us an attractive employer for experienced professionals in the region.

Description of Our Principal Business Activities

We build mobile, web, and social games for millions of players to enjoy globally. We are one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases for 2021, net of platform fees, according to data provided by AppMagic. Our portfolio includes five games that we actively manage. Our portfolio includes casual, strategy, RPG and FPS (through acquisition of Cubic Games’ Pixel Gun 3D), which are all distributed through mobile, social, and web-based platforms and are free to play, generating revenue through in app purchases and advertising. We frequently introduce new features, offers, and content, including quests, rewards, challenges, player vs. player (“PvP”) competitions, customizations, and promotions that enhance the overall player experience.

Game Portfolio

Our core game offering is Hero Wars, which was downloaded 32 million times in 2021 on iOS and Android and has an average rating of 4.4/5 among users. Our other game offerings include our legacy game, Throne Rush, with newly registered users of 501 thousand on iOS and Android in 2021 and having an average rating of 4.7/5 among users, as well as the successors to our legacy game, Island Experiment that were launched in 2021, Chibi Island with newly registered users of 1,877 thousand as of February 2022 and Island Questaway which was soft launched in November 2021 and has new registered users of 653 thousand as of February 2022.

As of and for the year ended December 31, 2021, we generated $562 million in Bookings, 99% of which were attributable to Hero Wars and 1% attributable to our other titles.

Hero Wars
Genre:	RPG
Launch:	2016
Rating[4]:	4.7/5
DAUs (in thousands)[5]:	947
MAUs (in millions)[6]:	5.5
MPUs (in thousands)[7]:	345
Monthly Payer Conversion[8]:	6.3%
ABPPU[9]:	$127.4/month ($173.7 /month from the web platform)

[4]	Rating for current version in the United States’ Apple App Store and Google Play Store as of March 31, 2022.

[5]	Determined as of December 31, 2021. For a definition of DAUs, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Daily Active Users.”

[6]	Determined as of December 31, 2021. For a definition of MAUs, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Monthly Active Users.”

[7]	Determined as of December 31, 2021. For a definition of MPUs, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Monthly Paying Users.”

[8]	Determined as of December 31, 2021. For a definition of monthly payer conversion, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Monthly Payer Conversion.”

[9]	Determined as of December 31, 2021. For a definition of ABPPU, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Average Bookings Per Paying User.

Launched in 2016, Hero Wars is our blockbuster mid-core multi-platform RPG. It is an adventure game, where players start with a single hero and progress through the game by collecting new heroes, battling enemies, powering up heroes, unlocking skills and training their hero pack. The game allows players to fight epic multiplayer PvP battles against enemies, characters and bosses for power, rewards, or rare items. Players are able to purchase virtual items, including boosts and other items within the game to further their progression and unlock more virtual rewards. As of December 31, 2021, Hero Wars was in the top 100 grossing worldwide mobile app, according to data provided by AppMagic. Hero Wars was also the top grossing mobile game in Russia, for the year ended December 31, 2021, according to App Magic. For the year ended December 31, 2021, we generated $105.5 million in net cash flows generated from operating activities, with Hero Wars being the major contributor.

For the year ended December 31, 2021, Hero Wars generated $554 million in Bookings, representing a growth of 28% in comparison to its Bookings in 2020. The following graphic illustrates the split of our Hero Wars Bookings by geography the year ended December 31, 2021.

FSU — Former Soviet Union countries.

Other — Includes Bookings not allocated to any specific geography.

By distribution platform for the year ended December 31, 2021, 67% of our Bookings were generated from mobile (representing a 7% decrease in the portion of our total Bookings attributable to mobile compared to the previous year, resulting from a shift towards web), 13% from social (representing a 6% decrease compared to the previous year, resulting from shift towards web), and 20% from web (representing growth of 13% over prior year).

For the year ended December 31, 2021, Hero Wars had DAUs of 947 thousand (representing growth of 19% over the previous year), with 64% on mobile, 19% on social, and 17% on web and MAUs of 5.5 million. Hero Wars’ MPUs were 345 thousand for the year ended December 31, 2021 (representing growth of 27% over the previous year). The ABPPU was $127.4/month for the year ended December 31, 2021 (representing a slight decline compared to $128.8/month in 2020).

We adjust the gameplay, the user interface, difficulty levels and the available in-game items and features depending on the platform on which our games are distributed in accordance with A/B test results (which tests users’ responses to variant A versus variant B, and concluding which of the two variants is more effective), other analytical data, user surveys and our understanding of user preference per platform. Accordingly, the versions of Hero Wars distributed through the mobile platforms Apple App Store and Google Play are similarly configured, whereas the versions of Hero Wars distributed through web and social networks differ substantially from the mobile versions. We are continuously adjusting Hero Wars for both platforms, taking into account different marketing strategies and different user behavior. For example, web and social platforms contain a lesser percentage of payers, as few players elect to make in-game purchases, whereas mobile platforms allow players to pay with a preselected payment method, which makes it easier for mobile players to convert into payers. Paying web players tend to spend more money and time in game, due in part to less competition among web-based games as well as the fact that the game can stay idle on PCs and laptops. By contrast, competition is high in mobile games and time in game is restricted by user screen time. As a result, we build and continuously develop the web-based Hero Wars as a separate product with deeper monetization mechanics and separate marketing instruments, and allocate separate teams to its development.

Throne Rush

Genre:	Turn-based strategy
Launch:	2013 (iOS and Android); 2021 (web)
Rating[10]:	4.4/5 on Google Play and 4.4/5 on the Apple App Store

Launched in 2013, Throne Rush was the first game we released. It is an online strategy game, which allows players to rule their own kingdoms and bring them to prosperity while destroying enemies and capturing their wealth. By strategically building towers and upgrading them through in-game purchases, players can keep their bases safe and further progress through the way to the Throne.

Chibi Island

Genre:	Farming game with expeditions (adventures)
Launch:	2021 (Android and iOS)
Rating[11]:	4.3/5 on Google Play and 4.4/5 on the Apple App Store

Launched in 2021, Chibi Island is a farm and adventure game in the casual genre that is a successor to our legacy casual farming game, Island Experiment. Players are invited to explore the island to unleash the mystery of the Pyramid, with more diversity in gameplay and a more transparent in-game economy for improved farm management. The key upgrade, however, is the completely new approach to storytelling: it is a much deeper narrative with several engaging plotlines that come together in the big finale, and additional care has been taken to better develop the characters of the game. Plus, there is also a stronger mutual integration between the story and gameplay.

10 Rating for current version in the United States’ Apple App Store and Google Play Store as of March 31, 2022.

11 Rating for current version in the United States’ Apple App Store and Google Play Store as of March 31, 2022.

Island Questaway

Genre:	Farming game with puzzles
Launch:	2021 (Android and iOS)
Rating[12]:	4.2/5 on Google Play and 3.8/5 on the Apple App Store

Launched in 2021, Island Questaway is a new, important expansion of Nexters’ portfolio into casual gaming. Island Questaway offers fresh and unique gameplay through a blend of different genres with a farming game that features an engaging storyline as well as a variety of puzzles to solve for an exciting, fun gaming experience.

Monetization

Our games are based on the free-to-play monetization model, whereby we generate revenues through in-game purchases (the sale of virtual goods within the game) and in-game advertising. We strive to enhance our games by offering players the option to accelerate their progress and deepen the gaming experience through in-game purchases. As of and for the year ended December 31, 2021, we generated $562 million in Bookings, 99% of which were attributable to Hero Wars and 1% attributable to our other titles. For the year ended December 31, 2021, revenue from in-game purchases accounted for 93.7% of our revenue.

Virtual goods are a fundamental part of free-to-play monetization. We aim to maximize the revenue potential of our games by using various monetization models and designing a range of virtual goods that our players value. Our games offer many in-game purchase options, which include, for example, the following:

●	In-game currencies: users can purchase in-game currencies (various types of coins, stones, etc.) that are used for purchasing different items within the games.

●	Virtual goods: users can purchase in-game items that enhance various game attributes or accelerate progress. Virtual goods can broadly be divided into consumable and durable items. Consumable virtual items can be consumed by a specific player action. Durable virtual items are accessible to the player over an extended period of time or can be exchanged or used for obtaining different items or levels in the games.

12 Rating for current version in the United States’ Apple App Store and Google Play Store as of March 31, 2022.

Advertising

In addition to in-game purchases, we monetize our games through in-game advertising, including special offers and rewarded ads. In-game advertising enables monetization of users who are not spending on in-game purchases and provides extra value for players through special offers without cannibalizing in-game payments. Special offers enable users to acquire virtual goods without paying cash but instead by taking specified actions, such as downloading other applications, watching a short video, subscribing to a service or completing a survey. We work with third parties to provide these special offers and receive a payment from the third-party offer provider based on the response of our players to these offers. We also work with third-party advertising aggregators that embed advertising. The aggregators typically pay us a fee based on the number of impressions, which is the number of times an advertisement is shown to a player.

Distribution Platforms

We offer our games across mobile, social, and web platforms. For the year ended December 31, 2021, 68% of our Bookings were generated from mobile, 13% from social, and 19% from web.

Our mobile gaming offering is split between two operating systems: Apple iOS, with games distributed in the Apple App Store and Google Android, with games distributed mainly in Google Play. We also distribute our offering through social media channels, including Facebook and on Russian social media channels. Players discover games within the distribution platforms by searching games using the built-in search tools, browsing the top charts, trending downloads, and various other category lists, and by using other marketplace features. There are also various built-in promotional campaign placements within each marketplace. We strive to maintain good relationships with each marketplace to access this high-visibility promotional inventory. Ultimately, internal decision-making between the marketplace stakeholders determines which games are featured in these placements and the various other promotional categories. In addition to serving as distribution platforms, the online marketplaces offer integrated payment systems that allow users to make recurring in-game purchases, using a reliable trusted infrastructure. As at the date of this prospectus, the distribution platforms charge us commissions which vary by platform and by country. Our platform commissions were 27% of revenues earned through in-game purchases for the year ended December 31, 2021.

Our web-based gaming offering is distributed through our own platforms, where we rely on Xsolla, a third-party online payment service provider, to process any payments generated in games accessed through our website. Previously, we had licensed Savva Vangelina to distribute Puzzle Island, the development-stage predecessor of Island Questaway, via their platform and we received licensing revenue from such distribution. With the soft launch of Island Questaway in November 2021, we terminated the licensing agreement with Savva Vangelina.

Technology

We have invested in developing our technology stack to support the growth of our business. We operate on a cloud-based technology platform, which we believe is sufficiently scalable, flexible and stable to handle our scale of operations. Our platform has the ability to handle millions of users accessing our games each month with sufficient levels of performance and reliability. For the years ended December 31, 2021 and December 31, 2020 our average MAU was 5.9 million and 5.7 million, respectively.

Our architecture is designed for high availability and fault tolerance while accommodating the demands of social game play. We have developed our architecture to work effectively in a flexible cloud environment that has a high degree of elasticity, providing our developers with standardized tools and technologies that enable collaboration and focus on crafting the games.

Our analytics infrastructure is key to the development and improvement of our product offering. Our analytics team collects and stores user data in all stages of game development and in live operations. We regularly conduct quantitative and qualitative research about social interactions that helps us produce better social experiences. We have developed survey and experimentation systems that allow us to collect direct feedback from our players, and we use that feedback to improve our games.

Analytics

We have invested in building a strong analytical infrastructure, which we use to back up our product and investment decisions. We use aggregated behavioral data to create new product features and events, to assess new product launches and to forecast our marketing spending. We use analytics to conduct and process A/B tests, play tests and user surveys. We then apply the collected quantitative and qualitative data to improve our existing products. Additionally, we use modelling to forecast cohort paying behavior for marketing activities and product updates.

Research and Development

We are focused on continuing to implement and enhance features that keep games fresh and increase user engagement, including in- game virtual items, providing engaging new game themes, motifs, challenges and in-game missions, as well as in-game chat and messaging capabilities. We serve these features to our users based on their preferences and the optimal timing during each player’s gameplay.

Throughout the lifecycle of our games, we dedicate substantial operational resources and team members to support a constant cadence of novel content and feature creation that drives conversion and continued monetization. Our research and development team has extensive expertise in creating new content and gameplay features as well as tools and systems to enable the efficient design, development and implementation of new content and features.

We develop and produce our own titles using a development process in which a group of creative, production, and technical professionals collaborate. Our new game development is governed by four key stages: prototype, test launch, soft launch, and core game release. Quality assurance personnel are involved throughout the development and production of published content and our games are subject to extensive testing before public release to assure compatibility with appropriate hardware systems and configurations and to minimize the number of bugs and other defects found in the products. We are responsible for the entire development and production process. As of December 31, 2021, we had a team of approximately 414 experienced developers and data scientists (including artists and game designers) as well as approximately 96 specialists covering in-game social network and customer support.

Intellectual Property

We consider our intellectual property rights, including our trademarks, copyrights and trade secrets, to be, in the aggregate, material to our business. We endeavor to protect our investment in our intellectual property by seeking to protect it in the jurisdictions where we do business. When appropriate, we seek to obtain trademark protection by registering trademarks for the names and designs under which we market and license our games. As of December 31, 2021, we owned four trademarks that have been registered in United States and nine trademarks that have been registered in jurisdictions outside of the United States. These trademark registrations include “Nexters” and “Hero Wars.” We also own registrations for the internet domains for our websites. Additionally, many aspects of our games, including feature elements such as game characters, are subject to copyright protection. Further, we own trade secrets relating to our games and the software and technology that we use to operate those games and our business.

In addition to the intellectual property that we own, we license certain intellectual property from third parties. In particular, we license certain intellectual property rights from third parties related to the operations of our business, including those needed to develop our own intellectual property and non-exclusive licenses with respect to the use of certain intellectual property rights of the platforms on which our games are offered.

We believe the value associated with our brands contributes to the appeal and success of our games, and our future ability to develop, acquire or license new brand names of similar quality, and to protect those brands, is important to our continued success. Therefore, we continue to invest in the recognition and protection of our brands.

For risks related to our intellectual property, see “Risk Factors—Risks Related to the Company’s Intellectual Property.”

Marketing

We believe that our success stems from a deep understanding of the key aspects of data-based marketing strategies applicable to our industry, including how to measure successful user acquisition as it relates to mobile, social and web games, where to allocate marketing spend, how to optimize media buying budgets, and how to design ads that attract users who are likely to install and play our games.

We develop tailored monetization and retention strategies for different parts of our users’ lifecycles, including before they become paying users, after they become paying users, and for users who become inactive. We operate a centralized marketing team that performs key marketing and user acquisition functions. As of December 31, 2021, we had approximately 56 marketing employees (including creative, marketing analytics, user acquisition, and marketing growth).

Government Regulation

We are subject to various international laws and regulations that apply to companies operating online, including over the internet and mobile platforms, such as those relating to privacy, data security, consumer protection, protection of minors, advertising and marketing, intellectual property, competition, and taxation, among others, all of which are continuously evolving and developing. As we offer our games in more countries worldwide, foreign jurisdictions may claim we are required to comply with local laws, including in jurisdictions where we have no local presence, offices, or other equipment. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. The scope and interpretation of the laws and regulations that are or may be applicable to us are often uncertain and may conflict. Additional laws in these and other areas affecting our business are likely to be enacted in the future, which could limit or require changes to the ways in which we conduct our business, and could both increase our compliance costs and decrease our revenues.

The widespread implementation of in-game purchases of virtual items in our industry has resulted in the expanded application of existing laws or regulations and has prompted calls for new laws and regulations to address the perceived problems with these virtual items. Calls for legislation have been fueled by complaints from parents whose children have incurred sizeable charges online purchasing virtual items such as “lives” or “power-ups” in order to continue to play or further advance in games advertised as being “free to play.” This may result in legislation affecting how we advertise, operate, and earn revenues within our games.

There has been considerable focus on in-game offers to purchase virtual goods or premiums with real world currency (or with virtual in- game currency that can be purchased with real world currency) for which the player doesn’t know prior to purchase the specific digital goods or premiums they will be receiving (sometimes referred to as loot boxes, crates, or mystery prizes). In some of our games, certain mechanics may be deemed to be loot boxes, including instances where players can receive items from a predetermined list or purchase items (such as chests) on a random basis. In certain academic, political and regulatory discussions, these features have been compared to gambling because users are providing something of value for the chance to win a prize, with a large number of prizes having relatively modest value or utility and fewer having significant value or utility. The U.S. Federal Trade Commission (the “FTC”), held a public workshop on loot boxes in August 2019, and at least one bill has been introduced in the U.S. Senate that would regulate loot boxes in games marketed to minors. Loot boxes have been banned in Belgium and the Netherlands, and gambling regulators in 16 jurisdictions (Austria, Czech Republic, France, Gibraltar, Ireland, Isle of Man, Jersey, Latvia, Malta, Netherlands, Norway, Poland, Portugal, Spain, Washington State, United States, and the United Kingdom) signed an agreement in 2018 to investigate the role of loot boxes in digital games. China has imposed stringent requirements and limitation on the offering of loot boxes including, among other things, that loot boxes cannot be acquired with real money or virtual currency, that all items available in loot boxes must be obtainable through other means, and the odds of winning must be published. Japan has been advancing a self-regulatory approach to loot boxes. The outcome of many of these initiatives is not yet known, but we anticipate there may be legislation forthcoming in at least some of these jurisdictions that could affect how we offer these features. See “Risk Factors—Risks Related to the Company’s Business and Operations—Changes to digital platforms’ rules, including those relating to “loot boxes,” or the potential adoption of regulations or legislation impacting loot boxes, could require us to make changes to some of our games’ economies or design, which could negatively impact the monetization of these games, thereby reducing our revenues.”

Data Privacy and Security

As a Cypriot headquartered company with users around the globe, we collect, process, store, use, and share data, some of which contains personal information, in connection with operating our business. Consequently, our business is subject to a number of European Economic Area and international laws and regulations governing data privacy and security, including with respect to the collection, processing, storage, use, transmission, sharing, and protection of personal information and other consumer data. Such laws and regulations may be inconsistent across jurisdictions or conflict with other rules. The applicability of these laws and regulations to us, and their scope and interpretation, are often uncertain, particularly with respect to laws and regulations outside the United States.

In addition, the scope of data privacy regulations worldwide continues to evolve. Many jurisdictions in which we operate have seen the adoption of data localization and protection laws that prohibit the collection of certain personal data through servers located outside of the respective jurisdictions. Violation of these laws by an operator may result in fines, suspension of activities or license revocation. Further, new, increasingly restrictive regulations are coming into force all around the world, in countries such as

Thailand and Brazil, as well as within the United States. See “Risk Factors—Risks Related to the Company’s Information Technology and Data Security—Data privacy and security laws and regulations in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions, civil lawsuits (including class action or similar representative lawsuits) and other penalties; such laws and regulations are continually evolving. Our or our platform and service providers’ actual or perceived failure to comply with these laws and regulations could harm our business.”

For example, in June 2018, California enacted the California Consumer Privacy Act, or the CCPA, which went into effect on January 1, 2020 and became enforceable by the California Attorney General on July 1, 2020, along with related regulations that came into force on August 14, 2020. The CCPA gives California residents new rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is collected, used, and shared. The CCPA provides for civil penalties for violations, as well as a private right of action for security breaches, which may increase security breach litigation. Given that CCPA enforcement began on July 1, 2020, it remains unclear what, if any, modifications will be made to the regulations implementing the CCPA or how the CCPA and its implementing regulations will be interpreted. Varied interpretations of or modifications to the CCPA and its implementing regulations may have a significant effect on our business and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply. Further, there currently are a number of proposals related to data privacy or security pending before federal, state, and foreign legislative and regulatory bodies, including in a number of states considering consumer protection laws similar to the CCPA. This legislation may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment in resources to compliance programs, and could impact strategies and availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. Additionally, a new California ballot initiative, the California Privacy Rights Act, or the CPRA, recently passed in California. The CPRA will impose additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and changes to business processes may be required.

Outside of the United States, many countries have also adopted comprehensive data protection and security laws. In the European Economic Area (the “EEA”), we are subject to the General Data Protection Regulation 2016/679 (the “GDPR”), which became effective in May 2018. Further, following the withdrawal of the United Kingdom from the European Union and the expiry of the transition period, from January 1, 2021, we have had to comply with the GDPR as implemented in the United Kingdom, which together with the amended United Kingdom Data Protection Act 2018 (together, the “U.K. GDPR”), retains in large part the GDPR in United Kingdom national law. The GDPR and the U.K. GDPR (collectively, the “Applicable Data Protection Laws”) impose strict requirements on controllers and processors of personal data in the EEA and the United Kingdom, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, and shortened timelines for data breach notifications. The Applicable Data Protection Laws create new compliance obligations applicable to our business and some of our players, which can be uncertain given rapidly developing guidance and case law, and could change our business practices, expose us to significant reputational damage, regulatory enforcement actions or civil lawsuits (including class action or similar representative lawsuits) by consumers or consumer organizations for alleged breach of data protection laws. The Applicable Data Protection Laws increase financial penalties for noncompliance including possible fines of up to 4% of global annual revenues for the preceding financial year or €20 million, or £17.5 million in the United Kingdom, (whichever is higher) for the most serious violations.

Data privacy laws in Europe are developing rapidly and, in July 2020, the Court of Justice of the European Union (“CJEU”) limited how organizations could lawfully transfer personal data from the EEA to the United States by invalidating the Privacy Shield. While the CJEU upheld the adequacy of an alternative mechanism, the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place; however, the nature of these additional measures is currently uncertain. Additionally, the European Commission has published revised standard contractual clauses for data transfers from the EEA: the revised clauses must be used for relevant new data transfers from September 27, 2021; existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. Following Brexit, the data privacy laws in the United Kingdom will be free to diverge from EEA data privacy laws and, for example, the United Kingdom is expected to bring out its own revised data transfers mechanisms (as the European Commission’s standard contractual clauses do not apply to data transfers from the United Kingdom). These developments, as well as regulatory guidance and enforcement action, will require us to constantly review and assess our privacy compliance, including by amending the legal mechanisms by which we transfer personal data. This may result in substantial costs and may necessitate changes to our business practices, which in turn may compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations.

In addition, there currently are a number of other proposals related to data privacy and security pending before legislative and regulatory bodies. For example, in recent years, European lawmakers and regulators have expressed concern over electronic marketing and the use of third- party cookies, web beacons and similar technology for online behavioral advertising. In the EEA and the United Kingdom, under national laws derived from the ePrivacy Directive, informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The GDPR also imposes conditions on obtaining valid consent for cookies, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. The current national laws that implement the ePrivacy Directive are highly likely to be replaced across the EEA (but not directly in the United Kingdom) by the ePrivacy Regulation which will significantly increase fines for non-compliance. While the ePrivacy Regulation was originally intended to be adopted on May 25, 2018 (alongside the GDPR), it is still going through the European legislative process. The current draft of the ePrivacy Regulation imposes strict opt-in e-marketing rules with limited exceptions for business-to-business communications and significantly increases fining powers to the same levels as the GDPR. In addition, recent European court decisions and regulatory guidance are driving increased attention to cookies and tracking technologies. For example, in December 2020 the French data protection regulator (the CNIL) imposed fines of EUR 100 million and EUR 35 million respectively against certain entities for alleged breaches of cookies consent and transparency requirements; and in December 2021, the CNIL imposed fines of EUR 150 million and EUR 60 million against certain entities for alleged failures to allow users to easily reject cookies.

Regulation of cookies and web beacons may lead to broader restrictions on our online activities, including efforts to understand followers’ internet usage and promote ourselves to them. The United Kingdom has implemented the ePrivacy Directive into national law through the U.K. Privacy and Electronic Communications Regulation 2003; however it is unclear whether the United Kingdom will align itself to the ePrivacy Regulation, once implemented. Any of these changes to U.K. and EEA data protection law or its interpretation, including if the trend of increasing enforcement by regulators of the strict approach in recent guidance and decisions continues, could disrupt and harm our business.

Russia is considering the adoption of a law on big data, but current practices show that in many cases cookies and related data are classified as personal data or privacy of communications thus triggering various restrictions and limitations on their use.

All of the above factors, again, introduce the possibility we will be subject to, and required to comply with, a separate and additional legal regime with respect to data privacy, which may result in substantial costs and may necessitate changes to our business practices. See “Risk Factors—Risks Related to the Company’s Information Technology and Data Security—Our business could be adversely impacted by changes relating to electronic marketing or the restriction of the use of third-party cookies.”

We are subject to a variety of laws in the United States and other non-U.S. jurisdictions regarding data privacy, data protection, cybersecurity, and consumer protection, which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to additional data privacy, data protection, cybersecurity, and consumer protection laws and regulations in additional jurisdictions.

Facilities

As of the date of this prospectus, we lease nine offices, four located in Cyprus and five in Russia. We believe our existing facilities are sufficient for our current needs. We may add new facilities and expand our existing facilities as we add employees and expand into new locations. We believe suitable additional space will be available as needed to accommodate our needs.

Employees

As of December 31, 2021, we had 809 employees, of whom 309 were women, with approximately 117 employees in Cyprus and approximately 692 employees in Russia and other countries. None of our employees are represented by a labor union or party to a collective bargaining agreement. We have never experienced any work stoppages or strikes as a result of labor disputes. We consider our relationship with our employees to be good. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and prospective employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees, executive officers and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Legal Proceedings

From time to time, we are subject to various claims, complaints and legal actions in the normal course of business. On the basis of current information, we do not expect that the actual claims, lawsuits and other proceedings to which we are subject, or potential claims, lawsuits and other proceedings relating to matters of which we are aware, will ultimately have a material adverse effect on our results of operations, financial condition or liquidity. However, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular periods.

BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus:

Name	Age	Title
Andrey Fadeev	37	Chief Executive Officer, Co-Founder and Director
Alexander Karavaev	47	Chief Financial Officer
Anton Reinhold	35	Chief Operating Officer
Roman Safiyulin	32	Chief Corporate Development Officer
Andrey Akimov	39	Chief Communication Officer
Andrey Kuznetsov	31	Chief Investment Officer
Boris Gertsovskiy	44	Co-Founder and Director
Dmitrii Bukhman	36	Director
Igor Bukhman	40	Director
Ivan Tavrin	45	Director (Chairman)
Natasha Braginsky Mounier	52	Director
Andrew Sheppard	45	Director

Executive Officers

Andrey Fadeev. Mr. Fadeev has served as Nexters’ chief executive officer and as a member of Nexters’ board of directors since August 2021. Mr. Fadeev is a co-founder of Nexters Global. Mr. Fadeev was the chief executive officer of Progrestar, a company specializing in the development of online games for social networks. Mr. Fadeev graduated Moscow State Technical University of N.E. Bauman with specialty “Automated Information Processing and Management”. We believe that Mr. Fadeev is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our chief executive officer and as a co-founder of Nexters Global and his online and mobile gaming industry knowledge and experience.

Alexander Karavaev. Mr. Karavaev has served as chief financial officer of Nexters since August 2021. From 2019 to 2020, Mr. Karavaev served as a member of the board of directors of QIWI Group, a leading payment company in Russia and the CIS. From 2012 to May 2019, Mr. Karavaev was the Chief Financial Officer of QIWI Group. In December 2020 and January 2021, class action lawsuits were filed against QIWI plc and certain of its current and former officers in the United States District Court for the Eastern District of New York. The complaints allege that QIWI plc made material false or misleading statements and omissions regarding its business, operational and compliance policies in its annual report filed on Form 20-F for the years ended December 31, 2019 and 2018. Plaintiffs have sought to consolidate the cases into one proceeding, and seek an award of unspecified damages, prejudgment and post-judgment interest, as well as reasonable attorneys’ fees, and other costs. QIWI plc and certain of its current and former officers are defending rigorously against these allegations. Prior to the Company, Mr. Karavaev was also the managing director of GK Samolet, a leading residential real estate development holding in Russia in 2019. From 2008 to 2011, Mr. Karavaev served as chief financial officer for Mail.ru Group Limited, a leading internet company in Russia and the CIS and Akado, a leading broadband and pay-TV operator. From 2003 to 2007, Mr. Karavaev served as deputy chief financial officer for Renova Holding and SUAL Holding. Mr. Karavaev worked at Andersen and Ernst & Young from 1997 to 2003. Mr. Karavaev holds a degree in economics from the Siberian Aerospace Academy.

Anton Reinhold. Dr. Reinhold has served as Nexters’ chief operating officer since August 2021. Dr. Reinhold served as chief business development officer and chief marketing officer of Nexters Global since November 2013. From March 2013 to November 2013, Dr. Reinhold served as chief marketing officer at Lingualeo, at the time a leading language learning startup startup in Russia. From 2012 to 2013, Dr. Reinhold served as demand generation lead at Comindware, a B2B startup for workflow management software. From 2007 to 2012, Dr. Reinhold served as head of online consumer sales in Acronis International GmbH, a global backup & recovery software development company. Dr Reinhold holds a Ph.D. degree from Russian State University for the Humanities (Moscow).

Roman Safiyulin. Mr. Safiyulin has served as Nexters’ chief corporate development officer since August 2021. From 2019 to 2021, Mr. Safiyulin served as an investor relations officer of HeadHunter Group PLC, a leading online job classified in Russia and the CIS. From 2017 to June 2019, Mr. Safiyulin was the head of corporate development and communication of Azbuka Vkusa. From

2014 to June 2017, Mr. Safiyulin was the Investor Relations Manager of Lenta PLC. Mr. Safiyulin holds a degree in economics from the Higher School of Economics, Moscow.

Andrey Akimov. Mr. Akimov has served as Nexters’ chief communication officer since August 2021. From 2018 to 2020, Mr. Akimov served as a chief communications officer at Metahash AG, a Swiss registered tech startup and developer of a distributed network. From 2016 to 2018, Mr. Akimov was a head of marketing and from 2014 to 2016, a public relations director at My.com B.V., which is operated under the MY.GAMES gaming brand and is a part of Mail.ru Group Limited, a leading internet company in Russia and the CIS. From 2012 to 2014, Mr.

Akimov was the head of communications as a public relations director at Game Insight, one of the leading developers and publishers of mobile games. From 2004 to 2012, Mr. Akimov worked as a public relations director at an IT group, NCT, and as a public relations manager at a gaming company, G5 Entertainment. Mr. Akimov holds degrees in philology from The State University of Humanities and Technology and in public relations from Moscow State University of Culture and Arts.

Andrey Kuznetsov. Mr. Kuznetsov has served as Nexters’ chief investment officer since August 2021. From May 2017 to July 2021, Mr. Kuznetsov served as senior investment manager of Mail.ru Group, a leading Russian internet holding in Russia and CIS with assets in social networks, games, online-to-offline commerce, online education and other segments. From November 2016 to April 2017, Mr. Kuznetsov was the investment analyst at Medme, an early-stage venture capital firm. From November 2015 to October 2016, Mr. Kuznetsov was the investment analyst at Maxfield Capital, an early-stage venture capital firm. From January 2015 to November 2015, Mr. Kuznetsov was the investment analyst at B2B-Center – the leading Russian SaaS platform for corporate procurement. Mr. Kuznetsov worked at KPMG from 2013 to 2015. Mr. Kuznetsov worked at PricewaterhouseCoopers from 2012 to 2013. Mr. Kuznetsov holds a bachelor’s degree in economics from the Higher School of Economics (Moscow) and master’s degree from the University of Finance under Government of Russian Federation (Moscow).

Directors

Boris Gertsovskiy. Mr. Gertsovskiy has served as a member of Nexters’ board of directors since August 2021. Mr. Gertsovskiy co- founded Nexters Global and Mr. Gertsovskiy has been a director of Flow Research S. L. U. since 2017. From 2012 to 2015, Mr. Gertsovskiy was the president of Crazy Bit LLC, a program product research company. In 2010, Mr. Gertsovskiy was the head of VAS group of Mail.ru. From 2007 to 2010, Mr. Gertsovskiy was the co-owner and vice-president of Astrum Online. From 2003 to 2007, Mr. Gertsovskiy was the co-owner of Time Zero, and served as a game designer, project manager, vice-president, and chief executive officer of Time Zero. Mr. Gertsovskiy holds a degree in computer complexes, systems and networks from the Petersburg Polytechnic University Faculty of Automation and Computer Engineering. We believe that Mr. Gertsovskiy is qualified to serve as a member of our board of directors due to the perspective and experience he brings as a co-founder of Nexters Global and his online gaming industry knowledge and experience.

Dmitrii Bukhman. Mr. D. Bukhman has served as a member of Nexters’ board of directors since August 2021. Mr. D. Bukhman is the co-founder and on the board of directors of PLR Worldwide Sales Limited (“Playrix”), a developer and distributor of mobile video games. Mr. D. Bukhman also sits on the board of directors of Dom Advisors Limited and, from 2019 to 2020, sat on the board of directors of Nogard Capital Limited. Between 2018 and 2019, Mr. D. Bukhman was an advisor for Everest Greenlight Advisors Ltd., a consulting company headquartered in Israel. Mr. D. Bukhman is the ultimate beneficial owner of Rimute Holdings Limited and Everix Investments Limited, both of which are affiliates of the Company. Mr. D. Bukhman holds a specialist degree in Applied Mathematics and Computer Science from Vologda State Pedagogical University. We believe that Mr. D. Bukhman is qualified to serve as a member of our board of directors due to the perspective and experience he brings as a co-founder of Playrix and his mobile gaming industry knowledge and experience.

Igor Bukhman. Mr. I. Bukhman has served as a member of Nexters’ board of directors since August 2021. Mr. I. Bukhman is the co- founder and on the board of directors of Playrix, a developer and distributor of mobile video games. Between 2018 and 2019, Mr. I. Bukhman was an advisor for Everest Greenlight Advisors Ltd., a consulting company headquartered in Israel. Mr. I. Bukhman is the ultimate beneficial owner of Rimute Holdings Limited and Everix Investments Limited, both of which are affiliates of the Company. Mr. I. Bukhman holds a specialist degree in Applied Mathematics and Computer Science from Vologda State Pedagogical University. We believe that Mr. I. Bukhman is qualified to serve as a member of our board of directors due to the perspective and experience he brings as a co-founder of Playrix and his mobile gaming industry knowledge and experience.

Ivan Tavrin. Mr. Tavrin has served as a member of Nexters’ board of directors since August 2021 and as Chairman of the board of directors since September 2021. Mr. Tavrin is the founder and principal of Kismet Capital Group, a private investment group, which he founded in 2017 and has managed since its inception. In that capacity, and as part of Kismet Capital Group’s investment strategy, Mr. Tavrin, through special purpose entities controlled by him, acquired LLC Gallery Service in 2018 and acquired an indirect controlling interest in Vertical LLC in 2019. Mr. Tavrin also serves as founder, chief executive officer and director of Kismet Acquisition Two Corp and Kismet Acquisition Three Corp, special purpose acquisition companies that completed their initial public offerings in February 2021. From 2012 to 2016, Mr. Tavrin served as chief executive officer of PJSC MegaFon, or MegaFon, the second largest telecommunications operator in Russia as of December 31, 2016, having led its $1.8 billion initial public offering and dual listing on the London Stock Exchange and Moscow Exchange in 2012, which was the largest initial public offering of a telecommunications company in Russia at that time. Mr. Tavrin oversaw MegaFon’s growth from 27% to 30% of market share between 2012 and 2015 and a more than two-fold increase in the OIBDA-Capex in the same period. Prior to this, Mr. Tavrin founded UTH Russia Limited, or UTH, one of the largest independent media broadcasting groups in Russia and served as its chief executive officer from its inception in 2009 to 2011. Mr. Tavrin has served as chairman of the board of directors of UTH from 2012 to 2016. In 2015, he led UTH in a transaction to acquire a 75% interest in CTC Media which was at the time listed on Nasdaq. Under new leadership, CTC Media’s profitability improved significantly within the first 12 months of operations after the time of the acquisition.

In 2019, Mr. Tavrin led an acquisition of an indirect controlling interest in Vertical LLC, one of the leading independent telecommunications infrastructure operators in Moscow. In 2018, Mr. Tavrin, through LLC Media-1, completed an acquisition of LLC Gallery Service, the second largest out-of-home (OOH) advertising operator in Russia and the largest digital OOH operator across the country. In 2013, Mr. Tavrin purchased a significant minority stake in VK, a leading social network in Russia, from its founder facilitating a resolution of a complicated corporate situation. The following year, he sold this stake to Mail.ru Group, VK’s major shareholder, which later became a critical step for Mail.ru Group to consolidate control in VK and alignment of interests of all stakeholders. From 2009 to 2011, Mr. Tavrin held a controlling stake in Netbynet, one of the leading fibers to the home (“FTTH”) operators in Moscow and central Russia, or NBN. He aided NBN’s expansion through the acquisition of 30 local internet service providers and subsequently sold NBN in an auction process, in which MegaFon was the successful bidder. Starting in 2006, Mr. Tavrin built “Vyberi Radio,” a leading regional radio network via a roll-up of 55 stations. In 2001, Mr. Tavrin founded Regional Media Group, which he subsequently merged into a television network TV3, becoming its largest individual shareholder and president, and grew the combined business through the acquisition of numerous regional television assets. He then sold the company to Prof-Media for approximately $550 million. Mr. Tavrin currently serves as a board member of Holding Vyberi Radio LLC and Disney Channel Russia. Mr. Tavrin is a graduate of the Moscow State Institute of International Relations (MGIMO).

Natasha Braginsky Mounier. Ms. Braginsky Mounier has served as a member of Nexters’ board of directors since August 2021. Natasha Braginsky Mounier is a retired partner from Capital Group, where she was investing in international equities for nearly 20 years and was the first ESG director. Earlier in her career, Natasha was an investment banker at JP Morgan and an associate at The Blackstone Group. Natasha is a native Russian speaker and is also fluent in English and French. She graduated from Georgetown University School of Foreign Service and Harvard Business School. Currently, she is non-executive director at Aradei Capital, in addition to being Senior Fellow at FCLT Global and a trustee at Girls Are INvestors. Natasha is based in London.

Andrew Sheppard. Mr. Sheppard has served as a member of Nexters’ board of directors since August 2021. Mr. Sheppard has over 20 years of experience building, managing and advising multi-billion dollar consumer businesses. Past employers include EA, CNET/Gamespot, Kabam and GREE. He has direct experience working in online media, social media, mobile games, console games, online/PC games, game services, and consumer applications. Mr. Sheppard is currently a Managing Director at Transcend Fund, an early stage venture capital firm focused on gaming and gaming adjacent investments. He also serves as an independent member of the board of directors for Rakuten Games. We believe that Mr. Sheppard is qualified to serve as a member of our board of directors due to the perspective and experience he brings as a leader in the gaming industry and his knowledge and experience growing consumer businesses.

Family Relationships

Except for Dmitrii Bukhman and Igor Bukhman who are brothers, there are no family relationships among our directors and executive officers.

Director Appointments

Certain members of our board of directors were designated pursuant to the director appointment rights set forth in our Amended and Restated Memorandum and Articles of Association. Specifically, (i) each of Dmitrii Bukhman and Igor Bukhman is a designee of Everix Investments Limited and (i) each of Andrey Fadeev and Boris Gertsovskiy is a designee of Andrey Fadeev and Boris Gertsovskiy, acting jointly. See “Certain Relationships and. Related Party Transactions—Director Appointment Rights.”

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Company’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Committees of the Board of Directors

The Company’s board of directors directs the management of its business and affairs, as provided by British Virgin Islands law, and conducts its business through meetings of the board of directors and standing committees. The Company has a standing audit committee and a nomination and compensation committee, each of which operates under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Current copies of our committee charters are posted on its website, https://nexters.com, as required by applicable SEC and Nasdaq rules. The information on or available through such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

The Company’s audit committee consists of Ivan Tavrin, Natasha Braginsky Mounier and Andrew Sheppard, with Natasha Braginsky Mounier serving as the chair of the committee. The Company’s board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The Company’s board of directors has determined that Natasha Braginsky Mounier qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, our board has considered Natasha Braginsky Mounier’s formal education and previous and current experience in financial and accounting roles. Both the Company’s independent registered public accounting firm and management periodically will meet privately with our audit committee.

The audit committee’s responsibilities include, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;

●	discussing with the Company’s independent registered public accounting firm their independence from management;

●	reviewing with the Company’s independent registered public accounting firm the scope and results of their audit;

●	pre-approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Nomination and Compensation Committee

The Company’s nomination and compensation committee consists of Ivan Tavrin, Natasha Braginsky Mounier and Andrew Sheppard. The Company’s board of directors has determined that each of these individuals meets the independence requirements of the applicable listing standards of Nasdaq. Nevertheless, as a foreign private issuer, we are permitted to follow the corporate governance practices of our home country, the British Virgin Islands, in lieu of the applicable Nasdaq rules in respect of compensation committees and nomination of directors. The nomination and compensation committee's responsibilities include, among other things:

●	reviewing and setting or making recommendations to our board of directors regarding the compensation of the Company’s executive officers;

●	making recommendations to our board of directors regarding the compensation of the Company’s directors;

●	reviewing and approving or making recommendations to our board of directors regarding the Company’s incentive compensation and equity-based plans and arrangements;

●	appointing and overseeing any compensation consultants; and

●	overseeing the selection of persons to be nominated to serve on our board of directors.

Code of Business Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics that applies to all its directors, officers and employees, including its principal executive, principal financial and principal accounting officers. The Company’s Code of Conduct and Ethics addresses, among other things, conflicts of interest, corporate opportunity requirements, confidentiality, competition and fair dealing, financial matters and external reporting, our funds and assets, as well as the process for reporting violations of the Code of Conduct and Ethics and employee misconduct. The Company’s Code of Conduct and Ethics is intended to meet the definition of "code of ethics" under Item 16B of Form 20-F under the Exchange Act.

We intend to disclose on our website any amendment to, or waiver from, a provision of our Code of Conduct and Ethics that applies to our directors or executive officers to the extent required under the rules of the SEC or Nasdaq. Our Code of Conduct and Ethics is available on its website at: https://nexters.com. The information contained on our website is not incorporated by reference in this prospectus.

Nomination and Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or has served during the last year, as a member of the board of directors or nomination and compensation committee of any entity, other than Nexters, that has one or more executive officers serving as a member of the Company’s board of directors.

Corporate Governance Practices

As a British Virgin Islands company listed on the Nasdaq Global Select Market, we are subject to Nasdaq corporate governance listing standards. However, Rule 5615(a)(3) of The Listing Rules of the Nasdaq Stock Market (the “Nasdaq Rules”) permits foreign private issuers like us to follow certain home country corporate governance practices in lieu of certain provisions of the Rule 5600 Series of the Nasdaq Rules. A foreign private issuer that elects to follow a home country practice instead of such provisions, must disclose in its annual reports each requirement that it does not follow and describe the home country practice followed by it.

Our current corporate governance practices differ from Nasdaq corporate governance requirements for U.S. companies in certain respects, as summarized below:

●	Composition of Board. Rule 5605(b)(1) of the Nasdaq Rules generally requires a Nasdaq listed company to have a majority of the board be independent. In this regard we have elected to adopt the practices of our home country, the British Virgin Islands, which practices do not require a majority independent board. Ivan Tavrin, Natasha Braginsky Mounier and Andrew Sheppard are Nexters’ independent directors.

●	Executive Sessions. Rule 5605(b)(2) of Nasdaq Rules generally requires independent directors of a Nasdaq listed company must meet regularly in executive sessions (without members of management present), and such executive sessions should occur at least twice a year. In this regard we have elected to adopt the practices of our home country, the British Virgin Islands, which practices which do not require independent directors to meet regularly in executive sessions separate from the full board of directors.

●	Compensation Committee Charter. Rule 5605(d)(1) of the Nasdaq Rules generally requires a Nasdaq listed company to adopt a formal written compensation committee charter specifying the items enumerated in Rule 5605(d)(1) and that such charter must be reviewed and reassessed annually. In this regard, we have elected to adopt alternative practices in relation to director and officer compensation consistent with or otherwise permitted by British Virgin Islands law.

●	Compensation Committees. Rule 5605(d)(2) of the Nasdaq Rules generally requires a Nasdaq listed company to have a compensation committee composed solely of independent directors to determine or recommend the compensation of the executive officers of the company. The practices of our home country, the British Virgin Islands, do not require that any of the members of a company’s compensation committee be independent directors. While we have elected to have our nomination and compensation committee composed solely of independent directors, we do not have a stand-alone compensation committee, and the members of our nomination and compensation committee are not limited to independent directors.

●	Independent Director Oversight of Director Nominations. Rules 5605(e)(1) of the Nasdaq Rules generally requires director nominations of a Nasdaq listed company to be made or recommended solely by independent directors. We follow British Virgin Islands practice which does not require director nominations or recommendations solely by independent directors.

●	Formal Written Charter for Director Nominations. Rule 5605(e)(2) of the Nasdaq Rules generally requires that a Nasdaq listed company must adopt a formal written charter or board resolution, as applicable, addressing the nominations process and such related matters as may be required under U.S. federal securities laws. We follow British Virgin Islands practice which does not require us to have a formal written charter or board resolution addressing the director nominations process.

●	Quorum for Meeting of Shareholders. Rule 5620(c) of the Nasdaq Rules generally requires that the by-laws of a Nasdaq listed company must provide a quorum for shareholder meetings of at least 33⅓% of the outstanding shares of the company’s common voting stock. In this regard, we will prescribe those quorum requirements for meetings as set forth in our Amended and Restated Memorandum and Articles of Association, as permitted under applicable British Virgin Islands law, which provides that a quorum may be that as specifically fixed by the memorandum and articles of association of the company in question.

●	Shareholder Approval of Equity Compensation. Rule 5635(c) of the Nasdaq Rules generally requires shareholder approval prior to the issuance of securities of a Nasdaq listed company when a stock option or purchase plan is to be established or other equity compensation arrangement made, pursuant to which stock may be acquired by officers, directors, employees, or consultants. In this regard we have elected to adopt the practices of our home country, the British Virgin Islands, which does not require such prior shareholder approval of the establishment of stock option or purchase plans, or other equity compensation arrangements.

DIRECTOR AND EXECUTIVE COMPENSATION

Nexters Executive Officer and Director Compensation

Overview

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our policies with respect to the compensation of our executive officers are administered by our board of directors in consultation with our nomination and compensation committee (as described under “—Board of Directors and Executive Management—Corporate Governance— Nomination and Compensation Committee”). The compensation decisions regarding the Company’s executives are based on the Company’s need to retain those individuals who continue to perform at or above our expectations and to attract individuals with the skills necessary for us to achieve our business plan. We intend to be competitive with other similarly situated companies in its industry.

Performance-based and equity-based compensation is and is expected to be an important foundation in executive compensation packages. We believe that performance-based and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.

Ivan Tavrin does not receive any compensation for his services as a member of our board of directors. By contrast, the Company’s executive officers will receive a combination of cash and equity compensation. Our nomination and compensation committee is charged with performing an annual review of our executive officers’ cash and equity compensation to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the guidance provided by our nomination and compensation committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Our nominating and compensation committee will consider adopting formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and equity compensation, or among different forms of compensation.

For the fiscal year ended December 31, 2021, the aggregate cash compensation paid to the Company’s executive officers was $1,395 thousand and the aggregate cash compensation paid to the Company’s directors was $870 thousand. For grants of options to our executive officers and directors under our 2021 Employee Stock Option Plan, see “—Options Granted Under the 2021 ESOP.” We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

2021 Employee Stock Option Plan

On November 16, 2021, the Company’s board of directors adopted the 2021 Employee Stock Option Plan (the “2021 ESOP”). In accordance with the Company’s Amended and Restated Memorandum and Articles of Association, no Company shareholder approval was required in respect of the adoption of the 2021 ESOP. The 2021 ESOP provides for the grant of rights (“Options”) entitling participants under the 2021 ESOP to acquire ordinary shares of the Company. The Company is the issuer of the shares under the 2021 ESOP.

The stated purpose of the 2021 ESOP is to achieve the following goals:

●	Align interests of the shareholders and the management of the Company by providing to the key employees and service providers of the Company and its affiliates an opportunity to participate in a long-term growth of the Company’s value;

●	Increase investment attractiveness of the Company;

●	Provide competitive remuneration and retain key employees of the Company and its affiliates; and

●	Alignment with practice of public companies.

The principal features of the 2021 ESOP are summarized below.

Administration

Either the board of directors of the Company, or a committee thereof, or the Chief Executive Officer of the Company (the “CEO”) if expressly so permitted by the board of directors, acting as administrator, will have the authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the 2021 ESOP as it deems advisable.

Available Shares

A maximum of 9,826,155 ordinary shares, being 5% of the issued ordinary shares of the Company as of the date of adoption of the 2021 ESOP, are reserved for issuance under Options granted under the 2021 ESOP. If any Option granted under the 2021 ESOP expires, terminates or is cancelled for any reason without having been exercised in full, the number of ordinary shares underlying such expired, terminated or cancelled Option will again be available for the purpose of awards under the 2021 ESOP. The difference between the number of Options granted to a specific person and number of ordinary shares received by that person as a result of cashless exercise will be added back to the Option pool available for grant.

Eligibility

The CEO will select recipients of Options under the 2021 ESOP (“Participants”) from among those key employees and service providers of the Company or its affiliates who, in the opinion of the CEO, are in a position to make a significant contribution to the success of the Company and its affiliates.

Awards

Participants will receive a right entitling the Participant to acquire ordinary shares upon satisfaction of the vesting conditions set forth in the applicable award agreement and payment of the applicable price per ordinary share (“Exercise Price”) determined by the board of directors or a committee thereof.

The board of directors or committee thereof will determine the terms of all Options and will furnish to each Participant an agreement (the “Award Agreement”) setting forth the terms applicable to the Participant’s Option. Terms and conditions of Options may differ amongst different Participants and different grants of Options.

Vesting of Options will be governed by the Award Agreement with each Participant unless otherwise determined by the board of directors or a committee thereof. Options which have not become vested as of the date of termination of the Participant’s employment or service will be forfeited upon such termination. Option holders will have ninety days following termination of employment or service to exercise vested Options.

The Company may permit Participants to exercise Options under the 2021 ESOP pursuant to a cashless exercise program.

Adjustment

In the event of any share split or combination of shares (including a reverse share split), reorganization, recapitalization, large, special and non-recurring dividend, split-up, spin-off, merger, exchange of shares, redemption, repurchase, consolidation, other change in the capital structure of the Company, sale of assets or other similar event which requires adjustment in order to avoid the enlargement or dilution of rights under the 2021 ESOP, the board of directors or a committee thereof will make adjustments to the maximum number Shares that may be delivered under the 2021 ESOP, and the Exercise Price of any Options and also make such changes in the number and kind of shares, securities or other property (including cash) covered by outstanding Options, and the terms thereof, as the board of directors or a committee thereof determines to be appropriate.

Change of Control

The board of directors may, in its sole and absolute discretion, at any time as long as any of the Options under the 2021 ESOP remain outstanding, amend the 2021 ESOP and any respective Award Agreements to implement provisions regarding a change of control over the Company as may be reasonably necessary to grant Participants reasonable protection from any materially adverse changes which may result from a change of control over the Company.

Transferability and Lock-Up

No Option granted under the 2021 ESOP may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, nor may a Participant enter into any derivative agreement or other similar hedging arrangement relating to any Option without prior written consent of the Company.

It will be a condition to the grant of each Option under the 2021 ESOP that each Participant unconditionally agree to comply with such lock-up arrangements if required to do so by the board of directors, a committee thereof, or the CEO.

Forfeiture and Claw-Back Provisions

Options which have not become vested as of the date of termination of the Participant’s employment or service will be forfeited upon such termination. Option holders will have ninety days following termination of employment or service to exercise vested Options.

The Company may require the Participant to deliver, surrender, or otherwise repay to the Company the Option and any ordinary shares or other amount or property that may be issued, delivered or paid in respect of the Option, as well as any consideration that may be received in respect of a sale or other disposition of any such ordinary shares or property, (a) if the Participant commits or engages in a breach of confidentiality, (b) if the Participant commits or engages in an act of theft, embezzlement or fraud, or (c) pursuant to any applicable securities, tax or stock exchange laws, rules or regulations relating to the recoupment or clawback of incentive compensation, as in effect from time to time.

Amendment and Termination

The board of directors, in its sole and absolute discretion, may at any time or times amend or alter the 2021 ESOP or any outstanding Option and may at any time terminate or discontinue the 2021 ESOP as to any future grants of Options; provided, that the board of directors may not, without the Participant’s consent, amend, alter or terminate the terms of an Option or the 2021 ESOP so as to affect adversely a Participant’s existing rights under an Option or the 2021 ESOP.

The 2021 ESOP became effective upon its approval by the board of directors on November 16, 2021 and will expire on the tenth anniversary thereof (unless terminated earlier by the board of directors).

Governing law and jurisdiction

The 2021 ESOP will be governed by, and be construed in accordance with, the laws of the British Virgin Islands. Any disputes relating to the 2021 ESOP or any Award Agreement entered into in connection with the 2021 ESOP will be subject to the exclusive jurisdiction of the courts of the British Virgin Islands.

Options Granted Under the 2021 ESOP

The following executive officers and directors of the Company held Options (both vested and unvested) as of December 31, 2021:

Participant	Total Number of Options	Grant Date	Vesting Date	Exercise Price	Number of Options Outstanding
Alexander Karavaev	1,000,000	November 16, 2021	● 200,000 at 1st anniversary of grant date ● 200,000 at 2nd anniversary of grant date ● 200,000 at 3rd anniversary of grant date ● 200,000 at 4th anniversary of grant date ● 200,000 at 5th anniversary of grant date	$10	1,000,000
	20,000	November 30, 2021	● 20,000 at grant date	nil	20,000
Anton Reinhold	735,769	November 16, 2021	● 73,577 at January 1, 2022	nil	735,769
			● 147,154 at January 1, 2023
			● 147,154 at January 1, 2024
			● 147,154 at January 1, 2025
			● 147,154 at January 1, 2026
			● 73,576 at July 1, 2026
Roman Safiyulin	100,000	November 16, 2021	● 25,000 at grant date ● 25,000 at 1st anniversary of grant date ● 25,000 at 2nd anniversary of grant date ● 25,000 at 3rd anniversary of grant date	$10	100,000
Andrey Akimov	100,000	November 16, 2021	● 25,000 at grant date ● 25,000 at 1st anniversary of grant date ● 25,000 at 2nd anniversary of grant date ● 25,000 at 3rd anniversary of grant date	$10	100,000
Andrey Kuznetsov	100,000	November 16, 2021	● 25,000 at grant date ● 25,000 at 1st anniversary of grant date ● 25,000 at 2nd anniversary of grant date ● 25,000 at 3rd anniversary of grant date	$10	100,000
Natasha Braginsky	15,000	November 21, 2021	● 1,250 at 3 months after grant date	nil	15,000
Mounier			● 1,250 at 6 months after grant date
			● 1,250 at 9 months after grant date ● 11,250 at 1st anniversary of grant date
Andrew Sheppard	15,000	November 29, 2021	● 1,250 at 3 months after grant date	nil	15,000
			● 1,250 at 6 months after grant date
			● 1,250 at 9 months after grant date ● 11,250 at 1st anniversary of grant date

As of December 31, 2021, no Options granted to our executive officers and directors were exercised.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our amended and restated memorandum and articles of association and the Warrant Agreement, each of which is an exhibit to the registration statement of which this prospectus is a part. We urge to you read the applicable provisions of British Virgin Islands law, our amended and restated memorandum and articles of association and the Warrant Agreement carefully and in their entirety for a complete description of the rights and preferences of our securities.

Nexters Ordinary Shares

We are a company incorporated in the British Virgin Islands as a business company (Company Number 2053442) and our affairs are governed by the provisions of our Amended and Restated Memorandum and Articles of Association, as amended and restated from time to time (“M&A”), and the BVI Business Companies Act, 2004, as amended (the “Companies Act”), and the applicable laws of the BVI (including applicable common law).

Our M&A authorizes us to issue an unlimited number of shares consisting of one class of ordinary shares of the Company, no par value per share. A copy of our M&A, effective on August 19, 2021 is filed as Exhibit 3.1 to the registration statement of which this prospectus forms a part.

The following description of our authorized shares and our constitutional rules under our M&A is qualified in its entirety by reference to our M&A.

Amended and Restated Memorandum and Articles of Association

The following discussion describes our M&A:

Objects and Purposes, Register, and Shareholders

Subject to the Companies Act and our M&A, our objects and purposes are unlimited. Our register of members is maintained by Continental Stock Transfer & Trust Company, our transfer agent. The entry of the name of a person in the register of members as a holder of a share in a BVI company is prima facie evidence that legal title in the share vests in that person. Under the Companies Act, a BVI company may treat the registered holder of a share as the only person entitled to (i) exercise any voting rights attaching to the share, (ii) receive notices, (iii) receive a distribution in respect of the share and (iv) exercise other rights and powers attaching to the share. Consequently, as a matter of BVI law, where a shareholder’s shares are registered in the name of a nominee, the nominee is entitled to receive notices, receive distributions and exercise rights in respect of any such shares registered in its name. The beneficial owners of the shares registered in a nominee’s name will therefore be reliant on their contractual arrangements with the nominee in order to receive notices and dividends and ensure the nominee exercises voting and other rights in respect of the shares in accordance with their directions.

Directors’ Powers

Under the Companies Act, and as confirmed in the Company’s M&A, the Company’s business and affairs are managed by, or under the direction or supervision of, its directors, and the directors generally have all powers necessary to manage the Company. In accordance with, and subject to, our M&A, the directors may by resolution of directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

A director must disclose any interest he has on any proposal, arrangement or contract to be entered into by the Company. Under the Companies Act, an interested director may (subject to the M&A) vote on a transaction in which he has an interest. Under our M&A, however, where a director is interested in a matter, any majority approving such matter must include a majority of the disinterested directors. It is also possible for a majority of disinterested directors to make a determination that a director may be considered to be interested in a matter, following which that director will be treated as being interested in the matter and will not be able to vote thereon.

Rights, Preferences and Restrictions of Ordinary Shares

Our directors may, by Supermajority Resolution of Directors (as defined below), adopt or amend a dividend policy for the Company and may authorize dividends at such time and in such amount as they determine (provided that, after payment of such dividend, the Company will pass the ‘solvency test’, as described below). The term “Supermajority Resolution of Directors” means a resolution of the directors of the Company passed by the entire board of directors, or by the entire board of directors minus one director. For these purposes, ‘entire board of directors’ is construed as not including any directors who are interested in a transaction.

Each ordinary share is entitled to one vote. In the event of a liquidation or dissolution of the Company, the holders of ordinary shares are entitled to share ratably in all surplus assets remaining available for distribution to them after payment and discharge of all claims, debts, liabilities and obligations of the Company. There are no sinking fund provisions applicable to our ordinary shares, nor are holders of fully-paid shares liable for any capital calls by the Company. Subject to the provisions of the Companies Act, we may, (subject to the M&A) with the consent of the relevant shareholder and subject to the approval of the directors in a Supermajority Resolution of Directors, repurchase our ordinary shares in certain circumstances provided always that the Company will, immediately after the repurchase, satisfy the solvency test. The Company will satisfy the solvency test, if (i) the value of the Company’s assets exceeds its liabilities, and (ii) the Company is able to pay its debts as they fall due.

Variation of the Rights of Shareholders

As permitted by the Companies Act and in accordance with our M&A, the rights attached to shares of the Company may only, whether or not the Company is being wound up, be varied by a resolution passed at a meeting of the shareholders by the holders of more than fifty percent (50%) of the ordinary shares present at a duly convened and constituted meeting of the shareholders which were present at the meeting and voted.

Shareholder Meetings

In accordance with, and subject to, our M&A, (i) any director of the Company may convene meetings of the shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable (and the director convening a meeting of shareholders must fix in the notice of the meeting the record date for determining those shareholders that are entitled to vote at the meeting); and (ii) upon the written request of shareholders entitled to exercise thirty percent (30%) or more of the voting rights in respect of the matter for which the meeting is requested, the directors must convene a meeting of shareholders. In accordance with, and subject to, our M&A, (a) the director convening a meeting must give not less than 30 nor more than 60 days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of shareholders of the Company and are entitled to vote at the meeting; and the other directors; (b) a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 80% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting will constitute waiver in relation to all of the ordinary shares that that shareholder holds; (c) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (d) if within two hours from the time appointed for the meeting a quorum is not present, the meeting, at the discretion of the chairman of the board of directors, will be dissolved or stand adjourned to a business day in the jurisdiction in which the meeting was to have been held at the same time and place. The quorum for such adjourned meeting (which must be reached within one hour of the appointed time for the meeting) is one third of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; if such quorum is not reached, the meeting will either be dissolved or stand further adjourned, at the discretion of the chairman of the board of directors.

Dividends

As considered above under “—Rights, Preferences and Restrictions of Ordinary Shares,” our directors may, by Supermajority Resolution of Directors, declare dividends at a time and amount as they think fit if they are satisfied, based on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI law restriction on the amount of funds which may be distributed by us by dividend, including all amounts paid by way of the subscription price for ordinary shares regardless of whether such amounts may be wholly or partially treated as share capital or share premium under certain accounting principles. Shareholder approval is not required to pay dividends under BVI law. In accordance with, and subject to, our M&A, no dividend will bear interest as against the Company.

Disclosure of the Securities and Exchange Commission’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer of Shares

Any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any other form which our directors may approve (such instrument of transfer being signed by the transferor and containing the name and address of the transferee). Our M&A also (save as otherwise provided therein) provide that (a) where ordinary shares of the Company are listed on the Nasdaq or any other stock exchange or automated quotation system on which the ordinary shares are then traded, shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on such exchange or system, or (b) uncertificated shares may be transferred by means of a system utilized for the purposes of holding and transferring shares in uncertificated form (the “Relevant System”), and that the operator of the Relevant System will act as agent of the shareholders for the purposes of the transfer of any uncertificated shares.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our M&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our M&A governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Authorized Shares

We are authorized to issue an unlimited number of shares which will have the same rights, privileges, restrictions and conditions attaching to them as the shares in issue. We may by resolution of directors or shareholders:

●	consolidate and divide all or any of our unissued authorized shares into shares of larger or smaller amount than our existing shares; or

●	cancel any ordinary shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

Pre-emption Rights

There are no pre-emption rights applicable to the issuance of new shares under our M&A.

Summary of Certain Significant Provisions of the Companies Act

The Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act applicable to us (save to the extent that such provisions have been, to the extent permitted under the Companies Act, negated or modified in our M&A in accordance with the Companies Act).

Mergers, Consolidations and Similar Arrangements

The Companies Act provides for mergers as that expression is understood under U.S. corporate law. Under the Companies Act, two or more companies may either merge into one of such existing companies, referred to as the surviving company, or consolidate with both existing companies ceasing to exist and forming a new company, referred to as the consolidated company. The procedure for a merger or consolidation between our Company and another company (which need not be a BVI company) is set out in the Companies Act. The directors of the BVI company or BVI companies which are to merge or consolidate must approve a written plan of merger or consolidation which must also be authorized by a resolution of shareholders (and the outstanding shares of every class of shares that are entitled to vote on the merger or consolidation as a class if the memorandum or articles of association so provide or if the plan of merger or consolidation contains any provisions that, if contained in a proposed amendment to the memorandum or articles, would entitle the class to vote on the proposed amendment as a class) of the shareholders of the BVI company or BVI companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the Companies Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The BVI company must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the BVI, or the Registrar. If the surviving company or the consolidated company is to be incorporated under the laws of a jurisdiction outside BVI, it must file the additional instruments required under Section 174(2)(b) of the Companies Act. The Registrar then (if he or she is satisfied that the requirements of the Companies Act have been complied with) registers, in the case of a merger, the articles of merger and any amendment to the memorandum and articles of association of the surviving company and, in the case of a consolidation, the M&A of the new consolidated company and issues a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the Companies Act in respect of the merger or consolidation). The merger or consolidation is effective on the date that the articles of merger or consolidation are registered by the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation but if the surviving company or the consolidated company is a company incorporated under the laws of a jurisdiction outside the BVI, the merger or consolidation is effective as provided by the laws of that other jurisdiction.

As soon as a merger or consolidation becomes effective (inter alia), (i) the surviving company or consolidated company (so far as is consistent with its memorandum and articles of association, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (ii) the memorandum and articles of association of any surviving company are automatically amended to the extent, if any, that changes to its memorandum and articles of association are contained in the articles of merger; (iii) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (iv) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (v) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (vi) no proceedings, whether civil or criminal, pending at the time of a merger or consolidation by or against a constituent company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by the merger or consolidation, but: (a) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the shareholder, director, officer or agent thereof, as the case may be, or (b) the surviving company or consolidated company may be substituted in the proceedings for a constituent company but if the surviving company or the consolidated company is incorporated under the laws of a jurisdiction outside the BVI, the effect of the merger or consolidation is the same as noted foregoing except in so far as the laws of the other jurisdiction otherwise provide.

The Registrar must strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation (save that this will not apply to a foreign company).

If the directors determine it to be in the best interests of the Company, it is also possible for a merger to be approved as a court approved plan of arrangement or as a scheme of arrangement in accordance with (in each such case) the Companies Act. The convening of any necessary shareholders meetings and subsequently the arrangement must be authorized by the BVI court. A scheme of arrangement requires the approval of a majority in number of the shareholders, representing not less than 75% of the votes of the shares or class of shares. If the effect of the scheme is different in relation to different shareholders, it may be necessary for them to vote separately in relation to the scheme, with it being required to secure the requisite approval level of each separate voting group. Under a plan of arrangement, a BVI court may determine what shareholder approvals are required and the manner of obtaining the approval.

Continuation into a Jurisdiction Outside the BVI

In accordance with, and subject to, our M&A, the Company may by resolution of shareholders or by a resolution of directors continue as a company incorporated under the laws of a jurisdiction outside the BVI in the manner provided under those laws. The Company does not cease to be a BVI company unless the foreign law permits continuation and the BVI company has complied with the requirements of that foreign law. In the event that the Company is continued under the laws of a jurisdiction outside the BVI, (i) the Company continues to be liable for all of its claims, debts, liabilities and obligations that existed prior to its continuation, (ii) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the Company or against any shareholder, director, officer or agent thereof, is released or impaired by its continuation as a company under the laws of the jurisdiction outside the BVI, (iii) no proceedings, whether civil or criminal, pending by or against the Company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by its continuation as a company under the laws of the jurisdiction outside the BVI, but the proceedings may be enforced, prosecuted, settled or compromised by or against the Company or against the shareholder, director, officer or agent thereof, as the case may be; and (iv) service of process may continue to be effected on the registered agent of the Company in the BVI in respect of any claim, debt, liability or obligation of the Company during its existence as a company under the Companies Act.

Directors

In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any ordinary shares), for so long as Everix has at least 50% of its ‘Initial Holding’ (which is the number of shares held by Everix immediately after the consummation of the Transactions) it is entitled to appoint two directors to the board. If Everix were to sell its shares such that it had 25-50% of its Initial Holding this would decrease to the number of directors it is entitled to appoint to one director; below 25% there are no appointment rights. Mr. Andrey Fadeev and Mr. Boris Gertsovskiy (collectively, “FG”) have the same rights, acting together and with the number of shares they each hold aggregated for the purposes of calculating their Initial Holding and subsequent percentages thereof.

Other directors of the Company are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine. Each director holds office until the Company’s next annual general meeting immediately following their appointment, or until their earlier disqualification, death, resignation or removal. Our directors do not have a retirement age requirement under our M&A. A director, other than one appointed by Everix or FG, may be removed from office by resolution of shareholders. A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice and a director must resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Companies Act. A director is not required to hold shares as a qualification to office.

In accordance with, and subject to, our M&A, (a) any one director of the Company may call a meeting of the directors by sending a written notice to each other director (including by email having obtained electronic delivery confirmation thereof); (b) the directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the notice calling the meeting provides; (c) a director must be given not less than five days’ notice of meetings of directors, but a meeting of directors held without five days’ notice having been given to all directors will be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting (and the presence of a director at a meeting will constitute waiver by that director), and the inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting; (d) a meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person not less than one-half of the total number of directors unless there are only two directors in which case the quorum is two; (e) a resolution of directors is passed if either (i) the resolution is approved at a duly convened and constituted meeting of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted; or (ii) in the form of written resolution by a majority of the directors, save where a resolution must be passed as a Supermajority Resolution of Directors (which may be passed at a meeting or in writing but in which case the requisite majority is all of the board of directors, or all of the board of directors minus one, with interested directors being discounted for all purposes).

Indemnification of Directors

In accordance with, and subject to, our M&A (including the limitations detailed therein), the Company may at any time enter into one or more indemnification agreements with any person who (a) may be a party or may be threatened to be made a party to any proceeding (howsoever defined in the relevant agreement) by reason of the fact that such person is or was a director, officer, employee, contractor or adviser of the Company, or (b) is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another ‘Enterprise’ (as defined in the M&A). The ability of the Company to indemnify any person with whom the Company has entered into such an agreement with is limited by the Companies Act, in that such indemnification is only lawful where the indemnified person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the indemnified person had no reasonable cause to believe that his conduct was unlawful.

In accordance with, and subject to, our M&A, the Company may purchase and maintain insurance, purchase or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit or surety bond in relation to any person who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another Enterprise, against any liability asserted against the person and incurred by him in that capacity, whether or not the Company has or would have had the power to indemnify him against the liability as provided in the M&A.

Directors and Conflicts of Interest

In accordance with, and subject to, our M&A, no director will, by reason of such director holding the office of director, be accountable to the Company for any benefit which he derives from any transaction in which he may have an interest and no such transaction will be liable to be avoided on the grounds of any such interest or benefit, provided such director must, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose such interest to the board.

Shareholders’ Suits

The enforcement of the Company’s rights will ordinarily be a matter for its directors.

In certain circumstances, a shareholder has the right to seek various remedies against a BVI company in the event the directors are in breach of their duties under the Companies Act. Pursuant to Section 184B of the Companies Act, if a company or director of a BVI company engages, proposes to engage in, or has engaged in conduct that contravenes the provisions of the Companies Act or the M&A of the company, the BVI court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes, the Companies Act or the memorandum or articles of association.

Furthermore, pursuant to Section 184I(1) of the Companies Act a shareholder of a company who considers that the affairs of the company have been, are being or are likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI Court for an order which, inter alia, can require the company or any other person to pay compensation to the shareholder.

The Companies Act provides for a series of remedies available to shareholders. Where a company incorporated under the Companies Act conducts some activity which contravenes the Companies Act or the company’s M&A, the court can issue a restraining or compliance order. Under Section 184G of the Companies Act, a shareholder of a company may bring an action against the company for breach of a duty owed by the company to him as a shareholder. A shareholder also pursuant to Section 184C of the Companies Act may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:

●	the company does not intend to bring, diligently continue or defend or discontinue proceedings; or

●	it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI court is also required to have regard to the following matters:

●	whether the shareholder is acting in good faith;

●	whether a derivative action is in the company’s interests, taking into account the directors’ views on commercial matters;

●	whether the proceedings are likely to succeed;

●	the costs of the proceedings in relation to the relief likely to be obtained; and

●	whether an alternative remedy is available.

Any shareholder of a company may apply to the BVI court under the Insolvency Act, 2003 of the BVI (the “Insolvency Act”) for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

Appraisal Rights

The Companies Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (i) a merger if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (ii) a consolidation, if the company is a constituent company; (iii) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (a) a disposition pursuant to an order of the court having jurisdiction in the matter, (b) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition, or (c) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (iv) a compulsory redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the votes of the outstanding shares of the company pursuant to the terms of Section 176 of the Companies Act; and (v) an arrangement, if permitted by the BVI court.

Generally, any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s memorandum and articles of association. There are common law rights for the protection of shareholders that may be invoked, largely derived from English common law. For example, under the rule established in the English case known as Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following:

●	a company is acting or proposing to act illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained;

●	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

●	those who control the company are perpetrating a “fraud on the minority.”

Share Repurchases and Redemptions

As permitted by the Companies Act and subject to our M&A, shares may be repurchased, redeemed or otherwise acquired by us with shareholder consent and with the prior approval of the directors in a Supermajority Resolution of Directors. Unless the redemption or repurchase is being effected pursuant to a right of the relevant shareholder to have their shares repurchased or redeemed, our directors will need to determine that, immediately following the redemption or repurchase, we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities. Our directors may only exercise this power on our behalf, subject to the Companies Act, our M&A and to any applicable requirements imposed from time to time by the SEC, the Nasdaq or any other stock exchange on which our securities are listed.

Inspection of Books and Records

Under the Companies Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar, including the company’s certificate of incorporation, its memorandum and articles of association (with any amendments thereto), records of license fees paid to date, any articles of dissolution, any articles of merger, and a register of charges created by the company (if the company has elected to file such a register or an applicable charge has caused the same to be filed).

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

(i)	the memorandum and articles of association;

(ii)	the register of members;

(iii)	the register of directors; and

(iv)	the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (i) through (iv) above. However, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (ii), (iii) or (iv) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the High Court of the BVI for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Our registered agent is FFP (BVI) Limited of 2nd Floor, Water's Edge Building, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands. The Company is required to keep a copy of its register of members and register of directors at the offices of its registered agent in the BVI, and the Company is required to notify any changes to the originals of such registers (assuming the originals are held elsewhere) to the registered agent, in writing, within 15 days of any change and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

Where the place at which the original register of members or the original register of directors of the Company is changed, the Company must provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

The Company is also required to keep at the office of its registered agent or at such other place or places, within or outside the BVI, as the directors may determine the minutes of meetings and resolutions of shareholders and of classes of shareholders; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the Company’s registered agent, the Company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

Dissolution; Winding Up

As permitted by the Companies Act and subject to our M&A, we may be voluntarily liquidated and dissolved under Part XII of the Companies Act by a Supermajority Resolution of Directors or by a resolution of shareholders passed at a meeting of the shareholders by at least 85% of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities.

We also may be wound up and dissolved in circumstances where we are insolvent in accordance with the terms of the Insolvency Act.

Anti-Money Laundering Laws

In order to comply with legislation and regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person. We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to his or her attention in the course of his or her business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the BVI, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Exchange controls

We know of no BVI laws, decrees, regulations or other legislation that limit the import or export of capital or the payment of dividends to shareholders holders who do not reside in the BVI.

Material Differences in BVI Law and our Amended and Restated M&A and Delaware Law

Our corporate affairs are governed by our amended and restated M&A and the provisions of applicable BVI law, including the Companies Act and BVI common law. The Companies Act differs from laws applicable to U.S. corporations and their shareholders. The following table provides a comparison between certain statutory provisions of the Companies Act (together with the relevant provisions of our M&A) and the Delaware General Corporation Law relating to shareholders’ rights.

Shareholder Meetings

BVI		Delaware
●

In accordance with, and subject to, our M&A, (a) any director of the company may convene meetings of the shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable; and (b) upon the written request of shareholders entitled to exercise thirty percent (30%) or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of shareholders.

		●	May be held at such time or place as designated in the charter or the by-laws, or if not so designated, as determined by the board of directors.

●	May be held inside or outside the BVI.	●	May be held inside or outside Delaware.

●	In accordance with, and subject to, our M&A, (a) the director convening a meeting shall give not less than 30 days’ nor more than 60 days' written notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members of the company and are entitled to vote at the meeting, and the other directors; and (b) the director convening a meeting of shareholders shall fix in the notice of the meeting the record date for determining those shareholders that are entitled to vote at the meeting.	●	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder’s Voting Rights

BVI		Delaware
•	In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder; and (b) the instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.	•	Any person authorized to vote may authorize another person or persons to act for him by proxy.

•	In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (b) if within two hours from the time appointed for the meeting a quorum is not present, the meeting, at the discretion of the chairman of the board of directors, shall be dissolved or stand adjourned to a business day in the jurisdiction in which the meeting was to have been held at the same time and place.	•	The charter or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares shall constitute a quorum.

•	In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) at any meeting of the shareholders, a resolution put to the vote of the meeting shall be decided on a show of hands by a simple majority, unless a poll is demanded by any shareholder present in person or by proxy, or by the Chairman. In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, shall not be entitled to a second or casting vote.

•	In accordance with, and subject to, our M&A, (a) the rights attached to ordinary shares as specified in the M&A may only, whether or not the company is being wound up, be varied with the consent in writing of the holders of not less than one half of the issued shares of that class.	•	Except as provided in the charter documents, changes in the rights of shareholders as set forth in the charter documents require approval of a majority of its shareholders.

•	In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), the Company may amend its memorandum or articles by a resolution of shareholders or by a resolution of directors, save that no amendment may be made by a resolution of directors (inter alia): (i) to restrict the rights or powers of the shareholders to amend the memorandum or articles; (ii) to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum or articles; (iii) in circumstances where the memorandum or articles cannot be amended by the shareholders.	•	The certificate of incorporation or bylaws may provide for cumulative voting.

Directors

BVI		Delaware
•	In accordance with, and subject to, our M&A, the minimum number of directors shall be one.	•	Board must consist of at least one member.

•	In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any ordinary shares), for so long as Everix has at least 50% of its ‘Initial Holding’ (which is the number of shares held by Everix immediately after the consummation of the Transactions) it is entitled to appoint two directors to the board. If Everix were to sell its shares such that it had 25-50% of its Initial Holding this would decrease to the number of directors it is entitled to appoint to one director; below 25% there are no appointment rights. Mr. Andrey Fadeev and Mr. Boris Gertsovskiy (collectively, “FG”) have the same rights, acting together and with the number of shares they each hold aggregated for the purposes of calculating their Initial Holding and subsequent percentages thereof.	•	Number of board members shall be fixed by the by laws, unless the charter fixes the number of directors, in which case a change in the number shall be made only by amendment of the charter.

Other directors of the Company are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine. Each director holds office until the Company’s next annual general meeting immediately following their appointment, or until their earlier disqualification, death, resignation or removal. A director, other than one appointed by Everix or FG, may be removed from office by resolution of shareholders. A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Companies Act. A director is not required to hold shares as a qualification to office.

•	Directors do not have to be independent	•	Directors do not have to be independent.

Fiduciary Duties

BVI		Delaware
•	Directors owe duties at both common law and under statute including as follows:	•	Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation.

•	Duty to act honestly and in good faith and in what the director believes to be in the best interests of the company;	•	Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.

•	Duty to exercise powers for a proper purpose and directors shall not act, or agree to the Company acting, in a manner that contravenes the Companies Act or the M&A;

•	The Companies Act provides that a director of a company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into, or to be entered into, by the company, disclose the interest to the board of the company. However, the failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the transaction was not required to be disclosed because the transaction is between the company and the director himself and is in the ordinary course of business and on usual terms and conditions. Additionally, the failure of a director to disclose an interest does not affect the validity of the transaction entered into by the company if (a) the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders or (b) the company received fair value for the transaction.	•	Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction.

Shareholder’s Derivative Actions

BVI			Delaware
●	Generally speaking, the company is the proper plaintiff in any action. A shareholder may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:		●	In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

●	the company does not intend to bring, diligently continue or defend or discontinue the proceedings; and		●	Complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort.

●	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole. When considering whether to grant leave, the BVI court is also required to have regard to the following matters:		●	Such action shall not be dismissed or compromised without the approval of the Delaware Court of Chancery.

	(i)	whether the shareholder is acting in good faith;
	(ii)	whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters;
	(iii)	whether the action is likely to succeed;
	(iv)	the costs of the proceedings in relation to the relief likely to be obtained; and
	(v)	whether an alternative remedy to the derivative claim is available.

Warrants

Public Warrants

General; Form and Register

As of December 31, 2021, we had 12,500,000 public warrants issued and outstanding, calling for 12,500,000 of our ordinary shares issuable upon exercise (at the price per share specified below) of the warrants. Our warrants are listed on the Nasdaq Global Market under the trading symbol “GDEVW”. Our warrants under the Warrant Agreement may be certificated or uncertificated, but may only be issued in registered form. Our warrant register is maintained by Continental Stock Transfer & Trust Company, our warrant agent, which entered the name of Cede & Co. in our warrant register as nominee for each of the warrant holders holding public warrants.

Terms and Exercise of Warrants

Each whole warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, which became exercisable commencing on September 25, 2021. The Company in its sole discretion may lower the exercise price per share at any time prior to the expiration of the warrants for a period of not less than 20 business days; provided, however, that the Company must provide at least 20 business days prior written notice of such reduction to the registered holders of the warrants; and provided, further, that any such reduction must be applied consistently to all of the warrants. The warrants will expire at 5:00 p.m., New York City time on August 26, 2026, or earlier upon redemption or liquidation.

Warrants may be exercised only for a whole number of ordinary shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of ordinary shares to be issued to the warrant holder.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.

We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue ordinary shares upon exercise of a warrant unless the ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

With respect to the 12,500,000 warrants included in Kismet units sold to the public in Kismet’s initial public offering, we have filed with the SEC a registration statement on Form F-4 (Registration No. 333-257103) for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of those warrants. That registration statement was declared effective on July 30, 2021. With respect to the 7,750,000 warrants issued in private placements, we have filed with the SEC a registration statement on Form F-1 (Registration No. 333-259707) for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of those warrants. That registration statement was declared effected on September 27, 2021. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable blue sky laws to the extent an exemption is available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption

Redemption of warrants when the price per ordinary share equals or exceeds $18.00. With the warrants’ having become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the last reported sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”).

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per ordinary share equals or exceeds $10.00. With the warrants’ having become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our ordinary shares (as defined below) except as otherwise described below;

•	if, and only if, the Reference Value (as defined above under “—Redemption of warrants when the price per ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”); and

•	if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”), any outstanding private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted.

Redemption Date	Fair Market Value of Ordinary Shares
(period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 ordinary shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any ordinary shares.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the ordinary shares are trading at or above $10.00 per public share, which may be at a time when the trading price of our ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer ordinary shares than they would have received if they had chosen to wait to exercise their warrants for ordinary shares if and when such ordinary shares were trading at a price higher than the exercise price of $11.50.

No fractional ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of ordinary shares to be issued to the holder.

Redemption Procedures. In the event the Company elects to redeem all of the warrants, the Company must fix a date for the redemption. Notice of redemption must be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the warrant register. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the ordinary shares outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding ordinary shares is increased by a dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) multiplied by (ii) one (1) minus the quotient of (x) the price per share of ordinary shares paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of ordinary shares on account of such ordinary shares (or other shares of our share capital into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

If the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding ordinary shares.

Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

Applicable Law

The validity, interpretation, and performance of the warrants and the Warrant Agreement is governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

Private Placement Warrants

As of December 31, 2021, we had 7,750,000 private placement warrants issued and outstanding, calling for 7,750,000 of our ordinary shares issuable upon exercise (at the price per share specified above under “—Public Warrants—Terms and Exercise of Warrants”) of the warrants. As of December 31, 2021, the Sponsor held 6,125,000 of our private placement warrants which, while registered with the SEC on a registration statement on Form F-1 (Registration No. 333-259707) that was declared effected on September 27, 2021, are subject to certain lock- up restrictions regarding their transfer. For information regarding the lock-up restrictions, see the Sponsor Lock-Up Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

So long as they are held by the initial purchasers (including the Sponsor) or their permitted transferees (including the PIPE Investors), the private placement warrants (i) will not be redeemable by us and (ii) may be exercised for cash or on a cashless basis. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. Once the private placement warrants are transferred to holders other than the initial purchasers or their permitted transferees, the terms of the private placement warrants will be identical to those of the public warrants in all respects. Accordingly, they will become redeemable by us and be exercisable by the holders only on the same basis as the public warrants.

Except as described under “—Public Warrants—Redemption—Redemption of warrants when the price per ordinary share equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and permitted transferees is because, so long as the Sponsor remains affiliated with us, its ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike our public shareholders who could exercise their warrants and sell the ordinary shares received upon such exercise freely in the open market to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004-1561.

Warrant Agent

Our warrant agent is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004-1561.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

The board of directors of the Company have adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of the Company’s directors;

•	any person who is known by the Company to be the beneficial owner of more than 5% of its voting shares;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting shares; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

The Company has implemented policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

Transactions Related to the Business Combination of Nexters, Kismet and Nexters Global

Business Combination Agreement

On August 26, 2021, we consummated the Transactions contemplated by the business combination agreement (the “Business Combination Agreement”), dated as of January 31, 2021, as amended on July 17, 2021 and August 11, 2021, by and among Nexters, Kismet, the Sponsor (which is solely owned by Ivan Tavrin, one of the Company’s directors), solely in its capacity as Kismet’s representative, Nexters Global, Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders representative, and the shareholders of Nexters Global party thereto. Pursuant to the Business Combination Agreement, among other things, Kismet was merged into Nexters, with Nexters surviving the merger and the securityholders of Kismet (other than those who elected to redeem their Kismet ordinary shares) becoming securityholders of Nexters, and Nexters acquired all of the issued and outstanding share capital of Nexters Global from the holders of Nexters Global’s share capital for a combination of cash and Nexters ordinary shares, such that Nexters Global became a direct wholly owned subsidiary of Nexters. The Business Combination Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

Kismet Founder Shares

On June 8, 2020, Kismet issued 6,250,000 Kismet founder shares. The Sponsor (which is solely owned by Ivan Tavrin, one of the Company’s directors), paid for certain offering costs of $25,000 on behalf of Kismet in exchange for issuance of the Kismet founder shares. In July 2020, Kismet performed a 1.23 share split resulting in the Sponsor holding an aggregate of 7,687,500 Kismet founder shares. All Kismet shares and associated amounts were retroactively restated to reflect the share capitalization. The Sponsor had agreed to forfeit up to an aggregate of 937,500 Kismet founder shares, on a pro rata basis, to the extent that the option to purchase additional Kismet units in the IPO was not exercised in full by the underwriters. On September 17, 2020, the underwriters notified Kismet that the over-allotment option was not exercised; as a result, these Kismet founder shares were forfeited effective as of September 19, 2020, leaving the Sponsor with 6,750,000 Kismet founder shares.

In connection with the Transactions, the Sponsor’s 6,750,000 Kismet founder shares were exchanged for 6,750,000 Nexters ordinary shares.

Private Placement Warrants

Simultaneously with the closing of the IPO, Kismet consummated a private placement of 6,750,000 Kismet private placement warrants, at a price of $1.00 per Kismet private placement warrant, to the Sponsor (which is solely owned by Ivan Tavrin, one of the Company’s directors), generating gross proceeds of approximately $6.8 million.

In connection with the Transactions, the Sponsor’s 6,750,000 Kismet private placement warrants were exchanged for 6,750,000 Nexters private placement warrants, 1,625,000 of which were transferred by the Sponsor to certain institutional investors in private placements pursuant to the PIPE Subscription Agreements consummated in connection with the Transactions.

Forward Purchase Agreement

On August 5, 2020, Kismet entered into a forward purchase agreement (the “Forward Purchase Agreement”) with the Sponsor (which is solely owned by Ivan Tavrin, one of the Company’s directors), which provided for the purchase of $20,000,000 of Kismet units, with each Kismet unit consisting of one Kismet ordinary share (the “Forward Purchase Shares”) and one half of one Kismet warrant (the “Forward Purchase Warrants”), for a purchase price of $10.00 per Kismet unit, in a Kismet private placement to occur concurrently with the closing of Kismet’s initial business combination.

On January 31, 2021, Kismet, Nexters and the Sponsor entered into an amended and restated Forward Purchase Agreement (the “A&R Forward Purchase Agreement”). The A&R Forward Purchase Agreement amended the Forward Purchase Agreement, dated August 5, 2020, between Kismet and the Sponsor by, among other things, increasing the Sponsor’s purchase commitment thereunder from $20.0 million to $50.0 million and replacing the Sponsor’s commitment to acquire Kismet’s units with a commitment to acquire 5,000,000 Nexters ordinary shares and 1,000,000 Nexters public warrants in a private placement to occur after, and subject to, the Merger Closing and prior to the Share Acquisition Closing. Upon Closing, the Sponsor subscribed for and purchased 5,000,000 Nexters ordinary shares and 1,000,000 Nexters public warrants from Nexters for an aggregate purchase price of $50,000,000, pursuant to the terms of the A&R Forward Purchase Agreement.

PIPE Subscription Agreements

On July 16, 2021, Kismet, Nexters and the Sponsor entered into separate subscription agreements (each as amended, restated or supplemented from time to time, a “PIPE Subscription Agreement”) with certain institutional investors that are not “U.S. persons” as defined in Regulation S under the Securities Act and with whom the Sponsor had prior business relationships (each, a “PIPE Investor”), pursuant to which the PIPE Investors agreed to subscribe for and purchase an aggregate of 5,000,000 Nexters ordinary shares for a purchase price of $10.00 per share for an aggregate commitment of $50 million in a private placements outside the United States in reliance on Regulation S under the Securities Act (the “PIPE”). The PIPE was consummated concurrently with the closing of the Transactions.

Registration Rights Agreement

Upon consummation of the Transactions, on August 26, 2021, Nexters, the Key Company Shareholders and the Sponsor entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders (as defined therein) may demand at any time or from time to time, that Nexters file a registration statement with the SEC to register the securities of Nexters held by such Holders. The Registration Rights Agreement also (i) provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions, and (ii) terminates the registration rights agreement, dated as of August 5, 2020, among Kismet, the Sponsor and the other “Holders” named therein.

Lock-Up Agreements

Upon consummation of the Transactions, on August 26, 2021, (i) the Key Company Shareholders each entered into a lock-up agreement with Nexters (the “Company Shareholders Lock-Up Agreement”), and (ii) the Sponsor entered into a lock-up agreement with Nexters (the “Sponsor Lock-Up Agreement” and, together with the Company Shareholders Lock-Up Agreement, the “Lock-Up Agreements”). Pursuant to the Company Shareholders Lock-Up Agreement, subject to certain limited exceptions, the Key Company

Shareholders agreed not to transfer any Nexters ordinary shares received and to be received by the Key Company Shareholders pursuant to the Business Combination Agreement during the period commencing from the Share Acquisition Closing until the earlier to occur of (i) one year after the Share Acquisition Closing, (ii) 150 days after the Share Acquisition Closing, if the closing price of the Nexters ordinary shares during such period equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period and (iii) a date after the Share Acquisition Closing on which Nexters consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Nexters’ shareholders having the right to exchange their Nexters ordinary shares for cash, securities or other property.

Pursuant to the Sponsor Lock-Up Agreement, subject to certain limited exceptions, the Sponsor agreed not to transfer any Nexters ordinary shares and the Nexters warrants received and to be received by the Sponsor pursuant to the A&R Forward Purchase Agreement and the Business Combination Agreement (including the Nexters ordinary shares issued or issuable upon the exercise or conversion of the Nexters warrants) during the period commencing from the Merger Closing until the earlier to occur of (i) one year after the Share Acquisition Closing, (ii) 150 days after the Share Acquisition Closing, if the closing price of the Nexters ordinary shares during such period equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period and (iii) a date after the Share Acquisition Closing on which Nexters consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Nexters’ shareholders having the right to exchange their Nexters ordinary shares for cash, securities or other property. Pursuant to the Sponsor Lock-Up Agreement, the Sponsor also agreed not to transfer any Nexters warrants until 30 days after the Merger Closing.

Deferred Exchange Shares

Pursuant to the Business Combination Agreement, the issuance of an aggregate of 20,000,000 Nexters ordinary shares (valued at approximately $200.0 million) to the former shareholders of Nexters Global has been deferred as follows: (i) the issuance of 10,000,000 ordinary shares, in the aggregate, is deferred until the volume weighted average trading price of Nexters ordinary shares is $13.50 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the Share Acquisition Closing; and (ii) the issuance of an additional 10,000,000 ordinary shares, in the aggregate, is deferred until the volume weighted average trading price of Nexters ordinary shares is$17.00 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the Share Acquisition Closing.

Director Appointment Rights

Pursuant to our Amended and Restated Memorandum and Articles of Association, each of (1) Everix Investments Limited (which is wholly owned by Dmitrii Bukhman, a Company director, and Igor Bukhman, a Company director), and (2) Andrey Fadeev (the Chief Executive Officer and a director of the Company) and Boris Gertsovskiy (a Company director), acting jointly, have the right to appoint two directors to the board of directors, which number may decrease as those shareholders dispose of their shares in the Company. For further information, see the Company’s Amended and Restated Memorandum and Articles of Association, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Indemnification Agreements

Our Amended and Restated Memorandum and Articles of Association provide for certain indemnification rights for our directors and executive officers, and we entered into an indemnification agreement with each of our executive officers and directors providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by British Virgin Islands law.

Loans from Shareholders

On May 8, 2021, May 25, 2021 and August 6, 2021, Nexters Global entered into a loan agreement with Nexters Inc. for an aggregate amount of $386,308, comprising a tranche of €153,000 and two tranches of $100,000. The loan was provided interest free. With the consummation of the Transactions, pursuant to which Nexters Global became a consolidated subsidiary of Nexters Inc., the loan has been eliminated for reporting purposes from the consolidated balance sheet of the Company.

On May 17, 2019, Nexters Global entered into a loan agreement with IDSB Holding Limited, a company in which the Company’s directors Dmitrii and Igor Bukhman indirectly own a share of 50%, for the total amount of $5,000,000. The loan was provided interest free and was fully repaid on March 3, 2020.

On April 17, 2019, Nexters Global entered into a loan agreement with PLR Worldwide Sales Limited, a company in which the Company’s directors Dmitrii and Igor Bukhman indirectly own a share of 48.5% and are members of the board of directors, for the total amount of $1,000,000 and with an annual interest rate of 3%. The loan was fully repaid on May 24, 2019, including the principal of $1,000,000 and the accrued interest of $2,630.

On April 1, 2019, Nexters Global entered into a loan agreement with its shareholder (a director and the Chief Executive Officer of the Company), Andrey Fadeev, for the total amount of $500,000. The loan was provided interest free, and was fully repaid on April 23, 2019.

Loans to Shareholders

On October 30, 2019, Nexters Global entered into a loan agreement with its shareholder (a director of the Company), Boris Gertsovskiy, for the total amount of €10,000. The loan was provided interest free and was fully repaid on February 12, 2021.

On July 30, 2019, Nexters Global entered into a loan agreement with its shareholder (a director of the Company), Boris Gertsovskiy, for the total amount of €300,000. The loan was provided interest free, and was fully repaid on July 24, 2020.

On October 1, 2018, Nexters Global entered into a loan agreement with its shareholder (a director of the Company), Boris Gertsovskiy, for the total amount of €240,000 with an annual interest rate of 2%. The loan was fully repaid on April 23, 2020, including the principal of

€240,000 and the accrued interest of €6,918.

Relationship with Flow Research S. L.

Flow Research S.L. is a Spanish company that is the Company’s wholly-owned subsidiary. Mr. Gertsovskiy, a Company director, has been a director and administrator of Flow Research since 2017 and his spouse, Tatiana Gertsovskaya, is employed by Flow Research S.L. in a non-executive position.

On August 1, 2018, Flow Research S. L. entered into a loan agreement with Empathy International S. A., for the total amount of €40,000. The loan was further assigned on October 30, 2018 to Boris Gertsovskiy (as transferee) and was fully repaid on April 1, 2021. The loan was provided interest free.

Relationship with Everix Investments Limited

Everix Investments Limited directly held 38% of our outstanding ordinary shares as of February 28, 2022 and is beneficially owned by Igor Bukhman and Dmitrii Bukhman, two of our directors.

On January 27, 2022, Nexters entered into an Agreement for the Sale and Purchase of Shares in the Capital of MX Capital Limited with Everix Investments Limited, pursuant to which we acquired shares representing a 48.8% stake in MX Capital Limited held by Everix Investments Limited for initial consideration of $16.6 million plus further earn-out payments of up to $35 million depending on the achievement of certain metrics. The share acquisition was financed by cash on balance

Nexters has agreed with the remaining shareholder of MX Capital Limited, MSRJ LTD, to put and call options allowing Nexters to consolidate 100% in MX Capital Limited in the first half of 2024. The price payable under the put and call options depends on achievement of certain agreed KPI’s by MX Capital Limited. Option arrangements also envisage earn-out payments to the founders based on performance metrics. The share acquisition(s) upon execution of the options will be payable by cash and newly issued equity of Nexters and will be based on a discount to a projected future enterprise valuation of Nexters.

MX Capital is the owner of RJ Games, a veteran game development studio which has vast experience in developing social games in various genres, from casual adventure to strategy games.

Other Related Party Transactions

For additional information on related party transactions, see Note 26 (Related party transactions) to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2021, included elsewhere in this prospectus.

MAJOR SHAREHOLDERS

The following table sets forth information relating to the beneficial ownership of our ordinary shares as of February 28, 2022 based on a total number of 196,523,101 ordinary shares outstanding as of such date, with respect to the beneficial ownership of our shares by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of outstanding ordinary shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to all ordinary shares held by that person based on information provided to us by such person. This table is based on information supplied by our directors and officers and by Schedules 13D and Schedules 13G, if any, filed with the SEC.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Beneficial Owners	Number of Ordinary Shares(1)	Percentage of Ordinary Shares(2)
Directors and Executive Officers
Andrey Fadeev (Director and Chief Executive Officer)	39,790,076	20.2%
Boris Gertsovskiy (Director)	39,790,076	20.2%
Dmitrii Bukhman(3) (Director)	37,200,700	18.9%
Igor Bukhman(3) (Director)	37,200,700	18.9%
Ivan Tavrin(4) (Director)	17,875,000	8.8%
Natasha Braginsky Mounier (Director) (5)	1,250	*
Andrew Sheppard(5) (Director)	1,250	*
Alexander Karavaev(5) (Chief Financial Officer)	20,000	*
Anton Reinhold(6) (Chief Operating Officer)	3,605,263	1.8%
Roman Safiyulin(5) (Chief Corporate Development Officer)	25,000	*
Andrey Akimov(5) (Chief Communication Officer)	25,000	*
Andrey Kuznetsov(5) (Chief Investment Officer)	25,000	*
All Nexters directors and executive officers as a group (12 individuals)	175,559,315	86.6%
Other 5% Shareholders
—	—	—

*	Less than one percent (1%) of our outstanding ordinary shares.
(1)	The number of ordinary shares listed for each beneficial owner assumes the exercise of all of the warrants beneficially owned by such beneficial owner.
(2)	In calculating the percentages, (a) the numerator is calculated by adding the number of ordinary shares held by such beneficial owners and the number of ordinary shares issuable upon the exercise of options and warrants held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of ordinary shares outstanding, the number of ordinary shares issuable upon the exercise of options and warrants held by such beneficial owner, if any (but not the number of ordinary shares issuable upon the exercise of warrants held by any other beneficial owner).
(3)	Represents 50% of the 74,401,400 ordinary shares directly held by Everix Investments Limited. Based on information reported on a Schedule 13G filed on February 14, 2022, each of Dmitrii Bukhman and Igor Bukhman has a 50% indirect ownership interest in Everix Investments Limited. Consequently, each of Dmitrii Bukman and Igor Bukhman may be deemed to be the indirect beneficial owner of 50% of the ordinary shares held by Everix Investments Limited.
(4)	Represents 11,750,000 ordinary shares and 6,125,000 ordinary shares issuable upon the exercise of 6,125,000 warrants directly held by Kismet Sponsor Limited, as Sponsor. Based on information reported on a Schedule 13G filed on February 14, 2022, in December 2021, in connection with a number of restructuring actions, Mr. Tavrin transferred his 100% interest in Kismet Sponsor Limited to Kismet Holdings Limited. Pursuant to such report on Schedule 13G, Kismet Holdings Limited directly holds a 100% interest in Kismet Sponsor Limited. Because Mr. Tavrin holds a 22% interest in Kismet Holdings Limited, he maintains an indirect 22% interest in Kismet Sponsor Limited. In addition, Mr. Tavrin has (i) sole voting power over all of our ordinary shares held by Kismet Sponsor

Limited pursuant to a Special Power of Attorney and Irrevocable Proxy, dated December 23, 2021, executed as a deed by Kismet Sponsor Limited, and (ii) sole dispositive power over all of our ordinary shares held by Kismet Sponsor Limited until February 11, 2023, pursuant to a Special Power of Attorney, dated December 23, 2021, executed as a deed by Kismet Holdings Limited. Accordingly, Mr. Tavrin may be deemed to share beneficial ownership over our ordinary shares owned by Kismet Sponsor Limited.
(5)	Represents ordinary shares issuable upon exercise of options that have been granted and are currently exercisable or exercisable within 60 days. For information regarding the options, see “Directors and Executive Compensation—Options Granted Under the 2021 ESOP.”
(6)	Includes (i) 3,531,686 ordinary shares and (ii) 73,577 ordinary shares issuable upon the exercise of options that have been granted and are currently exercisable or exercisable within 60 days. For information regarding the options, see “Directors and Executive Compensation—Options Granted Under the 2021 ESOP.”

In accordance with the information supplied by our directors and officers and by Schedules 13D and Schedules 13G, if any, filed with the SEC, as of February 28, 2022, the sole person who beneficially owns more than 5% of our outstanding shares and who is a solely citizen of the Russian Federation (and no other jurisdiction) is Ivan Tavrin.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale, from time to time, by the selling shareholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of: (i) up to 47,102,791 of our ordinary shares, no par value per share, issued to the Selling Securityholders, as described below (which includes up to 7,750,000 ordinary shares issuable upon the exercise of 7,750,000 of our warrants offered hereby issued to certain of the Selling Securityholders, as described below); and (ii) up to 7,750,000 of our warrants issued to certain of the Selling Securityholders, as described below.

The securities covered by this prospectus include (i) 5,000,000 Nexters ordinary shares issued to certain institutional investors in private placements pursuant to the PIPE Subscription Agreements (as defined herein) consummated in connection with the Transactions, (ii) (a) 6,750,000 Nexters ordinary shares issued to the Sponsor in connection with the Merger and (b) 5,000,000 Nexters ordinary shares issued to the Sponsor in a private placement pursuant to the A&R Forward Purchase Agreement (as defined herein) consummated in connection with the Transactions, and (iii) 22,602,791 Nexters ordinary shares issued to certain former shareholders of Nexters Global in connection with the Share Acquisition, (iv)(a) 5,125,000 Nexters warrants issued to the Sponsor in connection with the Merger and (b) 1,000,000 Nexters warrants issued to the Sponsor in a private placement pursuant to the A&R Forward Purchase Agreement consummated in connection with the Transactions, and (v) 1,625,000 Nexters warrants transferred by the Sponsor to certain institutional investors in private placements pursuant to the PIPE Subscription Agreements (as defined herein) consummated in connection with the Transactions. In addition, this prospectus relates to the offer and sale of up to 7,750,000 Nexters ordinary shares issuable by us upon exercise of 7,750,000 Nexters warrants offered hereby.

The following table sets forth the names of the Selling Securityholders, the number of ordinary shares and warrants owned by each of them as of the date of this prospectus, the maximum number of ordinary shares (assuming exercise of all of the warrants beneficially owned by such Securityholder) and warrants which may be offered pursuant to this prospectus, and the number and percentage of ordinary shares and warrants to be beneficially owned by each Selling Securityholder assuming all of the ordinary shares and warrants which may be offered by such Selling Securityholder pursuant to this prospectus are sold. The “Percentage of Ordinary Shares Owned after Offering” column is based on 196,523,101 ordinary shares outstanding at closing of the offering, and the “Percentage of Warrants Owned after Offering” column is based on 20,250,000 warrants outstanding at closing of the offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of their ordinary shares, or warrants, as applicable. The Selling Securityholders may offer all or part of the ordinary shares, or warrants for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Because the Selling Securityholders may offer all, some or none of their securities, no definitive estimate as to the number of ordinary shares or warrants, as applicable, that will be held by the Selling Securityholders after an offering can be provided. A Selling Securityholder may sell or otherwise transfer all, some or none of such securities in any offering. See “Plan of Distribution.” We will not receive any of the proceeds from the sale of the ordinary shares or warrants sold by the Selling Securityholders.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Therefore, beneficial ownership of the ordinary shares by each Selling Securityholder includes ordinary shares underlying the warrants held by such Selling Securityholder that are currently exercisable or convertible or exercisable or convertible within sixty (60) days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to ordinary shares beneficially owned by them.

Except as described in the footnotes to the table below, none of the Selling Securityholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. This information is based upon information provided by the Selling Securityholders. Selling Securityholders information for each additional Selling Securityholders, if any, will be set forth in a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s ordinary shares or warrants, as applicable, pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholders and the number of ordinary shares or warrants, as applicable, registered on its behalf.

	Ordinary Shares						Warrants
Name of Selling Securityholder	Shares Owned Before the Offering(1)		Shares Owned Before the Offering (%)(2)	Shares to be Sold	Shares Owned After the Offering(1)	Shares Owned After the Offering (%)	Warrants Owned Before the Offering	Warrants Owned Before the Offering (%)(3)	Warrants to be Sold	Warrants Owned After the Offering	Warrants Owned After the Offering (%)
PIPE Investors
Mubadala Investment Company(4)	3,312,500		1.7%	2,500,000	—	—	812,500	4.0%	812,500	—	—
VPE FUND I LP (5)	3,312,500		1.7%	2,500,000	—	—	812,500	4.0%	812,500	—	—
Sponsor
Kismet Sponsor Limited(6)	17,875,000		8.8%	11,750,000	—	—	6,125,000	30.2%	6,125,000	—	—
Company Shareholders
Andrey Chiriskiy(7)	6,180,452		3.1%	6,180,452	—	—	—	—	—	—	—
Aleksandr Ivanov(8)	3,531,686		1.8%	3,531,686	—	—	—	—	—	—	—
Georgii Kondratev(9)	1,765,843		0.9%	1,765,843	—	—	—	—	—	—	—
Tatiana Kostrikova(10)	1,765,843		0.9%	1,765,843	—	—	—	—	—	—	—
Nidelor Limited(11)	1,765,843		0.9%	1,765,843	—	—	—	—	—	—	—
Aleksandr Morozov(12)	176,584		0.1%	176,584	—	—	—	—	—	—	—
Dmitrii Philippov(13)	353,168		0.2%	353,168	—	—	—	—	—	—	—
Vladimir Suchkov(14)	1,765,843		0.9%	1,765,843	—	—	—	—	—	—	—
Anton Reinhold(15)	3,605,263	(16)	1.8%	3,531,686	73,577	—	—	—	—	—	—
Nikolay Yastrebov(17)	1,765,843		0.9%	1,765,843	—	—	—	—	—	—	—
Total	47,102,791		23.1%	39,352,791	—	—	7,750,000	38.3%	7,750,000	—	—

(1)	The number of ordinary shares listed for each Selling Securityholder assumes the exercise of all of the warrants beneficially owned by such Selling Securityholder.
(2)	In calculating the percentages, (a) the numerator is calculated by adding the number of ordinary shares held by such beneficial owners and the number of ordinary shares issuable upon the exercise of warrants held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of ordinary shares outstanding, the number of ordinary shares issuable upon the exercise of warrants held by such beneficial owner, if any (but not the number of ordinary shares issuable upon the exercise of warrants held by any other beneficial owner).
(3)	In calculating the percentages, (a) the numerator is the number of warrants held by such beneficial owner (if any); and (b) the denominator is the aggregate number of warrants outstanding.
(4)	Mubadala Investment Company holds its interest in the Company through Thirty Seventh Investment Company LLC. Their registered business address is Al Mamoura Building ‘A’, 15th Street and Muroor Road, PO Box 45005, Abu Dhabi, United Arab Emirates.
(5)	VPE FUND I LP’s registered business address is DD-14-122-011, DD-14-122-012, DD-14-122-013 and DD-14-122-014, Floor 14, Al Khatem Tower, ADGM Square, Al Maryah Island, Abu Dhabi, United Arab Emirates. VPE Capital is the manager and general partner of VPE FUND I LP, which it manages for the benefit of its limited partners.
(6)	The Sponsor’s registered business address is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, VG1110 British Virgin Islands. Ivan Tavrin, a director of the Company, is the sole owner of the Sponsor. Consequently, Mr. Tavrin may be deemed to share voting and dispositive control over the securities held by the Sponsor, and thus to share beneficial ownership of such securities.
(7)	Andrey Chiriskiy is an employee of Nexters Global Ltd., a wholly owned subsidiary of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.
(8)	Aleksandr Ivanov is an employee of Nexters Global Ltd., a wholly owned subsidiary of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.
(9)	Georgii Kondratev is an employee of Nexters Global Ltd., a wholly owned subsidiary of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.
(10)	Tatiana Kostrikova is an employee of Nexters Global Ltd., a wholly owned subsidiary of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.
(11)	Nidelor Limited is wholly owned by Anton Kravets, an employee of Nexters Global Ltd., a wholly owned subsidiary of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.
(12)	Aleksandr Morozov is an employee of Nexters Global Ltd., a wholly owned subsidiary of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.
(13)	Dmitrii Philippov is an employee of Nexters Global Ltd., a wholly owned subsidiary of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.
(14)	Vladimir Suchkov is an employee of Nexters Global Ltd., a wholly owned subsidiary of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.
(15)	Anton Reinhold is Chief Operating Officer of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.
(16)	Includes (i) 3,531,686 ordinary shares and (ii) 73,577 ordinary shares issuable upon the exercise of options that have been granted and are currently exercisable or exercisable within 60 days. For information regarding the options, see “Directors and Executive Compensation—Options Granted Under the 2021 ESOP.”
(17)	Nikolay Yastrebov is an employee of Nexters Global Ltd., a wholly owned subsidiary of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.

TAXATION

Certain Material U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the ownership and disposition of Nexters ordinary shares and warrants. This discussion applies only to ordinary shares and warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the ownership and disposal of ordinary shares and warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Nexters has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	regulated investment companies and real estate investment trusts;

●	brokers, dealers or traders in securities;

●	traders in securities that elect to mark to market interested party transactions that require shareholder approval;

●	tax-exempt organizations or governmental organizations;

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding ordinary shares and/or warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to ordinary shares and/or warrants, as the case may be, being taken into account in an applicable financial statement;

●	persons that actually or constructively own 5% or more (by vote or value) of the ordinary shares;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

●	U.S. Holders having a functional currency other than the U.S. dollar;

●	persons who hold or received ordinary shares and/or warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of ordinary shares and/or warrants, as the case may be, that is for U.S. federal income tax purposes:

●	in individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ordinary shares and/or warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO HOLDERS OF ORDINARY SHARES AND WARRANTS WILL DEPEND ON EACH HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF ORDINARY SHARES AND WARRANTS.

U.S. Holders

Distributions on ordinary shares

If Nexters makes distributions of cash or property on the ordinary shares, the gross amount of such distributions (including any amount of foreign taxes withheld) will be treated for U.S. federal income tax purposes first as a dividend to the extent of its current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. Because Nexters does not expect to provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gains rate, provided that:

●	either (a) the shares are readily tradable on an established securities market in the United States, or (b) Nexters is eligible for the benefits of the income tax treaty between the United States and Cyprus;

●	Nexters is neither a PFIC (as discussed below under below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Nexters in any taxable year in which the dividend is paid or the preceding taxable year;

●	the U.S. Holder satisfies certain holding period requirements; and

●	and certain other requirements are met.

U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to ordinary shares. Subject to certain exceptions, dividends on ordinary shares will constitute foreign source income and generally passive income for foreign tax credit limitation purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares and Warrants

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of ordinary shares or warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such ordinary shares and/or warrants, as the case may be. Any gain or loss recognized by a U.S. Holder on a taxable disposition of ordinary shares or warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the ordinary shares and/or warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an ordinary share on the exercise of a warrant for cash. A U.S. Holder’s tax basis in ordinary shares received upon exercise of the warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant received therefore and the exercise price. The U.S. Holder’s holding period for an ordinary share received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrant and will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the ordinary shares received would equal the U.S. Holder’s basis in the warrants exercised therefor. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of ordinary shares and warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of ordinary shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the ordinary shares received would equal the sum of (i) U.S. Holder’s tax basis in the warrants deemed exercised and (ii) the exercise price of such warrants. A U.S. Holder’s holding period for the ordinary shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed under “Description of Securities — Warrants — Nexters Public Warrants and Forward Purchase Warrants — Anti-dilution Adjustments.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a warrant would, however, be treated as receiving a constructive distribution from Nexters if, for example, the adjustment increases the holder’s proportionate interest in Nexters’ assets or earnings and profits (for instance, through an increase in the number of ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the ordinary shares which is taxable to the holders of such shares as described under “— Distributions on ordinary shares” above. Such constructive distribution would generally be subject to tax as described under that section in the same manner as if the U.S. Holder of such warrant received a cash distribution from Nexters equal to the fair market value of such increased interest. However, it is unclear whether a distribution treated as a dividend deemed paid to a non-corporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates as described above under “— Distributions on Ordinary Shares.”

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the ordinary shares could be materially different from that described above, if Nexters is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2)  at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, we will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Nexters owns, directly or indirectly, 25% or more (by value) of the stock.

Based on the current and anticipated composition of the income, assets and operations of Nexters and its subsidiaries, Nexters does not believe it will be treated as a PFIC for the taxable year ending on December 31, 2021. However, there can be no assurances in this regard, nor can there be any assurances that Nexters will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Nexters can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Nexters or any of its subsidiaries is treated as a PFIC is determined on an annual basis after the close of each taxable year. The determination of whether Nexters or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of the income and assets of Nexters, and the market value of its and its subsidiaries’ shares and assets. In this regard, changes in the market value of its shares could cause Nexters to become treated as a PFIC because such changes would generally result in changes in the value of goodwill of Nexters for this purpose. Similarly, changes in the composition of Nexters or any of its subsidiaries’ income or assets may cause Nexters to be or become a PFIC for the current or subsequent taxable years as well. Under the PFIC rules, if Nexters were considered a PFIC at any time that a U.S. Holder owns ordinary shares or warrants, Nexters would continue to be treated as a PFIC with respect to such U.S. Holder’s investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its ordinary shares or warrants at their fair market value on the last day of the last taxable year in which Nexters is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the ordinary shares or warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Nexters subsequently becomes a PFIC.

For each taxable year that Nexters is treated as a PFIC with respect to a U.S. Holder’s ordinary shares or warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its ordinary shares or warrants (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares will be treated as excess distributions. Under these special tax rules:

●	the excess distribution or gain (including gain on a sale of disposition of warrants) will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;

●	the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Nexters is a PFIC, will be treated as ordinary income; and

●	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the ordinary shares or warrants cannot be treated as capital gains, even though the U.S. Holder holds the ordinary shares or warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Nexters may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Nexters does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Nexters’ subsidiaries.

If Nexters is a PFIC, a U.S. Holder of ordinary shares (but not warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its ordinary shares only if Nexters provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Because Nexters does not intend to provide such information, however, the QEF Election will not be available to U.S. Holders with respect to Nexters ordinary shares and a QEF election is not available with respect to warrants.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its ordinary shares to elect out of the Excess Distribution Rules discussed above if Nexters is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its ordinary shares, such U.S. Holder will include in income for each year that Nexters is treated as a PFIC with respect to such ordinary shares an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. A U.S. Holder’s basis in the ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Nexters makes would generally be subject to the rules discussed above under “—Distributions on ordinary shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of warrants may not be able to make a mark-to-market election with respect to their warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. U.S. Holders should consult their advisors as to whether ordinary shares will be treated as “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Nexters.

If a U.S. Holder does not make a mark-to-market election (or a QEF election) effective from the first taxable year of a U.S. Holder’s holding period for the ordinary shares in which Nexters is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if Nexters is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of ordinary shares and warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of ordinary shares or warrants that is not a U.S. Holder, including:

●	a nonresident alien individual, other than certain former citizens and residents of the United States;

●	a foreign corporation; or

●	a foreign estate or trust.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of ordinary shares and warrants to Non-U.S. Holders

Any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of ordinary shares or (ii) gain realized upon the sale or other taxable disposition of ordinary shares and/or warrants generally will not be subject to U.S. federal income taxation unless:

●	the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

●	in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Exercise or Lapse of a warrant,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the ordinary shares and warrants.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to distributions received by U.S. Holders of ordinary shares, and the proceeds received on sale or other taxable the disposition of ordinary shares or warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any distributions with respect to ordinary shares and proceeds from the sale, exchange, redemption or other disposition of ordinary shares or warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s ordinary shares or warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Distributions paid with respect to ordinary shares and proceeds from the sale of other disposition of ordinary shares or warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

British Virgin Islands Tax Considerations

Under the Companies Act, Nexters is exempt from all forms of BVI tax; all dividends, interest, royalties and other amounts payable by Nexters, and any gain realized on any shares, debt obligations or other securities of Nexters is exempt from BVI tax; and no BVI estate, inheritance, succession or gift taxes are payable with respect to any shares, debt obligations or other securities of Nexters.

Cyprus Tax Considerations

The following section is a short summary of certain important taxation principles that may be or become relevant with respect to Nexters in Cyprus, though it does not purport to be a complete summary of tax law and practice currently applicable in Cyprus and does not contain any statement with respect to the tax treatment of an investment in any other jurisdiction. Furthermore, this section does not address the taxation of Nexters in any other jurisdiction. Therefore, prospective investors are advised to consult their own professional tax advisers in respect of the possible tax consequences of subscribing for, buying, holding, redeeming, converting or selling shares or warrants under the laws of their country of citizenship, residence, domicile or incorporation.

The following summary is based on laws, regulations and practice currently applicable in Cyprus at the date of this prospectus and is subject to changes therein.

Tax Residency

In accordance with the Income Tax Law, a company is tax resident in Cyprus if the management and control is exercised in Cyprus. There is no definition in the Cyprus Income Tax law as to what constitutes management and control. However, as a minimum, management and control may be taken to mean the place where the majority of directors reside, where the majority of the board meetings of the Company are held and where the majority of significant decisions are taken.

On December 9, 2021, the Cyprus Parliament passed into law a bill that aims to strengthen the Cyprus tax framework for the prevention of tax abuse. In an effort to strengthen the residency rule framework beyond the management and control criterion/concept, effective as from December 31, 2022, the term “Cyprus tax resident company” will be expanded to also include a company that was incorporated/registered in Cyprus, but whose management and control is exercised outside Cyprus, as long as the company is not a tax resident in any other state.

Taxation of Nexters

Corporate Income Tax, Capital Gains Tax and Special Contribution for Defence

Corporate income tax for Cyprus resident companies is imposed at the rate of twelve and a half percent (12.5%) for each year of assessment upon the taxable income derived from sources both within and outside Cyprus. The year of assessment starts on the 1st of January and ends on the 31st of December. In arriving at the taxable income, deductions on such income and exemptions are taken into account. All relevant expenses for the production of the taxable income are generally deductible expenses whereas dividends and profits from the sale of securities (including shares and share warrants) constitute income which is exempt from income tax. Expenses that directly or indirectly relate to tax exempt income are generally not tax deductible.

Profits from the sale of “Securities”

According to Article 2 of the Cyprus Income Tax Law “securities” means shares, bonds, debentures, founders’ shares and other securities of companies or other legal persons, incorporated under the law in the Republic or abroad and options thereon.

Based on Circular 2008/13 issued by the Cyprus Tax Authorities, which gives a wider definition of the term “securities”, units in open- end or closed-end collective investment schemes which have been established, registered and operate under the provisions of the law of the country in which they have been established fall under the definition of “securities”.

Profits from the disposal of securities are fully exempt from corporate income tax.

Capital gains tax at the rate of 20% is only payable on gains earned on the disposal of immovable property (land and buildings) situated in Cyprus, including shares of companies not listed on a recognized stock exchange which, directly or indirectly (subject to the below condition for indirect ownership), own such immovable property situated in Cyprus.

On December 17, 2015, the Capital Gains Tax Law was amended extending the definition of “immovable property” so that capital gains tax is also imposed on any gain on disposal of shares of a company which participates in other companies which hold immovable property in Cyprus, when at least 50% of the market value of the shares sold is derived from such immovable property situated in Cyprus. In calculating whether the value of the immovable property represents at least 50% of the market value of the shares, any liabilities are ignored.

Dividend income

Dividends received by a Cyprus tax resident company from companies located in Cyprus or abroad are exempt from corporate income tax.

As from January 1, 2016, the corporate income tax exemption shall not apply to the extent that such dividends are deductible from the taxable income of the dividend paying company. It is explicitly stated that any such dividends that do not qualify for the corporate income tax exemption are not considered as dividends for Special Contribution for Defence (“SCD”) purposes and as such they are subject to 12.5% corporate income tax.

Dividends received by a Cyprus tax resident company from another Cyprus tax resident company are exempt from 17% SCD except for dividends paid out of profits earned more than 4 years from the year of the distribution.

Dividends received by a Cyprus tax resident company from a non-Cyprus tax resident company are exempt from SCD if the non-Cyprus tax resident company paying the dividend:

●	does not carry on, directly or indirectly, more than 50% investment activities which give rise to investment income; or

●	the foreign tax burden on the income of the company paying the dividend is not substantially lower than the tax burden of the company in Cyprus (substantially lower is interpreted as lower than 6.25%).

If there is a group with many layers of subsidiaries, the exemption from SCD will be extended and applied if the group does not carry on more than 50% activities leading to investment income. For the purpose of calculating the 50% threshold, intra-group dividends are ignored.

Investment income is not precisely defined in the Cyprus tax laws. According to Article 2 of the Income Tax Law, investment income “means any income which is not derived or arising from any business, employment, pensions or annuity.” Business is further defined as “commercial or manufacturing business, profession or vocation and includes any other business of a trading nature.”

If the dividends are taxable, any withholding tax paid overseas on the dividends can be relieved against the SCD irrespective of whether a double tax treaty exists or not. Underlying tax may also be given as a credit against the SCD if provided for under a double taxation treaty and/or if the dividend paying company is a tax resident in an EU member state.

Deemed dividend distribution rules

As from the tax year 2003 onwards, companies are deemed to have distributed to their Cyprus tax resident shareholders, 70% of their accounting profits after the deduction of corporation tax at the end of two years from the end of the year in which the profits were earned.

On such a deemed distribution 17% SCD should be withheld and paid over to the Cyprus Tax Authorities. The deemed distribution provisions do apply to Cyprus tax resident corporate shareholders but do not apply to non-Cyprus tax resident shareholders and to Cyprus tax resident but not domiciled individuals.

As from January 1, 2011, the term “corporation tax” has been extended to include the SCD, the capital gains tax and any taxes paid abroad that have not been credited against the corporation tax. These taxes are taken into consideration for the calculation of the company’s accounting profits subject to deemed distribution.

As from September 13, 2011, the Commissioner of Taxation has issued a Circular numbered 2011/10 according to which the exemption with respect to profits attributable to non-resident shareholders has been extended to profits attributable to resident corporate shareholders of a Cypriot resident company to the extent that such profits are indirectly attributable to ultimate shareholders which are non-residents of Cyprus.

Taxation of Investors

Cyprus does not currently levy any withholding tax on dividend payments made to persons not being resident for tax purposes of Cyprus or to individuals who are tax residents of Cyprus but do not have a Cypriot domicile (as defined in the SCD Law).

Dividends paid to Cyprus tax resident and domicile individuals are subject to 17% SCD which will be withheld at source by Nexters.

Cyprus tax resident individuals are also subject to General Healthcare System (“GHS”) contributions on their dividend income, irrespective of whether they are domiciled or non-domiciled in Cyprus. The applicable GHS rate is currently 2.65% and it applies on total annual income of an individual of €180.000. The GHS contributions on dividends paid or deemed (under the deemed dividend distribution rules) to be paid to Cyprus tax resident individuals (irrespective of their domicile status) will be withheld at source by Nexters.

On December 9, 2021, the Cyprus Parliament passed into law a bill that aims to strengthen the Cyprus tax framework for the prevention of tax abuse. Effective as from December 31, 2022, withholding taxes (“WHT”) will be introduced on payments to companies in jurisdictions included in the EU Blacklist of non-cooperative jurisdictions (“EU Blacklist”) as follows:

●	Dividends. WHT at the rate of 17% will apply on dividends paid by a Cyprus tax resident company to companies which are:

o	resident in jurisdictions included in the EU Backlist, or

o	incorporated/registered in a jurisdiction included in the EU Blacklist and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The following conditions apply:

o	The company receiving the dividend holds directly, either alone or jointly with associated companies, over 50% of the capital, voting rights, or is entitled to receive more than 50% of the profits in the company paying the dividends.

o	The associated companies should also be resident in an EU blacklisted jurisdiction or incorporated/ registered in an EU blacklisted jurisdiction and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The WHT will not apply in the case of dividend payments on shares listed on a recognised stock exchange.

●	Interest. WHT at the rate of 30% will apply on interest paid by a Cyprus tax resident company to companies which are:

o	resident in jurisdictions included in the EU Blacklist, or

o	incorporated/registered in a jurisdiction included in the EU Blacklist and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The WHT will not apply in the case of:

o	Interest payments on securities listed on a recognised stock exchange.

o	Interest payments made by individuals.

•	Royalties. WHT at the rate of 10% will apply on royalties paid by a Cyprus tax resident company to companies which are:

o	resident in jurisdictions included in the EU blacklist, or

o	incorporated/registered in a jurisdiction included in the EU Blacklist and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The WHT will not apply in the case of royalty payments made by individuals.

Tax Residency and Domicile for Individuals

An individual is considered to be a tax resident of Cyprus if he or she is physically present in the Republic of Cyprus for an aggregate total of more than 183 days in a tax year.

As of January 1, 2017, an individual is also recognized as a Cypriot tax resident for a tax year if he or she meets all of the following requirements:

(1)	does not spend more than 183 days in total in any state within the tax year;

(2)	is not recognized as a tax resident of another state in the same tax year;

(3)	stays in Cyprus for at least 60 days in the tax year;

(4)	pursues a business or is employed in Cyprus or holds an office with a company that is a Cypriot tax resident at any time during the tax year; and

(5)	maintains a permanent home in Cyprus that is either owned or rented.

If an individual terminates his or her employment/winds up his business or ceases to hold office as per (4) above, he or she cannot be considered a Cypriot tax resident for the respective tax year.

The SCD Law contains the following term and definition:

“Resident in the Republic”, when applied to an individual, means a person who is resident in the Republic of Cyprus as defined in accordance with the provisions of the Income Tax Law, and who also has domicile in the Republic of Cyprus.

For the purposes of this Law, a person has “domicile in the Republic” if he or she has domicile of origin in the Republic of Cyprus based on the provisions of the Wills and Succession Law, except for:

(i)	a person who has acquired and maintains domicile of choice outside the Republic based on the provisions of the Wills and Succession Law, provided that he or she was not resident in the Republic as defined in accordance with the provisions of the Income Tax Law for any period of at least twenty (20) consecutive years before the tax year, or

(ii)	a person who was not resident in the Republic as defined in accordance with the provisions of the Income Tax Law for a period of at least twenty (20) consecutive years before the entry into force of the provisions of this Law

It is provided that regardless of the domicile of origin, any person who is resident in the Republic, as defined in accordance with the provisions of the Income Tax Law, for at least seventeen (17) out of the last twenty (20) years before the tax year will be deemed domiciled in the Republic for the purposes of this Law.

Tax Residency for Companies

A company is considered to be tax resident in the Republic of Cyprus if its management and control is exercised in Cyprus. There is no definition in the Cyprus income tax laws as to what constitutes management and control, however in practice it is considered to be exercised where:

(1)	the Majority of the directors are resident;

(2)	the Majority of the Board of Directors meetings are held; and

(3)	the majority of significant decisions are taken.

Profits from the sale of “Securities”

Profits from the disposal of securities are fully exempt from personal income tax.

For information regarding the definition of “securities” under the Cyprus Income Tax Law and the treatment of capital gains tax in Cyprus, see “Cyprus Tax Considerations — Taxation of Nexters — Profits from the sale of ’Securities’” above.

PLAN OF DISTRIBUTION

We are registering the resale of (i) up to 47,102,791 of our ordinary shares, no par value per share, issued to certain of the Selling Securityholders (which includes up to 7,750,000 ordinary shares issuable upon the exercise of 7,750,000 of our warrants offered hereby issued to certain of the Selling Securityholders, as described below); and (ii) up to 7,750,000 of our warrants issued to certain of the Selling Securityholders.

We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder, except with respect to amounts received by us upon exercise of our warrants to the extent such warrants are exercised for cash. See “Use of Proceeds.” We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or warrants on any stock exchange, market or trading facility on which the shares or warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of shares or warrants:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares or warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our ordinary shares or warrants, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell our ordinary shares or warrants short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares or warrants to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, our ordinary shares or warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares or warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares or warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares or warrants in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ordinary shares and warrants offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Lock-Up Agreement

The Sponsor, one of the Selling Securityholders named in this prospectus, has entered into a lock-up agreement. See “Securities Eligible for Future Sale—Lock-Up Agreements.”

SECURITIES ELIGIBLE FOR FUTURE SALES

As of the date of this prospectus, there were 196,523,101 Nexters ordinary shares issued and outstanding. Additionally, there were 20,250,000 Nexters warrants outstanding, each of which entitle the holder to purchase one Nexters ordinary share at an exercise price of $11.50 per share.

All of the ordinary shares and warrants that were issued in connection with the Transactions are freely transferable without restriction or further registration under the Securities Act, other than the 176,584,343 ordinary shares held by Nexters Global’s former shareholders, the 11,750,000 ordinary shares and 6,125,000 warrants held by the Sponsor, and the 5,000,000 ordinary shares and 1,625,000 warrants held by the PIPE Investors. The 153,981,552 ordinary shares held by the three Key Company Shareholders and the 11,750,000 ordinary shares held by the Sponsor are subject to the lock-up restrictions described below.

The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of ordinary shares and warrants by our Sponsor and PIPE Investors pursuant to the Registration Rights Agreement and the PIPE Subscription Agreements, and to register the offer and sale of ordinary shares of certain Company Shareholders. See “Selling Securityholders”.

We cannot make any prediction as to the effect, if any, that sales of our shares or warrants or the availability of such securities for sale will have on the market price of our securities. Our warrants became exercisable on September 25, 2021, and we expect the ordinary shares underlying such warrants to be freely transferable upon such exercise. Sales of substantial amounts of our securities in the public market could adversely affect prevailing market prices of our securities.

Registration Rights Agreement

Upon consummation of the Transactions, on August 26, 2021, Nexters, the Key Company Shareholders and the Sponsor entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders (as defined therein) may demand at any time or from time to time, that Nexters file a registration statement with the SEC to register the securities of Nexters held by such Holders. The Registration Rights Agreement also (i) provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions, and (ii) terminates the registration rights agreement, dated as of August 5, 2020, among Kismet, the Sponsor and the other “Holders” named therein.

Lock-Up Agreements

Upon consummation of the Transactions, on August 26, 2021, (i) the Key Company Shareholders each entered into a lock-up agreement with Nexters (the “Company Shareholders Lock-Up Agreement”), and (ii) the Sponsor entered into a lock-up agreement with Nexters (the “Sponsor Lock-Up Agreement” and, together with the Company Shareholders Lock-Up Agreement, the “Lock-Up Agreements”). Pursuant to the Company Shareholders Lock-Up Agreement, subject to certain limited exceptions, the Key Company Shareholders agreed not to transfer any Nexters ordinary shares received and to be received by the Key Company Shareholders pursuant to the Business Combination Agreement during the period commencing from the Share Acquisition Closing until the earlier to occur of (i) one year after the Share Acquisition Closing, (ii) 150 days after the Share Acquisition Closing, if the closing price of the Nexters ordinary shares during such period equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period and (iii) a date after the Share Acquisition Closing on which Nexters consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Nexters’ shareholders having the right to exchange their Nexters ordinary shares for cash, securities or other property.

Pursuant to the Sponsor Lock-Up Agreement, subject to certain limited exceptions, the Sponsor agreed not to transfer any Nexters ordinary shares and the Nexters warrants received and to be received by the Sponsor pursuant to the A&R Forward Purchase Agreement and the Business Combination Agreement (including the Nexters ordinary shares issued or issuable upon the exercise or conversion of the Nexters warrants) during the period commencing from the Merger Closing until the earlier to occur of (i) one year after the Share Acquisition Closing, (ii) 150 days after the Share Acquisition Closing, if the closing price of the Nexters ordinary shares during such period equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period and (iii) a date after the Share Acquisition Closing on which Nexters consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the

Nexters’ shareholders having the right to exchange their Nexters ordinary shares for cash, securities or other property. Pursuant to the Sponsor Lock-Up Agreement, the Sponsor also agreed not to transfer any Nexters warrants until 30 days after the Merger Closing.

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted ordinary shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of ordinary shares then issued and outstanding; or

●	the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

EXPENSES RELATED TO THE OFFERING

We estimate that our expenses in connection with the offer and sale of our securities by the Selling Securityholders, will be as follows:

Expenses	Amount
SEC registration fee	$26,546.90
FINRA filing fee	$69,356.19
Printing and engraving expenses	$100,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$38,500
Total	$384,403.09

All amounts in the table are estimates except the SEC registration fee and the FINRA filing fee.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Nexters is a business company incorporated in the British Virgin Islands and therefore, located outside of the United States. Some of Nexters’ directors, executive officers and persons discharging managerial responsibilities, and certain experts named in this prospectus, reside outside the U.S. A substantial portion of Nexters’ assets and the assets of those non-resident persons are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon Nexters or those persons or to enforce against Nexters or them, either inside or outside the U.S., judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the U.S., in any action predicated upon civil liability provisions of the federal securities laws of the U.S. Both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in the British Virgin Islands.

EXPERTS

The consolidated financial statements of Nexters Inc. as of December 31, 2021, 2020 and 2019, and for each of the years in the three- year period ended December 31, 2021, have been included herein in reliance upon the report of JSC “Kept” (formerly, JSC “KPMG”), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2021 consolidated financial statements contains an explanatory paragraph referring to the 2020 and 2019 consolidated financial statements which have been restated to correct a misstatement.

LEGAL MATTERS

Ogier, British Virgin Islands, has passed upon the validity of the securities offered by this prospectus with respect to the ordinary shares and matters of British Virgin Islands law.

Latham & Watkins LLP, has passed upon the validity of the securities offered by this prospectus with respect to the validity of the warrants under New York law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://nexters.com. Through our website, we will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Nexters Inc.

Nexters Inc.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Audit committee Nexters Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Nexters Inc. and subsidiaries (the “Group”) as of December 31, 2021 and December 31, 2020, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes to the consolidated financial statements (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2021 and December 31, 2020 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Correction of a Misstatement

As discussed in Note 4 to the consolidated financial statements, the 2020 and 2019 consolidated financial statements have been restated to correct a misstatement.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

JSC “KPMG”

We have served as the Group’s auditor since 2021.

Moscow, Russia

April 29, 2022

Nexters Inc.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at December 31, 2021 and 2020*

(in thousands of US$)

	Note	December 31, 2021	December 31, 2020 restated
ASSETS
Non-current assets
Property and equipment	15	1,352	171
Intangible assets	16	266	76
Goodwill	3	1,501	—
Long-term deferred platform commission fees	25	116,533	89,587
Right-of-use assets	18	2,050	1,044
Deferred tax asset		25	—
Other non-current assets		107	—
Total non-current assets		121,834	90,878
Current assets
Trade and other receivables	19	45,087	32,974
Loans receivable	17	123	8
Cash and cash equivalents	20	142,802	84,557
Prepaid tax		3,137	3,137
Total current assets		191,149	120,676
Total assets		312,983	211,554
LIABILITIES AND SHAREHOLDERS' EQUITY
Equity
Share capital	21	—	27
Other reserves	12,29	166,405	12,084
Accumulated deficit		(327,497)	(114,019)
Equity attributable to equity holders of the Company		(161,092)	(101,908)
Non-controlling interest		44	—
Total equity		(161,048)	(101,908)
Non-current liabilities
Lease liabilities – non-current	18	1,103	818
Long-term deferred revenue	25	128,074	79,220
Share warrant obligations	24	22,029	—
Total non-current liabilities		151,206	80,038
Current liabilities
Short-term loans	23	—	49
Lease liabilities – current	18	831	293
Trade and other payables	22	26,573	17,214
Tax liability		814	306
Deferred revenue	25	294,607	215,562
Total current liabilities		322,825	233,424
Total liabilities		474,031	313,462
Total liabilities and shareholders' equity		312,983	211,554

* For further information, see Note 4 (Accounting judgments, estimates and assumptions — Correction of errors).

The accompanying notes are an integral part of these consolidated financial statements.

Nexters Inc.

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

For the years ended December 31, 2021,2020 and 2019*

(in thousands of US$)

	Note	2021	2020, restated	2019, restated
Revenue	7	434,094	260,892	93,811
Costs and expenses, excluding depreciation and amortization
Cost of revenue:
Platform commissions		(117,229)	(75,163)	(28,766)
Game operation cost	8	(18,945)	(17,390)	(15,727)
Selling and marketing expenses	9	(270,167)	(165,756)	(82,180)
General and administrative expenses	10	(23,031)	(3,689)	(2,611)
Share listing expense	12	(125,438)	—	—
Total costs and expenses, excluding depreciation and amortization		(554,810)	(261,998)	(129,284)
Depreciation and amortization		(2,540)	(561)	(286)
Loss from operations		(123,256)	(1,667)	(35,759)
Net finance income	11	6,939	1,778	240
(Loss)/profit before income tax		(116,317)	111	(35,519)
Income tax expense	13	(1,127)	(862)	(7)
Loss for the year, net of tax		(117,444)	(751)	(35,526)
Attributable to equity holders of the Company		(117,455)	(751)	(35,526)
Attributable to non-controlling interest		11	—	—
Other comprehensive income/(loss)		11	15	(3)
Total comprehensive loss for the year, net of tax		(117,433)	(736)	(35,529)
Attributable to equity holders of the Company		(117,444)	(736)	(35,529)
Attributable to non-controlling interest		11	—	—
Loss per share:
Basic and diluted loss per share, US$	6	(0.64)	(0.00)	(0.20)

* For further information, see Note 4 (Accounting judgments, estimates and assumptions — Correction of errors).

These consolidated financial statements were approved by management on April 29, 2022 and signed on its behalf:

Andrey Fadeev	Alexander Karavaev
Chief Executive Officer	Chief Financial Officer

The accompanying notes are an integral part of these consolidated financial statements.

Nexters Inc.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the years ended December 31, 2021,2020 and 2019*

(in thousands of US$ except number of shares)

	Note	Number of shares outstanding	Share capital	Other reserves	Accumulated deficit	Total shareholders equity	Non-controlling interest	Total equity
Balance at January 1, 2019		20,000	27	3,404	(18,777)	(15,346)	—	(15,346)
Loss for the year		—	—	—	(35,526)	(35,526)	—	(35,526)
Other comprehensive loss		—	—	—	(3)	(3)	—	(3)
Total comprehensive loss for the year		—	—	—	(35,529)	(35,529)	—	(35,529)
Equity contribution from shareholders		—	—	108	—	108	—	108
Share-based payments	29	—	—	6,413	(10)	6,403	—	6,403
Distribution and dividends	14	—	—	—	(4,206)	(4,206)	—	(4,206)
Total transactions with shareholders		—	—	6,521	(4,216)	2,305	—	2,305
Balance at December 31, 2019		20,000	27	9,925	(58,522)	(48,570)	—	(48,570)

	Note	Number of shares outstanding	Share capital	Other reserves	Accumulated deficit	Total shareholders equity	Non-controlling interest	Total equity
Balance at December 31, 2019, as previously reported		20,000	27	8,106	(56,702)	(48,569)	—	(48,569)
Impact of correction	4	—	—	1,819	(1,820)	(1)	—	(1)
Balance at January 1, 2020		20,000	27	9,925	(58,522)	(48,570)	—	(48,570)
Loss for the year		—	—	—	(751)	(751)	—	(751)
Other comprehensive income		—	—	—	15	15	—	15
Total comprehensive loss for the year		—	—	—	(736)	(736)	—	(736)
Share-based payments	29	—	—	2,159	(1,147)	1,012	—	1,012
Distribution and dividends	14	—	—	—	(53,614)	(53,614)	—	(53,614)
Total transactions with shareholders		—	—	2,159	(54,761)	(52,602)	—	(52,602)
Balance at December 31, 2020		20,000	27	12,084	(114,019)	(101,908)	—	(101,908)

* For further information, see Note 4 (Accounting judgments, estimates and assumptions — Correction of errors).

Nexters Inc.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the years ended December 31, 2021, 2020 and 2019*

(in thousands of US$ except number of shares)

	Note	Number of shares outstanding	Share capital	Other reserves	Accumulated deficit	Total shareholders' equity	Non-controlling interest	Total
Balance at December 31, 2020, as previously reported		20,000	27	8,289	(111,070)	(102,754)	—	(102,754)
Impact of correction	4	—	—	3,795	(2,949)	846	—	846
Balance at January 1, 2021		20,000	27	12,084	(114,019)	(101,908)	—	(101,908)
Loss for the year		—	—	—	(117,455)	(117,455)	11	(117,444)
Other comprehensive income		—	—	36	(25)	11	—	11
Total comprehensive loss for the year		—	—	36	(117,480)	(117,444)	11	(117,433)
Equity contribution from shareholders	3	—	(27)	119,681	—	119,654	—	119,654
Issuance of shares upon the Transaction	3/21	196,503,101	—	—	—	—	—	—
Share-based payments	12/29	—	—	128,517	2	128,519	—	128,519
Share warrant obligations	24	—	—	(32,109)	—	(32,109)	—	(32,109)
Acquisition of non-controlling interest		—	—	—	—	—	33	33
Distribution and dividends	3/14	—	—	(61,804)	(96,000)	(157,804)	—	(157,804)
Total transactions with shareholders		196,503,101	(27)	154,285	(95,998)	58,260	33	58,293
Balance at December 31, 2021		196,523,101	—	166,405	(327,497)	(161,092)	44	(161,048)

* For further information, see Note 4 (Accounting judgments, estimates and assumptions — Correction of errors).

The accompanying notes are an integral part of these consolidated financial statements.

Nexters Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31, 2021,2020 and 2019*

(in thousands of US$)

	Note	2021	2020, restated	2019, restated
Operating activities
Loss for the year, net of tax		(117,444)	(751)	(35,526)
Adjustments for:
Depreciation and amortization	15/16/18	2,540	561	286
Share-based payments expense	29	3,761	2,276	6,462
Share listing expense	12	125,438	—	—
Gain on acquisition	3	(79)	—	—
Expected credit losses		92	—	—
Change in fair value of share warrant obligations	24	(10,080)	—	—
Interest expense	11	91	38	84
Foreign exchange loss/(gain)	11	2,809	(1,991)	(411)
Income tax expense	13	1,127	862	7
		8,255	995	(29,098)
Changes in working capital:
Increase in deferred platform commissions	25	(26,946)	(52,465)	(23,448)
Increase in deferred revenue	25	127,899	184,603	75,099
Increase in trade and other receivables		(12,682)	(7,490)	(20,443)
Increase/(decrease) in trade and other payables		9,600	(1,060)	13,044
		97,871	123,588	44,252
Income tax paid		(617)	(3,978)	(200)
Interest received	17	7	19	—
Net cash flows generated from operating activities		105,516	120,624	14,954
Investing activities
Acquisition of intangible assets	16	(338)	—	(83)
Acquisition of property and equipment	15	(1,099)	(147)	(19)
Acquisition of subsidiary net of cash acquired	3	(1,159)	—	—
Loans granted	17	(123)	—	(338)
Proceeds from repayment of loans	17	—	508	95
Net cash flows (used in)/generated from investing activities		(2,719)	361	(345)
Financing activities
Payments of lease liabilities	18	(2,132)	(341)	(31)
Interest on lease	18	(90)	(26)	—
Interest paid	23	—	(17)	(85)
Proceeds from borrowings	23	—	—	6,500
Repayment of borrowings	23	(49)	(3,980)	(2,418)
Dividends paid and distribution to shareholders	3/14	(160,366)	(51,683)	(4,122)
Cash acquired in the Transaction	3	119,659	—	—
Net cash flows used in financing activities		(42,978)	(56,047)	(156)
Net increase in cash and cash equivalents for the year		59,819	64,938	14,453
Cash and cash equivalents at the beginning of the year		84,557	17,565	3,073
Effect of changes in exchange rates on cash held		(1,574)	2,054	39
Cash and cash equivalents at the end of the year	20	142,802	84,557	17,565

*  For further information, see Note 4 (Accounting judgments, estimates and assumptions — Correction of errors).

The accompanying notes are an integral part of these consolidated financial statements.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

1.	Reporting entity

Nexters Inc. (the “Company”) is a company incorporated under the laws of the British Virgin Islands on January 27, 2021, which was formed for the sole purpose of effectuating the Transaction contemplated by the Business Combination Agreement (see Note 3), which was consummated on August 26, 2021.

Prior to the Transaction, the Company had no material assets and did not conduct any material activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings.

The mailing and registered address of Nexters Inc.’s principal executive office is 55, Griva Digeni, 3101, Limassol, Cyprus.

Nexters Inc., is the direct parent of Nexters Global Ltd, which was incorporated in Cyprus on November 2, 2009 as a private limited liability company under the Cyprus Companies Law, Cap. 113. Nexters Global Ltd’s registered office is at Faneromenis 107, 6031, Larnaca, Cyprus.

The principal activities of the Company and its subsidiaries (the “Group”) are the development and publishing of online games for mobile, web and social platforms. The Group also derives revenue from advertising services. Information about the Company’s main subsidiaries is disclosed in Note 27.

The Company’s ordinary shares and warrants are listed on Nasdaq under the symbols GDEV and GDEVW, respectively.

The Group has no ultimate controlling party.

2.	Basis of accounting

2.1.	Statement of compliance

These consolidated financial statements are prepared in accordance with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

These consolidated financial statements were authorized for issue by the Group’s Board of Directors on April 29, 2022.

2.2.	Going concern

The financial position of the Group, its cash flows and liquidity position are described in the primary statements and notes of these consolidated financial statements. In addition, Note 28 includes the Group’s policies for managing its liquidity risk.

Despite the uncertainties related to the COVID-19 pandemic, and taking into account significant positive cash inflows from operating activities, management’s assessment of positive revenue trends and principal risks and uncertainties, management has a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future, which is at least 12 months from the date when these consolidated financial statements were authorized for issue. Accordingly, they are satisfied that the consolidated financial statements should be prepared on a going concern basis. Please see also Note 30 and Note 31. Management believes that there are no significant uncertainties regarding going concern.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

2.3.	Basis of presentation

These consolidated financial statements have been prepared based on historical cost unless disclosed otherwise and are presented in United States Dollars ($) which is also the functional currency of Nexters Inc. and Nexters Global Ltd. Values are presented in thousands, rounded to the nearest thousand unless indicated otherwise.

2.4.	Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as at and for the years ended December 31, 2021, 2020 and 2019.

Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Specifically, the Group controls an investee if and only if the Group has:

●	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee),

●	Exposure, or rights, to variable returns from its involvement with the investee, and

●	The ability to use its power over the investee to affect its returns.

When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

●	The contractual arrangement with the other vote holders of the investee,

●	Rights arising from other contractual arrangements,

●	The Group’s voting rights and potential voting rights.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of an investee begins when the Group obtains control over the investee and ceases when the Group loses control over the investee. Assets, liabilities, income and expenses of an investee acquired or disposed of during the year are included in the consolidated statement of profit or loss and other comprehensive income from the date the Group gains control until the date the Group ceases to control the investee. The financial statements of the investees are prepared for the same reporting period as the parent company, using consistent accounting policies.

All intra-group balances, income, expenses and unrealized gains and losses resulting from intra-group transactions are eliminated in full.

2.5.	Changes in accounting policies

During 2021 the Group applied a number of accounting standards effective from January 1, 2021 for the first time, but they do not have a material impact on the Group’s consolidated financial statements.

Standards and interpretations effective for the year ended December 31, 2021

–	Interest Rate Benchmark Reform – Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16).

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

–	COVID-19-Related Rent Concessions (Amendment to IFRS 16).

A number of new standards are effective for annual periods beginning after January 1, 2021 and earlier application is permitted; however, the Group has not earlier adopted the new or amended standards in preparing these consolidated financial statements. The following amended standards and interpretations are not expected to have a significant impact on the Group’s financial statements.

Standards issued but not yet effective:

–	COVID-19-Related Rent Concessions (Amendment to IFRS 16).
–	Onerous Contracts - Cost of Fulfilling a Contract (Amendments to IAS 37).
–	Annual Improvements to IFRS Standards 2018-2020.
–	Property, Plant and Equipment: Proceeds before Intended Use (Amendments to IAS 16).
–	Reference to the Conceptual Framework (Amendments to IFRS 3).
–	IFRS 17 Insurance Contracts and amendments to IFRS 17 Insurance Contracts.
–	Classification of liabilities as current or non-current (Amendments to IAS 1).
–	Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2).
–	Definition of Accounting Estimates (Amendments to IAS 8).
–	Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12).

The accounting policies adopted are consistent with those followed in the preparation of the Group's annual financial statements for the year ended December 31, 2020, except for the following:

Short-term leases and leases of low-value assets

The standard includes two recognition exemptions for lessees – leases of ’low-value’ assets (e.g., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less).

Since January 1, 2021 the Group does not apply the short-term lease recognition exemption to its short-term leases of office premises (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). Lease payments on such short-term leases are recognized as a right-of-use asset and a lease liability at the lease commencement date.

The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

3.	Summary of significant accounting policies

Except as described in Note 2.5, the accounting policies have been applied consistently throughout the periods presented in these consolidated financial statements.

Set out below are the principal accounting policies used to prepare these consolidated financial statements:

3.1.	Business combinations, goodwill and merger transaction

Business combinations are accounted for using the acquisition method.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

Consideration transferred includes the fair values of the assets transferred, liabilities incurred by the Group to the previous owners of the acquiree, and equity interests issued by the Group. Consideration transferred also includes the fair value of any contingent consideration and share-based payment awards of the acquiree that are replaced mandatorily in the business combination.

If a business combination results in the termination of pre-existing relationships between the Group and the acquiree, then the Group identifies any amounts that are not part of what the Group and the acquiree exchanged in the business combination. The Group recognizes as part of applying the acquisition method, only the consideration transferred for the acquiree, and the assets acquired and liabilities assumed in the exchange for the acquiree.

If the business combination is achieved in stages, any previously held equity interest is re-measured at its acquisition date fair value and any resulting gain or loss is recognized in profit or loss. It is then considered in the determination of goodwill.

Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Subsequently, contingent consideration classified as an asset or liability, is measured at fair value with changes in fair value recognized in profit or loss. Contingent consideration that is classified as equity is not re-measured and subsequent settlement is accounted for within equity.

The Group measures any non-controlling interest at its proportionate interest in the identifiable net assets of the acquiree.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognized for non- controlling interests, and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognized at the acquisition date. If the re-assessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognized in profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to the Group’s cash generating units that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquired entity are assigned to those units.

Where goodwill has been allocated to a cash-generating unit and certain operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed in this circumstance is measured based on the relative values of the operation disposed and the portion of the cash-generating unit retained.

Acquisition of subsidiaries

On February 3, 2021, Nexters Global Ltd acquired 100% of the voting shares in Nexters Online LLC and Nexters Studio LLC, two Russian game development studios, for the total consideration of 1,247 (RUB 93 million), where 163 and 1,084 are the consideration paid per stated voting shares respectively. The consideration was fully paid in cash. The Company’s management considers the acquisition of the product development team as a primary business purpose of the deals. The acquisitions have been accounted for using the acquisition method. The consolidated financial statements include the results of the companies for the eleven-month period from the acquisition date.

On April 5, 2021, Nexters Global Ltd acquired 100% of the voting shares in NHW Ltd, a company registered in accordance with the laws of the Republic of Cyprus, for the total consideration of 24 (€20,000), which comprises the whole business acquisition. The consideration was fully paid in cash. The Company’s management considers the acquisition of the testing development team as a primary

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

business purpose of the deal. The acquisition has been accounted for using the acquisition method. The consolidated financial statements include the results of the company for the nine-month period from the acquisition date.

On December 9, 2021, Nexters Global Ltd acquired 70% of the voting shares in Game Positive LLC, a company registered in accordance with the laws of the Russian Federation, for the total consideration of 1. The consideration was fully paid in cash. The Company’s management considers the acquisition of the product development team as a primary business purpose of the deal. The acquisition has been accounted for using the acquisition method. The consolidated financial statements include the results of the company for the period from the acquisition date.

The fair values of the identifiable assets and liabilities of all the acquired companies as at the date of acquisition were:

	Fair value recognized on acquisition, February 3, 2021 Nexters Studio LLC	Fair value recognized on acquisition, February 3, 2021, Nexters Online LLC	Fair value recognized on acquisition, April 5 2021, NHW Ltd	Fair value recognized on acquisition, December 9, 2021 Game Positive LLC
Assets
Property and equipment	390	85	—	71
Intangible assets	38	14	—	—
Right-of-use assets	1,164	395	—	—
Trade and other receivables	656	80	15	48
Other assets	91	27	—	59
Cash and cash equivalents	26	4	1	82
Prepaid tax	28	—	—	12
	2,393	605	16	272
Liabilities
Deferred tax liability	(4)	(16)	—	—
Lease liabilities - current	(1,164)	(395)	—	—
Trade and other payables	(1,415)	(218)	—	(159
Tax liability	—	(4)	—	—
	(2,583)	(633)	—	(159
Total identifiable net assets at fair value	(190)	(28)	16	113
Goodwill/(negative goodwill) arising on acquisition	1,274	191	8	(79
NCI	—	—	—	(33
Purchase consideration transferred	1,084	163	24	1

Analysis of cash flows on acquisition:
Net cash acquired with the subsidiary	26	4	1	82
Cash paid	(1,084)	(163)	(24)	(1)
Net cash flow in acquisition	(1,058)	(159)	(23)	81

Goodwill recognized in the amount of 1,501 (1,473 goodwill as at the dates of acquisitions and 28 of translation reserve as at December 31, 2021) is attributable primarily to the expected synergies and was assigned to the whole Group as one Cash Generating Unit. The acquisition of Game Positive LLC resulted in a bargain purchase as the fair value of assets acquired and liabilities assumed exceeded the total of fair value of consideration paid and the proportionate value of non-controlling interest by 79. The Company recognized the amount as a gain which is reflected in Other income within Net finance income. None of the goodwill is expected to be deductible for

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

income tax purposes. The Company did not recognize separately from the acquisitions any acquisition related costs that should be expensed in the current period.

Property and equipment of Nexters Studio LLC, Nexters Online LLC and Game Positive LLC (“Russian companies”) consist of office equipment purchased within 2020, so its fair value approximates to its carrying amount.

At the date of the acquisition, the fair value of the trade and other receivables of Russian companies approximates to its carrying amount due to the fact they are represented by short-term advances and lease deposits.

The Group measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of- use assets were measured at an amount equal to the lease liabilities.

The companies’ trade and other payables amount represents gross contractual amounts for the acquired payables.

Nexters Global Ltd and Russian companies were parties to a pre-existing relationship, which should be accounted for separately from the business combination. No additional adjustment was made for the amount by which the contract is favorable or unfavorable from the perspective of the acquirer when compared with terms of current market transactions for the same or similar items, as the transactions comprising pre- existing relationship were executed on the market terms.

From the date of acquisition, Nexters Studio LLC, Nexters Online LLC, NHW Ltd and Game Positive LLC have contributed no revenue as prior to the acquisitions all revenue generated by the acquired businesses was from the provision of services to Nexters Global Ltd and is eliminated on consolidation, and contributed 16,563, 2,219, 13 and 134 respectively to the net loss before tax from the continuing operations of the Group.

If the acquisition had taken place at the beginning of the year, consolidated revenue would have been unchanged for the reason described above at 434,094 and net loss from continuing operations for the year would have been 118,576.

Merger of Nexters Global Ltd, Nexters Inc. and Kismet Acquisition One Corp

On August 26, 2021 the Company successfully consummated the business combination with Kismet Acquisition One Corp. (“Kismet”, a Special Purpose Acquisition Company (“SPAC”)), which was announced on February 1, 2021. The Company treated the Transaction as a capital transaction equivalent to the issue of shares of the Company in exchange for the net monetary assets of Kismet. The Transaction did not constitute a business combination as defined under IFRS 3 Business Combinations, as Kismet is a non-operating entity that does not meet the definition of a business under IFRS 3, as given that it consisted predominantly of cash in the Trust Account.

As at the Closing Date, the following transactions occurred pursuant to the terms of the Business Combination Agreement (the “Transaction”):

●       the merger of Kismet into Nexters Inc., with Nexters Inc. surviving the merger and the security holders of Kismet (other than security holders of Kismet who elected to redeem their Kismet ordinary shares) becoming security holders of Nexters Inc. (the “Merger”),

●       the acquisition by Nexters Inc. of all the issued and outstanding share capital of Nexters Global Ltd from the holders of Nexters Global’s share capital for a combination of cash and Nexters Global’s ordinary shares, such that Nexters Global is a direct wholly owned subsidiary of Nexters Inc. (the “Share Acquisition”).

Prior to the Merger, a total of 21,811,242 Kismet ordinary shares were redeemed for a value of 218,190, resulting in a total of 3,188,758 Kismet’s public ordinary shares remaining issued and outstanding as at the time of the Merger.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

Under the Business Combination Agreement, in consideration for the purchase of Nexters Global’s share capital in the Share Acquisition, Nexters Inc.:

●       paid to the shareholders of Nexters Global cash in an aggregate amount of 61,804, which consist of 57,122 paid upon consummation of the Transaction and 4,682 paid in December, 2021 in accordance with Section 2.3(a)(ii) “Determination of the Initial Cash Consideration” of the Business combination agreement filed with SEC as a part of form F-4;

●         issued to the shareholders of Nexters Global a total of 176,584,343 Nexters Inc. ordinary shares; and

●       will issue to the former shareholders of Nexters Global 20,000,000 Deferred Exchange Shares, subject to certain conditions being met, as further described in the section entitled (“Deferred Exchange Shares”).

The cash acquired by the Group in the Transaction (post all transaction related expenses) amounted to 119,659.

On January 31, 2021, Kismet, Nexters Inc. and Kismet Sponsor Limited, a British Virgin Islands business company (the “Sponsor”) entered into an amended and restated Forward Purchase Agreement (the “A&R Forward Purchase Agreement”). The A&R Forward Purchase Agreement amended the Forward Purchase Agreement, dated August 5, 2020, between Kismet and the Sponsor by, among other things, increasing the Sponsor’s purchase commitment thereunder from US$ 20 million to US$ 50 million and replacing the Sponsor’s commitment to acquire Kismet’s units with a commitment to acquire 5,000,000 Nexters Inc. ordinary shares and 1,000,000 Nexters Inc. public warrants in a private placement which occurred after the Merger and prior to the Share Acquisition.

On July 16, 2021, Kismet, Nexters Global Ltd and the Sponsor entered into separate subscription agreements (each as amended, restated or supplemented from time to time, a “PIPE Subscription Agreement”) with certain institutional investors that are not “U.S. persons” as defined in Regulation S under the Securities Act and with whom the Sponsor had prior business relationships (each, a “PIPE Investor”), pursuant to which the PIPE Investors agreed to subscribe for and purchase an aggregate of 5,000,000 Nexters ordinary shares for a purchase price of US$ 10.00 per share for an aggregate commitment of US$ 50 million in a private placements outside the United States in reliance on Regulation S under the Securities Act (the “PIPE”). The PIPE was consummated concurrently with the closing of the Transaction.

As at Closing Date, immediately subsequent to the consummation of the Transaction, there were 196,523,101 Nexters ordinary shares outstanding. Additionally, there were 20,250,000 Nexters warrants outstanding, each of which entitle the holder to purchase one Nexters ordinary share at an exercise price of US$ 11.50 per share. Furthermore, options to purchase 120,000 Nexters ordinary shares at an exercise price of US$ 10.00 per share were held by three of Kismet’s independent directors, which options vested upon the consummation of the Transaction.

The following table sets forth information regarding the shareholdings of Nexters ordinary shares as at the Closing Date immediately subsequent to the consummation of the Transaction, based on the actual number of shares held and outstanding.

	Number of Ordinary Shares	Percentage of Ordinary Shares
Kismet’s public shareholders	3,188,758	1.6%
Sponsor	11,750,000	6.0%
Nexters Global shareholders	176,584,343	89.9%
PIPE investors	5,000,000	2.5%
Total	196,523,101	100%

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

Deferred Exchange Shares

An aggregate of 20,000,000 Nexters Inc. deferred exchange shares were issued to the former shareholders of Nexters Global as part of the Transaction. The issuance has been deferred as follows: (i) the issuance of 10,000,000 ordinary shares, in the aggregate, is deferred until the volume weighted average trading price of Nexters Inc. ordinary shares is US$ 13.50 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the Share Acquisition Closing; and (ii) the issuance of an additional 10,000,000 ordinary shares, in the aggregate, is deferred until the volume weighted average trading price of Nexters Inc. ordinary shares is US$ 17.00 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the Share Acquisition Closing.

The arrangement is accounted for in accordance with IFRS 2 and considered in calculation of the share listing expense where effect of this arrangement is reflected by market participants in the market value of Nexters Inc. shares issued to Kismet shareholders (see Note 12).

3.2.	Foreign currency translation

The consolidated financial statements are presented in US dollars (US$), which is the Group’s presentation currency. Each entity in the Group determines its own functional currency, depending on what the underlying economic environment is, and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded in the functional currency at the functional currency rate at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are re- measured into the functional currency at the functional currency rate of exchange at the reporting date. All differences are taken to profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on retranslation of non-monetary items is treated in line with the recognition of gain or loss on change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognized in other comprehensive income or profit or loss is also recognized in other comprehensive income or profit or loss, respectively).

The functional currency of the foreign operations is generally the respective local currency – US Dollar (US$), Euro (€) or Russian rouble (RUB). As at the reporting date, the assets and liabilities of these operations are translated into the presentation currency of the Group (the US$) at the rate of exchange at the reporting date and their statements of comprehensive income are translated at the average exchange rates for the year or exchange rates prevailing on the date of specific transactions. The exchange differences arising on the translation are recognized in other comprehensive income. On disposal of a foreign entity, the deferred cumulative amount recognized in equity relating to that particular foreign operation is reclassified to the profit or loss.

The exchange rate of the US$ to € as at December 31, 2021 and 2020 was 1.132 and 1.228 respectively. The exchange rate of the US$ to RUB as at December 31, 2021 and 2020 was 0.0134 and 0.0135 respectively.

3.3.	Property and equipment

3.3.1.	Cost of property and equipment

Property and equipment are stated at cost less accumulated depreciation and any accumulated impairment loss. Expenditures for continuing repairs and maintenance are charged to the profit or loss as incurred.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3.3.2.	Depreciation and useful lives

Depreciation is recognized in profit or loss on the straight-line method over the useful lives of each part of an item of property and equipment.

The estimated useful lives of property and equipment for current and comparative periods are as follows:

–	Computer hardware 2-5 years
–	Furniture, fixtures and office equipment 5 years

Useful lives of leasehold improvements of leased office premises are determined at the lower between the useful life of the asset or the lease term. The asset’s residual values, useful lives and depreciation methods are reviewed, and adjusted as appropriate, at each financial year-end.

3.4.	Intangible assets

3.4.1.	Software and other intangible assets

Software and other intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.

3.4.2.	Useful life and amortization of intangible assets

The Group assesses whether the useful life of an intangible asset is finite or indefinite and, if finite, the length of that useful life. An intangible asset is regarded by the entity as having an indefinite useful life when, based on an analysis of all of the relevant factors, there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the entity. We did not have any intangible assets with indefinite useful life as at December 31, 2021 and 2020.

Intangible assets with finite lives are amortized on a straight-line basis over the useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The average useful economic life of the intangible assets in the possession of the Group as at December 31, 2021 and 2020 is 4 years.

Amortizations periods and methods for intangible assets with finite useful lives are reviewed at least at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized.

3.5.	Right-of-use

Right-of-use assets

The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

Short-term leases and leases of low-value assets

The standard includes two recognition exemptions for lessees – leases of ’low-value’ assets (e.g., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less).

The Group does not apply the short-term lease recognition exemption to its short-term leases of office premises (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). Lease payments on such short-term leases are recognized as a right-of-use asset and a lease liability at the lease commencement date.

The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

Significant judgement in determining the lease term of contracts with renewal options

The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

The Group has the option, under some of its leases to lease the assets for an additional term. The Group applies judgement in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

The carrying amounts of the Group’s right-of-use assets and lease liabilities and the movements during the year are disclosed in Note 18.

Lessees are also required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee generally recognizes the amount of the remeasurement of the lease liability as an adjustment to the right-of-use assets.

Lease liabilities

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3.6.	Impairment of non-financial assets

The Group assesses at each reporting date whether there is an indication that an asset, other than goodwill and intangible assets with indefinite useful life, may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Impairment losses of continuing operations are recognized in profit or loss in those expense categories consistent with the function of the impaired asset.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the Group makes an estimate of the recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount.

That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss.

3.7.	Financial assets

3.7.1.	Initial recognition and measurement

Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (OCI), and fair value through profit or loss.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price determined under IFRS 15.

In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it needs to give rise to cash flows that are ‘solely payments of principal and interest (SPPI)’ on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3.7.2.	Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in four categories:

●	Financial assets at amortized cost

●	Financial assets at fair value through OCI with recycling of cumulative gains and losses

●	Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition

●	Financial assets at fair value through profit or loss

Financial assets at amortized cost

This category is the most relevant to the Group. The Group measures financial assets at amortized cost if both of the following conditions are met:

●	The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and

●	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets at amortized cost are subsequently measured using the effective interest rate (EIR) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

The Group’s financial assets at amortized cost includes trade and other receivables and loans issued.

Impairment—credit loss allowance for ECL

The Group assesses and recognizes the allowances for expected credit losses (ECLs) on financial assets measured at amortized cost. The measurement of ECL reflects:

●	an unbiased and probability weighted amount that is determined by evaluating a range of possible outcomes;

●	present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and cash flows the Group expects to receive); and

●	all reasonable and supportable information that is relevant and available without undue cost and effort at the end of each reporting period about past events, current conditions and forecasts of future economic conditions.

Debt instruments measured at amortized cost are presented in the consolidated statement of financial position net of the allowance for ECL.

The Group applies a “three stage” model for impairment in accordance with IFRS 9, based on changes in credit quality since initial recognition:

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

1.	A financial instrument that is not credit-impaired on initial recognition is classified in Stage 1. Financial assets in Stage 1 have their ECL measured at an amount equal to the portion of lifetime ECL that results from default events possible within the next 12 months (12-month ECL).

2.	If the Group identifies a significant increase in credit risk (“SICR”) since initial recognition, the asset is transferred to Stage 2 and its ECL is measured based on ECL on a lifetime basis (lifetime ECL).

3.	If the Group determines that a financial asset is credit-impaired, the asset is transferred to Stage 3 and its ECL is measured as a lifetime ECL.

For financial assets that are credit-impaired on purchase or at origination, the ECL is always measured at a lifetime ECL. Note 28 information about inputs, assumptions and estimation techniques used in measuring ECL, including an explanation of how the Group incorporates forward- looking information in the ECL models.

3.7.3.	Derecognition

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized when:

●	The rights to receive cash flows from the asset have expired

●	The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third-party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, and has neither transferred nor retained substantially all of the risks and rewards of the asset nor transferred control thereover, the asset is recognized to the extent of the Group’s continuing involvement in the asset.

In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

3.8.	Financial liabilities

3.8.1.	Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at amortized cost or fair value through profit or loss.

The Group’s financial liabilities predominantly include trade and other payables, loans and share warrant obligations.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

3.8.2.	Subsequent measurement

The measurement of financial liabilities depends on their classification, as described below:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

The Group's financial instruments are categorized in the fair value hierarchy based on facts and circumstances which affect the valuation of the financial instruments as well as on the valuation method that we adopt at the end of each reporting period.

Financial liabilities at amortized cost

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate (EIR) method. The EIR amortization is included as finance costs in the net finance income/(costs) section of the consolidated statement of profit or loss and other comprehensive income.

3.8.3.	Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in profit or loss.

3.8.4.	Offsetting financial assets and liabilities

Financial assets and financial liabilities are offset, and the net amount reported in the consolidated statement of financial position if, and only if:

●	There is a currently enforceable legal right to offset the recognized amounts; and

●	There is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

The right of set-off:

●	Must not be contingent on a future event; and

●	Must be legally enforceable in all of the following circumstances:

(i)	the normal course of business;

(ii)	the event of default; and

(iii)	the event of insolvency or bankruptcy of the entity and all of the counterparties

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

The Group did not offset any financial assets and liabilities as at December 31, 2021 and 2020.

3.9.	Cash and cash equivalents

Cash comprises cash at banks and in hand and short-term deposits with an original maturity of three months or less and are included as a component of cash and cash equivalents for the purpose of the consolidated statement of financial position and consolidated statement of cash flows.

3.10.	Employee benefits

Wages and salaries paid to employees are recognized as expenses in the current year. The Group also accrues expenses for future vacation payments and short-term employee bonuses. The Group and its employees also contribute to the Government Social Insurance Fund based on employees’ salaries.

Share based payment expenses relating to our employees are included in the same categories in the consolidated statement of profit or loss and other comprehensive income where the wages and salaries of corresponding employees are included. Share based payment expenses relating to key employees of the Group’s service providers are included in the same categories where the respective services are included.

3.11.	Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Group expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

If the effect of discounting is material, provisions are determined by discounting the expected value of future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as an interest expense.

3.12.	Special contribution for defense of the Republic of Cyprus

Cyprus entities that do not distribute 70% of their profits after tax, as defined by the relevant tax law, within two years after the end of the relevant tax year, are deemed to have distributed as dividends 70% of these profits. A special contribution for the defense fund of the Republic of Cyprus is levied at the 17% rate for 2019 and thereafter will be payable on such deemed dividends distribution. Profits that are attributable to shareholders who are not tax residents of Cyprus and own shares in the Company either directly and/or indirectly at the end of two years from the end of the tax year to which the profits relate, are exempted. The amount of deemed distribution is reduced by any actual dividends paid out of the profits of the relevant year at any time. This special contribution for defense is payable by the Company for the account of the shareholders.

3.13.	Income taxes

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

Current income tax relating to items recognized in other comprehensive income is recognized in other comprehensive income.

Deferred income tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

3.14.	Revenue from contracts with customers

We derive substantially all of our revenue from the sale of virtual items and advertising services associated with our online games in accordance with IFRS 15.

Revenue from contracts with customers is recognized when control of the goods or services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. The Group has generally concluded that it is the principal in its revenue arrangements because it typically controls the goods and services before transferring them to the customer. Revenues and related expenses from services are recognized in the period when services are rendered, regardless of when payment is made. Contract price is allocated separately to each performance obligation based on observable stand-alone prices. There are generally no variable amounts affecting consideration at the moment such consideration is recognized as the majority of our revenue is derived from the sale of virtual items. Consideration from customers does not have any non-cash component.

Online Games. We operate our games as live services that allow players to play for free. Our identified performance obligation is to display the virtual items within the game over the estimated playing period of the paying player or until it is consumed in game play based upon the nature of the virtual item. Revenue is recognized either at a point in time or over time depending on the nature of virtual item displayed. Payment is required at time of purchase and the purchase price is a fixed amount.

Players can purchase our virtual items through various widely accepted payment methods offered in the games, including Apple iTunes accounts, Google Play accounts and Facebook local currency payments. Payments from players for virtual items are non-refundable and relate to non- cancellable contracts that specify our obligations. Such payments are initially recorded as deferred revenue.

The transaction price which we collect from our consumers is equal to the gross amount we request to be charged to our player because we are the principal in the transaction. The related platform and payment processing fees are recorded as expense in the same period when the relevant revenue is recognized while the amount of the platform and payment processing fees, which relate to the deferred revenue, is recognized as deferred platform commission fees. Revenue is recognized net of taxes, such as VAT and sales tax. Taxes are normally withheld by platforms in accordance with local laws in relevant jurisdictions, and where the platform does not serve as a tax agent the Group uses estimates to net off related tax amounts.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

Advertising. We have contractual relationships to display advertisements in our games. For all advertising arrangements, we are the principal and our performance obligation is to provide the inventory for advertisements to be displayed in our games.

The pricing and terms for all our advertising arrangements are governed by either a master contract or insertion order and generally stipulate payment terms as a specific number of days subsequent to the end of the month. The transaction price in advertising arrangements is generally the product of the number of advertising units delivered (e.g., impressions, offers completed, videos viewed, etc.) and the contractually agreed upon price per advertising unit.

For in-game display advertisements, in-game offers, engagement advertisements and other advertisements, our performance obligation is satisfied over the life of contract (i.e., over time), with revenue being accounted for using practical expedient and recognized monthly using end- of-the month recognition approach.

Taxes Collected from Customers. As stated above we present our revenue net of taxes collected from customers and remitted to governmental authorities in our consolidated statement of profit or loss and other comprehensive income.

3.15.	Recognition of interest income and interest expense

For all financial instruments measured at amortized cost, interest bearing financial assets classified as available for sale and financial instruments designated at fair value through profit or loss, interest income or expense is recorded using the EIR method. The EIR (and therefore, the amortized cost of the asset) is calculated by taking into account any discount or premium on acquisition, fees and costs that are an integral part of the EIR of the financial instrument.

Interest expense derived from borrowings attracted from various third parties including banks as part of financing arrangements is classified as interest expense. Cash disbursements of interest are included into interest paid in the consolidated statement of cash flows.

3.16.	Share-based payments

Employees of the Group receive remuneration in the form of share-based payments, whereby they render services as consideration for equity instruments (equity-settled transactions) and relevant cash consideration (cash-settled transactions).

The cost of equity-settled transactions is recognized, together with a corresponding increase in other reserves in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The consolidated statement of profit or loss and other comprehensive income expense or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and is recognized in the relevant cost and expense categories.

The cost of cash-settled transactions is recognized at fair value at the grant date using a relevant evaluation model (for details see Note 29). The fair value is expensed over the period until the vesting date with recognition of a corresponding liability. The liability is remeasured to fair value at each reporting date up to, and including the settlement date.

When the terms of an equity-settled award are modified, the minimum expense recognized is the expense that would have been incurred had the terms not been modified, if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee as measured at the date of modification.

When an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in previous paragraph.

For the share-based payments transactions in which the employee has a choice of settlement the amount of the cash alternative may be fixed or variable and, if variable, may be determinable in a manner that is related, or unrelated, to the price of the entity’s shares.

All of the components of share-based payments with a choice of settlement are treated as compound financial instrument, that includes both a liability and an equity component.

For each component the fair value of cash consideration is estimated first, and the fair value of equity component is estimated consequently. The fair value of cash consideration is estimated as nominal value of related cash payments at assumed vesting date.

3.17.	Share listing expense

In accordance with IFRS 2, the difference in the fair value of the consideration for the acquisition of an exchange listed SPAC entity that does not meet the definition of a business under IFRS 3 and the fair value of its identifiable net assets will represent a service for listing of the Company and be accounted for as a share-based payment expense.

The consideration for the acquisition of SPAC is determined using the fair values of the Company´s ordinary shares and public and private warrants as at the date of the transaction. It is recognized as Share listing expense presented as part of the financial result from operations within the consolidated statement of profit or loss and other comprehensive income.

The consolidated financial statements reflect the substance of the transaction, which is that Nexters Inc. is the continuing entity. Nexters Global is deemed to have issued shares in exchange for the cash held by SPAC, together with the listing status of SPAC. However, the listing status does not qualify for recognition as an intangible asset, and therefore needs to be expensed in profit or loss.

4.	Accounting judgments, estimates and assumptions

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the reporting dates and the reported amounts of revenues and expenses during the reporting periods. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

Key areas of estimation uncertainty and critical judgments

Key judgements and estimates reflected in the Group’s financial statements include:

●	Categorization of in-game purchases between durable and consumable and determination of their periods of usage;

●	Estimation of the average playing period of the paying users and estimation of the remaining lifespan of the games;

●	Measurement of cost associated with share-based payments;

●	Uncertain positions over taxes;

●	Measurement of share warrant obligation.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

In the process of applying the Group’s accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognized in the consolidated financial statements. Actual results could materially differ from those estimates.

Revenue recognition

The approach to in-game purchases, consumable and durable items

The satisfaction of our performance obligation is dependent on the nature of the virtual item purchased and as a result, we categorize our virtual items as either consumable or durable.

●	Consumable virtual items represent items that can be consumed by a specific player action. They can, for example, instantly refill certain stats like mana or health points or be used to skip cooldowns. Common characteristics of consumable virtual items are that they are no longer displayed on the player’s game board after a short period of time (usually within few days since the date of purchase), do not provide the player any continuing benefit following consumption (they cannot be used to improve the character), and often enable a player to perform an in-game action immediately. For the sale of consumable virtual items, we recognize revenue at a point in time.

●	Durable virtual items represent items that enhance player’s character or game inventory set over a certain period of time (e.g. that increase player hero’s power in Hero Wars game or enhance an island’s buildings in our Island Experiment game). These items are accessible to the player over an extended period of time or can be exchanged or used for obtaining different items or levels in the games, which in turn are associated with the players character for an extended period of time (e.g. “stars” influencing the specific hero power in the game). Considering the complexity of the gameplay, great variety of in-game items and different behavioral patterns of players on different levels of character development, it is impracticable to estimate the useful life of in-game items. Therefore, we recognize the revenue from the sale of durable virtual items rateably over the average playing period of players for the applicable game (player’s lifespan), which represents our best estimate of the average life of the durable virtual item. We use this approach for substantially all of our revenue.

To separately account for consumable and durable virtual items, the Company specifically identifies each purchase for the majority of virtual items purchased on the third-party platforms. For the remaining population, the Company estimates the amount of consumable and durable virtual items based on data from specifically identified purchases and the expected behavior of the users.

Estimate of players lifespan

Since January 1, 2020 we determine the estimated weighted average playing period of payers by game on a quarterly basis (on an annual basis in 2019), beginning at the time of a payer’s first purchase in the respective game and ending on a date when that paying player is deemed to be no longer playing. To determine when paying players are no longer playing a given game, we analyse the entire population of payers who made in- game payments in the relevant periods and determine whether each payer is an active or inactive player as at the date of our analysis. To determine which payers are inactive, we analyse the dates that each payer last logged into that game. We determine a player to be inactive once they have reached a period of inactivity for which it is probable that they will not return to a specific game. We use judgment to set a minimum period of inactivity to distinguish between active users and those that are deemed inactive at the date of evaluation which is currently determined as 30 days after last login date for the majority of platforms/games. Based on the actual expired lifespans and projection for active players, we then project an average expected lifespan term of the population.

We use a statistical estimation model to arrive at the average playing period of the paying users for each platform. As at December 31, 2021, 2020 and 2019 player lifespan for Hero Wars averages 25, 23 and 17 months respectively.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

The estimated player lifespan in our other games as at December 31, 2021, 2020 and 2019 averages 25 months, 34 months and 27 respectively.

Had there been no change in the estimated players lifespans as at December 31, 2021 as compared to December 31, 2020, the revenue for the year ended December 31, 2021 would have been higher by an amount of 32,330 and the profit before tax for the year ended December 31, 2021 (also taking into consideration the effects of estimated players lifespans on platform commissions) would have been higher by an amount of 23,702.

In our core game Hero Wars a significant portion of our revenues is produced by a relatively low percentage of our users, which pay substantially higher dollar amounts for in-game virtual items as compared to the average payment per user and tend to have substantially longer playing periods as compared with average playing periods for the entire population. Moreover, the average playing periods differ substantially among different platforms, through which we distribute our games. To account for these aspects, we estimate the average playing periods separately for each platform as soon as we have the indicators that the average playing periods for a particular platform may differ from the average periods for other platforms and adjust the average playing periods by assigning greater weight to higher spending payers versus average payers in the population. We use regression analysis and the Kaplan-Meyer survival model to arrive at the average playing period of the paying users for each platform.

Key factors of estimation uncertainty

We expect that in future periods, there may be changes in the mix of consumable and durable virtual items offered and sold, reduced virtual item sales in certain existing games, changes in estimates of the average playing period of payers and/or changes in our ability to make such estimates. When such changes occur, and in particular if more of our revenue in any period is derived from durable virtual items or the estimated average playing period of payers increases on average, the amount of revenue that we recognize in a current or future period may be reduced, perhaps significantly. Conversely, if the estimated average playing period of payers decreases on average, the amount of revenue that we recognize in a current or future period may be accelerated, perhaps significantly, and we would disclose the effects of such changes in our consolidated financial statements.

The length of the lifespan depends on the players’ behaviours which vary across different game titles and across different platforms, where lifespans for social type platforms tend to be longer than for mobile platforms. The length of the lifespans may also depend on the maturity of the game title and our ability to allocate necessary financial and intellectual resources to implement relevant strategies for player attraction and retention.

When a new game is launched and only a limited period of payer data is available for our analysis, then we need to consider other factors to determine the estimated average playing period of payers, such as the estimated average playing period of payers for our other game titles with similar characteristics and review of externally available information, including industry peers.

Sensitivity to input parameters

Our estimates are sensitive to input parameters, particularly to change in proportion between durable and consumable items and to change in estimated player’s lifespan. Below is the analysis of sensitivity to these parameters:

●	While other parameters remain constant, an increase of the share of durable items in total payments by 10% would decrease reported revenues for 2021 and respectively increase deferred revenue balance as at December 31, 2021 by 32,253.
●	While other parameters remain constant, a decrease of the share of durable items in total payments by 10% would increase reported revenues for 2021 and respectively decrease deferred revenue balance as at December 31, 2021 by 32,279.
●	While other parameters remain constant, an increase/decrease of the share of consumable items in total payments by 10% would increase/decrease reported revenues for 2021 and respectively decrease/increase deferred revenue balance as at December 31, 2021 by 7,872.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

●	While other parameters remain constant, an increase in the estimated lifespans applied in 2021 by 10% would decrease reported revenues for 2021 and respectively increase deferred revenue balance as at December 31, 2021 by 28,982.
●	While other parameters remain constant, a decrease in the estimated lifespans applied in 2021 by 10% would increase reported revenues for 2021 and respectively decrease deferred revenue balance as at December 31, 2021 by 32,268.

Platform Commissions

Platforms retain platform commissions and fees on each purchase made by the paying players through the platform. As revenues from sales of virtual items to paying players through the platform are deferred, the related platform commissions and fees are also deferred on the consolidated statement of financial position. The deferred platform commissions are recognized in the consolidated statement of profit or loss and other comprehensive income in the period in which the related sales of virtual items are recognized as revenue.

Measurement of cost associated with share-based payments

Share-based payments included expenses incurred under share options granted in 2021 and earlier. See also Note 29 below for more details.

Management estimates the fair value of certain share options at the date of grant using the Black-Scholes-Merton pricing model. The fair value of complex share options granted in 2019 was calculated as fair value of 100% share capital of Company (Equity Value – “EV”) at grant date adjusted for the discount for lack of marketability (DLOM) and multiplied by the respective share of ownership of the respective tranche. The EV was estimated based on comparable companies’ EV/OCI multiples. Monte-Carlo Simulation method was used to estimate the probability of meeting the non-market performance conditions, which was used for determination of the number of instruments expected to vest.

The amount of expense is sensitive to the number of awards, which are expected to vest, taking into account estimated forfeitures. Below is the discussion of each of these estimates:

Assumptions used in Black-Scholes-Merton model

Expected life

The Company does not have sufficiently long history to determine the time the option holders will hold the options. Therefore, for the options granted in 2019 and earlier the Company used the expected term as the contractual term of each option tranche for stock option plan. For the options granted in 2020 the Company determined the expected term based on the expected dates of certain events, which influence the vesting of the options. For the options granted in 2021 the Company determined the expected term based on the average of vesting and expiration dates.

Expected volatility

Since the Company’s shares have a short trading history, there is no extensive data on the Company’s share price volatility. The volatility for options valuation was defined based on the historical volatility of comparable public companies in a similar industry over a period, which approximates the expected life of option tranches.

Risk-free interest rates

Risk-free interest rates are based on the implied yield currently available in the US treasury bonds with a remaining term approximating the expected life of the option award being valued.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

Expected dividend yield

The Group set a dividend yield based on historical payout and management’s best expectation for dividends distribution.

Fair value of the underlying shares

The fair value of the underlying shares before the Transaction was estimated on the basis of valuations of its peer group companies at the date or intended share price for the transaction described in Note 29, which approximates the date of grant, adjusted for the lack of marketability of the Company’s shares if required. The peer group companies were determined based on several factors including, but not limited to industry (primarily gaming companies), similar size and availability of the financial information.

The fair value of the Company’s underlying shares after the Transaction is determined based on its market price at the grant date.

Estimated forfeitures

Management used a forfeiture rate of zero as there is no history of attrition among key personnel and management at the dates of share option grants. Subsequently, if the actual forfeiture rate is higher, the actual amount of related expense will become lower.

Assumptions used in Monte-Carlo simulation

Vesting of the complex options granted in 2019 was tied to reaching certain net income targets. Estimated future net income is determined using an expected equity value and Price/Earnings multiple based on peer historical data. Expected equity value is modelled using Monte-Carlo simulation based on the assumptions of price change in line with Geometric Brownian Motion (GBM). The model runs simulations to define the equity value for the given contractual term, based on input parameters (see below). Based on simulation results target net income is defined through a proxy indicator (net income to equity value based on peer historical data). The expected payout is calculated based on results of future net income estimation and performance condition for each simulation separately. The proportionate share of all dividends distributed during the option’s exercise period are included in the total payout calculation. The amount of simulations performed were 10,000.

The assumptions used to setup the model are as follows:

●	The relation of net income to equity value is defined through proxy net income indicator;

●	Dividends accrued and paid are continuous;

●	Risk-free return rate is continuous;

●	Equity value is modelled through GBM and risk-neutral valuation.

Dividend protection feature

The dividend protection feature included into certain option agreements is accrued if it considered likely to be effected based on the management’s best estimate as of the reporting date.

Accounting treatment of share-based payments where the Group has a choice to settle in cash or equity

The Group determines the accounting treatment of the options based on whether the Group has a present obligation to settle in cash or equity.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

Modifications may sometimes alter its manner of settlement; as a result, a share-based payment that was classified as equity settled at grant-date may be modified to become cash-settled, or vice versa. IFRS 2 contains guidance on accounting for modifications that result in a change from cash-settled to equity-settled but no explicit guidance on the accounting for modifications that result in a change from equity-settled to cash- settled. The modification-date fair value of the original share-based payment may increase, decrease or remain equal compared with its grant-date fair value. In addition, the terms of the modified share-based payment may grant incremental fair value to its recipient.

Change from cash-settled to equity-settled arising from modification

A change from cash-settled to equity-settled arising from a modification would occur if, for example, a new equity-settled share-based payment arrangement is identified as a replacement of a cash-settled share-based payment arrangement. At the modification date the Group:

–	derecognises the liability for the cash-settled share-based payment;

– measures the equity-settled share-based payment at its fair value as at the modification date and recognises in equity that fair value to the extent that the services have been rendered up to that date; and

–	immediately recognises in profit or loss the difference between the carrying amount of the liability and the amount recognised in equity.

Determination of the indirect and withholding taxes

The Group disclosed possible and accrued probable risks in respect on uncertain tax positions. Management estimates the amount of risk based on its interpretation of the relevant legislation, in accordance with the current industry practice and in conformity with its estimation of probability, which require considerable judgment.

For the purpose of accounting treatment of withholding taxes, management performs analysis to determine if a levy is in scope of IAS 12. Because taxable profit is determined in accordance with rules established by tax authorities, it is not necessarily the same as accounting profit.

Measurement of share warrant obligation

Upon completion of the Transaction on August 26, 2021, each outstanding warrant to purchase Kismet’s ordinary shares was converted into a warrant to acquire one ordinary share of the Company, at a price of US$ 11.50 per share. A total of 20,250,000 Kismet warrants were converted into 20,250,000 warrants of the Company, 13,500,000 of which are public and 6,750,000 of which are private.

The Company accounts for the warrants in its financial statements as liability in accordance with IAS 32 - Financial Instruments: Presentation and IFRS 9 - Financial Instruments. The warrants are initially recorded at fair value and then revalued at each reporting date until exercised, with any change in fair value to be recognized in the statement of profit or loss and other comprehensive income.

The fair value of Public Warrants, which are traded in active market is measured based on the quoted market prices.

Management exercised judgement in applying Monte-Carlo simulation for the purpose of estimating fair value of Private Warrants disclosed in the Note 24. One of the key inputs significantly impacting the derived fair value is the Company's share price quote on

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

Nasdaq. Based on management’s assessment, the share price quote should be used as an input to the model without any adjustments. For the key assumptions of the model see Note 24.

Sensitivity to input parameters

Our estimates are sensitive to input parameters, particularly to change in volatility. Below is the analysis of sensitivity to this parameter:

●	While other parameters remain constant, an increase of volatility by 10% would increase the fair value of private warrants as at December 31, 2021 by 1,334.

●	While other parameters remain constant, a decrease of volatility by 10% would decrease the fair value of private warrants as at December 31, 2021 by 1,366.

Key assumption of share price in the model is independent market input applied without modifications. Another key assumption of risk-free rate is a static parameter as of date derived from Bloomberg system applied without modifications.

Other areas of estimation uncertainty and judgments

Other judgements and estimates reflected in the Group’s financial statements include, but are not limited to:

●	Recoverability of deferred tax assets;

●	ECL measurement;

●	Software development costs and recognition of internally built software.

In the process of applying the Group’s accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognized in the consolidated financial statements. Actual results could materially differ from those estimates.

Recoverability of deferred tax assets

The utilization of deferred tax assets will depend on whether it is probable to generate sufficient taxable income against which the deductible temporary differences can be utilized. Various factors are used to assess the probability of the future utilization of deferred tax assets, including past operating results, operational plans, expiration of tax losses carried forward, and tax planning strategies.

ECL measurement

The Group records an allowance for ECLs for all receivables and other debt financial assets not held at fair value through profit or loss (“FVPL”). The ECL allowance is based on the credit losses expected to arise over the life of the asset (the lifetime expected credit loss or LTECL) for Trade and other receivables. The LTECL is also used for other financial assets, unless there has been no significant increase in credit risk since origination, in which case, the allowance is based on the 12 months’ expected credit loss (12-month ECL). The 12-month ECL is the portion of LTECL that represent the ECLs that result from default events on a financial instrument that are possible within the 12 months after the reporting date. Both LTECL and 12mECL are calculated on either an individual basis or a collective basis, depending on the nature of the underlying portfolio of financial instruments.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive. The shortfall is then discounted at an approximation to the asset’s original effective interest rate. The mechanics of the ECL calculations are outlined below and the key elements are as follows:

●	PD The Probability of Default is an estimate of the likelihood of default over a given time horizon. A default may only happen at a certain time over the assessed period, if the facility has not been previously derecognized and is still in the portfolio.

●	EAD The Exposure at Default is an estimate of the exposure at a future default date, taking into account expected changes in the exposure after the reporting date, including repayments of principal and interest, whether scheduled by contract or otherwise, expected drawdowns on committed facilities, and accrued interest from missed payments.

●	LGD The Loss Given Default is an estimate of the loss arising in the case where a default occurs at a given time. It is based on the difference between the contractual cash flows due and those that the lender would expect to receive, including from the realization of any collateral. It is usually expressed as a percentage of the EAD.

The Group has established a policy to perform an assessment, at the end of each reporting period, of whether a financial instrument’s credit risk has increased significantly since initial recognition, by considering the change in the risk of default occurring over the remaining life of the financial instrument.

In all cases, the Group considers that there has been a significant increase in credit risk when contractual payments are more than 30 days past due. The Group considers a financial asset in default when contractual payment are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group.

Software development costs

Our development teams, which develop the online games, follow an agile development process, whereas the preliminary project stage remains ongoing until just prior to worldwide launch of the game, at which time final feature selection occurs. As such, the development costs in respect of online games are expensed as incurred in our consolidated statement of profit or loss and other comprehensive income. We did not capitalize any online games development costs during the years ended December 31, 2021, 2020 and 2019.

Development expenditures in respect of the software for the internal use are recognized as an intangible asset when the Group can demonstrate the technical and commercial feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the asset and the ability to measure reliably the expenditure during development. We did not capitalize any software development costs during the years ended December 31, 2021, 2020 and 2019.

Correction of errors

During the first quarter of 2021, the Group identified an error related to the calculation of withholding tax in Brazil and Taiwan. Consequently, as at and for the year ended December 31, 2020, the correction of the errors resulted in an increase in Revenue from sales of virtual goods of 463 (Taiwan withholding tax) and an increase in Corporate income tax expense by 844 (Taiwan and Brazil withholding tax) with the respective increase in Tax liabilities by 289 and the decrease of Trade and other payables by 97 and Trade and other receivables by 189.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

During the third quarter of 2021, the Group identified an error related to the calculation of withholding tax in Japan for the periods ended on December 31, 2020 and earlier. Effective October 1, 2015, business-to-consumer (“B2C”) sales of electronically supplied services (“ESS”) provided to recipients in Japan are subject to Japanese Consumption Tax (“JCT”). Based on the updated estimation the Group’s tax obligation should be determined as 10/110% of Gross Sales of the Group in Japan in the reporting period if Gross Sales for two years before the reporting period exceeded 10,000,000 JPY. As such, sales starting 2021 are subject to taxation as the threshold of 10,000,000 JPY as per JCT was exceeded in the year 2019. However, as at December 31, 2020 it was considered that all the gross bookings in the jurisdiction should be taxed, thus, tax obligation was accrued on those sales.

The Management of the Company retrospectively corrected the liability previously accrued as at December 31, 2020 in the amount of 1,999. Consequently, as at and for the year ended December 31, 2020, the correction of the errors resulted in an increase in Revenue from sales of virtual goods of 913 and a decrease in Platform commission expense by 25 with the respective decrease of Trade and other payables by 1,999, in an increase to Long-term deferred revenue by 235, Deferred revenue by 851 and Long-term deferred platform commission fees by 25.

During the fourth quarter of 2021 management identified an error related to the calculation of complex share-based options for the periods ended on December 31, 2020 and 2019. Management used Monte-Carlo simulation to determine the fair value of the options and incorrectly included the probability of meeting the non-market performance conditions, which contradicts the IFRS 2 Share-based payments. Based on the corrected calculation the Group’s Other reserves increased by 1,976 and 1,819 respectively and the Group’s Game operation cost and General and administrative expenses each increased by 988 and 910 respectively. In addition, as a result of the correction, some tranches became unlikely to vest and so the dividend entitlement feature for the year ended December 31, 2020 was not accrued, which resulted in decrease in Trade and other payables by 289 with the same increase in Accumulated deficit for the above stated comparative period.

5.	Segment reporting

We operate through one operating segment with one business activity: development and publishing of online games for mobile, web and social platforms, including Hero Wars, Island Experiment, Throne Rush and other. The financial information reviewed by our Chief Operating Decision Maker, which is our Chief Executive Officer and Board of Directors, is included within one operating segment for purposes of allocating resources and evaluating financial performance.

We disclose the geographical distribution of our revenue in Note 7. We do not have the ability to track revenue deferral on a by country basis therefore we applied average deferral rate to in-game purchases disaggregated by geography.

6.	Loss per share

Basic loss per share amounts are calculated by dividing loss for the year net of tax attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted loss per share amounts are calculated by dividing the net loss for the year net of tax attributable to ordinary equity holders of the parent adjusted for the effect of any potential share exercise by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

The following reflects the income and share data used in basic and diluted loss per share computations for the years ended December 31, 2021, 2020 and 2019:

	2021	2020 restated	2020, as previously reported	2019, restated	2019, as previously reported
Loss for the period net of tax attributable to ordinary equity holders of the parent for basic earnings	(117,455)	(751)	668	(35,526)	(33,706)
Weighted average number of ordinary shares for basic and diluted earnings per share	183,521,938	176,584,343	176,584,343	176,584,343	176,584,343
Loss per share:
Loss attributable to ordinary equity holders of the parent, US$	(0.64)	(0.00)	0.00	(0.20)	(0.19)

The Company applies guidance on retrospective adjustments in IAS 33 to reflect the impact of the Transaction described in Note 3 on the earnings per share calculation. The number of shares prior to the Transaction was determined as the number of shares of Nexters Global Ltd multiplied by the ratio of the Nexters Inc. shares issued to the Nexters Global Ltd shareholders upon the Transaction to the Nexters Global Ltd shares prior to the Transaction.

The Company does not consider the effect of the warrants sold in the Initial Public Offering and private placement and the options granted under Employee Stock Option plan in the calculation of diluted loss per share, since they do not have a dilutive effect as the market price as at the reporting date was below their exercise price. Deferred exchange shares are not considered by the Company in calculation of the basic and diluted earnings per share, as the instrument is neither vested at the reporting date nor would have been vested if the reporting date was the end of the contingent period.

7.	Revenue

The following table summarizes revenue from contracts with customers for the years ended December 31, 2021, 2020 and 2019:

	2021	2020, restated*	2020, as previously reported	2019
In-game purchases	406,594	245,833	244,457	89,169
Advertising	27,500	15,059	15,059	4,642
Total	434,094	260,892	259,516	93,811

*	For further information, see Note 4 (Accounting judgments, estimates and assumptions — “Correction of errors”).

For more details on revenue recognition principles please see Note 4. The amount of 194,934 recognized as in-game purchases revenue in 2021 (66,096 - for the year ended December 31, 2020, 19,535- for the year ended December 31, 2019) was included in the balance of deferred revenue as at January 1,2021, 2020 and 2019 respectively.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

The following table set forth revenue disaggregated based on geographical location of our payers:

	2021	2020, restated	2020, as previously reported	2019
US	136,570	97,470	96,950	38,066
Europe	93,620	61,494	61,167	22,956
FSU*	57,794	38,978	38,772	19,008
Asia	106,404	42,382	42,158	7,671
Other	39,706	20,568	20,469	6,110
Total	434,094	260,892	259,516	93,811

*       Former Soviet Union countries include Russia, Ukraine, Georgia, Belorussia, Uzbekistan, Armenia, Azerbaijan, Kazakhstan, Kyrgyzstan, Moldova, Turkmenistan, Tajikistan, Latvia, Lithuania and Estonia.

99% of the Group’s total revenues for the year ended December 31, 2021 was generated by Hero Wars game title (98% - for the year ended December 31, 2020, 87% - for the year ended December 31, 2019).

8.	Game operation cost

Game operation cost consists mainly of employee benefits expenses in comparison with prior periods due to the acquisition of Russian companies, which previously provided technical support services to the Company.

The following table summarizes game operation cost for the years ended December 31, 2021, 2020 and 2019:

	2021	2020, restated*	2020, as previously reported	2019, restated*	2019, as previously reported
Technical support services	(4,960)	(16,114)	(15,373)	(15,078)	(14,169)
Employee benefits expenses	(13,985)	(1,276)	(1,029)	(649)	(648)
	(18,945)	(17,390)	(16,402)	(15,727)	(14,817)

*	For further information, see Note 4 (Accounting judgments, estimates and assumptions — “Correction of errors”).

Technical support mainly relates to maintenance and upgrades of the Group's software applications provided by a third party and servers’ support cost.

9.	Selling and marketing expenses

Selling and marketing expenses consist mainly of expenses to attract new users through advertising. The following table summarizes selling and marketing expenses for the years ended December 31, 2021, 2020 and 2019:

	2021	2020	2019
Advertising costs	(266,906)	(164,929)	(81,814)
Employee benefits expenses	(3,261)	(827)	(366)
	(270,167)	(165,756)	(82,180)

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

10.	General and administrative expenses

The following table summarizes general and administrative expenses for the years ended December 31, 2021, 2020 and 2019:

		2020,	2020, as previously	2019,	2019, as previously
	2021	restated*	reported	restated*	reported
Employee benefits expenses	(10,497)	(2,033)	(1,045)	(1,912)	(1,002)
Professional fees	(7,457)	(1,473)	(1,473)	(278)	(278)
Other operating expenses	(5,077)	(183)	(183)	(421)	(421)
	(23,031)	(3,689)	(2,701)	(2,611)	(1,701)

* For further information, see Note 4 (Accounting judgments, estimates and assumptions — “Correction of errors”).

11. Finance income and costs

	2021	2020	2019
Interest income	—	7	12
Foreign exchange gain	—	1,991	411
Change in fair value of share warrant obligations	10,080	—	—
Other income	79	—	—
Finance income – total	10,159	1,998	423
Interest expense	(91)	(45)	(96)
Bank charges	(320)	(175)	(87)
Foreign exchange loss	(2,809)	—	—
Finance costs – total	(3,220)	(220)	(183)
Net finance income	6,939	1,778	240

For further information about the Change in fair value of share warrant obligations, see Note 24. 12. Share listing expense

In accordance with IFRS 2, the difference in the fair value of the consideration for the acquisition of Kismet over the fair value of the identifiable net assets of Kismet represents a service for listing of the Company and is accounted for as a share-based payment expense. The consideration for the acquisition of Kismet was determined using the fair values of the Company´s ordinary shares and public and private warrants as at August 27, 2021. The net assets of Kismet had a fair value upon closing of 111,286. The excess of the fair value of the equity instruments issued over the fair value of the identified net assets contributed in the amount of 125,438, represents a non-recurring non-cash expense. It is recognized as Share listing expense presented as part of the financial result from operations within the consolidated statement of profit or loss and other comprehensive income.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019
(in thousands of US$ unless stated otherwise)

Details of the calculation of the Share listing expense are as follows:

	Number of Shares	Amount
Kismet's existing public shareholders	3,188,758
Sponsor	11,750,000
PIPE investors	5,000,000
Total Nexters Inc Shares issued to Kismet shareholders	19,938,758
Market value per share at August 27, 2021	US$ 10.6684
Fair value of shares issued		212,715
Net assets of Kismet at August 27, 2021		111,286
Effect of accounting for fair value of warrants		(24,009)
Net assets of Kismet at August 27, 2021 including effect of fair value of warrants[1]		87,277
Difference - being IFRS 2 charge for listing services		125,438

1 Includes the effects of i.) US GAAP to IFRS conversion adjustment and ii.) effect of difference in fair values between Kismet warrants and Nexters Inc. warrants

Effect of accounting for fair value of warrants represents the difference in fair values between Kismet warrants as at the date of the Transaction of 8,100 and Nexters Inc. warrants at the same date of 32,109 (see Note 24).

13.	Taxation

The Group recognized income tax expense in the amount of 1,127 comprised of the income tax in Nexters Global Ltd 1,016, Nexters Online LLC and Nexters Studio LLC 56 and 55 respectively (862 in 2020, comprised of the income tax in Nexters Global Ltd of 844 due to the error described in Note 4 and the income tax in Flow Research S.L. in the amount of 18, 7 in 2019).

In accordance with the Cypriot tax rules the companies shall use their financial reporting in accordance with IFRS as tax records with certain insignificant exceptions. As a result, the Group has no material temporary differences between the tax and accounting bases of assets and liabilities and consequently no material deferred tax effect. Under certain conditions interest income of 0 (7 for 2020, 12 for 2019) may be subject to defense contribution at the rate of 30%. In such cases this interest will be exempt from corporation tax. In certain cases, dividends received from abroad may be subject to defense contribution at the rate of 17%.

The applicable tax rate used for reconciliation is 12.5%.

(a)	Cyprus IP box regime

In 2012, the government of Cyprus introduced a regime applicable to Intellectual Property (IP). The provisions of the IP regime allow for an 80% deemed deduction on royalty income and capital gains upon disposal of IP, owned by Cypriot resident companies (net of any direct expenses and amortization provisions over a 5-year period). Companies benefiting from the IP regime may continue to apply its provisions until June 30, 2021, as long as the IP assets either generated income or their development was completed as at June 30, 2016. The effective tax rate on eligible IP income could be as low as 2.5%. In case a loss arises instead of profit, the amount of loss that can be set off is limited to 20%. The respective tax loss can be carried forward and utilized for the period of 5 years. Ending of the IP Box regime on June 30, 2021 does not affect the amounts of current or deferred income taxes recognized at December 31, 2021. However, this change will increase the Group’s future current tax charge accordingly.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

(b)	Reconciliation of effective tax rate

The reconciliation of the effective tax rate to a statutory tax rate is presented in a table below:

	2021	2020	2019
(Loss)/income before income tax	(116,317)	111	(35,519)
Tax calculated at the applicable tax rates	14,545	(15)	4,440
Effect of different tax rates in other countries	82	(9)	(5)
Tax effect of expenses not deductible for tax purposes and non-taxable income	(14,665)	401	906
Tax effect of deductions under special tax regimes	169	(624)	(4,126)
Tax effect of tax losses brought forward	395	230	(1,220)
Tax effect of loss for the year for which no deferred tax asset is recognized	(637)	—	—
Overseas tax in excess of credit claim used during the period	(1,016)	(845)	(2)
Income tax expense	(1,127)	(862)	(7)

(c)	Uncertainty over the income tax treatment and unrecognized deferred tax asset

Starting from January 1, 2019 the Company has changed its tax reporting principles, judgements and estimates in a few areas including, among others, revenue recognition for in-game purchases and software development costs, which resulted in a substantial amount of revenues related to in-game purchases made by Group’s consumers in 2019 being deferred to 2020 and beyond (see Notes 4 and 25 for details). As a consequence, the Company has booked a substantial tax loss in 2019 as opposed to moderate profits recorded in the prior periods and in 2020 and 2021.

These new principles and estimates in respect of the tax records have not yet been assessed or approved by the tax authorities, therefore we have no assurance as to whether they will be accepted by the relevant tax authorities. There also can be no assurance that the accounting treatment of certain transactions under IFRS as accepted by the Company like share-based payments, indirect taxes etc. will not be challenged by the relevant tax authorities. The Company has not recognized any tax expense in respect of these uncertainties as it believes that its tax records are in compliance with the existing laws and regulations and that its accruals for tax liabilities are sufficient and adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience.

Overseas tax in excess of credit claims used during the year represents withholding income tax charges imposed in respect of the Group's bookings in certain jurisdictions where the Group's customers are located.

Tax losses may be carried forward for five years. Group companies may deduct losses against profits arising during the same tax year. As at December 31, 2021 the Group did not recognize a deferred tax asset of 1,273 resulting from the tax losses reported in 2019 and 2021 because of the uncertainties described above (2020: 1, 031, 2019: 1,220). Tax losses for which no deferred tax asset was recognized expire in 2024 and 2026.

14.	Dividends

The following dividends were declared and paid by Nexters Global Ltd prior to the Transaction:

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

	2021	2020	2019
Dividends unpaid as at January 1	2,592	84	—
Dividends declared for year, per share US$ 4,800 (2020: 2,681, 2019: 210)	96,000	53,614	4,206
Dividends paid	(98,562)	(51,683)	(4,122)
Effect of foreign exchange rates	(30)	577	—
Dividends unpaid as at December 31	—	2,592	84

The Cypriot law requires companies established under the laws of Cyprus to pay dividends out of available distributable profits. Profits in the legal sense are construed on principles different from IFRS. Management of Nexters Global Ltd determined the amount of the distributable profits of Nexters Global Ltd as at the dates of dividends declaration in accordance with the applicable law, ensuring the availability of funds for covering all potential and contingent liabilities and taking into account that deferred revenue, appearing on the balance sheet as a liability does not constitute liability in the legal sense but it is in essence a postponement in the recognition of revenue.

15.	Property and equipment

	Computer hardware	Furniture, fixtures and office equipment	Total
Cost
Balance at January 1, 2020	64	51	115
Additions	47	100	147
Balance at December 31, 2020	111	151	262
Depreciation
Balance at January 1, 2020	24	29	53
Depreciation for the year	18	20	38
Balance at December 31, 2020	42	49	91
Carrying amounts
Balance at December 31, 2020	69	102	171

	Computer hardware	Furniture, fixtures and office equipment	Total
Cost
Balance at January 1, 2021	111	151	262
Additions	937	162	1,099
Acquisitions through business combinations	287	259	546
Disposals	(58)	(2)	(60)
Balance at December 31, 2021	1,277	570	1,847

Depreciation
Balance at January 1, 2021	42	49	91
Depreciation for the year	327	105	432
Disposals	(26)	(2)	(28)
Balance at December 31, 2021	343	152	495
Carrying amounts
Balance at December 31, 2021	934	418	1,352

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

16.	Intangible assets

Computer software
Cost
Balance at January 1, 2020	771
Additions	—
Balance at December 31, 2020	771

Amortization
Balance at January 1, 2020	435
Amortization for the year	260
Balance at December 31, 2020	695

Carrying amounts
Balance at December 31, 2020	76

	Computer software	License	Total
Cost
Balance at January 1, 2021	771	—	771
Additions	4	334	338
Acquisitions through business combinations	—	52	52
Balance at December 31, 2021	775	386	1,161

Amortization
Balance at January 1, 2021	695	—	695
Amortization for the year	55	145	200
Balance at December 31, 2021	750	145	895

Carrying amounts
Balance at December 31, 2021	25	241	266

17.	Loans receivable

	2021	2020	2019
Balance at January 1	8	521	272
New loans granted	123	—	338
Repayments of principal	—	(508)	(95)
Interest charged	—	7	12
Interest received	(7)	(19)	—
Foreign exchange (gain) / loss	(1)	7	(6)
Balance at December 31	123	8	521

On October 1, 2018, Nexters Global Ltd entered into a loan agreement with its shareholder Boris Gertsovsky, for the total amount of € 240,000 (US$ 278,000) with an annual interest rate of 2%. In December 2019 € 85,000 (US$ 95,000) were repaid. The loan was fully repaid on April 23, 2020.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

On July 30, 2019, Nexters Global Ltd entered into a loan agreement with its shareholder, Boris Gertsovsky, for the total amount of €300,000 (US$ 327,000). The loan was provided interest-free and was fully repaid on July 24, 2020.

On October 30, 2019, Nexters Global Ltd entered into a loan agreement with its shareholder Boris Gertsovsky, for the total amount of €10,000 (US$ 11,000). The loan was provided interest free with outstanding balance of 8 as at December 31, 2020 and was fully repaid on February 12, 2021.

The loans granted in 2021 are represented by loans to the Group’s employees.

The difference between the nominal amounts of the loans and their fair value was insignificant.

The exposure of the Group to credit risk is reported in Note 28 to the consolidated financial statements.

18.	Lease

	Right-of-use assets	Lease liabilities
Balance at January 1, 2020	71	70
Additions	1,236	1,236
Depreciation	(263)	—
Interest expense	—	26
Payments	—	(367)
Effect of foreign exchange rates	—	146
Balance at December 31, 2020	1,044	1,111
Lease liabilities – current		293
Lease liabilities – non-current		818

	Right-of-use assets	Lease liabilities
Balance at January 1, 2021	1,044	1,111
Additions	1,305	1,305
Acquisitions through business combinations	1,559	1,559
Depreciation	(1,908)	—
Interest expense	—	90
Payments	—	(2,222)
Effect of foreign exchange rates	50	91
Balance at December 31, 2021	2,050	1,934
Lease liabilities – current		831
Lease liabilities – non-current		1,103

The amounts recognized in the consolidated statement of profit or loss and other comprehensive income other than depreciation in relation to leases are presented in the table below:

	2021	2020	2019
Expense relating to short-term and low-value leases	86	9	28
Interest expense on lease liabilities	90	26	1

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

On June 1, 2019 Nexters Global Ltd entered into a new lease agreement for the office spaces with a new owner in Larnaca, Cyprus. On June 1, 2021, the lease was renewed for another two years with an option of renewal after that date subject to the adjustment of the lease payments to the market conditions. As the market conditions at the lease expiration date cannot be reliably estimated as at the reporting date management decided not to account for the lease renewal option while determining the amount of right-of-use assets and lease liabilities.

On March 24, 2020 Nexters Global Ltd entered into a new lease agreement over the office spaces in Limassol, Cyprus with a new owner. The lease runs for 5 years, with an option of obtaining a discount while paying in lumpsum for the whole year. As the Group already makes such payments and received the discount for the first year, management decided to account for this option while determining the amount of right-of- use assets and lease liabilities.

On February 3, 2021 Nexters Global Ltd acquired two Russian game development studios which had several lease agreements for different floors of the office building in Moscow. As these contracts were entered into near the same time with the same counterparty, the contracts are combined as a single contract. The Company determines the commencement date as February 3, 2021, which is considered to be acquisition date.

The Group measures the lease liability at the present value of the remaining lease payments as if the acquired lease were a new lease at the acquisition date. The Group measures the right-of-use asset at the same amount as the lease liability.

On October 4, 2021 Nexters Inc. entered into a new lease agreement over the office spaces in Limassol, Cyprus. The lease runs for 3 years with early termination option. Management decided not to account for this option while determining the amount of right-of-use assets and lease liabilities due to the fact its exercise is not reasonably certain.

On December 1, 2021 Nexters Global Ltd entered into new lease agreements for vehicles. As the terms of the contracts were the same and were entered into the same time with the same counterparty, the contracts are combined as a single contract. The lease runs for 3 years with early termination option. Management decided to account for this option while determining the amount of right-of-use assets and lease liabilities due to the fact its exercise is reasonably certain.

Total cash outflow for leases recognized in the consolidated statement of cash flow is presented below:

	2021	2020	2019
Cash outflow for leases	2,132	367	31
Cash outflow for short-term and low-value leases	9	5	28
Total cash outflow for leases	2,141	372	59

All lease obligations of Cypriot companies are denominated in €. The rate of 3% per annum was used as the incremental borrowing rate. Lease obligations of Russian subsidiaries are denominated in RUB. The rate of 7.5% per annum was used as the incremental borrowing rate.

19.	Trade and other receivables

	December 31, 2021	December 31, 2020, restated*	As previously reported, December 31, 2020
Trade receivables	41,675	30,720	30,909
Deposits and prepayments	2,460	2,045	2,045
Other receivables	952	209	209
Total	45,087	32,974	33,163

*  For further information, see Note 4 (Accounting judgments, estimates and assumptions — “Correction of errors”).

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

The Group does not hold any collateral over the trading receivables balances.

The fair values of trade and other receivables approximate their carrying amounts as presented above.

The exposure of the Group to credit risk and impairment losses in relation to trade and other receivables is reported in Note 28 to the consolidated financial statements.

The amount of ECL in respect of trade and other receivables as at December 31, 2021 is 102 and is not significant as at December 31, 2020.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

20.	Cash and cash equivalents

	2021	2020
Current accounts	142,787	84,538
Bank deposits	15	19
Total	142,802	84,557

Currency	2021	2020
United States Dollars	108,884	72,412
Euro	33,297	11,404
Russian Ruble	621	741
Total	142,802	84,557

Impairment on cash and cash equivalents has been measured on a 12-month expected loss basis and reflects the short maturities of the exposures. The Group considers that its cash and cash equivalents have low credit risk based on the external credit ratings of the counterparties. Therefore, no impairment allowance was recognized as at December 31, 2021 and 2020.

21.	Share capital and reserves

Nature and purpose of reserves

Translation reserve

The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations, see consolidated statement of changes in equity.

Share-based payments

The share-based payments reserve is used to recognize the value of equity-settled share-based payments provided to employees, including key management personnel, as part of their remuneration, see Note 29 for further details of these plans.

Share capital as at December 31, 2020 consisted from the following:

	2020 Number of shares	2020 US$
Ordinary shares of €1 each	—	—
Class A shares of €1 each	18,940	25,246
Class B shares of €1 each	1,060	1,413
	20,000	26,659
Issued and fully paid
Balance at January 1, 2020	20,000	26,659
Balance at December 31, 2020	20,000	26,659

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

The movement in share capital since December 31, 2020 is disclosed in the consolidated statement of changes in equity. Below there is a balance as at December 31, 2021:

	2021 Number of shares	2021 US$
Ordinary shares of $0 each	196,523,101	—
	196,523,101	—
Issued and fully paid
Balance at January 1, 2021	20,000	26,659
Balance at December 31, 2021	196,523,101	—

22.	Trade and other payables

	December 31, 2021	December 31, 2020, restated*	As previously reported, December 31, 2020
Trade payables	16,191	9,793	9,793
Provision for indirect taxes	6,923	1,754	3,850
Dividends payable	—	2,592	2,592
Accrued salaries, bonuses, vacation pay and related taxes	1,924	577	2,050
Accrued professional services	1,100	1,184	—
Other payables	435	1,314	1,314
Total	26,573	17,214	19,599

* For further information, see Note 4 (Accounting judgments, estimates and assumptions — “Correction of errors”).

The exposure of the Group to liquidity risk in relation to financial instruments is reported in Note 28 to the consolidated financial statements, the changes to previously reported amounts are reported in Note 4.

23.	Loans and borrowings

	2021	2020	2019
Balance at January 1	49	4,028	45
Additions	—	—	6,500
Repayments	(49)	(3,980)	(2,418)
Interest paid	—	(17)	(85)
Change from financing cashflows	(49)	(3,997)	3,997
Discount on low-interest loans from shareholders	—	—	(108)
Interest accrued	—	19	95
Foreign exchange loss / (gain)	—	(1)	(1)
Balance at December 31	—	49	4,028

	2021	2020	2019
Loans and borrowings
Short-term loan from shareholder	—	49	3,983
Long-term loan from shareholder	—	—	45
	—	49	4,028

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

On May 17, 2019, Nexters Global Ltd entered into a loan agreement with the key shareholder of the Group IDSB Holding Limited, for the total amount of 5,000. The loan was provided interest free. On December 5, 2019 the Company repaid 1,000 and the residual amount on March 23, 2020.

On April 17, 2019, the Company entered into a loan agreement with PLR Worldwide Sales Limited, a related party of the key shareholder of the Group IDSB Holding Limited, for the total amount of 1,000 and with an annual interest rate of 3%. The loan was fully repaid on May 24, 2019, including the principal of 1,000 and the accrued interest of 3.

On April 1, 2019, the Company entered into a loan agreement with its shareholder and Chief Executive Officer, Andrey Fadeev, for the total amount of 500. The loan was provided interest free, and was fully repaid on April 23, 2019.

On August 1, 2018, Flow Research S. L. entered into a loan agreement with Empathy International S. A., for the total amount of €40,000 (US$ 47 000). The loan was further assigned on October 30, 2018 to Boris Gertsovsky (as transferee). The loan was provided interest free with balance of 49 as at December 31, 2020 and was fully repaid in April 2021.

24.	Share warrant obligations

Upon completion of the Transaction on August 26, 2021, each outstanding warrant to purchase Kismet's ordinary shares was converted into a warrant to acquire one ordinary share of the Company, at a price of US$11.50 per share. A total of 20,250,000 Kismet warrants were converted into 20,250,000 warrants of the Company, 13,500,000 of which are public and 6,750,000 of which are private.

As disclosed in Note 4, the fair value of Public Warrants, which are traded in active market is measured based on the quoted market prices.

	August 27, 2021	December 31, 2021
Warrant price (US$)[2]	0.93	0.77

2 Volume-weighted average price as at August 27, 2021, source: Bloomberg. The fair value of the warrant determined using Monte-Carlo simulation as at December 31, 2021.

The fair value of Private Warrants is determined using Level 3 inputs within the fair value hierarchy and is measured using Monte-Carlo simulation method along with Deferred Exchange Shares because of their potential dilution effect.

Key assumptions of the model:

	August 27, 2021	December 31, 2021
Risk free rate Volatility	forward USD overnight index swap (OIS) rates (curve 42) forward implied volatility rates based on volatilities of publicly traded peers	forward USD overnight index swap (OIS) rates (curve 42) forward implied volatility rates based on volatilities of publicly traded peers
Starting share price	10.67	8.06
Expected warrant life (years)	5.0	4.7

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

The Company has recognized the following warrant obligations:

	Public Warrants	Private Warrants	Total
Balance at August 27, 2021	12,606	19,503	32,109
Fair value adjustment	(2,234)	(7,846)	(10,080)
Balance at December 31, 2021	10,372	11,657	22,029

The change in fair value of share warrant obligation is disclosed as a part of Net finance income in the statement of profit or loss and other comprehensive income.

25.	Deferred revenue and deferred platform commission fees

As at December, 31 2021, deferred revenue is expected to be recognized over a term of calculated average playing period of the paying users (for details see Note 4).

Deferred revenue is associated with the portion of in-game purchases revenue that is recognized over time. The table below summarizes the change in deferred revenue and platform commission fees for the years ended December 31, 2021 and 2020:

	2020, restated*	2020, as previously reported
Liabilities
January 1, 2020	110,179	110,179
Deferred during the year	344,200	343,114
Released to profit or loss	(159,597)	(159,597)
December 31, 2020	294,782	293,696
Current portion	215,562	214,711
Non-current portion	79,220	78,985
Assets
January 1, 2020	37,122	37,122
Deferred during the year	101,902	101,877
Released to profit or loss	(49,437)	(49,437)
December 31, 2020	89,587	89,562

* For further information, see Note 4 (Accounting judgments, estimates and assumptions — “Correction of errors”).

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

2021
Liabilities
January 1,2021	294,782

Deferred during the year	428,511
Released to profit or loss	(300,612)

December 31, 2021	422,681

Current portion	294,607
Non-current portion	128,074

Assets
January 1,2021	89,587

Deferred during the year	114,657
Released to profit or loss	(87,711)

December 31, 2021	116,533

The increase in the amounts of deferred revenue and platform commission as at December 31, 2021 compared to December 31, 2020 is mostly due to increase in the in-game purchases (for details see Note 7) and in the lifespans (for details see Note 4).

26.	Related party transactions

The table presenting the information regarding the shareholdings of Nexters Inc.'s ordinary shares as at December 31, 2021 is disclosed in Note 3.

As at December 31, 2021 the Company’s key shareholders are Andrey Fadeev and Boris Gertsovsky, each owning 20.3%, Dmitrii Bukhman and Igor Bukhman, each owning 18.9% and Ivan Tavrin owning 5.9% of the issued shares.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

The transactions and balances with related parties are as follows:

(i) Directors’ remuneration

The remuneration of Directors and other members of key management was as follows:

	2021	2020	2019
Directors's remuneration	902	338	252
-short-term employee benefits	870	338	252
-share-based payments	32	—	—
Other members of key management’s remuneration	2,834	219	159
-short-term employee benefits	1,395	219	159
-share-based payments	1,439	—	—
	3,736	557	411

(ii) Loans to shareholders

	December 31, 2021	December 31, 2020
Loan to Boris Gertsovsky	—	8
	—	8

(iii) Loans from shareholders

	December 31, 2021	December 31, 2020
Short-term loan from Boris Gertsovsky	—	49
	—	49

27. List of subsidiaries

Set out below is a list of subsidiaries of the Group.

Name	Ownership Interest December 31, 2021%	Ownership Interest December 31, 2020%
Topland Management Ltd	—	100
Flow Research S.L.	100	100
Nexters Studio LLC	100	—
Nexters Online LLC	100	—
NHW Ltd	100	—
Nexters Global Ltd	100	—
Synergame Investments Ltd	100	—
Game Positive LLC	70	—

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

Topland Management Ltd

Topland Management Ltd was incorporated in British Virgin Islands on December 7, 2010. The registered office of the company is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands. The company has been liquidated on February 19, 2021.

Flow Research S.L.

Flow Research S.L. was incorporated in Barcelona, Spain, on November 10, 2017. The registered office of the company is at CL Fontanella 4, Orihuela Alicante, 03189 Spain. The company’s principal activities are creative design of online games.

Nexters Studio LLC

NX Studio LLC was incorporated in Moscow, the Russian Federation on July 7, 2015. The registered office of the company is Zemlyanoy lane, 50A Building 2, 109028, Moscow. The company's principal activities are game development. NX Studio LLC was renamed to Nexters Studio LLC in June of 2021.

Nexters Online LLC

NX Online LLC was incorporated in Moscow, the Russian Federation on January 29, 2020. The registered office of the company is Zemlyanoy lane, 50A Building 2, 109028, Moscow. The company's principal activities are technical support for the online gaming. NX Online LLC was renamed to Nexters Online LLC in June of 2021.

NHW Ltd

NHW Ltd was incorporated in Larnaca, Republic of Cyprus on March 9, 2020. The registered office of the company is Faneromenis, 107, P.C. 6031, Larnaca, Cyprus. The company's principal activities are publication and testing of program applications.

Nexters Global Ltd

Nexters Global Ltd was incorporated in Larnaca, Republic of Cyprus on November 2, 2009. The registered office of the Company is at Faneromenis 107, 6031, Larnaca, Cyprus. The company's principal activities are game development.

Synergame Investments Ltd

Synergame Investment Ltd was incorporated in Limassol, Republic of Cyprus on September 1, 2021. The registered office of the company is Griva Digeni, 55, P.C. 3101, Limassol, Cyprus. The company's principal activity is to provide independent developers with expertise and funds needed to launch their games and build successful international businesses.

Game Positive LLC

Game Positive LLC was incorporated in Moscow, the Russian Federation on September 27, 2021. The registered office of the company is Spartakovskiy lane, 2, Building 1, 105082, Moscow. The company's principal activities are game development.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

28.	Financial instruments - fair values and risk management

A.	Accounting classifications

The following table shows the carrying amounts of financial assets and financial liabilities as at December 31, 2021 and December 31, 2020. For all the Group’s financial assets and financial liabilities their carrying amounts are reasonable approximations of their fair values.

The comparative data for the year ended December 31, 2020 was corrected in these consolidated financial statements as stated in Note 4. Financial assets are as follows:

		December 31,
	December 31,	2020,	As previously reported,
	2021	restated*	December 31, 2020
Financial assets at amortized cost
Trade receivables	41,675	30,720	30,909
Cash and cash equivalents	142,802	84,557	84,557
Loans receivable	123	8	8
Total	184,600	115,285	115,474

*	For further information, see Note 4 (Accounting judgments, estimates and assumptions — “Correction of errors”). Financial liabilities are as follows:

		December 31,
	December 31,	2020,	As previously reported,
	2021	restated*	December 31, 2020
Financial liabilities not measured at fair value
Loans from shareholders	—	49	49
Lease liabilities	1,934	1,111	1,111
Trade and other payables	26,573	17,214	19,599
Total	28,507	18,374	20,759

	December 31, 2021	December 31, 2020
Financial liabilities measured at fair value
Share warrant obligations	22,029	—
Total	22,029	—

*	For further information, see Note 4 (Accounting judgments, estimates and assumptions — “Correction of errors”).

B.	Financial risk management

The Company’s Board of Directors has overall responsibility for the establishment and oversight of the Group’s risk management framework.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

The Group’s risk management policies are established to identify and analyze the risks faced by the Group, to set appropriate risk limits and controls, and monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and in the Group’s activities.

The Group has exposure to the following risk arising from financial instruments:

(i)	Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the reporting date. The Group’s credit risk arises predominantly from trade receivables and is concentrated around key platforms, through which the Group is distributing online games. As at December 31, 2021 and December 31, 2020 the largest debtor of the Group constituted 30% and 28% of the Group’s Trade and other receivables and the 3 largest debtors of the Group constituted 74% and 73% of the Group’s Trade and other receivable respectively.

Credit risk related to trade receivables is considered insignificant, since almost all sales are generated through major companies, with consistently high credit ratings. These distributors pay the Group monthly, based on sales to the end users. Payments are made within 3 months after the sale to the end customer. The distributors take full responsibility for tracking and accounting of end customer sales and send to the Group monthly reports that show amounts to be paid. The Group does not have any material overdue or impaired accounts receivable.

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	December 31,	December 31, 2020,	As previously reported,
	2021	restated*	December 31, 2020
Loans receivables	123	8	8
Trade receivables	41,675	30,720	30,909
Cash and cash equivalents	142,802	84,557	84,557

Expected credit loss assessment for corporate customers as at December 31, 2021 and December 31, 2020

The Group allocates each exposure a credit risk grade based on data that is determined to be predictive of the risk of loss (including but not limited to external ratings, audited financial statements, management accounts, and cash flows projections) and applying experienced credit judgement.

Trade and other receivables

The ECL allowance in respect of Trade and other receivables is determined on the basis of the lifetime expected credit losses (“LTECL”). The Group uses the credit rating for each of the large debtors where available or makes its own judgement as to the credit quality of its debtors based on their most recent financial reporting or the rating assigned to their country of incorporation. After assigning the credit rating to each of the debtors the Group determines the probability of default (“PD”) and loss given default (“LGD”) based on the data published by the internationally recognized rating agencies. The determined amounts of allowances for ECL for each of the debtors are then adjusted for the forecasted macroeconomic factors, which include the forecasted unemployment rate in each of the countries where the debtors are incorporated and forecasted growth rate of the global gaming market from publicly available sources. ECL in respect of Trade and other receivables is insignificant as at December 31, 2021 and December 31, 2020.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

Cash and cash equivalents

The cash and cash equivalents are held with financial institutions, which are rated B- to A based on Fitch's ratings.

Impairment on cash and cash equivalents has been measured on a 12-month expected loss basis and reflects the short maturities of the exposures. The Group considers that its cash and cash equivalents have low credit risk based on the external credit ratings of the counterparties. Therefore, no impairment allowance was recognized as at December 31, 2021 and December 31, 2020.

(ii)	Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s objective when managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions without incurring unacceptable losses or risking damage to the Group’s reputation.

The Group monitors the level of expected cash inflows on trade and other receivables together with expected cash outflows on trade and other payables.

The following are the contractual maturities of financial liabilities at the reporting date. The amounts are gross and undiscounted and include contractual interest payments and exclude the impact of netting agreements.

December 31, 2021	Carrying amounts	Contractual cash flows	3 months or less	Between 3 – 12 months	Between 1 – 5 years
Non-derivative financial liabilities
Lease liabilities	1,934	1,942	313	453	1,176
Trade and other payables	26,573	26,573	26,573	—	—
	28,507	28,515	26,886	453	1,176

December 31, 2020	Carrying amounts as previously reported	Carrying amounts	Contractual cash flows	3 months or less	Between 3 – 12 months	Between 1 – 5 years
Non-derivative financial liabilities
Lease liabilities	1,111	1,111	1,167	32	288	847
Trade and other payables	19,599	17,214	17,214	17,214	—	—
Loans from shareholders	49	49	49	—	49	—
	20,759	18,374	18,430	17,246	337	847

(iii)	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and/or equity prices will affect the Group’s income or the value of its holdings of financial instruments.

The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

a.	Currency risk

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Group’s functional currency. The Group is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Euro and the Russian Ruble. The Group’s management monitors the exchange rate fluctuations on a continuous basis and acts accordingly.

The Group’s exposure to foreign currency risk was as follows:

December 31, 2021	Euro	Russian Ruble
Assets
Loans receivable	123	—
Trade and other receivables	9,493	3,571
Cash and cash equivalents	33,297	621
	42,913	4,192
Liabilities
Lease liabilities	(1,795)	(139)
Trade and other payables	(4,701)	(1,092)
	(6,496)	(1,231)
Net exposure	36,417	2,961

December 31, 2020	Euro	Russian Ruble
Assets
Loans receivable	8	—
Trade and other receivables	9,661	2,649
Cash and cash equivalents	11,404	741
	21,073	3,390
Liabilities
Lease liabilities	(1,111)	—
Trade and other payables	(5,811)	(3)
Loans and borrowings	(49)	—
	(6,971)	(3)
Net exposure	14,102	3,387

Sensitivity analysis

A reasonably possible 10% strengthening or weakening of the United States Dollar against the following currencies at December 31, 2021 and December 31, 2020 would have increased (decreased) equity and profit or loss by the amounts shown below.

This analysis assumes that all other variables, in particular interest rates, remain constant.

	Strengthening of US$	Weakening of US$ by
December 31, 2021	by 10%	10%
Euro	(3,642)	3,642
Russian Ruble	(296)	296
	(3,938)	3,938

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

	Strengthening of US$	Weakening of US$ by
December 31, 2020	by 10%	10%
Euro	(1,410)	1,410
Russian Ruble	(339)	339
	(1,749)	1,749

29. Share-based payments

In 2016 we adopted a Long-Term Incentive Plan (“LTIP”). Under this LTIP key employees of the Group and key employees of the Group’s service provider (“non-employees”) received remuneration in the form of share options (further referred to as “options”), whereby they render services as consideration for equity instruments. Within LTIP several tranches of share options for Nexters Global’s Class A shares and Class B shares were issued as stated below.

In November 2021 the Company approved Employee Stock Option plan (the “ESOP”). Key staff employed by the Group and independent directors receive remuneration in the form of stock options, whereby employees render services as consideration for equity instruments (equity- settled transactions). The Company granted a number of stock options under the ESOP, including:

●	Newly granted stock options (see section Stock options granted in 2021);

● Stock options, which represent modification of the outstanding options under previous LTIP (see section Modification of the complex options).

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

The common condition for both of these stock option types is that they have service condition. The Group believes that all employees granted a share-based compensation will continue to contribute to the Group’s projects and/or be employed by the Group during the respective vesting periods.

Class of shares	Grant Date	No. of options granted		Vesting period	Vesting conditions
Employee stock option plan	November
	2021,
	depending on
	the employee	2,330,000	***	2021 – 2026	Service condition
Class B complex vesting					Service condition,
					performance non-
	01.01.2019	1,300	*	2027	market condition
Modification of Class B complex vesting options					Service condition,
					performance non-
	01.01.2019	4,414,608	***	2022-2026	market condition
Complex conditional upon listing					Service condition,
					performance non-
	18.11.2020	—	**	2021	market condition
Modification of complex conditional upon listing					Service condition,
					performance non-
	18.11.2020	20,000	***	2021	market condition
Total share options granted as at December 31, 2021		6,764,608		—	—

*	Options granted refer to Nexters Global Ltd shares

**	Options are exercised as at the date of these consolidated financial statements, 20,000 are outstanding

***	Options granted refer to Nexters Inc. shares

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

We recorded share-based payments expense in general and administrative expenses, game operation cost and selling and marketing expenses of our consolidated statement of profit or loss and other comprehensive income. The table below summarizes the share-based payments expense within the year ended December 31, 2021, 2020 and 2019:

	2021	2020, restated*	2020, as previously reported	2019, restated*	2019, as previously reported
Class A	—	—	—	20	20
Class B	—	—	—	3,704	3,704
Class B complex vesting	216	2,146	169	2,738	919
Complex conditional upon listing	930	130	130	—	—
Employee stock option plan	2,615	—	—	—	—
Total recorded expenses	3,761	2,276	299	6,462	4,643
therein recognized:
within Game operation cost	234	1,073	85	5,073	4,163
within Selling and marketing expenses	467	—	—	—	—
within General and administrative expenses	3,060	1,203	214	1,389	480

*	For further information, see Note 4 (Accounting judgments, estimates and assumptions — “Correction of errors”).

In relation to the share-based payment expense for the year ended December 31, 2019 we recognized the increase in Other reserves of 6,413 as it corresponds to the equity settled portion of the share options and increase of 59 in liabilities as it corresponds to the dividends protection feature of the share options. The change to comparative numbers is described in Note 4.

In relation to the share-based payment expense for the year ended December 31, 2020 we recognized the increase in Other reserves of 2,159 as it corresponds to the equity settled portion of the share options, the increase of 117 in liabilities as it corresponds to non-share-based cash alternative of the share options and increase of 1,148 in liabilities as it corresponds to the dividends protection feature of the share options. The change to comparative numbers is described in Note 4.

In relation to the share-based payment expense for the year ended December 31, 2021 we recognized the increase in Other reserves of 3,079 as it corresponds to the equity settled portion of the share options and the increase of 682 in liabilities as it corresponds to non-share-based cash alternative of the share options.

The increase in Other reserves disclosed in the consolidated statement of changes in equity also includes share listing expense of 125,438 (see Note 12).

The table below summarizes the number of outstanding share options at the beginning of 2021:

	Employee stock options plan	Class B complex vesting - related to Nexters Global Ltd shares	Class B complex vesting - related to Nexters Inc shares	Complex conditional upon listing - related to Nexters Inc shares
Outstanding at the beginning of the period (units)	—	500	—	100,000
Granted during the period (units)	2,330,000	—	—	0
Modification of options (units)	—	(500)	4,414,608	—
Exercised during the period (units)	—	—	—	(80,000)
Outstanding at the end of the period (units)	2,330,000	—	4,414,608	20,000

*	For further information, see Note 4 (Accounting judgments, estimates and assumptions — “Correction of errors”).

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

Stock options granted in 2021

The stock options have only the service condition.

We have estimated the fair value of granted awards using Black-Scholes-Merton pricing model taking into account the terms and conditions on which the options were granted.

The following table presents fair value per one option and related assumptions used to estimate the fair value at the grant date:

Evaluation date (grant date)	November 16-30, 2021
Vesting period	60-90 months, depending on the employee
Market price, US$	From 7.86 to 8.71
Strike price, US$	0 or 10 depending on the grant
Expected volatility	36.15-37.88%
Dividend yield	0.0%
Risk-free interest rate	1.18-1.27%
Average FV of one option, US$	3.57

The options were accounted for in current year according to the vesting period. The table below summarizes the expenses recognized in relation to the abovementioned options:

	2021	2020	2019
Expenses in relation to yet unfulfilled condition	2,615	—	—
Total recorded expenses	2,615	—	—
Modification of the complex options

Under the LTIP adopted in 2016, the Company granted Class B share options to one employee and one non-employee on January 1, 2019 with a service condition and a performance-based non-market vesting condition (net income thresholds per management accounts). The contractual term of the options was ten years. The fair value of granted awards was calculated as fair value of 100% share capital of Company (Equity Value – “EV”) at the grant date adjusted for the discount for lack of marketability (DLOM) and multiplied by the respective share of ownership of the respective tranche. The EV was estimated based on comparable companies’ EV/OCI multiples. Monte-Carlo Simulation method was used for the probability determination, based on which the judgement about the recognition was made.

The options were accounted for in the current year according to a vesting period and the assessment of achievement of the performance conditions. For the purposes of the valuation each performance condition threshold was treated as a separate option with a separate valuation of the vesting period.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

The following table presents fair value of options and related parameters used to estimate the fair value of our options at the grant date and probability of vesting:

Evaluation date (grant date)	January 1, 2019
Equity value, US$ mln	132
Expected volatility	41.00%
Dividend yield	6.80%
Proxy net income indicator	0.041201
Discount for Lack of Marketability*	8.40%
Total FV for 1,300 complex options	7,856.12

*	— applied to the result of fair value estimation

Strike price for the above mention option at the beginning of 2021 was US$ 0.00

As part of the new ESOP, the Company has modified the complex options. Under the modified program, for a portion of the options the non- market performance condition was eliminated and they include only the service condition. For the remaining options the performance conditions were modified such that only the non-market performance targets were modified. The Company considers the modification to be beneficial to the recipients. The number of share options to vest was trued-up in accordance with management’s assessment of future achievement of non-market performance targets. The remaining grant-date fair value was applied to the revised number of share option and recognized over the modified vesting period.

The table below summarizes the expenses recognized in relation to the above-mentioned options:
	2021	2020	2019
Expenses in relation to the options with only the service condition	99	—	—
Expenses in relation to the options with a fulfilled non-market performance condition	—	2,146	2,466
Expenses in relation to the options with yet unfulfilled performance non-market condition	117	—	272
Total recorded expenses	216	2,146	2,738
Complex conditional upon listing

Under the LTIP share options in the entity surviving the Transaction as described in Note 3 were granted to one employee on November 18, 2020 with a service condition and a series of performance-based non-market vesting conditions related to the listing. The contractual term of the options is 2 years. Since the agreement contains a clause that grants an employee the discretion of receiving cash consideration or options we treat the following agreement as a compound financial instrument that includes both a liability and an equity component.

We estimate the fair value of cash consideration first and estimate the fair value of the equity component consequently. The fair value of cash consideration is estimated as nominal value of related cash payments at assumed vesting date. We estimate the fair value of granted awards using Black-Scholes-Merton pricing model taking into account the terms and conditions on which the options were granted and accounted for in the current year.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

The following table presents fair value per one option and related assumptions used to estimate the fair value of equity component of our options at the grant date:

Evaluation date (grant date)	November 18, 2020	November 18, 2020
Vesting period	12 months	8 months
Market price, US$	9.91	9.91
Strike price, US$	10.00	10.00
Expected volatility	34.8%	34.8%
Dividend yield	0.0%	0.0%
Risk-free interest rate	0.11%	0.11%
Discount for Lack of Marketability	not applicable	not applicable
FV of option, US$	1.34	1.11

The options were accounted for in current year according to the vesting period and the assessment of performance conditions achievement. For the purposes of the valuation each performance condition threshold is treated as three separate sub-options with separate valuation of vesting periods.

The first two sub-options were exercised during 2021. The outstanding sub-option was modified on November 30, 2021, leading to the change in classification of the sub-option to equity-settled. Strike price for the above stated option at the beginning of 2021 was US$ 10.00 before the modification and US$ 0.00 after it.

The modification of the sub-option was accounted for as follows:

– derecognition of the liability in the amount of 200;

–  recognition of the equity-settled share-based payment at its fair value as at the modification date and recognition in equity that fair value to the extent that the services have been rendered in the amount of 144;

–  recognition in profit or loss, general and administrative expenses line, the difference between the carrying amount of the liability and the amount recognised in equity of 56.

The table below summarizes the expenses recognized in relation to the abovementioned options:
	2021	2020	2019
Expenses in relation to yet unfulfilled condition	—	130	—
Expenses in relation to fulfilled condition	930	—	—
Total recorded expenses	930	130	—
30. Commitments and contingencies

Taxation

Though we generally are not responsible for taxes generated on games accessed and operated through third-party platforms, we are responsible for collecting and remitting applicable sales, value added, use or similar taxes for revenue generated on games accessed and operated on our own platforms and/or in countries where the law requires the game publishers to pay such taxes even if games are made available for users through third-party platforms. Furthermore, an increasing number of U.S. states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. This is also the case in respect of the European Union, where

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

value added taxes or digital services taxes may be imposed on companies making digital sales to consumers within the European Union. Additionally, the Supreme Court of the United States recently ruled in South Dakota v. Wayfair, Inc. et al, or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the state of the customer. In response to Wayfair, or otherwise, a number of U.S. states have already begun imposing such obligations, and other U.S. states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect and remit taxes on sales in their jurisdictions. In addition, as taxation of IT industries is rapidly developing there is a risk that various tax authorities may interpret certain agreements or tax payment arrangements differently than the Company (including identification of the taxpayer and determination of the tax residency). A successful assertion by one or more U.S. states or other countries or jurisdictions requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently collect some taxes, could result in substantial liabilities, including taxes on past sales, as well as interest and penalties, and could create significant administrative burdens for us or otherwise harm our business.

Despite improvements in the taxation system made by the Russian authorities and development of Russian tax legislation and enforcement practice over the past decade, the Russian tax legislation is still subject to changes and may be subject to varying interpretations or even inconsistent and selective enforcement sometimes.

We believe that these consolidated financial statements reflect our best estimate of tax liabilities and uncertain tax positions, which are appropriately accounted for and(/or) disclosed in these consolidated financial statements.

Insurance

The Group holds no insurance policies in relation to its operations, or in respect of public liability or other insurable risks like risks associated with cybersecurity. There are no significant physical assets to insure. Management has considered the possibility of insurance of various risks but the cost of it outweighs the benefits in management’s view.

Data privacy and security

We collect, process, store, use and share data, some of which contains personal information, including the personal information of our players. Our business is therefore subject to a number of federal, state, local and foreign laws, regulations, regulatory codes and guidelines governing data privacy, data protection and security, including with respect to the collection, storage, use, processing, transmission, sharing and protection of personal information. Such laws, regulations, regulatory codes, and guidelines may be inconsistent across jurisdictions or conflict with other rules.

The scope of data privacy and security regulations worldwide continues to evolve, and we believe that the adoption of increasingly restrictive regulations in this area is likely within the United States and other jurisdictions. Further, the European Union, Cyprus, and United Kingdom have adopted comprehensive data protection and security laws. The European Union’s Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), or the GDPR, which became effective in May 2018, and the U.K. GDPR, each as supplemented by national laws, (collectively, Applicable Data Protection Laws) impose strict requirements on controllers and processors of personal data in the European Economic Area, or EEA, and the United Kingdom, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, and shortened timelines for data breach notifications. Applicable Data Protection Laws create new compliance obligations applicable to our business and some of our players, which could require us to self-determine how to interpret and implement these obligations, change our business practices and expose us to lawsuits (including class action or similar representative lawsuits) by consumers or consumer organizations for alleged breach of data protection laws and the risk of significant reputational damage. Applicable Data Protection Laws increase financial penalties for noncompliance (including possible fines of up to 4% of global annual revenues for the preceding financial year or €20 million, or £17.5 million in the United Kingdom, (whichever is higher) for the most serious violations).

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to players or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims (including class actions), or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us, and otherwise materially and adversely affect our reputation and business.

Cybersecurity

Our information technology may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, employee error or malfeasance or other security breaches. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks. Our systems and the data stored on those systems may also be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems and the data stored on those systems, and the data of our business partners. We do not maintain insurance policies covering losses relating to cybersecurity incidents, which may increase any potential harms that the business may suffer from a cyber-attack. We may be unable to cover all possible claims stemming from security breaches, cyberattacks and other types of unlawful activity, or any resulting disruptions from such events, and we may suffer losses that could have a material adverse effect on our business.

Regulatory environment

In December 2017, Apple updated its terms of service to require publishers of applications that include “loot boxes” to disclose the odds of receiving each type of item within each loot box to customers prior to purchase. Google similarly updated its terms of service in May 2019. Loot boxes are a commonly used monetization technique in free-to-play mobile games in which a player can acquire a virtual loot box, but the player does not know which virtual item(s) he or she will receive (which may be a common, rare or extremely rare item, and may be a duplicate of an item the player already has in his or her inventory) until the loot box is opened.

In addition, there are ongoing academic, political and regulatory discussions in the United States, Europe, Australia and other jurisdictions regarding whether certain game mechanics, such as loot boxes, should be subject to a higher level or different type of regulation than other game genres or mechanics to protect consumers, in particular minors and persons susceptible to addiction, and, if so, what such regulation should include. Additionally, after being restricted in Belgium and the Netherlands, the United Kingdom House of Lords has recently issued a report recommending that loot boxes be regulated within the remit of gambling legislation and regulation.

In some of our games, certain mechanics may be deemed to be loot boxes. New regulations by the international jurisdictions, which may vary significantly across jurisdictions and with which we may be required to comply, could require that these game mechanics be modified or removed from games, increase the costs of operating our games due to disclosure or other regulatory requirements, impact player engagement and monetization, or otherwise harm our business performance. It is difficult to predict how existing or new laws may be applied to these or similar game mechanics. If we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our games, which would harm our business, financial condition, and results of operations. In addition, the increased attention focused upon liability issues because of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred because of this potential liability could harm our business, financial condition or results of operations.

Operating environment of the Group

In February, March and April 2022 number of countries announced a further extension of sanctions earlier imposed in 2014 by US, UK and EU. The Rouble interest rates significantly increased. The combination of the above resulted in reduced access to capital, higher cost of capital and uncertainty regarding future economic growth, which could negatively affect the Group’s future financial position,

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

results of operations and business prospects. Management of the Group believes it is taking appropriate measures to support the sustainability of the Group business in the current circumstances. Currently it is not feasible to assess the amount of the possible impact.

Implications of COVID-19

On March 11, 2020, the World Health Organization declared the Coronavirus COVID-19 outbreak to be a pandemic in recognition of its rapid spread across the globe. Many governments have taken and continue to take stringent steps to help contain and/or delay the spread of the virus, including: requiring self-isolation/ quarantine by those potentially affected, implementing social distancing measures, and controlling or closing borders and “locking-down” cities/regions or even entire countries. These measures slowed down and will likely continue to impact both the Cyprus and world economies. As at the date of issuance of the financial statements, the Company is not aware of any specific event or circumstance related to COVID-19 that would require it to update its estimates or judgments or adjust the carrying value of its assets or liabilities. Our liquidity analysis based on our recent performance and current estimates shows that we have adequate resources to finance our operations for the foreseeable future.

31.     Events after the reporting period

Acquisition of game development studios

On January 25, 2022, the Board approved the acquisition of three game development studios, aiming at accelerating the Company’s product growth strategy and enlarging its player base.

According to these share purchase agreements, the Company would acquire 100%, 48.8% and 49.5% of the issued share capital of Gracevale Limited, MX Capital Limited, and Castcrown Limited, respectively.

More specifically, on January 27, 2022, the Company entered into a share purchase agreement to acquire 100% of the issued share capital of Gracevale Limited, developer and publisher of PixelGun 3D mobile shooter title, for a total consideration of up to 70,000. The deal included a cash consideration of 55,517, a share consideration of 3,963, and a deferred share consideration of 10,520 subject to certain conditions. In parallel with the acquisition of Gracevale Limited, the Company also acquired Lightmap Studio for an amount of 150, which will now take part in the maintenance and support of Pixel Gun 3D. The two transactions were fully executed on January 31, 2022.

Also, on January 27, 2022, the Company entered into a share purchase agreement to acquire 48.8% of the issued share capital of MX Capital Limited from Everix Investments Limited for an initial consideration of 16,586 paid in cash. Further earn-out payments of up to 35,000 may increase the consideration depending on achievement of certain agreed metrics by MX Capital Limited. This further consideration will be payable by cash and newly issued equity of the Company and will be based on a discount to a projected future enterprise valuation of the Company. On the same date, the Company entered into a shareholders’ agreement with the remaining shareholder of MX Capital Limited, which provided for a put and call option deal allowing the Company to obtain control of 100% of the issued share capital of MX Capital Limited in the first half of 2024. The price payable under the put and call options depends on achievement of certain agreed KPIs by MX Capital Limited. Also, depending on the achievement of another set of KPIs by MX Capital Limited, the Company will pay the remaining shareholders an amount not exceeding 100,000 as further consideration for the sale of the option shares. MX Capital Limited stands behind the RJ Games studio, developer of Puzzle Breakers, a new mobile midcore game that is present in both puzzle and RPG genres. The transaction was fully executed on February 4, 2022.

Lastly, on January 27, 2022, the Company entered into a share purchase agreement to acquire approximately 49.5% of the issued share capital of Castcrown Limited for a total consideration of 2,970. Castcrown Limited stands behind Royal Ark, a game studio responsible for two survival RPG titles – Dawn of Zombies and Shelter Wars. On the same date, the Company entered into a shareholders’ agreement with the remaining shareholders of Castcrown Limited, which provided for a put and call option agreement allowing the Company to

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

obtain control of 100% of the issued share capital of Castcrown Limited. The call option may be exercised no later than April 1, 2027. The put option may be exercised from April 1, 2027 to July 1, 2027. The price payable under the put and call options depends on achievement of certain agreed metrics by Castcrown Limited and will be based on a discount to a projected future enterprise valuation of the Company. In consideration for being granted this call option, the Company will pay an option premium to the remaining founders for an amount not exceeding 1,200, as well as additional option premium of 800 depending on the achievement of certain targets. The transaction was fully executed as at March 30, 2022.

As the initial accounting is incomplete at the time these consolidated financial statements are authorised for issue the following disclosures could not be made:

●     a qualitative description of the factors that make up the goodwill recognised, such as expected synergies from combining operations of the acquiree and the acquirer, intangible assets that do not qualify for separate recognition or other factors;

●     the acquisition-date fair value of the total consideration transferred and the acquisition-date fair value of each major class of consideration;

●	details of contingent consideration arrangements and indemnification assets;

●	details of acquired receivables;

●	the amounts recognized as at the acquisition date for each major class of assets acquired and liabilities assumed;

●	details of contingent liabilities recognized;

●	total amount of goodwill that is expected to be deductible for tax purposes;

●	information about the acquiree's revenue and profit or loss.

New Loan Agreement

As part of the share purchase agreement with MX Capital Limited, the Company will provide a loan to this newly acquired entity for a total amount of up to 43,000 plus the amount of debt owed by MX Capital Group to an affiliate of the previous shareholder. The first tranche of the loan for an amount of 8,000 was paid on February 4, 2022 upon completion of the share purchase agreement. On the same date, an additional 1,888 was granted to MX Capital Limited, being the total debt owed to that affiliate. Tranches of 13,000, 16,000 and 6,000 will be available for drawing until July 1, 2022, February 1, 2023 and September 1, 2023, respectively, depending on the satisfaction by MX Capital Limited of certain conditions. The loan bears interest of 7% per annum and is secured by a pledge of shares in MX Capital Limited. All amounts granted should be repayable on April 1, 2027.

Convertible Note Instrument

As part of the share purchase agreement with Castcrown Limited, the Company will purchase from this newly acquired entity up to 16,000 7% unsecured convertible notes due March, 31 2025. The first tranche of the notes amounting to 1,500 was purchased on March 30, 2022 and the second tranche of an amount of 6,000 will be purchased on May 31, 2022. The Company will subscribe to additional notes amounting to 8,500 depending on the achievement by Castcrown Limited of certain performance targets by December 31, 2024. The Company can convert the notes no earlier than December 31, 2024, unless Castcrown Limited has met the performance targets earlier than that.

Nexters Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(in thousands of US$ unless stated otherwise)

Call option on remaining shareholding in LLC Game Positive

On January 25, 2022, the Board approved the purchase of a call option amounting to 1,800 over the remaining 30% participatory interest in LLC Game Positive. The option will become exercisable when LLC Game Positive achieves certain targets and will expire within six months thereafter. The non-controlling shareholders have the right to request that the option price should be satisfied by allotment of ordinary shares of the Company. The call option agreement has not been executed yet.

Operating environment in Russia

In February 2022, certain countries announced new packages of sanctions against the public debt of the Russian Federation and a number of Russian banks and certain legal entities and individuals from Russia. Due to the growing geopolitical tensions, since February 2022, there has been a significant increase in volatility on the securities and currency markets, as well as a significant depreciation of the ruble against the US dollar and the Euro.

The Company regards these events as non-adjusting events after the reporting period, the quantitative effect of which cannot be estimated at the moment with a sufficient degree of confidence. The Group is currently assessing the impact of the restrictions on the financial activity of the Group and will implement all the measures necessary for the cash management and to mitigate risks arising from cash balances in such banks.

Prompted by the newly imposed sanctions, as at February 28, 2022, Nasdaq and the New York Stock Exchange imposed a suspension of trading in securities of a number of companies with operations in Russia, including Nexters Inc., which suspension currently remains in place.

On March 2, 2022, the Russian President announced a list of new measures to support IT business in Russia. The list includes inter alia the following:

●	To establish for accredited IT companies the corporate income tax rate of 0 percent until December 31, 2024;

●       To simplify the procedures for the employment of foreign citizens in accredited IT companies and for obtaining a residence permit by these citizens;

●       To establish tax benefits for accredited IT companies that receive income from advertising, provision of services in their applications and online services or from the sale, installation, testing and maintenance of domestic IT products;

●       To exempt the accredited IT companies from tax control, currency control and other types of state control (supervision) and municipal control for up to three years;

●	To consolidate and promote the purchase of domestic IT solutions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, provided that such person acted honestly and in good faith with a view to the best interests of the indemnifying company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Nexters’ memorandum and articles of association permit indemnification of officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or the commission of a crime.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities:

●	Under the Transactions, we issued 176,584,343 ordinary shares to the former shareholders of Nexters Global as part of the consideration in the Share Acquisition for all of the issued and outstanding share capital of Nexters Global.

●	In connection with the Transactions, we issued 5,000,000 ordinary shares and 1,000,000 public warrants to the Sponsor under the A&R Forward Purchase Agreement for a purchase price of $50 million.

●	In connection with the Transactions, we issued an aggregate of 5,000,000 ordinary shares to the PIPE Investors under the PIPE Subscription Agreements for an aggregate purchase price of $50 million.

The foregoing securities issuances were made in private placements in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

Exhibit No.	Description	Incorporation by Reference

		Form	File Number	Exhibit No.	Filing Date
2.1	Business Combination Agreement, dated as of January 31, 2021, as it may be amended, by and among Kismet, Nexters, the Sponsor, solely in its capacity as Kismet’s representative, the Company, Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders representative, and the shareholders of the Company party thereto.	F-4	333-257103	2.1	June 15, 2021

Exhibit No.	Description	Incorporation by Reference
		Form	File Number	Exhibit No.	Filing Date
2.2	Amendment No. 1 to Business Combination Agreement, dated as of July 17, 2021, by and among Kismet, the Sponsor, solely in its capacity as Kismet’s representative, Nexters, the Company, Fantina Holdings Limited, solely in its capacity as the Company Shareholders representative and the shareholders of the Company party thereto.	F-4/A	333-257103	2.2	July 28, 2021

2.3	Amendment No. 2 to Business Combination Agreement, dated as of August 11, 2021, by and among Kismet, the Sponsor, solely in its capacity as Kismet’s representative, Nexters, the Company, Fantina Holdings Limited, solely in its capacity as the Company Shareholders representative and the shareholders of the Company party thereto. .	20-F	001-40758	4.3	August 27, 2021

3.1	Amended and Restated Memorandum and Articles of Association of the Company.	20-F	001-40758	1.1	August 27, 2021

4.1	Specimen Nexters ordinary share certificate.	F-4	333-257103	4.1	June 15, 2021

4.2	Specimen Nexters warrant.	F-4	333-257103	4.2	June 15, 2021

4.3	Warrant Agreement, dated as of August 5, 2020, between Kismet and the Continental Stock Transfer & Trust Company.	F-4	333-257103	4.3	June 15, 2021

4.4	Assignment, Assumption and Amendment Agreement for Kismet's outstanding warrants.	20-F	001-40758	2.4	August 27, 2021

4.5	Form of the existing Option Agreement.	F-4	333-257103	4.5	June 15, 2021

4.6	Form of the Assignment, Assumption and Amendment Agreement for Kismet’s outstanding option agreements.	F-4	333-257103	4.4	June 15, 2021

5.1	Opinion of Ogier relating to ordinary shares.	F-1	333-259707	5.1	September 22, 2021

5.2	Opinion of Latham & Watkins LLP relating to warrants.	F-1	333-259707	5.2	September 22, 2021

10.1	A&R Forward Purchase Agreement, dated as of January 31, 2021, by and among Kismet Acquisition One Corp, Kismet Sponsor Limited, and Nexters.	F-4	333-257103	10.1	June 15, 2021

10.2†	Registration Rights Agreement, by and among Nexters and the other parties thereto.	20-F	001-40758	4.5	August 27, 2021

10.3†	Lockup Agreement, between Nexters and the other parties thereto.	20-F	001-40758	4.6	August 27, 2021

10.4	Lock-up Agreement, between Nexters and Kismet Sponsor Limited.	20-F	001-40758	4.7	August 27, 2021

Exhibit No.	Description	Incorporation by Reference
		Form	File Number	Exhibit No.	Filing Date
10.5	Form of Subscription Agreement.	F-4/A	333-257103	10.7	July 28, 2021

10.6	Form of Director and Officer Indemnification Agreement.	20-F	001-40758	4.9	August 27, 2021

10.7	2021 Employee Stock Option Plan.	6-K	001-40758	99.1	November 19, 2021

10.8	MX Capital Share Purchase Agreement, dated as of January 27, 2022, between the Company and Everix Investments Limited, a related party of the Company.	6-K	001-40758	99.2	January 27, 2022

14	Code of Business Conduct and Ethics	F-1	333-259707	14	September 22, 2021

21.1	Subsidiaries of Nexters.	20-F	001-40758	8.1	April 29, 2022

23.1*	Consent of JSC “Kept”.

23.2	Consent of Ogier (included in Exhibit 5.1).	F-1	333-259707	23.3	September 22, 2021

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.2).	F-1	333-259707	23.4	September 22, 2021

24.1	Power of Attorney.	F-1	333-259707	24.1	September 22, 2021

(*) Filed herewith

(†) Certain identified confidential information has been redacted from this exhibit because disclosure of that information would constitute a clearly unwarranted invasion of personal privacy.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

●	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

●	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

●	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Limassol, Cyprus on the 12th day of July, 2022.

NEXTERS INC.

By:	/s/ Andrey Fadeev
Name:	Andrey Fadeev
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Andrey Fadeev	Chief Executive Officer and Director	July 12, 2022
Andrey Fadeev	(principal executive officer)

/s/ Alexander Karavaev	Chief Financial Officer	July 12, 2022
Alexander Karavaev	(principal financial officer and
principal accounting officer)

*	Director	July 12, 2022
Boris Gertsovskiy

*	Director	July 12, 2022
Dmitrii Bukhman

*	Director	July 12, 2022
Igor Bukhman

*	Director	July 12, 2022
Ivan Tavrin

*	Director	July 12, 2022
Andrew Sheppard

*By:	/s/ Andrey Fadeev
Andrey Fadeev
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Nexters Inc., has signed this Post-Effective Amendment No. 3 to the Registration Statement on Form F-1 in Newark, Delaware, on the 12th day of July, 2022.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director